As filed with the Securities and Exchange Commission on December 22, 2023.

Registration No. 333-273821

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

Amendment No. 4
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
(Exact name of registrant as specified in its charter)

_____________________

Delaware	6770	86-2962208
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

321 North Clark Street, Suite 2440
Chicago, Illinois 60654
Telephone: (312) 262-5642
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________

Patrick C. Eilers
Chief Executive Officer
321 North Clark Street, Suite 2440
Chicago, IL 60654
Telephone: (312) 262-5642
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies to:

Debbie P. Yee, P.C. Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 Telephone: (713) 836-3600	Lance K. Hancock Kirkland & Ellis LLP 95 South State Street Salt Lake City, UT 84111 Telephone: (801) 877-8100	Ryan J. Maierson John M. Greer Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Telephone: (713) 546-5400

_____________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the Business Combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED DECEMBER 22, 2023

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
321 North Clark Street, Suite 2440
Chicago, Illinois 60654

PROXY STATEMENT FOR THE SPECIAL MEETING OF POWER & DIGITAL INFRASTRUCTURE
ACQUISITION II CORP. (A DELAWARE CORPORATION)
AND
PROSPECTUS FOR 42,190,000 SHARES OF CLASS A COMMON STOCK
OF
POWER& DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
(TO BE RENAMED “MONTANA TECHNOLOGIES CORPORATION” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

The board of directors of Power & Digital Infrastructure Acquisition II Corp. (“we,” “us,” “our,” or “XPDB”) has unanimously approved that certain Agreement and Plan of Merger, dated as of June 5, 2023 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among XPDB, XPDB Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDB (“Merger Sub”), and Montana Technologies LLC, a Delaware limited liability company (“Montana”), pursuant to which, and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Montana (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Montana surviving the Merger as a wholly owned subsidiary of XPDB. As described herein, at the special meeting of stockholders, our stockholders will be asked to consider and vote upon a proposal to approve the Business Combination and adopt the Merger Agreement. Our stockholders will also be asked to consider and vote on other proposals relating to the Business Combination, each of which is more fully described herein.

As part of the Business Combination, Montana Equityholders (as defined herein) will receive aggregate consideration of approximately $421.9 million (the “Purchase Price”), which amount will be adjusted as set forth in the Merger Agreement (the Purchase Price, as so adjusted, the “Merger Consideration”). After giving effect to the conversion of all outstanding Montana Preferred Units (as defined herein) into Montana Class B Common Units (as defined herein), which will occur prior to the effective time of the Merger, the Merger Consideration will be payable (i) in the case of holders of Montana Class B Common Units and Montana Class C Common Units (each as defined herein), in the form of newly issued shares of Class A common stock, par value $0.0001 per share, of the Post-Combination Company (as defined herein) (the “Class A Common Stock”), with a $10.00 value ascribed to each such share and which will entitle the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Montana Class A Common Units (as defined herein), in the form of newly issued shares of Class B common stock, par value $0.0001 per share, of the Post-Combination Company (the “Class B Common Stock”), with a $10.00 value ascribed to each such share and which will entitle the holder thereof to a number of votes per share such that the Montana Equityholders as of immediately prior to the Closing will, immediately following the Closing, collectively own shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, and (iii) in the case of holders of Montana Options and Montana Warrants (each as defined herein), in the form of options and warrants of the Post-Combination Company, respectively, which will have substantially similar terms to the corresponding Montana Options and Montana Warrants, including with respect to vesting and termination-related provisions.

Montana Equityholders (other than holders of Montana Warrants) (the “Eligible Equityholders”) will also have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) in the form of shares of Class A Common Stock, with a $10.00 value ascribed to each share (the “Earnout Shares”), only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the discretion of a majority of the independent members of the board of directors of the Post-Combination Company (the “Post-Combination Company Board”), a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known price or pricing formula that exceeds a level of production capacity that is expected to generate Annualized EBITDA (as defined herein) of more than $150,000,000 (the “Threshold Annualized EBITDA”), which shall be determined by a majority of the independent members of the Post-Combination Company Board in their sole discretion, equal to (i) the ratio of (x) (1) the Annualized EBITDA that is expected from such new production capacity (the “Expected Annualized EBITDA”) less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

The maximum value of the Earnout Shares will be capped at $200 million and the ability to receive Earnout Shares will expire on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving will have sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Montana Equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Montana Options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Montana Option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board.

As of the date of the Merger Agreement, 100.0% of the total outstanding Montana Class A Common Units and 72.7% of the total outstanding Montana Class B Common Units (or an aggregate of approximately 76.6% of the total outstanding Montana Class A Units and Montana Class B Units in the aggregate) were held by unitholders that are expected to continue as directors, officers or employees of the Post-Combination Company. The retention of certain holders of Montana Options who will continue as directors, officers or employees of the Post-Combination Company (whose responsibilities are expected to include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan (as defined herein)) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

The XPDB Class A common stock, units and XPDB public warrants are currently listed on The Nasdaq Capital Market LLC (the “Nasdaq”) under the symbols “XPDB,” “XPDBU” and “XPDBW,” respectively. Upon consummation of the Business Combination, the Post-Combination Company will be renamed “Montana Technologies Corporation” and the Class A Common Stock and public Warrants of the Post-Combination Company are expected to be listed on the Nasdaq under the symbols “AIRJ” and “AIRJW,” respectively. The Post-Combination Company will not have units traded, and the XPDB units will be delisted and deregistered following the Closing.

This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about XPDB and Montana and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 21 for a discussion of the risks you should consider in evaluating the Business Combination and how it will affect you.

If you have any questions regarding this proxy statement/prospectus, you may contact Morrow Sodali LLC, XPDB’s proxy solicitor, toll free at (800) 662-5200.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination, the issuance of shares of the Post-Combination Company common stock in connection with the Business Combination or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , 2023, and is first being mailed to stockholders of XPDB on or about            , 2023.

Power & Digital Infrastructure Acquisition II Corp.
321 North Clark Street, Suite 2440
Chicago, IL 60654

Dear XPDB Stockholder:

On June 5, 2023, Power & Digital Infrastructure Acquisition II Corp., a Delaware corporation (“XPDB”), and XPDB Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDB (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Montana Technologies LLC, a Delaware limited liability company (“Montana”), pursuant to which, and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Montana (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Montana surviving the Merger as a wholly owned subsidiary of XPDB. Consummation of the Business Combination is subject to the adoption of the Merger Agreement and approval of the Business Combination by XPDB’s stockholders.

As part of the Business Combination, Montana Equityholders (as defined in the accompanying proxy statement/prospectus) will receive aggregate consideration of approximately $421.9 million (the “Purchase Price”), which amount will be (i) adjusted down at the closing of the Business Combination (the “Closing”) by the Dilution Factor (as defined in the accompanying proxy statement/prospectus), if positive only, and (ii) adjusted up at Closing by the implied value of any equity interests (or securities convertible, exchangeable or exercisable therefor) issued by Montana in the Capital Raise (as defined in the accompanying proxy statement/prospectus) assuming a $10.00 per share value (the Purchase Price, as so adjusted, the “Merger Consideration”). The “Dilution Factor” is equal to (i) the implied value of the equity interests (or securities convertible, exchangeable or exercisable therefor) issued by Montana in the Capital Raise assuming a $10.00 per share value minus (ii) the amount of the gross cash proceeds actually received by Montana from the Capital Raise. After giving effect to the conversion of all outstanding Montana Preferred Units (as defined in the accompanying proxy statement/prospectus) into Montana Class B Common Units (as defined in the accompanying proxy statement/prospectus), which will occur prior to the effective time of the Merger, the Merger Consideration will be payable (i) in the case of holders of Montana Class B Common Units and Montana Class C Common Units (each as defined in the accompanying proxy statement/prospectus), in the form of newly issued shares of Class A common stock, par value $0.0001 per share, of the Post-Combination Company (as defined in the accompanying proxy statement/prospectus) (the “Class A Common Stock”), with a $10.00 value ascribed to each such share and which will entitle the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Montana Class A Common Units (as defined in the accompanying proxy statement/prospectus), in the form of newly issued shares of Class B common stock, par value $0.0001 per share, of the Post-Combination Company (the “Class B Common Stock”), with a $10.00 value ascribed to each such share and which will entitle the holder thereof to a number of votes per share such that the Montana Equityholders as of immediately prior to the Closing will, immediately following the Closing, collectively own shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, and (iii) in the case of holders of Montana Options and Montana Warrants (each as defined in the accompanying proxy statement/prospectus), in the form of options and warrants of the Post-Combination Company, respectively, having substantially similar terms to the corresponding Montana Options and Montana Warrants, in each case as described in the accompanying proxy statement/prospectus.

Montana Equityholders (other than holders of Montana Warrants) (the “Eligible Equityholders”) will also have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) in the form of shares of Class A Common Stock, with a $10.00 value ascribed to each share (the “Earnout Shares”), only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the discretion of a majority of the independent members of the board of directors of the Post-Combination Company (the “Post-Combination Company Board”), a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known price or pricing formula that exceeds a level of production capacity that is expected to generate Annualized EBITDA (as defined in the accompanying proxy statement/prospectus) of more than $150,000,000 (the “Threshold Annualized EBITDA”), which shall be determined by a majority of the independent members of the Post-Combination Company Board in its sole discretion, equal to (i) the ratio of (x) (1) the Annualized EBITDA that is expected from such new production capacity (the “Expected Annualized EBITDA”) less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

The maximum value of the Earnout Shares will be capped at $200 million and the ability to receive Earnout Shares will expire on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving will have sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Montana Equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Montana Options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Montana Option only if such holder continues to provide services (whether as an employee, direct or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board.

As of the date of the Merger Agreement, 100.0% of the total outstanding Montana Class A Common Units and 72.7% of the total outstanding Montana Class B Common Units (or an aggregate of approximately 76.6% of the total outstanding Montana Class A Units and Montana Class B Units in the aggregate) were held by unitholders that are expected to continue as directors, officers or employees of the Post-Combination Company. The retention of certain holders of Montana Options who will continue as directors, officers or employees of the Post-Combination Company (whose responsibilities are expected to include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan (as defined in the accompanying proxy statement/prospectus)) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

Upon consummation of the Business Combination, certain shares of Class A Common Stock owned by the Sponsor (as defined in the accompanying proxy statement/prospectus) following the conversion of the Founder Shares (as defined in the accompanying proxy statement/prospectus) will be subject to (i) certain lock-up restrictions and (ii) certain time and performance-based vesting provisions, as described in the accompanying proxy statement/prospectus.

Prior to Closing, Montana will use its commercially reasonable efforts to enter into subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors (the “Subscribers”) pursuant to which Montana will agree to issue equity interests (or securities convertible, exchangeable or exercisable therefor) in Montana (the “Capital Raise”), in exchange for an agreed upon purchase price.

Based on the number of Montana Common Units and Montana Preferred Units outstanding and the number of Montana Common Units issuable upon the net exercise of Montana Options and Montana Warrants (each as defined in the accompanying proxy statement/prospectus) as of            , 2023 (the “Record Date”), and assuming that Montana does not issue any equity interests (or securities convertible, exchangeable or exercisable therefor) in the Capital Raise prior to Closing, (i) the estimated number of shares of Class A Common Stock issuable for each Montana Common Unit is approximately            , (ii) the total number of shares of Class A Common Stock expected to be issued to Montana Equityholders in connection with the Closing is approximately            million (approximately            million on a fully diluted basis under certain assumptions described in the accompanying proxy statement/prospectus), and (iii) the total number of shares of Class B Common Stock expected to be issued to certain Montana Equityholders in connection with the Closing is approximately            . Based on the assumption that no shares of XPDB Class A Common Stock are validly redeemed and the other assumptions described in the accompanying proxy statement/prospectus, (i) holders of XPDB Class A Common Stock and XPDB Class B Common Stock (each as defined in the accompanying proxy statement/prospectus) will hold (x) approximately            % and            % of the total outstanding common stock of the Post-Combination Company, respectively, and (y) approximately            % and            % of the voting power of the Post-Combination Company, respectively, (ii) holders of Montana Common Units as of immediately prior to the Closing will hold, in the aggregate, approximately            % of the Class A Common Stock and 100% of the Class B Common Stock immediately following the Closing, representing            % and            % of the total outstanding common stock and voting power of the Post-Combination Company, respectively, and (iii) Montana Equityholders (including holders

of outstanding Montana Options and Montana Warrants) will hold, in the aggregate and on a fully diluted basis, approximately            % of the Class A Common Stock and 100% of the Class B Common Stock. Based on the Assuming Maximum Contractual Redemptions Scenario (as defined in the accompanying proxy statement/prospectus) and the other assumptions described in the accompanying proxy statement/prospectus, (i) holders of XPDB Class A Common Stock and XPDB Class B Common Stock will hold (x) approximately            % and            % of the total outstanding common stock of the Post-Combination Company, respectively, and (y) approximately            % and            % of the voting power of the Post-Combination Company, respectively, (ii) holders of Montana Common Units as of immediately prior to the Closing will hold, in the aggregate, approximately            % of the Class A Common Stock and 100% of the Class B Common Stock immediately following the Closing, representing            % of the voting power of the Post-Combination Company, and (iii) Montana Equityholders (including holders of outstanding Montana Options and Montana Warrants) will hold, in the aggregate and on a fully diluted basis, approximately            % of the Class A Common Stock and 100% of the Class B Common Stock.

XPDB units, XPDB Class A Common Stock and XPDB public warrants are currently publicly traded on The Nasdaq Capital Market LLC (the “Nasdaq”) under the symbols “XPDB,” “XPDBU” and “XPDBW,” respectively. Upon consummation of the Business Combination, the Post-Combination Company will be renamed “Montana Technologies Corporation” and the Class A Common Stock and public Warrants of the Post-Combination Company are expected to be listed on the Nasdaq under the symbols “AIRJ” and “AIRJW”, respectively, upon the Closing. The Post-Combination Company will not have units traded, and the XPDB units will be delisted and deregistered following the Closing.

See the section entitled “The Business Combination” of the accompanying proxy statement/prospectus for further information on the consideration being paid to the Montana Equityholders in the Business Combination.

XPDB will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the proposed Business Combination. XPDB and Montana cannot complete the Business Combination unless XPDB’s stockholders approve the Merger Agreement and the transactions contemplated thereby, including the issuance of Class A Common Stock and Class B Common Stock to be issued as the Merger Consideration and the Earnout Shares. XPDB is sending you the accompanying proxy statement/prospectus to ask you to vote in favor of these and the other matters described in such proxy statement/prospectus.

The Special Meeting will be held at            a.m., Central Time, on            , 2023, in virtual format.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF UNITS OR SHARES OF COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote in person (which would include presence at a virtual meeting) at the meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The XPDB board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that XPDB stockholders vote “FOR” the approval of the Merger Agreement, “FOR” the issuance of Class A Common Stock and Class B Common Stock to be issued as the Merger Consideration and the Earnout Shares and “FOR” the other matters to be considered at the Special Meeting.

The accompanying proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about XPDB and Montana and certain related matters. You are encouraged to read the accompanying proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO XPDB’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL

MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN ANY TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE STOCKHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “XPDB’S SPECIAL MEETING OF STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Morrow Sodali LLC, XPDB’s proxy solicitor, toll free at (800) 662-5200.

Sincerely,

Patrick C. Eilers
Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination, the issuance of shares of Class A Common Stock in connection with the Business Combination or the other transactions described in the accompanying proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated            , 2023 and is first being mailed to stockholders of XPDB on or about            , 2023.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
321 North Clark Street, Suite 2440
Chicago, Illinois 60654

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Power & Digital Infrastructure Acquisition II Corp., a Delaware corporation (“XPDB”), will be held at            a.m. Central Time, on            , 2023, in virtual format (the “Special Meeting”). You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1)    The Business Combination Proposal — To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 5, 2023 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among XPDB, XPDB Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDB (“Merger Sub”), and Montana Technologies LLC, a Delaware limited liability company (“Montana”), and the transactions contemplated thereby, pursuant to which, among other things, Merger Sub will merge with and into Montana, with Montana surviving the Merger as a wholly owned subsidiary of XPDB (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(2)    The Charter Proposal — To consider and vote upon a proposal to adopt the Second Amended and Restated Certificate of Incorporation of the Post-Combination Company (the “Proposed Charter”) in the form attached to the accompanying proxy statement/prospectus as Annex B (the “Charter Proposal”);

(3)    The Governance Proposal — To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with United States Securities and Exchange Commission requirements (the “Governance Proposal”);

(4)    The Director Election Proposal — To consider and vote upon a proposal to elect            directors to serve on the board of directors of the Post-Combination Company (the “Post-Combination Company Board”) until the 2024 annual meeting of stockholders, in the case of Class I directors, the 2025 annual meeting of stockholders, in the case of Class II directors, and the 2026 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified (the “Director Election Proposal”);

(5)    The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of Nasdaq, the issuance of shares of Class A Common Stock and Class B Common Stock to Montana Equityholders pursuant to the Merger Agreement (the “Nasdaq Proposal”).

(6)    The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Incentive Plan (as defined in the accompanying proxy statement/prospectus), in the form attached to the accompanying proxy statement/prospectus as Annex E (the “Incentive Plan Proposal”);

(7)     The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve and adopt the ESPP (as defined in the accompanying proxy statement/prospectus), in the form attached to the accompanying proxy statement/prospectus as Annex F (the “Employee Stock Purchase Plan Proposal”); and

(8)    The Adjournment Proposal — To consider and vote upon a proposal (the “Adjournment Proposal” and, each of the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, a “Proposal” and collectively, the “Proposals”) to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of XPDB Class A Common Stock and XPDB Class B Common Stock (collectively, “XPDB Common Stock”) at the close of business on            , 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

Pursuant to XPDB’s Amended and Restated Certificate of Incorporation (the “Existing Charter”), XPDB will provide holders of XPDB Class A Common Stock included as part of the units sold in the XPDB IPO (as defined in the accompanying proxy statement/prospectus) (such shares, the “Public Shares”) with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account established in connection with the XPDB IPO (the “Trust Account”), as of two business days prior to the consummation of the Business Combination (including interest earned on the funds held in the Trust Account and not previously released to XPDB to pay its taxes). For illustrative purposes, based on funds in the Trust Account of approximately $113 million on September 30, 2023, the estimated per Public Share redemption price would have been approximately $10.37, excluding additional interest earned on the funds held in the Trust Account and not previously released to XPDB to pay taxes. Holders of Public Shares (the “XPDB Public Stockholders”) may elect to redeem their shares even if they vote for the Business Combination Proposal. An XPDB Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of XPDB. Accordingly, all Public Shares in excess of 15% held by an XPDB Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of XPDB. XPDI Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), and XPDB’s directors and officers have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of XPDB Common Stock they may hold (which waiver was provided in connection with the XPDB IPO and without any separate consideration paid in connection with providing such waiver). As of the Record Date, the Initial Stockholders (as defined in the accompanying proxy statement/prospectus) own approximately            % of all outstanding XPDB Common Stock, consisting of the Founder Shares (as defined in the accompanying proxy statement/prospectus). Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor and certain of XPDB’s directors have agreed to vote any shares of XPDB Common Stock owned by them in favor of each of the Proposals presented at the Special Meeting.

After careful consideration, XPDB’s board of directors (the “XPDB Board”) has determined that the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal are in the best interests of XPDB and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, if presented.

The approval of each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of XPDB Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. The approval of the Charter Proposal requires the affirmative vote (in person or by proxy) of (i) the holders of a majority of the shares of XPDB Class B Common Stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of XPDB Common Stock entitled to vote, voting as a single class. The approval of the Director Election Proposal requires the affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of XPDB Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on stockholders of XPDB approving the Governance Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the accompanying proxy statement/prospectus carefully.

All XPDB stockholders are cordially invited to attend the Special Meeting in virtual format. XPDB stockholders may attend, vote and examine the list of XPDB stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/xpdispacii/sm2023 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically. To ensure your representation at the Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, XPDB’s proxy solicitor, toll free at (800) 662-5200.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Theodore J. Brombach
Chairman of the Board of Directors
, 2023

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO XPDB’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES FOR REDEMPTION BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT/WITHDRAWAL AT CUSTODIAN (DWAC) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN ANY TENDERED SHARES WILL NOT BE REDEEMED FOR CASH AND WILL BE RETURNED TO THE APPLICABLE STOCKHOLDER. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “XPDB’S SPECIAL MEETING OF STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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BASIS OF PRESENTATION AND GLOSSARY

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“$12.00 Vesting Time” are to the time when the 690,368 Subject Vesting Shares beneficially owned by the Sponsor vest in full at such time that the volume weighted average price of Class A Common Stock on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $12.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30 consecutive trading day period during the Vesting Period.

“Aggregate Transaction Proceeds” are to an amount equal to the aggregate cash proceeds available for release to XPDB or Montana, as applicable, from (a) the Trust Account (for the avoidance of doubt, after giving effect to any redemptions of shares of XPDB Class A Common Stock by stockholders of XPDB but before release of any other funds, including in satisfaction of XPDB’s and Montana’s expenses in connection with the Business Combination) plus (b) the aggregate proceeds, if any, actually received by Montana from the Capital Raise;

“Aggregate Transaction Proceeds Condition” are to the condition in the Merger Agreement that, at the Closing, the Aggregate Transaction Proceeds shall be equal to or greater than $85 million; provided that, upon receiving proceeds in the Capital Raise equal to or in excess of such amount, such condition shall no longer apply;

“Anchor Investors” are to the certain funds and accounts managed by subsidiaries of BlackRock, Inc.;

“Annualized EBITDA” are to earnings before interest, taxes, depreciation and amortization, as calculated in accordance with the Post-Combination Company’s accounting policies and any applicable securities laws, that the Post-Combination Company is expected to receive during the 12 months immediately following the applicable Commission Date to the extent primarily attributable to the new production capacity of the Post-Combination Company or its subsidiaries, as such forecast is calculated in the sole discretion of a majority of the independent members of the Post-Combination Company Board (which will be deemed final and binding absent manifest error);

“Amended and Restated Bylaws” are to the amended and restated bylaws of XPDB to be adopted in connection with the consummation of the Business Combination, the form of which is attached to this proxy statement/prospectus as Annex C;

“A&R Joint Venture Agreement” are to that certain Amended and Restated Joint Venture Agreement for CAMT, dated as of September 29, 2023, by and among Montana, CAMT and CATL US;

“Barclays” are to Barclays Capital Inc., one of the underwriters in the XPDB IPO;

“BASF” are to Badische Anilin und Sodafabrik.

“BofA” are to BofA Securities, Inc., one of the underwriters in the XPDB IPO;

“Business Combination” are to the Merger and the other transactions contemplated by the Merger Agreement;

“CAMT” are to CAMT Climate Solutions, Ltd., a joint venture between Montana and an affiliate of CATL.

“Capital Raise” are to the issuance by Montana of its equity interests (or securities convertible, exchangeable or exercisable therefor) pursuant to the Subscription Agreements;

“CATL” are to Contemporary Amperex Technology Co., Limited.

“CATL Parties” are to CATL, together with CATL US and CATL USA;

“CATL US” are to CATL US Inc., an affiliate of CATL;

“CATL USA” are to Contemporary Amperex Technology USA Inc. an affiliate of CATL;

“Class A Common Stock” are to the shares of the Post-Combination Company’s Class A common stock, par value $0.0001 per share, after the Business Combination;

“Class B Common Stock” are to the shares of the Post-Combination Company’s Class B common stock, par value $0.0001 per share, after the Business Combination;

“Closing” are to the closing of the Business Combination;

“Code” are to the Internal Revenue Code of 1986, as amended;

“Commission Date” are to the date of full completion and operational viability of new production capacity of the Post-Combination Company or its subsidiaries’ key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts with a known price or pricing formula (i.e., “cost plus” ) or, so long as a majority of the independent members of the Post-Combination Company Board believes a non-binding letter of intent or indication of interest or similar writing is substantially likely to become a binding contract, in the sole discretion of a majority of the independent members of the Post-Combination Company Board, evidenced by such non-binding writing(s);

“Company” or “Montana” are to Montana Technologies LLC;

“DGCL” are to the Delaware General Corporation Law, as it may be amended from time to time;

“Dilution Factor” are to the difference of (i) the implied value of the equity interests (or securities convertible, exchangeable or exercisable therefor) issued by Montana in the Capital Raise assuming a $10.00 share value minus (ii) the amount of the gross cash proceeds actually received by Montana from the Capital Raise;

“Earnout Payment” are to the issuance of Earnout Shares;

“Earnout Shares” are to the equity consideration in the form of additional shares of Class A Common Stock at $10.00 per share that Montana Equityholders (other than holders of Montana Warrants) will receive upon achievement of certain milestones related to production capacity and anticipated Annualized EBITDA of the Post-Combination Company following the Closing, as described herein and in the Merger Agreement;

“Earnout Stock Payment” are to distributions made to holders of Montana Common Units and Montana Options following the Closing (in each case, in accordance with their respective pro rata share), of an additional number of shares of Class A Common Stock equal to an earnout milestone amount divided by $10.00.

“EBITDA” are to earnings before interest, taxes, depreciation and amortization;

“Eligible Equityholders” are to the Montana Equityholders other than holders of Montana Warrants;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Existing Charter” are to the Amended and Restated Certificate of Incorporation of XPDB, as filed with the Delaware Secretary of State on December 9, 2021, and as amended to date;

“Expected Annualized EBITDA” are to the Annualized EBITDA that is expected from new production capacity of Montana’s key components or assemblies solely on demand from bona fide customer commitments evidenced by binding contracts (or in the discretion of the Post-Combination Company Board, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract);

“Extension” are to the extension of the time by which XPDB has to consummate an initial business combination as set forth in the Existing Charter;

“Extension Amendment Proposal” are to the proposal approved at the Extension Special Meeting extending the date by which XPDB must consummate an initial business combination from June 14, 2023 to December 14, 2023, and allowing XPDB, without another stockholder vote, by resolution of the XPDB Board, to elect to further extend such date in one-month increments up to three additional times, until March 14, 2024, unless the closing of an initial business combination shall have occurred prior thereto, or such earlier date as determined by the XPDB Board to be in the best interests of XPDB;

“Extension Special Meeting” are to the special meeting in lieu of annual meeting of stockholders of XPDB held on June 9, 2023;

“Founder Shares” are to the shares of XPDB Class B Common Stock and XPDB Class A Common Stock issued upon the voluntary conversion thereof as provided in the Existing Charter and Class A Common Stock issued upon the automatic conversion thereof at the time of XPDB’s initial business combination as provided herein.

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;

“HVAC” are to heating, ventilation and air conditioning.

“Incentive Plan” are to the Montana Technologies Corporation 2023 Incentive Award Plan;

“Initial Stockholders” are to Sponsor and Paul Dabbar, Paul Gaynor and Scott Widham, each an independent director of XPDB;

“Investment Agreement” are to the Investment Agreement, dated September 29, 2023, by and among Montana, XPDB and the CATL Parties.

“Investment Company Act” are to the Investment Company Act of 1940, as amended;

“IPO Underwriting Agreement” are to the Underwriting Agreement, dated December 9, 2021, between XPDB and Barclays and BofA, as representatives of the underwriters named therein;

“Joint Development Agreement” are to that certain Joint Development Agreement, dated as of September 27, 2022, by and between Montana and BASF for the production of engineered super-porous MOF materials to Montana’s specifications that are applied as a coating to AirJoule contactors to perform the energy and water-harvesting function;

“Joint Inventions” are to any assignable intellectual property jointly generated under the Joint Development Agreement by employees of both parties;

“June Redemptions” are to the redemption of 18,141,822 shares of XPDB Class A Common Stock in connection with the Extension;

“Lock-Up Agreement” are to, as contemplated by the Merger Agreement, each agreement to be entered into at the Closing by XPDB, Sponsor, XPDB’s independent directors and certain Montana Equityholders, the form of which is attached to this proxy statement/prospectus as Annex G;

“Maximum Earnout Milestone Amount” are to the aggregate sum of all earnout milestone amounts, which in no event shall exceed $200,000,000 assuming a $10.00 share value;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of June 5, 2023, among XPDB, XPDB Merger Sub and Montana, a copy of which is attached to this proxy statement/prospectus as Annex A;

“Merger Consideration” are to the aggregate consideration of $421.9 million that the Montana Equityholders will receive as adjusted at Closing by subtracting the Dilution Factor (if positive only) and adding the implied value of any equity interests (or securities convertible, exchangeable or exercisable therefor) issued by Montana in the Capital Raise assuming a $10.00 share value;

“Merger Sub” are to XPDB Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of XPDB;

“Montana Class A Common Units” are to the units designated in Montana’s organizational documents as “Class A Common Units”;

“Montana Class B Common Units” are to the units designated in Montana’s organizational documents as “Class B Common Units”;

“Montana Class C Common Units” are to the units designated in Montana’s organizational documents as “Class C Common Units”;

“Montana Common Units” are to the Montana Class A Common Units, the Montana Class B Common Units and the Montana Class C Common Units, collectively;

“Montana Equityholders” are to holders of Montana Common Units, holders of Montana Preferred Units, holders of Montana Options and holders of Montana Warrants;

“Montana Options” are to an option to purchase Montana Common Units granted by Montana under Montana’s operating agreement or otherwise that is outstanding immediately prior to the Closing;

“Montana Preferred Units” are to the Montana Series A Preferred Units and the Montana Series B Preferred Units, collectively;

“Montana Series A Preferred Units” are to the units designated in Montana’s organizational documents as “Series A Preferred Units”;

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“Montana Series B Preferred Units” are to the units designated in Montana’s organizational documents as “Series B Preferred Units”;

“Montana Warrants” are to all warrants to purchase Montana Common Units;

“Post-Combination Company” are to XPDB following the consummation of the Business Combination;

“Post-Combination Company Board” are to the board of directors of the Post-Combination Company following the consummation of the Business Combination;

“Private Placement” are to XPDB’s sale of Private Placement Warrants to the Sponsor and Anchor Investors concurrently with the XPDB IPO;

“Private Placement Warrants” are to the warrants issued by XPDB to the Sponsor and the Anchor Investors in the Private Placement;

“Proposed Charter” are to the Second Amended and Restated Certificate of Incorporation of XPDB, a form of which is included as Annex B to this proxy statement/prospectus and which will be filed with the Delaware Secretary of State following approval according to this proxy statement/prospectus;

“Public Shares” are to shares of XPDB Class A Common Stock sold as part of the units in the XPDB IPO (whether they were purchased in the XPDB IPO or thereafter in the open market);

“Record Date” are to            , 2023;

“Redemption Limitation Amendment Proposal” are to the proposal approved at the Extension Special Meeting to amend XPDB’s amended and restated certificate of incorporation to remove the limitation that XPDB may not redeem Public Shares to the extent that such redemption would result in XPDB having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, as amended) of less than $5,000,001;

“SEC” are to the U.S. Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“SPAC Rule Proposals” are to the proposals issued by the SEC on March 30, 2022 relating, among other things, to circumstances in which SPACs could potentially be subject to the Investment Company Act and the regulations thereunder;

“Special Meeting” are to a special meeting of stockholders held by XPDB to consider matters related to the proposed Business Combination;

“Sponsor” are to XPDI Sponsor II LLC, a Delaware limited liability company;

“Sponsor Support Agreement” are to the Sponsor Support Agreement entered into among the Sponsor, XPDB, Montana and other holders of XPDB Class B Common Stock, a copy of which is attached to this proxy statement/prospectus as Annex D;

“Subject Shares” are to the 7,097,500 shares of Class A Common Stock that Sponsor will beneficially own, of which (i) 5,716,764 shares will automatically vest (and shall not be subject to forfeiture), and (ii) 1,380,736 Subject Vesting Shares will be unvested and shall only vest and no longer be subject to forfeiture under the achievement of certain milestone and stock price metrics;

“Subject Vesting Shares” are to the 1,380,736 shares beneficially owned by the Sponsor that will vest upon the earliest to occur during the Vesting Period of the following: (i) from time to time, simultaneously with the Earnout Payments made to the Montana Equityholders in a proportionate amount to the payment achieved in relation to the maximum Earnout Payment of equity interests of $200 million, and (ii) up to 50% of the Subject Vesting Shares (including any vested Subject Vesting Shares from the Performance Vesting Trigger) will vest on any day following the Closing when the closing price of a share of Class A Common Stock on the Nasdaq equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and all remaining Subject Vesting Shares will vest when the closing price of a share of Class A Common Stock on the Nasdaq equals or exceeds $14.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like);

“Subscribers” are to the certain investors with whom Montana intends to enter into Subscription Agreements;

“Subscription Agreements” are to the subscription agreements to which Montana intends to become a party relating to the Capital Raise;

“TAM” are to the total addressable market for the AirJoule technology;

“TEP” are to Transition Equity Partners, LLC, a private equity fund focused on renewable and transition energy infrastructure in North America;

“TEP Montana” are to TEP Montana, LLC, a Delaware limited liability company;

“Threshold Annualized EBITDA” are to Annualized EBITDA of more than $150,000,000;

“TRL” are to technology readiness level, a scale of 1 to 9, with 9 representing a proven technology;

“Trust Account” are to the trust account established by XPDB at Bank of America, National Association for the benefit of XPDB’s stockholders;

“Vesting Period” are to the period beginning on the date of Closing and ending five (5) years following the date of Closing;

“Warrants” are to the Post-Combination Company’s warrants after the Business Combination;

“XMS” are to XMS XPDI Sponsor Holdings II LLC, an entity owned by professionals of XMS Capital Partners, LLC, a global independent financial services firm, primarily providing strategic and financial advisory services;

“XMS Capital” are to XMS Capital Partners, LLC;

“XPDB” are to Power & Digital Infrastructure Acquisition II Corp., a Delaware corporation;

“XPDB Board” are to XPDB’s board of directors;

“XPDB Class A Common Stock” are to the shares of XPDB’s Class A common stock, par value $0.0001 per share, prior to the Business Combination;

“XPDB Class B Common Stock” are to the shares of XPDB’s Class B common stock, par value $0.0001 per share, prior to the Business Combination;

“XPDB Common Stock” are to XPDB Class A Common Stock and XPDB Class B Common Stock, collectively;

“XPDB IPO” are to the initial public offering by XPDB, which was consummated on December 14, 2021. Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars;

“XPDB Public Stockholders” are to the holders of the Public Shares, including the Sponsor and any of our directors and officers to the extent any of them purchase XPDB Class A Common Stock (provided that the Sponsor’s and such director’s or officer’s status as an “XPDB Public Stockholder” will only exist with respect to such XPDB Class A Common Stock); and

“XPDB public warrants” are to warrants to purchase shares of XPDB Class A Common Stock sold as part of the units in the XPDB IPO (whether they were purchased in the XPDB IPO or thereafter in the open market).

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

SHARE CALCULATIONS AND OWNERSHIP PERCENTAGES

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the XPDB Public Stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.      There are no further XPDB Public Stockholders that exercise their redemption rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on September 30, 2023 of approximately $113.0  million, plus the Extension deposit of $0.6 million into the Trust Account during October and November of 2023.

2.      No holders of XPDB public warrants exercise any of the outstanding XPDB public warrants prior to or in connection with the Closing.

3.      There are no other issuances of equity securities of XPDB prior to or in connection with the Closing.

4.      That for all purposes the number of outstanding shares and equity-linked securities of each of XPDB and Montana is the same as the number of outstanding shares and equity-linked securities of XPDB and Montana, respectively, as of September 30, 2023.

5.      There are no forfeitures of equity securities held by Sponsor in connection with the Closing.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

XPDB and Montana own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable®, M and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination, the Special Meeting and the Proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that may be important to XPDB stockholders. You are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:     WHAT IS THE BUSINESS COMBINATION?

A:     XPDB, Merger Sub, a wholly owned subsidiary of XPDB, and Montana have entered into the Merger Agreement, pursuant to which, among other things, subject to the approval of the XPDB stockholders, Merger Sub will merge with and into Montana, with Montana surviving the Merger as a wholly owned subsidiary of XPDB. In connection with the Closing of the Merger, XPDB will be renamed Montana Technologies Corporation.

         XPDB will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination, and you are receiving this proxy statement/prospectus in connection with such meeting. See the section entitled “The Merger Agreement.” In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q:     WHY AM I RECEIVING THIS DOCUMENT?

A:     XPDB is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of XPDB Common Stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless XPDB’s stockholders approve the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement of XPDB and a prospectus of XPDB. It is a proxy statement because the XPDB Board is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because XPDB, in connection with the Business Combination, is offering shares of XPDB Class A Common Stock in exchange for the outstanding Montana Common Units and as additional consideration pursuant to the earnout provisions set forth in the Merger Agreement and as described herein. See the sections entitled “The Merger Agreement — Consideration to the Equityholders in the Business Combination” and “The Merger Agreement — Earnout Shares.”

Q:     WHAT WILL MONTANA EQUITYHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:     As part of the Business Combination, Montana Equityholders will receive the Merger Consideration. After giving effect to the conversion of all outstanding Montana Preferred Units into Montana Class B Common Units, which will occur prior to the effective time of the Merger, the Merger Consideration will be payable (i) in the case of holders of Montana Class B Common Units and Montana Class C Common Units, in the form of newly issued shares of Class A Common Stock of the Post-Combination Company, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Montana Class A Common Units, in the form of newly issued shares of Class B Common Stock of the Post-Combination Company, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to a number of votes per share such that the Montana Equityholders as of immediately prior to the Closing will, immediately following the Closing, collectively own shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, (iii) in the case of holders of Montana Options, each outstanding Montana Option, whether vested or unvested, will be converted into an option to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Montana Option immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Montana Common Units underlying such option

x

immediately prior to the Closing and (y) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Montana Common Unit underlying such option immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, and (iv) in the case of holders of Montana Warrants, each outstanding Montana Warrant will be converted into a warrant to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Montana Warrant immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock equal to the product of (x) the number of Montana Common Units underlying such warrant immediately prior to the Closing and (y) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share equal to (A) the exercise price per Montana Common Unit underlying such warrant immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement. Montana Equityholders (other than holders of Montana Warrants) (the “Eligible Equityholders”) will also have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) in the form of shares of Class A Common Stock with a $10.00 value ascribed to each share (the “Earnout Shares”) only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the sole discretion of a majority of the independent members of the Post-Combination Company Board, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known price or pricing formula that exceeds a level of production capacity that is expected to generate Annualized EBITDA of more than $150,000,000 (the “Threshold Annualized EBITDA”), which shall be determined by a majority of the independent members of the Post-Combination Company Board in their sole discretion, equal to (i) the ratio of (x) (1) the Annualized EBITDA that is expected from such new production capacity (the “Expected Annualized EBITDA”) less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

The maximum value of the Earnout Shares will be capped at $200 million and the ability to receive Earnout Shares will expire on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving will have sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Montana Equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Montana Options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Montana Option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of Post-Combination Company Board. See the section entitled “The Merger Agreement — Earnout Shares.”

As of the date of the Merger Agreement, 100.0% of the total outstanding Montana Class A Common Units and 72.7% of the total outstanding Montana Class B Common Units (or an aggregate of approximately 76.6% of the total outstanding Montana Class A Units and Montana Class B Units in the aggregate) were held by unitholders that are expected to continue as directors, officers or employees of the Post-Combination Company. The retention of certain holders of Montana Options who will continue as directors, officers or employees of the Post-Combination Company (whose responsibilities are expected to include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

Prior to Closing, Montana will use its commercially reasonable efforts to enter into Subscription Agreements with the Subscribers pursuant to the Capital Raise, in exchange for an agreed upon purchase price.

Based on the number of Montana Common Units and Montana Preferred Units outstanding as of the Record Date and the number of Montana Common Units issuable upon the net exercise of Montana Options and Montana Warrants as of the Record Date, and assuming that Montana does not issue any equity interests (or securities convertible therefor) in the Capital Raise prior to Closing, (i) the estimated number of shares of Class A Common Stock issuable for each Montana Common Unit is approximately            , (ii) the total number of shares of Class A Common Stock expected to be issued to Montana Equityholders in connection with the Closing is approximately            million (approximately            million on a fully diluted basis under certain assumptions described in this proxy statement/prospectus), and (iii) the total number of shares of Class B Common Stock expected to be issued to certain Montana Equityholders in connection with the Closing is approximately            million. Based on the assumption that no shares of XPDB Class A Common Stock are validly redeemed and the other assumptions described in this proxy statement/prospectus, (i) holders of XPDB Class A Common Stock and XPDB Class B Common Stock will hold (x) approximately      % and      % of the total outstanding common stock of the Post-Combination Company, respectively and (y) approximately      % and      % of the voting power of the Post-Combination Company, respectively, (ii) holders of Montana Common Units as of immediately prior to the Closing will hold, in the aggregate, approximately      % of the Class A Common Stock and 100% of the Class B Common Stock immediately following the Closing, representing      % and      % of the total outstanding common stock and voting power of the Post-Combination Company, respectively, and (iii) Montana Equityholders (including holders of outstanding Montana Options and Montana Warrants) will hold, in the aggregate and on a fully diluted basis, approximately      % of the Class A Common Stock and 100% of the Class B Common Stock. Based on the Assuming Maximum Contractual Redemptions Scenario and the other assumptions described in this proxy statement/prospectus, (i) holders of XPDB Class A Common Stock and XPDB Class B Common Stock will hold (x) approximately      % and      % of the total outstanding common stock of the Post-Combination Company, respectively and (y) approximately      % and      % of the voting power of the Post-Combination Company, respectively, (ii) holders of Montana Common Units as of immediately prior to the Closing will hold, in the aggregate, approximately      % of the Class A Common Stock and 100% of the Class B Common Stock immediately following the Closing, representing      % of the voting power of the Post-Combination Company, and (iii) Montana Equityholders (including holders of outstanding Montana Options and Montana Warrants) will hold, in the aggregate and on a fully diluted basis, approximately      % of the Class A Common Stock and 100% of the Class B Common Stock.

Q:     WHAT IS THE CAPITAL RAISE?

A:     Prior to Closing, Montana will use its commercially reasonable efforts to enter into Subscription Agreements with certain Subscribers, pursuant to which Montana will agree to issue equity interests (or securities convertible, exchangeable and exercisable therefor) in Montana in exchange for an agreed upon purchase price. The Capital Raise is expected to be conditioned on customary closing conditions.

Q:     WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for            , 2023; however, such meeting could be adjourned, as described herein. Neither XPDB nor Montana can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. XPDB must first obtain the approval of its stockholders for certain of the Proposals set forth in this proxy statement/prospectus for their approval and XPDB and Montana must also first satisfy certain closing conditions. See the section entitled “The Merger Agreement — Conditions to Closing of Business Combination.”

Q:     WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:     If the Business Combination is not completed, Montana Equityholders will not receive any consideration for their Montana securities. Instead, Montana will remain an independent company. See the section entitled “The Merger Agreement — Termination” and “Risk Factors.”

Additionally, if XPDB does not complete the Business Combination with Montana for whatever reason, XPDB would search for another target business with which to complete a business combination. If XPDB does not complete the Business Combination with Montana or another target business by January 14, 2024 or such further extended date as determined by the XPDB Board in accordance with the Existing Charter (the “Completion Window”), XPDB must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to XPDB to pay taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of outstanding Public Shares. The Initial Stockholders have no redemption rights in the event a business combination is not effected by the end of the Completion Window, and, accordingly, their Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to XPDB’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:     HOW WILL THE POST-COMBINATION COMPANY BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:     Concurrently with the consummation of the Business Combination, XPDB’s officers and directors, other than Patrick C. Eilers, will resign from their respective positions. Following the Closing, the Post-Combination Company’s executive officers are expected to be the current management team of Montana. See the section entitled “Management of the Post-Combination Company Following the Business Combination” for more information.

XPDB is, and after the Closing, the Post-Combination Company will continue to be, managed by a board of directors. Following the Closing, the size of the board of directors will be            directors and will consist of Matt Jore, Stuart Porter, Maxwell Baucus, Paul Dabbar and Patrick C. Eilers.

Following the Closing, we expect that a majority of the directors will be independent under applicable Nasdaq listing rules. See the section entitled “Management of the Post-Combination Company Following the Business Combination” for more information.

Q:     WHAT EQUITY STAKE WILL CURRENT XPDB STOCKHOLDERS, THE INITIAL STOCKHOLDERS AND THE MONTANA EQUITYHOLDERS HOLD IN THE POST-COMBINATION COMPANY FOLLOWING THE CLOSING?

A:     Upon consummation of the Business Combination (assuming, among other things, that after the June Redemptions, no XPDB Public Stockholders exercise redemption rights in connection with the Closing and the other assumptions described under the section with the heading “Basis of Presentation and Glossary — Share Calculations and Ownership Percentages”), (i) the XPDB Public Stockholders are expected to own approximately 19.0% of the outstanding Post-Combination Company’s common stock, (ii) the Initial Stockholders are expected to own approximately 13.0% of the outstanding Post-Combination Company’s common stock, and (iii) the Montana Equityholders are expected to own approximately 68.0% of the Post-Combination Company’s common stock.

         If any of the XPDB Public Stockholders exercise redemption rights in connection with the Closing, the percentage of the outstanding Post-Combination Company’s common stock held by the XPDB Public Stockholders will decrease, and the percentages of the outstanding Post-Combination Company’s common stock held by the Initial Stockholders and by the Montana Equityholders will increase, in each case, relative to the percentage held if none of the Public Shares are redeemed.

         The following table illustrates varying ownership levels of the Post-Combination Company immediately following the Business Combination(1):

	Assuming Minimum Redemptions Scenario		Assuming Mid-Point Redemptions Scenario		Assuming Maximum Contractual Redemptions Scenario
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Montana Class A Equityholders	4,818,203	8.6%	4,818,203	8.9%	4,818,203	9.1%
Montana Class B Equityholders	33,134,278	59.4%	33,134,278	60.9%	33,134,278	62.4%
XPDB Public Stockholders	10,608,178	19.0%	9,265,030	17.0%	7,921,881	14.9%
Initial Stockholders	7,187,500	13.0%	7,187,500	13.2%	7,187,500	13.6%
Total common stock	55,748,159	100.0%	54,405,011	100.0%	53,061,862	100.0%

____________

(1)      The table does not include the 14,375,000 shares underlying XPDB public warrants, the 11,125,000 shares underlying Private Placement Warrants, the 3,856,639 shares underlying Montana Options, and the 380,880 shares underlying Montana Warrants.

         All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Basis of Presentation and Glossary — Share Calculations and Ownership Percentages” and, with respect to the determination of the “Assuming Maximum Contractual Redemptions Scenario,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of these assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     FOLLOWING THE BUSINESS COMBINATION, WILL XPDB’S SECURITIES CONTINUE TO TRADE ON A STOCK EXCHANGE?

A:     Yes. Upon the Closing, we intend to change our name from “Power & Digital Infrastructure Acquisition II Corp.” to “Montana Technologies Corporation,” and our Class A Common Stock and public Warrants will continue to be listed on the Nasdaq following the Closing under the symbols “AIRJ” and “AIRJW,” respectively. The XPDBU units will be delisted and deregistered following the Closing.

QUESTIONS AND ANSWERS ABOUT XPDB’S SPECIAL STOCKHOLDER MEETING

Q:     WHEN AND WHERE IS THE SPECIAL MEETING?

A:     The Special Meeting will be held at            a.m. Central Time, on            , 2023, in virtual format. XPDB stockholders may attend, vote and examine the list of XPDB stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/xpdispacii/sm2023 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically.

Q:     WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:     The stockholders of XPDB are being asked to vote on the following:

•        A proposal to adopt the Merger Agreement and the transactions contemplated thereby. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”

•        A proposal to adopt the Proposed Charter in the form attached hereto as Annex B. See the section entitled “Proposal No. 2 — The Charter Proposal.”

•        A proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis. See the section entitled “Proposal No. 3 — The Governance Proposal.”

•        A proposal to elect            directors to serve on the Post-Combination Company Board until the 2024 annual meeting of stockholders, in the case of Class I directors, the 2025 annual meeting of stockholders, in the case of Class II directors, and the 2026 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified. See the section entitled “Proposal No. 4 — The Director Election Proposal.”

•        A proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, the issuance of shares of Class A Common Stock and Class B Common Stock to Montana Equityholders pursuant to the Merger Agreement. See the section entitled “Proposal No. 5 — The Nasdaq Proposal.”

•        A proposal to approve and adopt the Incentive Plan in the form attached hereto as Annex E. See the section entitled “Proposal No. 6 — The Incentive Plan Proposal.”

•        A proposal to approve and adopt the ESPP in the form attached hereto as Annex F. See the section entitled “Proposal No. 7 — The Employee Stock Purchase Plan Proposal.”

•        A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. See the section entitled “Proposal No. 8 — The Adjournment Proposal.”

XPDB will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting.

Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to herein.

Consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other Proposals, except the Adjournment Proposal, will not be presented to stockholders for a vote.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     WHO IS MONTANA?

A:     Montana is an atmospheric renewable energy and water harvesting technology company that aims to provide efficient and sustainable evaporative cooling and atmospheric water generation, reduce energy consumption, eliminate harmful refrigerants and create cost efficiencies through its AirJoule technology. AirJoule is a climate solution technology that harvests the untapped supply of renewable thermal energy in water vapor in the atmosphere in an effort to provide significant energy efficiency gains in HVAC, as well as a potential source of potable water. Montana is focused on developing and deploying AirJoule units worldwide as a key part of the solution to address global warming and water scarcity. As the demand for HVAC has increased, the demand for space cooling and water generation technology has also increased, and we believe Montana is poised to meet this demand with its AirJoule unit, which provides HVAC technology designed to be relatively energy efficient compared to traditional air conditioning systems. Additionally, we see companies coming under increasing pressure from governments, customers and the general public to transition to using clean and sustainable energy, and we believe Montana is in a position to bridge the gap between the increasing demands for both HVAC and renewable energy. Montana strives to alleviate the need for comfort cooling and water stress by providing its future clients with an efficient solution to HVAC and space cooling demands that harness renewable energy through AirJoule. See the section entitled “Information About Montana.”

Q:     WHY IS XPDB PROPOSING THE BUSINESS COMBINATION?

A:     XPDB was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On December 14, 2021, XPDB completed its initial public offering of 28,750,000 units, with each unit consisting of XPDB Class A Common Stock and one-half of one XPDB public warrant (including 3,750,000 units issued pursuant to the full exercise of the underwriters’ over-allotment option), raising total gross proceeds of $287.5 million. On the same date, XPDB also completed a private placement of warrants to its Sponsor and the Anchor Investors (the “Private Placement”), raising total gross proceeds of approximately $11.1 million. Following the closing of the XPDB IPO and Private Placement, approximately $290.4 million was placed in the Trust Account.

In connection with the Extension Special Meeting, holders of 18,141,822 shares of XPDB Class A Common Stock elected to redeem their shares in connection with the proposal to extend the time by which the Company has to consummate an initial business combination, which resulted in 10,608,178 shares of XPDB Class A Common Stock remaining outstanding after giving effect to such redemptions.

Since the XPDB IPO, XPDB’s activity has been limited to the evaluation of business combination candidates. Based on its due diligence investigations of Montana and the industry in which it operates, including the financial and other information provided by Montana in the course of their negotiations in connection with the Merger Agreement, XPDB believes that the Business Combination with Montana is advisable and in the best interests of XPDB and its stockholders. See the section entitled “The Merger — Recommendation of the XPDB Board of Directors and Reasons for the Business Combination.”

Q:     DID THE XPDB BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:     The XPDB Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. The directors and officers of XPDB and XPDB’s advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of XPDB’s financial advisors and consultants, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, XPDB’s directors and officers and XPDB’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the XPDB Board and management and XPDB’s advisors in valuing Montana’s business.

Q:     WHY IS XPDB PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:     We are seeking approval of the Business Combination pursuant to the Existing Charter. In addition, in conjunction with such stockholder vote, we must provide all XPDB Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of the Business Combination pursuant to the applicable SEC proxy solicitation rules. We also are seeking approval of the Business Combination for purposes of complying with applicable Nasdaq listing rules requiring stockholder approval of issuances of more than 20% of a listed company’s issued and outstanding common stock.

Q:     DO THE MONTANA EQUITYHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?

A:     No. Under the Montana organizational documents, no approval of the Business Combination by the Montana Equityholders is required.

Q:     DO I HAVE REDEMPTION RIGHTS?

A:     If you are a holder of Public Shares, you have the right to demand that XPDB redeem such shares for a pro rata portion of the cash held in the Trust Account, as of two business days prior to the consummation of the Business Combination (including interest earned on the funds held in the Trust Account and not previously released to XPDB to pay taxes) upon the Closing.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without the consent of XPDB. Accordingly, all Public Shares in excess of 15% held by an XPDB Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of XPDB.

Q:     WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:     No. You may exercise your redemption rights whether you vote your shares of Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Merger may be consummated even though the funds available from the Trust Account and the number of XPDB Public Stockholders are substantially reduced as a result of redemptions by XPDB Public Stockholders.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that XPDB redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to XPDB’s transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. In order to exercise your redemption rights, you need to identify yourself as a beneficial holder and provide your legal name, phone number and address in your written demand. Any holder of Public Shares will be entitled to demand that such holder’s Public Shares be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $            million, or approximately $            per Public Share, as of            , 2023, the Record

Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to XPDB to pay its taxes, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of the XPDB Public Stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn, with XPDB’s consent, at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your Public Shares for redemption to XPDB’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that XPDB’s transfer agent return the Public Shares (physically or electronically).

If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described to XPDB’s transfer agent as described herein, then, if the Business Combination is consummated, XPDB will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as an XPDB stockholder (other than the right to receive the redemption amount) upon consummation of the Business Combination.

If the Business Combination is not approved or consummated for any reason, XPDB Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, XPDB will promptly return any certificates delivered by XPDB Public Stockholders who elected to redeem their shares.

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of these redemption rights, see the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption of Public Shares.” The consequences of a redemption to any particular holder of Public Shares will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Q:     DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:      No. Neither XPDB stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under the DGCL. See the section entitled “XPDB’s Special Meeting of Stockholders — Appraisal Rights.”

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:     After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of up to approximately $6 million in the form of a Deferred Discount (as defined in the IPO Underwriting Agreement)) and for the Post-Combination Company’s working capital and general corporate purposes. As of the Record Date, there was approximately $            million in the Trust Account.

Q:     HOW DO THE INITIAL STOCKHOLDERS INTEND TO VOTE ON THE PROPOSALS?

A:     As of the Record Date, the Initial Stockholders of record are entitled to vote an aggregate of approximately            % of the outstanding shares of XPDB Common Stock. The Sponsor and certain of XPDB’s directors have agreed to vote any Founder Shares and any Public Shares held by them as of the Record Date in favor of each of the Proposals presented at the Special Meeting. As a result, in addition to our Initial Stockholders’ Founder Shares, we would need            , or            %, of the             Public Shares outstanding as of the Record Date to be voted in favor of each of the Proposals in order for them to be approved (assuming all issued and outstanding shares are voted).

Q:     WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:     A majority of the voting power of the issued and outstanding XPDB Common Stock entitled to vote at the Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.

Abstentions will be counted as present for the purpose of determining a quorum, but broker non-votes will not. The holders of the Founder Shares, who as of the Record Date own approximately            % of the issued and outstanding shares of XPDB Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the Record Date for the Special Meeting,            shares of XPDB Common Stock would be required to achieve a quorum.

Q:     WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:     The Business Combination Proposal:    The affirmative vote (in person or by proxy) of the holders of a majority of the shares of XPDB Class A Common Stock and XPDB Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Business Combination Proposal. XPDB stockholders must approve the Business Combination Proposal in order for the Business Combination to occur.

The Charter Proposal:    The affirmative vote (in person or by proxy) of (i) the holders of a majority of the shares of XPDB Class B Common Stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of XPDB Class A Common Stock and XPDB Class B Common Stock entitled to vote, voting as a single class, is required to approve the Charter Proposal. The Business Combination is conditioned on the approval of the Charter Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Charter Proposal will not be presented to the stockholders for a vote.

The Governance Proposal:    The affirmative vote (in person or by proxy) of the holders of a majority of the shares of XPDB Class A Common Stock and XPDB Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Governance Proposal. The Business Combination is not conditioned on the approval of the Governance Proposal. If the Business Combination Proposal is not approved, the Governance Proposal will not be presented to the stockholders for a vote.

The Director Election Proposal:    The affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding shares of XPDB Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a class, is required to approve the Director Election Proposal. The Business Combination is conditioned on the approval of the Director Election Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented to the stockholders for a vote.

The Nasdaq Proposal:    The affirmative vote (in person or by proxy) of the holders of a majority of the shares of XPDB Class A Common Stock and XPDB Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Nasdaq Proposal. The Business Combination is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.

The Incentive Plan Proposal:    The affirmative vote (in person or by proxy) of the holders of a majority of the shares of XPDB Class A Common Stock and XPDB Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Incentive Plan Proposal. The Business Combination is conditioned on the approval of the Incentive Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented to the stockholders for a vote.

The Employee Stock Purchase Plan Proposal.    The affirmative vote (in person or by proxy) of the holders of a majority of the shares of XPDB Class A Common Stock and XPDB Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Employee Stock Purchase Plan Proposal. The Business Combination is conditioned on the approval of the Employee Stock Purchase Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented to the stockholders for a vote.

The Adjournment Proposal:    The affirmative vote (in person or by proxy) of the holders of a majority of the shares of XPDB Class A Common Stock and XPDB Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class, is required to approve the Adjournment Proposal. The Business Combination is not conditioned on the approval of the Adjournment Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

The Sponsor and certain of XPDB’s directors have agreed to vote any shares of XPDB Common Stock owned by them in favor of each of the Proposals presented at the Special Meeting. As a result, in addition to our Initial Stockholders’ Founder Shares, we would need 1,710,340, or 16.12%, of the 10,608,178 Public Shares outstanding as of September 30, 2023 to be voted in favor of each of the Proposals in order for them to be approved (assuming all issued and outstanding shares are voted).

Q:     DO ANY OF XPDB’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF XPDB STOCKHOLDERS?

A:     Certain of XPDB’s executive officers and certain directors may have interests in the Business Combination that may be different from, or in addition to, the interests of XPDB stockholders generally.

These interests include, among other things:

•        If the Business Combination with Montana or another business combination is not consummated within the Completion Window, XPDB will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the XPDB Board, dissolving and liquidating. In such event, the 7,187,500 Founder Shares purchased by the Sponsor for an aggregate purchase price of $25,000, or approximately $0.004 per share, and held by the Initial Stockholders would be worthless because the Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such Founder Shares had an aggregate market value of $77,050,000 based upon the closing price of $10.72 per share of XPDB Class A Common Stock on the Nasdaq on December 21, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        The Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants from XPDB for an aggregate purchase price of approximately $8,900,000 (or $1.00 per warrant). Such Private Placement Warrants had an aggregate market value of $267,000 based upon the closing price of $0.03 per XPDB public warrant on the Nasdaq on December 21, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants would become worthless if XPDB does not consummate a business combination within the Completion Window.

•        No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, advisory fees and consulting fees in an aggregate amount of up to $3,000,000 that will be paid to XMS Capital and TEP in connection with the Business Combination and $20,000 per month for office space, secretarial and administrative services. These amounts have not yet been paid but are accruing. Such arrangement will terminate upon the consummation of the Business Combination. From the date of the XPDB IPO until the date of the Merger Agreement, there have been no reimbursable out of pocket expenses incurred in connection with the Business Combination other than certain expenses in connection with conducting due diligence on Montana and negotiating the Merger Agreement.

•        Due to the differential in the purchase price that our Sponsor and its affiliates paid for the Founder Shares and Private Placement Warrants as compared to the price of the Public Shares sold in the XPDB IPO and the substantial number of XPDB Class A Common Stock our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination and exercise of the Private Placement Warrants, our Sponsor and its affiliates may earn a positive rate of return on their investment even if other XPDB Public Stockholders experience a negative rate of return in the Post-Combination Company, and they may therefore be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to XPDB stockholders rather than liquidate.

•        One of our directors, Patrick C. Eilers, is a majority investor in TEP Montana, which owns 77,095 Montana Class B Common Units, or 4.9% of Montana’s outstanding units. TEP Montana paid approximately $4,452,825 for such units. Assuming that there is no Capital Raise or further dilution to the Montana Common Units, TEP Montana will receive approximately 1,857,301 shares of Class A Common Stock at the Closing, which, at a price of $10.00 per share, will have an aggregate value of $18,573,010 (of these shares, 1,667,256 shares having an aggregate value of $16,672,560 would be indirectly owned by Mr. Eilers). Mr. Eilers is an advisor to the Montana board of directors. Additionally, Mr. Eilers is expected to be a member of the Post-Combination Company Board following the Closing.

•        The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

The XPDB Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Business Combination be approved by the stockholders of XPDB. See the section entitled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.

Q:     WHAT DO I NEED TO DO NOW?

A:     XPDB urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to herein, and to consider how the Business Combination will affect you as a stockholder of XPDB. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     WHAT HAPPENS IF I SELL MY SHARES OF XPDB CLASS A COMMON STOCK BEFORE THE SPECIAL MEETING?

A:     The Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of XPDB Class A Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of XPDB Class A Common Stock because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described herein. If you transferred your shares of XPDB Class A Common Stock prior to the Record Date, you have no right to vote those shares at the Special Meeting or seek redemption of those shares.

Q:     HOW DO I VOTE?

A:     If you are a stockholder of record of XPDB as of            , 2023, the Record Date for the Special Meeting, you may submit your proxy before the Special Meeting in any of the following ways, if available:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the Internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting https://www.cstproxy.com/xpdispacii/sm2023. You will need the control number that is printed on your proxy card to enter the Special Meeting. XPDB recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:     IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to XPDB or by voting in person (which would include presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee.

Under the rules of the Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all Proposals to be voted on at the Special Meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are an XPDB stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any of the Proposals. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Proposal but will have no effect on the vote count for the other Proposals.

Q:     WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:     For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (which would include presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote. Abstentions will be counted as present at the Special Meeting for the purpose of determining a quorum.

If you are an XPDB stockholder who attends the Special Meeting virtually and fails to vote on the Charter Proposal, your failure to vote will have the same effect as a vote “AGAINST” such proposal.

If you are an XPDB stockholder who attends the Special Meeting virtually and fails to vote on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, your failure to vote will have no effect on such Proposal.

Q:     WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the XPDB Common Stock represented by your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:     Yes. You may change your vote at any time before your proxy is exercised by doing any one of the following:

•        send another proxy card with a later date;

•        notify XPDB’s secretary in writing before the Special Meeting that you have revoked your proxy;

•        submit a new proxy online before the meeting; or

•        attend the Special Meeting and vote electronically by visiting https://www.cstproxy.com/xpdispacii/sm2023 and entering the control number found on your proxy card, instruction form or notice you previously received.

Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. Eastern Time on            , 2023, or by voting online at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of XPDB Common Stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Post-Combination Company. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder of XPDB while XPDB searches for another target business with which to complete a business combination.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please (a) complete, sign, date and return or (b) vote electronically by visiting https://www.cstproxy.com/xpdispacii/sm2023 and entering the control number found on each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your XPDB shares.

Q:     WHO CAN HELP ANSWER MY QUESTIONS?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
XPDB.info@investor.morrowsodali.com

You may also obtain additional information about XPDB from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to XPDB’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, New York 10004

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote.

The Business Combination and the Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, dated as of June 5, 2023, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.

On June 5, 2023, XPDB entered into the Merger Agreement with Montana and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Merger Sub will merge with and into Montana, with Montana surviving the Merger as a wholly owned subsidiary of XPDB. In connection with the Closing of the Merger, XPDB will be renamed “Montana Technologies Corporation.”

XPDB has agreed to provide its stockholders with the opportunity to redeem shares of XPDB Class A Common Stock upon completion of the Business Combination.

Merger Consideration; Conversion of Securities

As part of the Business Combination, Montana Equityholders will receive the Merger Consideration. After giving effect to the conversion of all outstanding Montana Preferred Units into Montana Class B Common Units, which will occur prior to the effective time of the Merger, the Merger Consideration will be payable (i) in the case of holders of Montana Class B Common Units and Montana Class C Common Units, in the form of newly issued shares of Class A Common Stock, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Montana Class A Common Units, in the form of newly issued shares of Class B Common Stock, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to a number of votes per share such that the Montana Equityholders as of immediately prior to the Closing will, immediately following the Closing, collectively own shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, (iii) in the case of holders of Montana Options, each outstanding Montana Option, whether vested or unvested, will be converted into an option to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Montana Option immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Montana Common Units underlying such option immediately prior to the Closing and (y) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Montana Common Unit underlying such option immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, and (iv) in the case of holders of Montana Warrants, each outstanding Montana Warrant will be converted into a warrant to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Montana Warrant immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock equal to the product of (x) the number of Montana Common Units underlying such warrant immediately prior to the Closing and (y) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share equal to (A) the exercise price per Montana Common Unit underlying such warrant immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement.

The Eligible Equityholders will also have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) in the form of Earnout Shares only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the sole discretion of a majority of independent members of the Post-Combination Company Board, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known pr ice or pricing formula that exceeds a level of production capacity that is expected to generate Annualized EBITDA of more than $150,000,000, which shall be determined by a majority of the independent members of the Post-Combination Company Board in their sole discretion, equal to (i) the ratio of (x) (1) the Expected Annualized EBITDA less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000. The maximum value of the Earnout Shares will be capped at $200 million and the ability to receive Earnout Shares will expire on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving will have sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Montana Equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Montana Options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Montana Option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board. See the section entitled “The Merger Agreement — Earnout Shares.”

As of the date of the Merger Agreement, 100.0% of the total outstanding Montana Class A Common Units and 72.7% of the total outstanding Montana Class B Common Units (or an aggregate of approximately 76.6% of the total outstanding Montana Class A Units and Montana Class B Units in the aggregate) were held by unitholders that are expected to continue as directors, officers or employees of the Post-Combination Company. The retention of certain holders of Montana Options who will continue as directors, officers or employees of the Post-Combination Company (whose responsibilities are expected to include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

Prior to Closing, Montana will use its commercially reasonable efforts to enter into Subscription Agreements with the Subscribers pursuant to the Capital Raise, in exchange for an agreed upon purchase price.

Fractional Shares.    No fractional shares of Class A Common Stock will be issued by virtue of the Business Combination. Each person who would otherwise be entitled to a fraction of a share of Class A Common Stock (after aggregating all fractional shares of Class A Common Stock that otherwise would be received by such holder) will instead have the number of shares of Class A Common Stock issued to such person rounded up in the aggregate to the nearest whole share of Class A Common Stock.

Ownership of the Post-Combination Company

We anticipate that, upon completion of the Business Combination, in the Assuming Minimum Redemption Scenario, the XPDB Public Stockholders will retain an ownership interest of approximately 19.0% in the Post-Combination Company, the Montana Equityholders will own approximately 68.0% of the Post-Combination Company and the Initial Stockholders will own approximately 13.0% of the Post-Combination Company. In the Maximum Contractual Redemptions Scenario, the XPDB Public Stockholders will retain an ownership interest of approximately 14.9% in the Post-Combination Company, the Montana Equityholders will own approximately 71.5% of the Post-Combination Company and the Initial Stockholders will own approximately 13.6% of the Post-Combination Company. The ownership percentages with respect to the Post-Combination Company do not take into account the issuance of any additional shares of Common Stock underlying the public Warrants. If the actual facts are different from these assumptions (which they are likely to be), these ownership percentages will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following summarizes the pro forma ownership of the Post-Combination Company’s common stock as of September 30, 2023, under different redemption scenarios(1):

	Assuming Minimum Redemptions		Assuming Mid-Point Redemptions		Assuming Maximum Contractual Redemptions
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Montana Class A Equityholders	4,818,203	8.6%	4,818,203	8.9%	4,818,203	9.1%
Montana Class B Equityholders	33,134,278	59.4%	33,134,278	60.9%	33,134,278	62.4%
XPDB Public Stockholders	10,608,178	19.0%	9,265,030	17.0%	7,921,881	14.9%
Initial Stockholders	7,187,500	13.0%	7,187,500	13.2%	7,187,500	13.6%
Total common stock	55,748,159	100.0%	54,405,011	100.0%	53,061,862	100.0%

____________

(1)      The table does not include the 14,375,000 shares underlying XPDB public warrants, the 11,125,000 shares underlying Private Placement Warrants, the 3,856,639 shares underlying Montana Options, and the 380,880 shares underlying Montana Warrants.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Basis of Presentation and Glossary — Share Calculations and Ownership Percentages” and, with respect to the determination of the “Assuming Maximum Contractual Redemptions Scenario,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Recommendation of the XPDB Board of Directors

The XPDB Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of XPDB and its stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The XPDB Board unanimously recommends that XPDB’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Adjournment Proposal, if presented. See the section entitled “The Business Combination — Recommendation of the XPDB Board of Directors and Reasons for the Business Combination.”

XPDB’s Special Meeting of Stockholders

The Special Meeting will be held on            , 2023, at            a.m., Central Time, in virtual format. At the Special Meeting, XPDB stockholders will be asked to vote on the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal the Employee Stock Purchase Plan Proposal and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of XPDB Common Stock at the close of business on            , 2023, which is the Record Date for the Special Meeting. Stockholders are entitled to one vote for each share of XPDB Common Stock owned at the close of business on the Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the Record Date, there were            shares of XPDB Class A Common Stock outstanding, of which            were Public Shares and            were Founder Shares.

A quorum of XPDB stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of XPDB entitled to vote at the Special Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions will be counted as present for the purpose of determining a quorum, but broker non-votes will

not. The Initial Stockholders, who as of the Record Date own approximately            of the issued and outstanding shares of XPDB Common Stock, will count towards this quorum. As of the Record Date,            shares of XPDB Common Stock would be required to achieve a quorum. XPDB has entered into an agreement with the Sponsor and certain of XPDB’s directors, pursuant to which each agreed to vote any shares of XPDB Common Stock owned by them in favor of each of the Proposals presented at the Special Meeting. As a result, in addition to our Initial Stockholders’ Founder Shares, we would need            , or            %, of the            Public Shares outstanding as of the Record Date to be voted in favor of each of the Proposals in order for them to be approved (assuming all issued and outstanding shares are voted). The Proposals presented at the Special Meeting will require the following votes:

The approval of each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of XPDB Class A Common Stock and XPDB Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal.

The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the shares of XPDB Class B Common Stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of XPDB Common Stock on the Record Date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such proposal.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on the Governance Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

XPDB’s Directors and Executive Officers Have Financial Interests in the Business Combination

Certain of XPDB’s executive officers and certain non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of XPDB stockholders generally. These interests include, among other things:

•        If the Business Combination with Montana or another business combination is not consummated within the Completion Window, XPDB will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the XPDB Board, dissolving and liquidating. In such event, the 7,187,500 Founder Shares purchased by the Sponsor for an aggregate purchase price of $25,000, or approximately $0.004 per share, and held by the Initial Stockholders would be worthless because the Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Certain of XPDB’s directors also own interests in the Sponsor, and would therefore indirectly benefit from the Founder Shares held by the Sponsor. Such Founder Shares had an aggregate market value of $77,050,000 based upon the closing price of $10.72 per share of XPDB Class A Common Stock on the Nasdaq on December 21, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.

•        The Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants from XPDB for an aggregate purchase price of approximately $8,900,000 (or $1.00 per warrant). Such Private Placement Warrants had an aggregate market value of $267,000 based upon the closing price of $0.03 per XPDB public warrant on the Nasdaq on December 21, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. Certain of XPDB’s directors also own interests in the Sponsor, and would therefore indirectly benefit from the Private Placement Warrants held by the Sponsor. The Private Placement Warrants would become worthless if XPDB does not consummate a business combination within the Completion Window.

•        No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, advisory fees and consulting fees in an aggregate amount of up to $3,000,000 that will be paid to XMS Capital and TEP in connection with the Business Combination and $20,000 per month for office space, secretarial and administrative services for each month since the XPDB IPO that will be paid at the consummation of the Business Combination. Such arrangement will terminate upon the consummation of the Business Combination. From the date of the XPDB IPO until the date of the Merger Agreement, there have been no reimbursable out-of-pocket expenses incurred by the Sponsor in connection with the Business Combination other than certain expenses in connection with conducting due diligence on Montana.

•        One of our directors, Patrick C. Eilers, is a majority investor in TEP Montana, which owns 77,095 Montana Class B Common Units, or 4.9% of Montana’s outstanding units. TEP Montana paid approximately $4,452,825 for such units. Assuming that there is no Capital Raise or further dilution to the Montana Common Units, TEP Montana will receive approximately 1,857,301 shares of Class A Common Stock at the Closing, which, at a price of $10.00 per share, will have an aggregate value of $18,573,010 (of these shares, 1,667,256 shares, having an aggregate value of $16,672,560 would be indirectly owned by Mr. Eilers). Mr. Eilers is an advisor to the Montana board of directors. Additionally, Mr. Eilers is expected to be a member of the Post-Combination Company Board following the Closing.

Regulatory Approvals Required for the Business Combination

Completion of the Business Combination is subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Each of Montana and XPDB have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the Business Combination as soon as reasonably practicable and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the Business Combination. XPDB has further agreed to take any steps necessary to eliminate any impediments under the HSR Act or any other antitrust law that is asserted by any governmental entity so as to enable the parties to consummate the Business Combination as soon as possible.

XPDB and Montana filed Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Antitrust Division of the Department of Justice and the Federal Trade Commission on June 20, 2023, and the 30-day waiting period expired at 11:59 p.m., New York City time, on July 20, 2023. The regulatory approvals to which completion of the Business Combination are subject have been obtained and are described in more detail in the section of this proxy statement/prospectus entitled “Regulatory Approvals Required for the Business Combination.”

Appraisal Rights

Holders of XPDB Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

Material U.S. Federal Income Tax Consequences

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of redemption rights, see “Material U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption of Public Shares.” The consequences of a redemption to any particular holder of Public Shares will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Conditions to the Closing of Business Combination

Conditions to Each of Montana’s, XPDB’s and Merger Sub’s Obligations

The respective obligations of each of XPDB, Montana and Merger Sub to consummate the Business Combination are subject to the satisfaction or written waiver at or prior to the Closing of the following conditions:

•        there must not be in effect any order of any nature prohibiting or preventing the consummation of the Business Combination and no law adopted, enacted or promulgated that makes consummation of the Business Combination illegal or otherwise prohibited;

•        all waiting periods and any extensions thereof applicable to the Business Combination under the HSR Act, and any commitments or agreements (including timing agreements) with any governmental entity not to consummate the Business Combination before a certain date, must have expired or been terminated;

•        the approval of each of the Proposals set forth in this proxy statement/prospectus must have been obtained in accordance with the DGCL, XPDB’s organizational documents and the rules and regulations of the Nasdaq;

•        the approval of the holders of Montana Preferred Units, to the extent needed to complete the conversion of the Montana Preferred Units into Class B Common Units prior to Closing (if applicable), in accordance with the DLLCA and Montana’s organizational documents;

•        the registration statement, of which this proxy statement/prospectus forms a part, must have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the registration statement be in effect and no proceedings for that purpose have commenced or be threatened by the SEC; and

•        the XPDB Common Stock to be issued in the Business Combination must have been approved by the Nasdaq, subject only to official notice of issuance thereof.

Conditions to Obligations of XPDB and Merger Sub

The obligation of XPDB and Merger Sub to complete the Business Combination is also subject to the satisfaction, or written waiver by XPDB, at or prior to the Closing of the following conditions:

•        the representations and warranties of Montana (other than fundamental representations), must be true and correct as of the date of Closing as if made at and as of such time (or, if given as of an earlier date, as of such earlier date), except that this condition will be satisfied unless any and all inaccuracies in such representations and warranties of Montana, in the aggregate, would or would reasonably be expected to result in a Material Adverse Effect with respect to Montana, and fundamental representations must be true and correct, other than de minimis inaccuracies as of the date of Closing (or, if given as of an earlier date, such earlier date);

•        Montana must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing;

•        XPDB must have received a certificate executed and delivered by an authorized officer of Montana confirming that the conditions set forth in the immediately preceding bullet points have been satisfied; and

•        since the date of the Merger Agreement, a Material Adverse Effect with respect to Montana must not have occurred.

Conditions to Obligations of Montana

The obligation of Montana to complete the Business Combination is also subject to the satisfaction or waiver by Montana of the following conditions:

•        the representations and warranties of XPDB and Merger Sub (other than fundamental representations), must be true and correct as of the date of Closing as if made at and as of such time, except for representations and warranties that speak as of a specific date prior to the date of Closing, in which case such representations and warranties need only be true and correct as of such earlier date; provided, that this condition will be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Material Adverse Effect with respect to XPDB and Merger Sub, and fundamental representations must be true and correct other than de minimis inaccuracies as of the date of Closing (or, if given as of an earlier date, such earlier date);

•        each of XPDB and Merger Sub must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing pursuant to the terms of the Merger Agreement;

•        an authorized officer of XPDB and Merger Sub shall have executed and delivered to Montana a certificate as to compliance with the conditions set forth in the immediately preceding bullet points; and

•        the Aggregate Transaction Proceeds must be equal to or in excess of $85 million; provided that, upon receiving proceeds from the Capital Raise equal to or in excess of such amount, this condition will no longer apply.

No Solicitation

Montana.    From the date of the Merger Agreement until the earlier of (x) Closing or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, Montana agreed that it will not, and will not authorize or (to the extent within its control) permit any Montana affiliates, directors, managers, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers, proposals or inquiries related to, an acquisition proposal, (ii) engage in any discussions or negotiations with respect to an acquisition proposal with, or provide any non-public information or data to, any person that has made, or informs Montana that it is considering making, an acquisition proposal, or (iii) enter into any agreement (whether or not binding) relating to an acquisition proposal. Montana must give notice of any acquisition proposal to XPDB as soon as practicable following its awareness of such proposal.

XPDB.    From the date of the Merger Agreement until the earlier of (x) Closing or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, XPDB agreed that it will not, and will not authorize or (to the extent within its control) permit any of its subsidiaries or any of its subsidiaries’ directors, managers, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, managers’, officers’, employees’, agents’ or representatives’ capacity in such role with XPDB or such subsidiary, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an alternate business combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to an alternate business combination with, or provide any non-public information, data or access to, employees to, any person that has made, or informs XPDB that it is considering making, an alternate business combination proposal, or (iii) enter into any agreement (whether or not binding) relating to an alternate business combination. XPDB must give notice of any alternate business combination to Montana as soon as practicable following its awareness of such proposal.

Termination

The Merger Agreement may be terminated at any time at or prior to Closing, whether before or after approval of the proposals required to effect the Business Combination by XPDB’s stockholders.

Mutual Termination Rights

The Merger Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing, as follows:

•        in writing, by mutual consent of Montana, XPDB and Merger Sub;

•        by XPDB or Montana if any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger has been enacted, issued, promulgated, enforced or entered and has become final and non-appealable, except that a party may not terminate the Merger Agreement for this reason if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner than has proximately contributed to the enactment, issuance, promulgation, enforcement or entry into such law or order;

•        by Montana (if not in breach such that a closing condition cannot be satisfied) if any representation or warranty is not true and correct or if XPDB has failed to perform any covenant or agreement made by either XPDB or Merger Sub in the Merger Agreement (including an obligation to consummate the Closing), such that the conditions to the obligations of XPDB, as described in the section entitled “— Conditions to Closing of the Business Combination” above, could not be satisfied as of the date of Closing, and are or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to XPDB and Merger Sub by Montana and (ii) the Outside Date;

•        by XPDB (if not in breach such that a closing condition cannot be satisfied) if any representation or warranty is not true and correct or if Montana has failed to perform any covenant or agreement made by Montana in the Merger Agreement (including an obligation to consummate the Closing), such that the conditions to the obligations of Montana, as described in the section entitled “— Conditions to Closing of the Business Combination” above, could not be satisfied as of the date of Closing, and are or cannot be cured within the earlier of (i) thirty days after written notice thereof is delivered to Montana by XPDB and (ii) the Outside Date;

•        by written notice by any of Montana, XPDB or Merger Sub if the Closing has not occurred on or prior to December 14, 2023 (the “Outside Date”) so long as such party is not then in breach of the Merger Agreement in a manner that contributed to the occurrence of the failure of a condition; provided that if the XPDB stockholders approve any amendment to the organizational documents of XPDB that extends the deadline by which XPDB may complete an initial business combination, the Outside Date will be automatically extended to such new deadline for completing an initial business combination, including any Extension (in one month increments, for up to a total of 3 additional months) of the deadline pursuant to the approval of the XPDB Board;

•        by Montana at any time within three business days if the XPDB Board changes its recommendation to its stockholders to vote in favor of the Business Combination; or

•        by XPDB or Montana if the approval of the Proposals is not obtained at the Special Meeting (including any adjournments of such meeting).

Other Agreements

Sponsor Support Agreement

In connection with the execution of the Merger Agreement and pursuant to the terms of a Sponsor Support Agreement (the “Sponsor Support Agreement”) entered into among the Sponsor, XPDB, Montana and other holders of XPDB Class B Common Stock, a copy of which is attached to this proxy statement/prospectus as Annex D, the Sponsor and the other holders of XPDB Class B Common Stock agreed to, among other things, (i) vote at the Special Meeting any XPDB Class A Common Stock or XPDB Class B Common Stock (collectively, the “Sponsor Securities”), held of record or thereafter acquired in favor of the Proposals presented by XPDB at such meeting, (ii) be bound by certain other covenants and agreements related to the Business Combination, (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities and (iv) waive certain antidilution protections with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The quorum and voting thresholds at the Special Meeting and the Sponsor Support Agreement may make it more likely that XPDB will consummate the Business Combination. In addition, pursuant to the terms of the Sponsor Support Agreement, the Sponsor has agreed to waive its redemption rights with respect to any Sponsor Securities in connection with the completion of a Business Combination (which waiver was provided in connection with the XPDB IPO and without any separate consideration paid in connection with providing such waiver), has agreed not to transfer any Public Shares and Founder Shares held by it during the time prior to (i) Closing or (ii) the termination of the Merger Agreement, has agreed to waive anti-dilution protections and has agreed to subject certain of the shares of Class A Common Stock held by Sponsor following the conversion of the Founder Shares as of the Closing to certain vesting provisions. Specifically, the Sponsor Support Agreement provides that as of immediately prior to (but subject to) the Closing, 1,380,736 shares of Class A Common Stock held by the Sponsor following the conversion of the Founder Shares as of the Closing (the “Subject Vesting Shares”) will be subject to an earnout, with the Subject Vesting Shares vesting during the Vesting Period (i) simultaneously with the Earnout Payments made to the Montana Equityholders in a proportionate amount to the payment achieved in relation to the maximum Earnout Payment of equity interests of $200 million (the “Performance Vesting Trigger”) and (ii) up to 50% of the Subject Vesting Shares (including any vested Subject Vesting Shares from the Performance Vesting Trigger) vesting on any day following the Closing when the closing price of a share of Class A Common Stock on the Nasdaq (the “Closing Share Price”) equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and all remaining Subject Vesting Shares vesting when the Closing Share Price equals or exceeds $14.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

The Sponsor Support Agreement will terminate on the earlier of (i) the date the Business Combination becomes effective and (ii) the termination of the Merger Agreement in accordance with its terms. See the section entitled “Other Agreements — Sponsor Support Agreement.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, the Post-Combination Company, Sponsor, the Anchor Investors, and certain Montana Equityholders will enter into an Amended and Restated Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex H (the “Registration Rights Agreement”), pursuant to which the Post-Combination Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A Common Stock and other equity securities of XPDB that are held by the parties thereto from time to time. See the section entitled “Other Agreements — Registration Rights Agreement.”

Lock-Up Agreements

The Merger Agreement contemplates that, at the Closing, XPDB, Sponsor, XPDB’s independent directors and certain Montana Equityholders will each enter into Lock-Up Agreements, the form of which is attached to this proxy statement/prospectus as Annex G (each, a “Lock-Up Agreement”), pursuant to which the parties will be subject to certain restrictions on transfer with respect to the shares of common stock issued as part of the Merger Consideration beginning at Closing and ending on the date that is six months after the completion of the Business Combination. See the section entitled “Other Agreements — Lock-Up Agreements.”

Amended and Restated Bylaws

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, XPDB will amend and restate its bylaws to be in the form attached to this proxy statement/prospectus as Annex C (the “Amended and Restated Bylaws”).

Proposed Charter

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, XPDB will amend the Existing Charter to (a) increase the number of authorized shares of XPDB’s capital stock, par value $0.0001 per share, from 551,000,000 shares, consisting of (i) 500,000,000 shares of XPDB Class A Common Stock, (ii) 50,000,000 shares of XPDB Class B Common Stock and (iii) 1,000,000 shares of preferred stock, to            shares, consisting of (i)            shares of Class A Common Stock, (ii)            shares of Class B Common Stock (iii)            shares of preferred stock; (b) provide for a dual class stock structure in which shares of Class A Common Stock will each have one vote per share and shares of Class B Common Stock will have a number of votes per share necessary such that the Montana Equityholders collectively would own at the Closing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote; provided, however, that the number of votes per share shall be at least one vote per share; (c) eliminate certain provisions in our Existing Charter relating to the initial business combination and other matters relating to XPDB’s status as a blank-check company that will no longer be applicable to us following the Closing; and (c) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend our Existing Charter to change the name of the corporation to “Montana Technologies Corporation.”

For more information, see the section entitled “Proposal Number 2 — The Charter Proposal.”

XPDB Nasdaq Listing

The XPDB Class A Common Stock, units and XPDB public warrants are listed on the Nasdaq under the symbols “XPDB,” “XPDBU” and “XPDBW,” respectively. Following the Business Combination, the Class A Common Stock of the Post-Combination Company (including the Class A Common Stock issuable in the Business Combination) and Warrants of the Post-Combination Company are expected to be listed on the Nasdaq under the symbols “AIRJ” and “AIRJW.” The Post-Combination Company will not have units traded, and the XPDBU units will be delisted and deregistered following the Closing.

Comparison of Stockholders’ Rights

Following the Business Combination, the rights of Montana Equityholders who become stockholders of the Post-Combination Company in the Business Combination will no longer be governed by Montana’s limited liability company agreement (“Montana’s LLC Agreement”) and instead will be governed by the Proposed Charter and the Amended and Restated Bylaws. See the section entitled “Comparison of Stockholders’ Rights”.

Summary Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described in the section entitled “Risk Factors”. Such risks include, but are not limited to:

Risks related to Montana’s business and industry, including that:

•        We are a pre-revenue and development-stage company that has a limited operating history and has not yet commenced any operations, which could make it difficult to make any predictions about our future success or viability.

•        We may be unable to successfully develop and commercialize our AirJoule technology.

•        Our commercialization strategy relies heavily on our relationships with BASF, CATL and other third parties and partners who may not be easily replaced if our relationships terminate.

•        Demand for our products may not grow or may grow at a slower rate than we anticipate.

•        We are subject to risks associated with changing technology, product innovation, manufacturing techniques and operational flexibility, which may put us at a competitive disadvantage.

•        We may face significant competition from established companies that have longer operating histories, customer incumbency advantages, access to and influence with governmental authorities and more capital resources than we do.

•        The estimates and assumptions we use to determine the size of the total addressable market are based on a number of internal and third-party estimates, which may be incorrect and such inaccuracy could materially and adversely affect our business.

•        We may need to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others, which may be time-consuming and would cause us to incur substantial costs related to potential litigation or expensive licenses.

•        We may be subject to cyberattacks or a failure in our information technology and data security infrastructure that could adversely affect our business and operations.

•        Increased scrutiny of environmental, social, and governance (“ESG”) matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.

•        Our business may be affected by force majeure events outside of our control, including labor unrest, civil disorder, war, subversive activities or sabotage, climate change, including the increased frequency or severity of natural and catastrophic events, changes in climate change policies and COVID-19 and any future widespread public health crisis may negatively impact our business and operations.

•        Our business is subject to liabilities and operating restrictions arising from environmental, health and safety laws, regulations and permits across multiple jurisdictions.

•        We may incur higher costs, including costs to comply with new or more stringent environmental, health and safety laws and regulations, which may decrease our profitability.

•        Our failure to protect our intellectual property rights may undermine our competitive position, and litigation associated with our intellectual property rights may be costly.

Risks related to the Business Combination, including that:

•        Montana’s stockholders and XPDB’s stockholders will each have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•        There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the Nasdaq or that the Post-Combination Company will be able to comply with the continued listing standards of the Nasdaq.

•        The market price of shares of the Post-Combination Company’s common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of XPDB Class A Common Stock.

•        XPDB has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Merger Consideration is fair to its stockholders from a financial point of view.

•        If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.

•        The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

•        XPDB directors and officers may have interests in the Business Combination different from the interests of XPDB stockholders.

•        Montana directors and officers may have interests in the Business Combination different from the interests of Montana Equityholders.

•        Our Sponsor may have interests in the Business Combination different from the interests of XPDB stockholders.

•        The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

Risks related to redemption, including that:

•        If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by XPDB Public Stockholders may be less than $10.10 per share.

•        Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to XPDB Public Stockholders.

•        The ability of XPDB Public Stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.

Information about XPDB

Power & Digital Infrastructure Acquisition II Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The XPDB Class A Common Stock, units and XPDB public warrants are currently listed on the Nasdaq under the symbols “XPDB”, “XPDBU” and “XPDBW,” respectively. The mailing address of XPDB’s principal executive office is 321 North Clark Street, Suite 2440, Chicago, Illinois 60654 and the telephone number of XPDB’s principal executive office is (312) 262-5642.

Information about Montana

Montana is an atmospheric renewable energy and water harvesting technology company that aims to provide energy and cost-efficient and sustainable dehumidification, evaporative cooling and atmospheric water generation. As compared to currently existing HVAC systems, our AirJoule technology is designed to reduce energy consumption, minimize/eliminate harmful refrigerants, and generate material cost efficiencies. AirJoule is a climate solution technology that harvests the untapped supply of renewable thermal energy in water vapor in the atmosphere in an effort to provide significant energy efficiency gains in HVAC, as well as a potential source of potable water. Montana is focused on scaling manufacturing through global joint ventures and deploying AirJoule units worldwide as a key part of the solution to address global warming and water scarcity.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although XPDB will acquire all of the outstanding equity interests of Montana in the Business Combination, XPDB will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Montana issuing shares for the net assets of XPDB, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Montana. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2023, gives effect to the Business Combination and related transactions as if they had occurred on September 30, 2023. The summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2023, and for the year ended December 31, 2022, give effect to the Business Combination and related transactions as if they had occurred on January 1, 2022, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of XPDB and Montana for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Post-Combination Company following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•        Assuming Minimum Redemptions Scenario:    This presentation assumes that, after June Redemptions, no XPDB Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Contractual Redemptions Scenario:    This presentation assumes that, after the June Redemptions, 2,686,297 Public Shares are redeemed for aggregate redemption payments of $28.6 million, assuming a $10.66 per share redemption price. The Merger Agreement contains a condition to the Closing that, at the Closing, the Aggregate Transaction Proceeds shall be equal to or greater than $85 million; provided that, upon receiving proceeds in the Capital Raise equal to or in excess of such amount, this condition shall no longer apply. As certain of XPDB’s directors and the Sponsor waived their redemption rights, only 25% of potential redemptions by XPDB Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “Assuming Minimum Redemptions Scenario” and presents additional adjustments to reflect the effect of the Assuming Maximum Contractual Redemptions Scenario. The “Assuming Maximum Contractual Redemptions Scenario” represents the maximum number of Public Shares that may be redeemed and still satisfy the Aggregate Transaction Proceeds Condition. In the event XPDB’s Aggregate Transaction Proceeds at Closing is insufficient to meet the Aggregate Transaction Proceeds Condition due to redemptions by XPDB Public Stockholders beyond what is represented in the “Assuming Maximum Contractual Redemptions Scenario,” a condition to the Closing would not be met and the Business Combination may not be consummated. However, the Aggregate Transaction Proceeds Condition is a contractual condition that may be waived by Montana or may be modified by the parties to the Merger Agreement and if the applicable parties agree to waive or modify such condition, up to an additional 7,921,881 Public Shares may be redeemed.

	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the nine months ended September 30, 2023
Net loss	$(14,763)	$(14,763)
Weighted average shares outstanding – basic and diluted	55,748,159	53,061,862
Basic and diluted net loss per share	$(0.26)	$(0.28)
	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended December 31, 2022
Net loss	$(11,052)	$(11,052)
Weighted average shares outstanding – basic and diluted	55,748,159	53,061,862
Basic and diluted net loss per share	$(0.20)	$(0.21)
	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
	(in thousands)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2023
Total assets	$92,737	$64,092
Total liabilities	75,801	76,087
Total stockholders’ equity (deficit)	$16,936	$(11,995)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE
FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for XPDB and Montana on a stand-alone basis and the unaudited pro forma combined share information for the nine months ended September 30, 2023 and for the year ended December 31, 2022, after giving effect to the Business Combination, assuming (i) after the June Redemptions, no XPDB Public Stockholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) after the June Redemptions, the XPDB Public Stockholders exercise their redemption rights with respect to a maximum of 2,686,297 Public Shares, or approximately $10.66 per share or $28.6 million. The Assuming Maximum Contractual Redemptions Scenario amount reflects the maximum number of Public Shares that can be redeemed without violating the conditions of the Merger Agreement. This scenario includes all adjustments contained in the “Assuming Minimum Redemptions Scenario” and presents additional adjustments to reflect the effect of the Assuming Maximum Contractual Redemptions Scenario.

This information is only a summary and should be read together with the selected historical financial information summary of XPDB and Montana and the historical financial statements and related notes of each of XPDB and Montana, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of XPDB and Montana is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had XPDB and Montana consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of XPDB and Montana would have been had XPDB and Montana consummated a business combination during the periods presented.

	Montana (Historical)	XPDB (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Contractual Redemptions)
As of and for the Nine Months Ended September 30, 2023
Book (deficit) value per unit/share(1)	$(2.10)	$(0.75)	$0.30	$(0.23)
Weighted average common units (Montana)/Class A Common stock (XPDB) outstanding – basic and diluted	1,402,634	21,440,108	55,748,159	53,061,862
Net (loss) income per unit (Montana)/Class A Common stock (XPDB) – basic and diluted	$(5.35)	$0.04	$(0.26)	$(0.28)
Weighted average shares outstanding of Class B Common stock – basic and diluted		7,187,500
Net income per share, Class B Common Stock – basic and diluted		$0.04

____________

(1)      The book (deficit) value per unit/share is equal to the total stockholders’ (deficit) equity divided by the total number of basic (or diluted) outstanding units/shares.

	Montana (Historical)	XPDB (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Contractual Redemptions)
For the Year Ended December 31, 2022
Weighted average common units (Montana)/Class A Common stock (XPDB) outstanding – basic and diluted	1,247,340	28,750,000	55,748,159	53,061,862
Net (loss) income per unit (Montana)/share of Class A Common Stock (XPDB) – basic and diluted	$(2.00)	$0.06	$(0.20)	$(0.21)
Weighted average shares of Class B Common stock outstanding – basic and diluted		7,187,500
Net income per share, Class B Common Stock – basic and diluted		$0.06

MARKET PRICE AND DIVIDEND INFORMATION

XPDB

The XPDB Class A Common Stock, units and XPDB public warrants are listed on the Nasdaq under the symbols XPDB, XPDBU and XPDBW, respectively.

The closing price of the XPDB Class A Common Stock, units and XPDB public warrants on June 2, 2023, the last trading day before announcement of the execution of the Merger Agreement, was $10.35, $10.36 and $0.06, respectively. As of            , 2023, the Record Date, the most recent closing price for each of the XPDB Class A Common Stock, units and XPDB public warrants was $            , $            and $            , respectively.

Holders of the XPDB Class A Common Stock, units and XPDB public warrants should obtain current market quotations for their securities. The market price of XPDB’s securities could vary at any time before the Business Combination.

Holders

As of the Record Date, there were            holder(s) of record of the XPDB units,            holder(s) of record of XPDB Class A Common Stock,            holder(s) of record of XPDB Class B Common Stock,            one holder(s) of record of XPDB public warrants and            holder(s) of record of Private Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Public Shares and XPDB public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

XPDB has not paid any cash dividends on XPDB Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Post-Combination Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Company Board at such time. The Post-Combination Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Montana

The historical market price for Montana’s securities is not provided because there is no public market for Montana’s securities. See the section entitled “Montana’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of XPDB and Montana. These statements are based on the beliefs and assumptions of the management of XPDB and Montana. Although XPDB and Montana believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither XPDB nor Montana can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “predicts”, “projects”, “potential”, “forecasts”, “target”, “future”, “opportunity,” “may”, “might”, “will”, “will be”, “will continue,” “will likely result”, “strategy”, “could”, “should”, “would”, “seeks”, “plans”, “scheduled”, “possible”, “anticipates” or “intends” or similar expressions (including the negative versions of such words or expressions). Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability or likelihood of XPDB and Montana prior to the Business Combination, and the Post-Combination Company following the Business Combination, to:

•        execute their business strategies, including monetization of Montana’s product offerings;

•        anticipate the uncertainties inherent in the development of new business lines and business strategies;

•        meet the closing conditions to the Business Combination, including approval by stockholders of XPDB on the expected terms and schedule;

•        realize the benefits expected from the proposed Business Combination;

•        anticipate the amount of funds available in the Trust Account as a result of stockholder redemptions or otherwise;

•        develop, design, and sell products that are differentiated from those of competitors;

•        consummate the Business Combination due to the uncertainty resulting from the COVID-19 pandemic, the invasion of Ukraine by Russia and resulting sanctions, and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases);

•        retain and hire necessary employees;

•        attract, train and retain effective officers, key employees or directors;

•        achieve future operating and financial results;

•        comply with or anticipate the effects of laws and regulations applicable to its business;

•        stay abreast of modified or new laws and regulations applying to its business;

•        anticipate the impact of, and response to, new accounting standards;

•        anticipate the significance and timing of contractual obligations;

•        maintain key strategic relationships with partners and form relationships with customers;

•        respond to uncertainties associated with product development and market acceptance, including the impact, cost and performance of the AirJoule technology once commercialized;

•        successfully defend against potential litigation;

•        upgrade and maintain information technology systems;

•        access, collect and use personal data about third parties;

•        acquire and protect intellectual property;

•        anticipate rapid technological changes;

•        meet potential future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•        maintain the listing on, or the delisting of XPDB’s or the Post-Combination Company’s securities from, the Nasdaq or an inability to have our securities listed on the Nasdaq or another national securities exchange following the Business Combination;

•        effectively respond to general economic and business conditions;

•        obtain additional capital or financing, as necessary, including use of the debt market; and

•        successfully deploy the proceeds from the Business Combination.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of XPDB and Montana prior to the Business Combination, and the Post-Combination Company following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/ prospectus:

•        the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of XPDB securities;

•        the risk that the Business Combination may not be completed by XPDB’s business combination deadline and the potential failure to obtain an Extension of the business combination deadline if sought by XPDB;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the proposed transactions by XPDB’s stockholders, the satisfaction of the minimum Aggregate Transaction Proceeds amount following redemptions by XPDB Public Stockholders and the receipt of certain governmental and regulatory approvals;

•        the failure to obtain financing to complete the Business Combination and to support the future working capital needs of Montana;

•        the effect of the announcement or pendency of the Business Combination on Montana’s business relationships, performance, and business generally;

•        risks that the Business Combination disrupts current plans of Montana and potential difficulties in Montana’s employee retention as a result of the Business Combination;

•        risks related to disruption of management’s time and attention from ongoing business operations due to the proposed Business Combination;

•        litigation, complaints, product liability claims and/or adverse publicity, including any legal proceedings that may be instituted against XPDB or Montana related to the Merger Agreement and the Business Combination;

•        the ability to maintain the listing of the Post-Combination Company’s securities on the Nasdaq following the Business Combination;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        the enforceability of Montana’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others;

•        the price of XPDB’s securities, including volatility resulting from changes in the competitive and highly regulated industries in which Montana plans to operate, variations in performance across competitors, and changes in laws and regulations, or changes in the implementation of regulations by regulatory bodies, affecting Montana’s business;

•        the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather (including weather influenced by climate change), demographic trends and employee availability;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, including the possibility of cost overruns or unanticipated expenses in development programs, and the ability to identify and realize additional opportunities; and

•        any defects in new products or enhancements to existing products.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of XPDB and Montana prior to the Business Combination, and the Post-Combination Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can XPDB or Montana assess the impact of all such risk factors on the business of XPDB and Montana prior to the Business Combination, and the Post-Combination Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to XPDB or Montana or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. XPDB and Montana prior to the Business Combination, and the Post-Combination Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of XPDB or Montana, as applicable, on the relevant subject. These statements are based upon information available to XPDB or Montana, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that XPDB or Montana, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Neither XPDB nor Montana gives any assurance that either XPDB or Montana will achieve its expectations. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the Proposals presented in this proxy statement/prospectus. In this section “we,” “us” and “our” refer to Montana prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Risks Related to Our Business and Our Industry

We have not yet commenced planned business line activities and have a limited operating history, which may make it difficult to evaluate the prospects for our future viability. There is no assurance that we will successfully execute our proposed strategy.

We are a pre-revenue and development-stage company. We were established as Montana Technologies LLC in 2018 and have not commenced any operations and have no history of commercializing our AirJoule technology. Our limited operating history may make it difficult for you to evaluate our current business and future prospects as we continue to grow our business. Our ability to forecast future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, and we will continue to encounter such risks and uncertainties as we grow our business. If our assumptions regarding these uncertainties are incorrect, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. Consequently, any predictions we make about our future success and our viability may not be as accurate as they could be if we had an operating history.

We will initially depend on revenue generated from a single product and in the foreseeable future will be significantly dependent on a limited number of products.

After we have successfully developed and commercialized our AirJoule technology, we will initially depend on revenue generated from our AirJoule units for the foreseeable future and will be significantly dependent on a single or limited number of products. Given that, for the foreseeable future, our business will depend on a single or limited number of products, to the extent that a particular product is not well-received by the market, our sales volume, prospects, business, results of operations and financial condition could be materially and adversely affected.

We face significant barriers in our attempts to deploy our technology and may not be able to successfully develop our technology. If we cannot successfully overcome those barriers, it could adversely impact our business and operations.

The technology behind our AirJoule units is very complex, and, while we have successfully produced a prototype unit within our test facility, we are still in the process of producing a unit that delivers dehumidified air, cooling and volume of water at the energy efficiency that we are anticipating we can achieve. If we are unable to successfully develop our technology, our operating and financial results could materially differ from our expectations and our business could suffer.

Our commercialization strategy relies heavily on our relationships with BASF, CATL and other third parties and partners who may have interests that diverge from ours and who may not be easily replaced if our relationships terminate, which could adversely impact our business and financial condition.

We anticipate that the growth of our business will depend on third-party relationships, including service providers, suppliers, consultants, referral sources, and other partners. In particular, our commercialization strategy relies heavily on our relationships with BASF and CATL. We have entered into a development agreement with BASF for the production of engineered super-porous materials that are applied as a coating to AirJoule contactors to perform the energy and water-harvesting function, and we are continuing to work with BASF to execute an ongoing development agreement to scale for mass production and global manufacturing and supply. Additionally, we have entered into a joint venture agreement with an affiliate of CATL to manufacture and commercialize our AirJoule technology in certain countries.

Our heavy reliance on both of these business partners could adversely affect our business and financial condition if either of these partners chooses to terminate their relationship with us or make material changes to their businesses, products or services in a manner that is adverse to us. CATL has informed us that it intends to exit a portion of its equity investment in Montana, by selling some of its equity interests in Montana to third parties, in favor of focusing on the CAMT joint venture. This exit by CATL may have a material and adverse effect on our efforts to raise capital, which in turn could have a material adverse effect on our business and financial condition. Further, while we intend to pursue additional relationships with other third parties, identifying, negotiating and documenting relationships with third parties, as well as integrating third-party products and services requires significant time and resources, and we may not be successful in doing so.

Demand for our products may not grow or may grow at a slower rate than we anticipate.

To date, we have not had any sales of our products, but we have engaged with partners like BASF and CATL to assist us with the commercialization of our AirJoule units. Operating results are difficult to forecast as they generally depend on our assessment of the demand for our products. Our business may be affected by reductions in demand for our products and the price of competitors’ products as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our AirJoule unit may not prove to be accurate. We may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in demand, which could ultimately cause our operating results to differ from expectations. If actual results differ from our estimates, analysts or investors may negatively react and our share price could be materially adversely affected.

Our financial results depend on successful project execution and may be adversely affected by cost overruns, failure to meet customer schedules, failure of our suppliers or partners to fulfill their obligations to us or other execution issues.

Commercialization of our AirJoule units is subject to a number of significant risks, including project delays, cost overruns, changes in scope, unanticipated site conditions, design and engineering issues, incorrect cost assumptions, increases in the cost of materials and labor, health and safety hazards, third-party performance issues and changes in laws or permitting requirements. If a third party or other subcontractor that we have contracted fails to fulfill its contractual obligations to us, we could face significant delays, cost overruns and liabilities. Our continued growth will depend in part on executing a greater volume of large projects, which will require us to expand and retain our project management and execution personnel and resources. If we are unable to manage these risks, we may incur higher costs, liquidated damages and other liabilities, which may decrease our profitability and harm our reputation.

COVID-19 and any future widespread public health crisis could negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our future customers and result in reduced demand for our products.

Examples of how COVID-19 and any future widespread public health crisis may impact our business, results of operations and the price of our securities in the future include, but are not limited to:

•        such event may interfere with our ability, or the ability of our employees, contractors, suppliers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business;

•        such event may cause disruptions from the temporary closure or suspension of activities related to the relocation of our facilities, third-party suppliers and manufacturers or restrictions on our employee’s and other service providers’ ability to travel; and

•        such event and related government responses to address any such event may cause sudden and extreme changes in the price of our securities.

New variants of COVID-19 and other future public health crises and pandemics may affect our operating and financial results in a manner that is not presently known to us or not presently considered to be a significant risk to our operations. Furthermore, our limited operating history combined with the uncertainty created by the COVID-19 pandemic significantly increases the difficulty of forecasting operating results and of strategic planning. If we are unable to effectively predict and manage the impact of the COVID-19 pandemic and other future public health crises on our business, our results of operations and financial condition may be negatively impacted.

Any financial or economic crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.

In recent years, global economies have suffered dramatic downturns as a result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis, and a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, inflation, ratings downgrades of certain investments and declining valuations of others. The United States and certain other governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. The outcome of the actions taken by these governments is still ongoing and, consequently, the return of adverse economic conditions may negatively impact the demand for our technology and may negatively impact our ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Manufacturing issues not identified prior to design finalization, long-lead procurement and/or fabrication could potentially be realized during production or fabrication and may impact our deployment cost and schedule, which could adversely impact our business.

It is possible that in the future we may experience delays and other complications from our partners and third-party suppliers in the development and manufacturing of the components and other implementing technology required for deploying our AirJoule units. Any disruption or delay in the development or supply of such components and technology could result in the delay or other complication in the design, manufacture, production and delivery of our technology that could prevent us from commercializing our AirJoule units according to our planned timeline and scale. If delays like this recur or if we experience issues with planned manufacturing activities, supply of components from third parties or design and safety, we could experience issues or delays in commencing or sustaining our commercial operations.

If we encounter difficulties in scaling our production and delivery capabilities, if we fail to develop such technologies before our competitors or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, reputation and financial condition could be materially and adversely impacted.

Our sales and profitability may be impacted by, and we may incur liabilities as a result of, warranty claims, product defects, recalls, improper use of our products, or our failure to meet performance guarantees or customer safety standards.

We anticipate that our customers will require product warranties as to the proper operation and conformance to specifications of the products we manufacture or install. Failure of our products to operate properly or to meet specifications of our customers or our failure to meet our performance guarantees may increase costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer, or could otherwise result in liability to our customers. There are significant uncertainties and judgments involved in estimating warranty and performance guarantee obligations, including changing product designs, differences in customer installation processes and failure to identify or disclaim certain variables. To the extent that we incur substantial warranty or performance guarantee claims in any period, our reputation, earnings and ability to obtain future business could be materially adversely affected.

Increased scrutiny of ESG matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.

We are increasingly facing more stringent ESG standards, policies and expectations, and expect to continue to do so as a listed company following the Closing with growing operations. Companies across all industries are facing increasing scrutiny from a variety of stakeholders, including investor advocacy groups, proxy advisory firms, certain institutional investors and lenders, investment funds and other influential investors and rating agencies, related to their ESG and sustainability practices. We generally experience a strong ESG emphasis among our customers, partners and competitors. Some of these stakeholders maintain standards, policies and expectations regarding environmental matters (e.g., climate change and sustainability), social matters (e.g., diversity and human rights) and corporate governance matters (e.g., taking into account employee relations when making business and investment decisions, ethical matters and the composition of the board of directors and various committees). There is no guarantee that we will be able to comply with applicable ESG standards, policies and expectations, or that we will, from the perspective of other stakeholders and the public, appear to be complying with such ESG standards, policies and expectations. If we do not adapt to or comply with investor or other stakeholder standards, policies, or expectations on ESG matters as they continue to evolve, or if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected.

While we may at times engage in or prepare voluntary ESG initiatives and disclosures to respond to stakeholder expectations or to improve our ESG profile, such initiatives and disclosures may be costly and may not have the desired effect. Expectations regarding our management of ESG matters continues to evolve rapidly, in many instances due to factors that are beyond our control. For example, we may ultimately be unable to complete certain initiatives or targets, either on the timelines initially announced or at all, due to technological, cost, or other constraints, which may be within or outside of our control. Moreover, our ESG actions or statements may be based on expectations, assumptions, or third-party information that we currently believe to be reasonable, but which may subsequently be determined to be erroneous or be subject to misinterpretation. If we fail to, or are perceived to fail to, implement certain ESG initiatives or achieve certain ESG objectives, we may be subject to various adverse impacts, including reputational damage and potential stakeholder engagement and/or litigation, even if such initiatives are currently voluntary. Certain market participants, including major institutional investors and capital providers, use third-party benchmarks and scores to assess companies’ ESG profiles in making investment or voting decisions. Unfavorable ESG ratings could lead to increased negative investor sentiment towards us or our industry and to the diversion of investment to other industries, which could negatively impact our share price as well as our access to and cost of capital.

Moreover, because of the industry we are in, any of our operational or strategic efforts may be viewed as relating to our ESG initiatives and, even if those initiatives are undertaken voluntarily, they may still be viewed as relating to our operational and strategic efforts. This means that if we fail, or are perceived to fail, to implement certain ESG initiatives or achieve certain ESG objectives it could have a disproportionately negative impact on our business.

Actual or perceived failure to comply with ESG standards may detrimentally affect our business in a variety of ways. Among others, we could face challenges with procuring investments and financing, whether for general business purposes or for specific projects, and we could have difficulty attracting or retaining employees. Accordingly, failure to establish a sufficiently strong ESG profile relative to our peers could limit our ability to generate and successfully utilize business opportunities. We also note that divergent views regarding ESG principles are emerging in the U.S., and in particular, in U.S. state-level regulation and enforcement efforts. In the future, various U.S. regulators, state actors and other stakeholders may have views on ESG matters, the renewable energy industry, the energy transition or our business that are less favorable to our business or operations, or such stakeholders may seek to impose additional regulation and restrictions on us or our business. Any such events could have material adverse effects on our business, financial condition, results of operations, cash flow and prospects.

We also expect there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters. We may be subject to ESG or sustainability-related regulation in multiple jurisdictions, including the U.S., and complying with these regulations in multiple jurisdictions may increase the complexity and cost of our compliance efforts. Moreover, increased regulation and increased stakeholder expectations will likely lead to increased costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

Our ability to realize projects may be impaired should we fail to adhere to the common ESG standards in our industry. Moreover, such failure could result in reputational damage for us among both potential customers and investors. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects. For further information regarding ESG-related risk, see “There are risks associated with operating in foreign countries, including those related to economic, social and/or political instability, and changes of law affecting foreign companies operating in that country. In particular, we may suffer reputational harm due to our business dealings in certain countries that have previously been associated, or perceived to have been associated, with human rights issues. Increased scrutiny and changing expectations from investors regarding environmental, social and governance (“ESG”) considerations may result in the decrease of the trading price of our securities.”

Physical and transition risks arising from climate change, including risks posed by the increased frequency or severity of natural and catastrophic events and regulations or policies related to climate change, may negatively impact our business and operations.

A natural disaster, or severe weather conditions, including in connection with climate change, or an accident that damages or otherwise adversely affects any of our current or future operations, assets, or third-party infrastructure could materially and adversely affect our business, financial condition and results of operations. Severe floods, droughts, lightning strikes, earthquakes, extreme wind conditions, severe storms, heatwaves, wildfires, monsoons and other unfavorable weather conditions or natural disasters (including those related to climate change) could damage our property and assets, or those of third parties on which we rely, or require us to shut down our current or future production facilities and/or related equipment and facilities, impeding our ability to operate and maintain our current or future production facilities and decreasing our revenues from operations. Climate change may also contribute to various chronic changes in the physical environment, such as sea-level rise or changes in ambient temperature or precipitation patterns, which may also adversely impact our or our suppliers’ operations or the operations of those who would install our products. While we may take various actions to mitigate our business risks associated with climate change and other natural and catastrophic events, this may require us to incur substantial costs and may not be successful, due to, among other things, the uncertainty associated with the longer-term projections associated with managing climate risk. For example, to the extent natural and catastrophic events or severe weather conditions become more frequent and intense, it may adversely impact the availability or cost of materials and increase the cost of insurance and other operating costs and therefore result in an increase in the costs of our products. Potential adverse impacts from climate change may also create health and safety issues for employees operating at our facilities and may lead to an inability to maintain standard operating hours.

Additionally, we expect to be subject to transition risks associated with societal efforts to mitigate or otherwise respond to climate change, including but not limited to increased laws and regulations, evolving stakeholder expectations, and changes in market demand. For example, at the international level, the United Nations-sponsored “Paris Agreement” requires member states to submit individually determined reduction goals known as “Nationally Determined Contributions” every five years after 2020. President Biden recommitted the United States to the Paris Agreement and, in April 2021, announced a goal of reducing the United States’ greenhouse emissions by 50-52% below 2005 levels by 2030. Various state and local governments have also publicly committed to furthering the goals of the Paris Agreement. In addition, the 26th Conference of the Parties concluded with the finalization of the Glasgow Climate Pact, which stated long-term global goals (including those in the Paris Agreement) to limit the increase in global average temperature and emphasized the need for reductions in greenhouse gas emissions. The full impact of these actions, and any legislation promulgated to fulfill national commitments thereunder, is uncertain at this time, and it is unclear what additional regulatory, policy, or other initiatives may be adopted or implemented in the future. New or amended international agreements, legislation, regulations or executive action addressing climate change could increase our current and future production, compliance, and other operating costs and the costs of our customers, which could decrease demand for our products. Should our customers and the markets we serve impose emissions or other environmental standards through regulation, policies, consumer preferences or otherwise, we may not be able to timely meet such standards, which could have an adverse effect upon our reputation, competitive position, and our business more broadly. There is also regulatory and budgetary uncertainty associated with certain government incentives, which, if discontinued, could adversely impact the demand for energy-efficient buildings and could increase our costs of compliance. Changing market dynamics, global and domestic policy developments, and the increasing frequency and impact of meteorological phenomena have the potential to disrupt our business, the business of our suppliers and/or customers, or otherwise adversely impact our business, financial condition, or results of operations. Any failure to adapt to changing market conditions influenced by climate change, to compete successfully with existing or new competitors (which may arise in part to meet demand driven by climate change), and to adopt new or enhanced offerings could limit our growth and have a material adverse effect on our business and prospects. Relatedly, see “We are subject to risks associated with changing technology, product innovation, manufacturing techniques, operational flexibility and business continuity, which could place us at a competitive disadvantage.”

Our business and current and future production facilities are subject to liabilities and operating restrictions arising from environmental, health and safety laws, regulations, and permits. We will be subject to environmental, health and safety laws and regulations in multiple jurisdictions, which impose substantial compliance requirements on our operations. Our operating costs could be significantly increased in order to comply with new or more stringent regulatory standards in the jurisdictions in which we operate.

Our business and our and our partners’ current and future production facilities are and will be subject to various foreign, federal, state and local environmental, health and safety (“EHS”) laws, regulations, guidelines, policies, directives, permits, and other requirements governing or relating to, among other things:

•        the protection of wildlife, including migratory birds, bats, and threatened and endangered species, such as desert tortoises, or protected species such as eagles, and other protected plants or animals whose presence or movements often cannot be anticipated or controlled;

•        water use, and discharges of pollutants into nearby wetlands or navigable waters;

•        hazardous or toxic substances or wastes and other regulated substances, materials, or chemicals, including those existing on a site prior to our use or occupancy of the site or releases thereof into the environment;

•        land use, zoning, building, and transportation laws and requirements, which may mandate conformance with sound levels, radar and communications interference, hazards to aviation or navigation, or other potential nuisances;

•        the presence or discovery of archaeological, historical, religious, or cultural artifacts or resources at or near our facilities;

•        the protection of workers’ health and safety; and

•        the proper decommissioning and reclamation of a site at the end of its useful life.

Pursuant to these laws, we may be required to obtain various permits from certain regulatory agencies for our operations. If our facilities and operations do not comply with such laws, regulations, requirements or permits, each of which may vary across the jurisdictions in which we operate, we may be required to pay significant administrative or civil penalties or fines, curtail or cease operation of the affected facilities, make costly modifications to such facilities, or seek new or amended permits for our operations. Violations of environmental and other laws, regulations, and permit requirements, including certain violations of laws protecting wetlands, migratory birds, and threatened or endangered species, may also result in criminal sanctions or injunctions. The global EHS regulatory environment continues to change, and these laws and regulations, and the enforcement thereof, have tended to become more stringent over time. It is possible that new standards could be imposed, or interpretation or enforcement of existing laws and regulations could change, making the regulatory environment more stringent. Such changes could result in higher operating expenses, the obsolescence of our products or an interruption or suspension of our operations and have an adverse effect on our business, financial condition and results of operations.

Our current and future operations also carry inherent EHS risks, including the potential for related civil litigation, regulatory compliance, remediation orders, fines, and other penalties. For instance, equipment or machinery at our current facility or any future facilities could malfunction or experience other unplanned events that cause spills or environmental contamination, which in turn could result in personal injury, fines, or property damage. EHS laws and regulations have generally become more stringent over time, and we expect this trend to continue. We may need to incur significant capital and operating costs to keep our current facility and any future facilities in compliance with such EHS laws and regulations. If it is not economical to make those expenditures, or if we violate any applicable EHS laws and regulation, it may be necessary to retire or suspend operations of our facilities or restrict or modify our operations to obtain or maintain compliance, either of which could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

Additionally, we may be held liable for related investigatory and clean-up costs for any property where there has been a release or potential release of a hazardous substance, regardless of whether we knew of or caused the release or potential release, even in the absence of negligence. We could also be liable for other costs, including fines, personal injury, property damage, damage to natural resources or the costs of certain health studies. In addition, some environmental laws place a lien on a contaminated site in favor of the government as security for damages and costs it may incur relating to contamination and clean-up. Contained or uncontained hazardous substances on, under, or near our facilities, regardless of whether we own or lease the property, or the inability to remove or otherwise remediate such substances may restrict or eliminate our ability to operate our projects.

Furthermore, foreign, federal, state, and local governments are increasingly regulating and restricting the use of certain chemicals, substances, and materials. Some of these policy initiatives could impact our business. For example, laws, regulations, or other policy initiatives might restrict substances found within component parts to our products, in which event we would be required to comply with such requirements, which could in turn require changes to our products and increase our production and operating costs.

Many foreign, federal, state, and local environmental laws, regulations, and permitting requirements will apply to development of our future facilities and could negatively impact our ability to develop and operate our future facilities. Violations of environmental and other laws, regulations, and permit requirements; the discovery of threatened or endangered species or their habitat, hazardous materials, or archaeological, historical, or cultural artifacts at our future facility sites; or adverse effects on public or private lands could also result in negative publicity for us, which could, in turn, limit our ability to develop our facilities and acquire interests in additional facilities in the future.

Our past and potential future transactions with foreign-based commercial partners and investors may be subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS actions, including potentially imposing restrictions or conditions on these transactions, or forcing us to terminate these transactions, could adversely impact our business and operations.

CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses for national security considerations. Among other things, CFIUS is authorized to require mandatory filings for certain foreign investments in the United States and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to such investments choose not to file voluntarily. With respect to transactions that CFIUS determines present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures or recommend that the president of the United States block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors: the nature and structure of the transaction; whether the target entity or assets constitute a U.S. business; the level of beneficial ownership and voting interests acquired by foreign persons; and the nature of any information, control, access or governance rights that the transaction affords foreign persons. For example, any transaction that could result in foreign “control” (as such term is defined in the CFIUS regulations) of a U.S. business is within CFIUS’s jurisdiction, including such a transaction carried out through a joint venture. In addition, CFIUS has jurisdiction over certain investments that do not result in control of a U.S. business by a foreign person but that afford a foreign person certain access, involvement or governance rights in a “TID U.S. business,” that is, a U.S. business that: (1) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies;” (2) owns, operates, manufactures, supplies or services certain “covered investment critical infrastructure;” or (3) maintains or collects, directly or indirectly, “sensitive personal data” of U.S. citizens.

We have in the past entered into, and may in the future enter into, commercial arrangements with foreign persons including, for example, our development agreement with BASF and our joint venture with an affiliate of CATL. In addition, foreign investors have invested in us in the past and may invest in us in the future, and we may continue to pursue partnerships and operations outside of the United States.

CFIUS has broad discretion to interpret its regulations, and CFIUS policies and practices are evolving rapidly. As a result, we cannot predict whether CFIUS may seek to review our past or potential future transactions involving a foreign person, even if such transactions did not or will not require a mandatory CFIUS filing at the time of the transaction. Any review by CFIUS of one or more of our past or potential future transactions involving a foreign person may have outsized impacts on, among other things, the certainty, timing, feasibility and cost of the transaction in question, and there can be no assurance that we and the foreign person will be able to maintain (if the transaction has already been completed), or proceed with (if the transaction is pending), the transaction on acceptable terms or at all.

We expect to be dependent on a limited number of customers and end markets. A decline in revenue from, or the loss of, any significant customer, could have a material adverse effect on our financial condition and operating results.

We are in the process of developing our technology and do not yet have any customers. We expect to depend upon a small number of customers for a substantial portion of our future revenue. Accordingly, a decline in revenue from, or the loss of, any significant customer could have a material adverse effect on our financial condition and operating results. We cannot assure that prospective customers will ultimately utilize our products and services or enter into contracts with us for such products and services on acceptable terms or at all.

There can also be no assurance that our efforts to secure new customers, including through acquisitions, will succeed in reducing our customer concentration. Acquisitions are also subject to integration risk, and revenues and margins could be lower than we anticipate. Failure to secure business from new customers in any of our end markets would adversely impact our operating results.

We may depend on sole-source and limited-source suppliers for key components and products. If we are unable to source these components and products on a timely basis or at acceptable prices, we will not be able to deliver our products to our customers and production time and production costs could increase, which may adversely affect our business.

Our manufacturing processes rely on many materials. We purchase, and will continue to purchase, a significant portion of our materials, components and finished goods used in our production facilities from a few suppliers, some of which are single-source suppliers. As certain materials are highly specialized, the lead time needed to identify and qualify a new supplier is typically lengthy and there is often no readily available alternative source. We do not generally have long-term contracts with our suppliers and substantially all of our purchases are on a purchase order basis. Suppliers may extend lead times, limit supplies, place products on allocation or increase prices due to commodity price increases, capacity constraints or other factors and could lead to interruption of supply or increased demand in the industry.

Additionally, the supply of these materials may be negatively impacted by increased trade tensions between the U.S. and its trading partners, particularly China. In the event that we cannot obtain sufficient quantities of materials in a timely manner, at reasonable prices or of sufficient quality, or if we are not able to pass on higher materials costs to our customers, our business, financial condition and results of operations could be adversely impacted.

We may face supply chain competition, including competition from businesses in other industries, which could result in insufficient inventory and negatively affect our results of operations.

Certain of our suppliers also supply systems and components to other businesses. As a relatively low-volume purchaser of certain of these parts and materials, we may be unable to procure a sufficient supply of the items we need in the event that our suppliers fail to produce sufficient quantities to satisfy the demands of all of their customers, which could materially adversely affect our business, financial condition and results of operations.

We are subject to risks associated with changing technology, product innovation, manufacturing techniques, operational flexibility and business continuity, which could place us at a competitive disadvantage.

The industries in which we operate are subject to rapid technological change, evolving industry standards and practices and changing customer needs and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. We may introduce significant changes to our AirJoule unit or develop and introduce new and unproven products, including using technologies with which we have little or no prior development or operating experience. If we are unable to develop and sell new technology, features and functionality for our AirJoule unit that satisfy our customers and that keep pace with rapid technological and industry change, our revenue and operating results could be adversely affected. If new technologies emerge that deliver competitive solutions at lower prices, more efficiently, more conveniently or more securely, it could adversely impact our ability to compete and place us at a competitive disadvantage.

We expect to incur research and development costs and devote resources to identifying and commercializing new products, which could reduce our profitability and may never result in revenue to us.

We will require significant capital to develop and grow our business and we expect to incur significant expenses, including those relating to developing and commercializing our AirJoule units, research and development, production, sales, maintenance and service and building the AirJoule brand. Our current estimates of the costs associated with development and commercialization could prove inaccurate, and that could impact the cost of our technology and of our business overall. If we are unable to efficiently design, develop, commercialize, license, market and deploy our technology in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

Our long-term success will depend ultimately on implementing our business strategy and operational plan, as well as our ability to generate revenues, achieve and maintain profitability and develop positive cash flows.

We are a new company with a history of losses. We have incurred a net loss of approximately $2.8 million and $2.3 million for the year ended December 31, 2022, and 2021, respectively. Although we were established as Montana Technologies LLC in 2018, we did not develop our first prototype of the AirJoule unit until June of 2021 and have not yet begun commercialization. We expect to continue to incur operating and net losses each quarter until we have begun a large-scale delivery of AirJoule units and have realized increased market adoption of energy-efficient air conditioning and water-stress technologies. Even if we can successfully develop our AirJoule unit and attract customers, there can be no assurance that we will be able to generate net income.

We expect that we will continue to incur losses in future periods as we:

•        design, develop, market, commercialize and begin to sell AirJoule units;

•        continue to utilize and develop potential new relationships with third-party partners for supply and manufacturing;

•        build up inventories of parts and components for AirJoule units;

•        expand our design, development, installation and servicing capabilities;

•        further develop our proprietary technology;

•        develop our distribution network;

•        increase our general and administrative functions to support our growing operations and to operate as a public company; and

•        expand our facility to enhance our efficiency and capabilities for assembly of AirJoule units.

Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods could be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in additional revenues, which could further increase our losses.

We may lack sufficient funds to achieve our planned business objectives. Our ability to continue as a going concern is dependent on (i) continued financial support from our shareholders and other related parties, (ii) raising capital via external financing and/or (iii) attaining profitable operations. We may seek to raise further funds through equity or debt financing, joint ventures, production sharing arrangements or other means. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations and execute our business plan to pursue investments that we may rely on for future growth.

We have limited capital resources and operations. From time to time, we may seek additional financing to provide the capital required to expand production of our business operations, development initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements.

We may in the future require access to capital markets and debt financing as a source of liquidity for investments and expenditures. If we do not raise sufficient capital to fund our ongoing development activities, it is likely that we will be unable to carry out our business plans. We may not be able to obtain additional financing on terms acceptable, or at all. Even if we obtain financing for near term operations, we may require additional capital beyond the near term. If we are unable to raise capital when needed, or if our ability to access required capital were to become significantly constrained, we could incur material borrowing cost and our business, financial condition and results of operations would be materially adversely affected, and it could force us to reduce or discontinue our operations.

Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and future development activities may not result in profitable operations.

The actual operating costs of manufacturing, commercializing and distributing AirJoule on a commercial scale will depend upon a variety of factors, such as changes in the availability of and price of materials and changes in governmental regulation, including taxation, environmental, permitting and other regulations and other factors, many of which are beyond our control. Due to any of these or other factors, our capital and operating costs may be significantly higher than those initially estimated by management. As a result of higher capital and operating costs, our financing ability may be impacted, and this may be further affected by lower commodity prices in the international markets that could impact production or economic returns which may differ significantly from management’s expectations and there can be no assurance that any of our development activities will result in profitable operations.

Our long-term success depends, in part, on our ability to negotiate and enter into sales agreements with, and deliver our products to, customers on commercially viable terms. There can be no assurance that we will be successful in securing such agreements.

Our success depends, in part, on our ability to acquire and retain new customers and to do so in a cost-effective manner. In order to obtain and expand our customer base, we must appeal to, acquire and enter into sales agreements with third-party customers on commercially viable terms, either directly or through third-party distributors. We expect to make significant investments related to customer acquisition in the future. If we fail to deliver and market a robust product that appeals to customers, or if customers do not perceive AirJoule units to be of high value and quality, we may be unable to acquire or retain customers. If we are unable to acquire or retain customers sufficient to grow our business, we may be unable to generate the scale necessary to achieve operational efficiency. Consequently, our prices may increase, or may not decrease to levels sufficient to generate customer interest, and total revenue may decrease and margins and profitability may decline. As a result, our business, financial condition and results of operations may be materially and adversely affected.

Exchange rate fluctuations may materially affect our results of operations and financial condition.

We anticipate that our partner and customer contracts will primarily be denominated in U.S. dollars, and therefore substantially all of our revenue will not be subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of AirJoule units to our customers outside of the United States, which could adversely affect our operating results. In addition, a portion of our operating expenses are expected to be incurred and a portion of our assets are expected to be held outside the United States. These operating expenses and assets would be denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our operating results could be adversely affected.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our success depends to a significant extent on our ability to attract and retain talent, specifically in senior management and skilled technical, engineering, project management and other key roles. Macroeconomic conditions, specifically labor shortages, increased competition for employees and wage inflation could have a material impact on our ability to attract and retain talent, our turnover rate and the cost of operating our business. If we are unable to attract and retain sufficient talent, minimize employee turnover or manage wage inflation, it could have a material adverse effect on our business, financial condition, results of operations or prospects.

We may face significant competition from established companies with longer operating histories, customer incumbency advantages, access to and influence with governmental authorities and more capital resources than we do.

The markets for energy-efficient air conditioning and generation of potable water are evolving and highly competitive. We expect competition to increase in the future from established competitors and new market entrants. This could negatively impact our ability to compete in these markets. We will face competition from other water generation and comfort cooling companies that offer standalone air conditioning and water production solutions and services. In addition, we may face competition from niche companies and new market entrants that offer point products that attempt to address the specific problems that our AirJoule unit attempts to solve.

Many of our existing competitors have, and our potential competitors could have, substantial competitive advantages such as greater name recognition, longer operating histories, larger sales and marketing budgets and resources, greater customer support resources, lower labor and development costs, larger and more mature intellectual property portfolios and substantially greater financial, technical and other resources.

Some of our larger competitors also have substantially broader product lines and market focus and will therefore not be as susceptible to downturns in a particular market. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation. New start-up companies that innovate and/or large companies that are making significant investments in research and development may invent similar or superior products and technologies that compete with our AirJoule units. In addition, some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with agency partners, technology and application providers in complementary categories or other parties. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure, a loss of market share or a smaller addressable share of the market, all of which could harm our ability to compete and may materially affect our results of operations and financial condition.

Any failure by our management to properly manage our growth could have a material adverse effect on our business, operating results and financial condition.

We may experience rapid growth and organizational change, which may place significant demands on our management and our operational and financial resources. Our success will depend in part on our ability to manage this growth effectively. We will require significant capital expenditures and valuable management resources to grow without undermining our culture of innovation and teamwork, which has been central to our growth so far. If we fail to manage our anticipated growth and change in a manner that preserves our culture, it could negatively affect our reputation and ability to retain and attract customers and employees. We also intend to expand our international operations in the future. Our expansion may place a significant strain on our managerial, administrative, financial and other resources. If we are unable to manage our growth successfully, our business and results of operations could suffer.

Damage to our reputation or brand image could adversely affect our business.

Our reputation will be one of our key assets. Our ability to attract and retain customers will be highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these or other matters, including from actual or alleged conduct by us or our employees, could damage our reputation. Any resulting erosion of trust and confidence among customers, business partners, regulators and other parties important to the success of our business could make it difficult for us to attract customers and business partners, which could have a material adverse effect on our business, financial condition and results of operations.

The occurrence of significant events against which we may not be fully insured could have a material adverse effect on our business, financial condition and results of operations.

We may be subject, in the ordinary course of business, to losses resulting from product liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. We cannot be certain that any future insurance coverage we obtain will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our business, financial condition and results of operations.

The threat of global economic, capital markets and credit disruptions pose risks to our business.

Our performance will depend on the financial health and strength of our customers, which in turn will be dependent on the economic conditions of the markets in which we and our customers operate. A decline in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. The economic uncertainty in Europe, the United States, India, China and elsewhere arising out of the COVID-19 pandemic and increased monetary inflation may cause end-users to further delay or reduce technology purchases.

We may also face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. If third parties are unable to supply us with required materials or components or otherwise assist us in operating our business, our business could be harmed.

Inflation may increase our operating costs.

Inflation rates, particularly in the United States, have increased recently to levels not seen in years. Increased inflation may result in decreased demand for our products and services, increased operating costs (including our labor costs), reduced liquidity and limitations on our ability to access credit or otherwise raise debt and equity capital. In addition, the United States Federal Reserve has raised, and may again raise, interest rates in response to concerns about inflation. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks.

Our business may be adversely affected by force majeure events outside of our control, including labor unrest, civil disorder, war, subversive activities or sabotage, extreme weather conditions, fires, floods, explosions or other catastrophes or epidemics.

The occurrence of one or more natural disasters, including and not limited to tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, pandemics and endemic outbreaks, terrorist attacks or disruptive political events in certain regions where our facilities are located, or where our third-party contractors’ and suppliers’ facilities are located, could adversely affect our business. The continuing conflict arising from the invasion of Ukraine by Russia, or strategic competition and tensions between China, the United States, Taiwan or other countries have also contributed to uncertainty in the geopolitical and regulatory landscape. Such conflicts and tensions could adversely impact macroeconomic conditions, give rise to regional instability and result in heightened economic tariffs, sanctions and import-export restrictions from the United States and the international community in a manner that adversely affect us, including to the extent that any such actions cause material business interruptions or restrict our ability in these regions to conduct business with certain suppliers or vendors. Additionally, such conflict or sanctions may significantly devalue various global currencies and have a negative impact on economies in geographies in which we do business.

Similarly, other events such as terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession in the United States or abroad. Any future disaster recovery and business continuity plans we may put in place may prove inadequate in the event of a serious disaster or similar event, and, more generally, any of these events could cause consumer member confidence and spending to decrease, which could adversely impact our operations.

If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited.

Our estimates for our total addressable market are based on a number of internal and third-party estimates, including the number of potential customers who have expressed interest in licensing our technology, assumed prices and production costs for our products, our ability to leverage our current logistical and operational processes and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our products, as well as the expected growth rate for the total addressable market for our products, may prove to be incorrect, which could materially and adversely affect our business.

Risks Related to Legal, Compliance and Regulations

There are risks associated with operating in foreign countries, including those related to economic, social and/or political instability, and changes of law affecting foreign companies operating in that country. In particular, we may suffer reputational harm due to our business dealings in certain countries that have previously been associated, or perceived to have been associated, with human rights issues. Increased scrutiny and changing expectations from investors regarding environmental, social and governance (“ESG”) considerations may result in the decrease of the trading price of our securities.

We are currently party to a joint venture with an affiliate of CATL, a Chinese battery manufacturer and technology company, and a development agreement with BASF, an international chemical producer headquartered in Germany. We may continue to pursue partnerships and operations outside of the United States, particularly with suppliers and partners that are located or operate in China. Accordingly, we are subject to risks associated with operating in foreign countries, including:

•        fluctuations in currency exchange rates;

•        limitations on the remittance of dividends and other payments by foreign subsidiaries and joint ventures;

•        additional costs of compliance with local regulations;

•        historically, in certain countries, higher rates of inflation than in the United States;

•        changes in the economic conditions or consumer preferences or demand for our products in these markets;

•        restrictive actions by multinational governing bodies, foreign governments or subdivisions thereof;

•        changes in U.S. and foreign laws regarding trade and investment, including with respect to taxation, import and export tariffs, energy use, land use rights, intellectual property, network security and other matters;

•        less robust protection of our intellectual property under foreign laws;

•        geopolitical events, including natural disasters, public health issues, acts of war, nationalism and terrorism, social unrest or human rights issues; and

•        difficulty in obtaining distribution and support for our products.

In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations and potentially adverse tax consequences. The costs associated with operating our continuing international business could adversely affect our results of operations, financial condition and cash flows in the future.

There is an increasing focus from certain investors, employees, partners and other stakeholders concerning ESG matters. While we have internal efforts directed at ESG matters and preparations for increased required future ESG disclosures to an extent we believe to be appropriate at this time, we could be perceived to be not acting responsibly in connection with ESG matters, which could negatively impact us and our reputation. Moreover, the SEC has recently proposed, and may continue to propose, certain mandated ESG reporting requirements, such as the SEC’s proposed rules designed to enhance and standardize climate-related disclosures, which, if finally approved, would significantly increase our compliance and reporting costs and may also result in disclosures that certain investors or other stakeholders deem to negatively impact our reputation or that harm our stock price. For further information regarding ESG-related risk, see “Increased scrutiny of ESG matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.”

Our business may require numerous permits, licenses and other approvals from various governmental agencies, and the failure to obtain or maintain any of them, or delays in obtaining them, could materially adversely affect us.

Regulatory risks associated with our business include:

•        our ability to obtain and maintain applicable permits, approvals, licenses or certifications from regulatory agencies, if required;

•        regulatory delays, delays imposed as a result of regulatory inspections and changing regulatory requirements may cause a delay in our ability to fulfill our orders or may cause manufacturing plans to not be completed at all, many of which may be out of our control, including changes in governmental regulations or in the status of our regulatory approvals or applications or other events that force us to cancel or reschedule production, any of which could have an adverse impact on our business and financial condition;

•        regulatory, availability and other challenges may delay our progress in establishing the number of AirJoule units we are able to produce, and such challenges could have an adverse effect on our ability to grow our business; and

•        challenges as a result of regulatory processes or in our ability to secure the necessary permissions to deliver our products could adversely affect our business.

Any of these risk factors could have a material adverse effect on our business.

Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering, antitrust, foreign investment and similar laws and regulations could negatively impact our reputation and results of operations.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. These laws are interpreted broadly to prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. As we increase our international sales and business and sales to the public sector, we may engage with partners and third-party intermediaries to market our services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.

While we have policies and procedures to address compliance with such laws, our employees and agents could violate our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

Noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations and financial condition.

Our business could be adversely affected by trade wars, trade tariffs or other trade barriers.

Trade barriers, embargoes, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components for our AirJoule units or significantly increase freight charges, raw material costs and other expenses associated with our business, which could materially and adversely affect our business, financial condition, prospects and results of operations.

Risks Related to Intellectual Property and Technology

Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The registration of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that our patent applications will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and is and will be developing our technology. Many of these existing patents and patent applications might have priority over our patent applications and could subject our patent applications to rejection. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Many patent applications in the United States are maintained in secrecy for a period of time after they are filed, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we will be the first creator of inventions covered by any patent application we make or that we will be the first to file patent applications on such inventions. Because some patent applications are maintained in secrecy for a period of time, there is also a risk that we could adopt a technology without knowledge of a pending patent application, which technology would infringe a third-party patent once that patent is issued.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. In addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than what the United States provides. In addition, the claims under any patents that issued to us may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar or limit us from licensing, exploiting or enforcing any patents issued to us. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, financial condition, prospects and results of operations.

Our failure to protect our intellectual property rights may undermine our competitive position, and litigation associated with our intellectual property rights may be costly.

We seek to protect proprietary technologies primarily through patents and trade secrets. Patent protection may not be available or appropriate for some of the products or technology we are developing. While we own several patents and pending patent applications in the United States and in foreign jurisdictions, these applications do not ensure the protection of our intellectual property for a number of reasons, including that there may be prior art of which we are not aware or there may be other patents existing in the patent landscape that affect our freedom to operate. If we must spend significant time and money prosecuting, protecting or enforcing our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed. Additionally, pending applications may not be issued or may be issued with claims significantly narrower than we currently seek. Similarly, patents for which claims have been allowed may be successfully challenged and invalidated. Unless and until our pending applications issue, their protective scope is impossible to determine and, even after issuance, their protective scope may be limited. Also, litigation may be necessary to enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Such litigation may result in our intellectual property rights being challenged, limited in scope or declared invalid or unenforceable. We cannot be certain that the outcome of any litigation will be in our favor, and an adverse determination in any such litigation could impair our intellectual property rights and may harm our business, prospects and reputation.

In addition, our success depends in large part on our proprietary information, including certain processes, formulations and other know-how developed over years of research and development. We rely heavily on trade secrets, especially in cases where we believe patents or other forms of registered intellectual property protection may not be appropriate or obtainable. However, trade secrets are difficult to protect. We employ various methods to protect such intellectual property, such as entering into confidentiality agreements with certain third parties and our employees, and controlling access to, and distribution of, our proprietary information. We cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information. There can be no assurance that such third parties will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets, know-how and other proprietary information will not otherwise become known. Enforcing a claim that a party disclosed proprietary information in an unauthorized manner or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts are less willing or unwilling to protect trade secrets, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases. Furthermore, even if we successfully maintain the confidentiality of our trade secrets and other proprietary information, competitors may independently develop products or technologies that are substantially equivalent or superior to our own.

If we are unable to maintain the proprietary nature of our technologies, intellectual property, trade secrets and other proprietary information, our competitive position, business, financial condition, and results of operations could be harmed.

We may need to defend ourselves against claims that we infringe, have misappropriated or otherwise violate the intellectual property rights of others, which may be time-consuming and would cause us to incur substantial costs. Third-party claims that we are infringing on intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be adversely affected.

Companies, organizations, or individuals, including our competitors, and suppliers may hold or obtain patents, trademarks or other proprietary rights that they may in the future believe are infringed by our products or services. Although we are not currently subject to any claims related to intellectual property, these companies holding patents, trademarks or other intellectual property rights allegedly relating to our technologies could, in the future, make claims or bring suits alleging infringement, misappropriation or other violations of such rights, or otherwise asserting their rights and seeking licenses or injunctions. If a claim is successfully brought in the future and we or our products are determined to have infringed, misappropriated or otherwise violated a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease selling or using our products that incorporate the challenged intellectual property;

•        pay substantial royalty or license fees or other damages (including treble damages and attorneys’ fees if our infringement is determined to be willful);

•        obtain a license from the holder of the intellectual property right, which license may not be available on reasonable terms, or at all;

•        redesign or reengineer our technology, products or services, which may be costly, time-consuming or impossible; or

•        establish and maintain alternative branding for our technology, products or services.

Any of the foregoing could adversely affect our business, prospects, operating results and financial condition. In addition, any litigation or claims, whether or not valid, could harm our reputation, result in substantial costs and divert resources and management attention.

Cyber-attacks or a failure in our information technology and data security infrastructure could adversely affect our business and operations.

We may rely in the future on information technology systems in connection with various aspects of the operation of our business. Our business may depend on the integrity of such information technology systems, which are inherently susceptible to a number of threats, including, but not limited to, viruses, ransomware, malware, malicious codes, hacking, phishing, denial of service actions, human error, network failures, electronic loss of data and other electronic security breaches. A successful material cyber-attack may result in the loss or compromise of customer, financial or operational data, theft of intellectual property, disruption of billing, collections or normal field service activities, disruption of data analytics and electronic monitoring and control of operational systems, loss of revenue, ransomware payments, remediation costs related to lost, stolen or compromised data, repairs to infrastructure, physical systems or data processing systems, increased cybersecurity protection costs or violation of United States and international privacy laws, which may result in litigation. Any of these occurrences could harm our reputation or have a material adverse effect on our business, financial condition, results of operation and prospects. We intend to adopt measures to mitigate potential risks associated with information technology disruptions and cybersecurity threats; however, there is no assurance that these measures will prevent cyber-attacks or security breaches. Although we intend to periodically assess these risks, implement controls and perform business continuity and disaster recovery planning, we cannot be sure that interruptions with material adverse effects will not occur.

A number of foreign countries do not protect intellectual property rights to the same extent as the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the infringement, misappropriation or unauthorized use of our intellectual property rights, technology and other proprietary rights may be difficult and costly outside of the United States. Furthermore, legal standards relating to the intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our patent rights, trade secrets and other intellectual property rights.

Patent, trademark, trade secret and other intellectual property laws are geographical in scope and vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. In addition, trade secrets and know-how can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets and know-how. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed. Further, even if we engaged local counsel in key foreign jurisdictions, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the infringement, misappropriation or unauthorized use of our intellectual property rights, technology and other proprietary rights may be difficult and costly outside of the United States. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain, and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our patent rights, trade secrets and other intellectual property rights.

We rely on licenses to use the intellectual property rights of third parties, which are incorporated into our products, services and offerings.

We rely, and expect to continue to rely on, certain services and intellectual property that we license from third parties for use in our operations. We cannot be certain that our licensors are not infringing upon the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the third-party technology used in our business in all jurisdictions in which we may operate. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the operations, products, or offerings that include or incorporate the licensed intellectual property. Any such discontinuation or limitation could have a material and adverse impact on our business, financial condition and results of operation.

Risks Related to Being a Public Company

The market price of shares of our common stock may be volatile or may decline regardless of our operating performance. You may lose some or all of your investment.

The trading price of our common stock following the Business Combination is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to Montana’s Operations, Technology and Financial Condition” and the following:

•        the uncertainty resulting from the COVID-19 pandemic, the invasion of Ukraine by Russia and resulting sanctions, and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases);

•        our operating and financial performance and prospects;

•        our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•        conditions that impact demand for our products and/or services;

•        future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•        the size of our public float;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•        strategic actions by us or our competitors, such as acquisitions or restructurings;

•        changes in laws or regulations, or changes in the implementation of regulations by regulatory bodies, which adversely affect our industry or us;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in senior management or key personnel;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•        changes in our dividend policy;

•        adverse resolution of new or pending litigation against us; and

•        changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

Since the redemption by XPDB Public Stockholders, there may be increased volatility in the trading of XPDB Common Stock due to a lower public float.

The XPDB Public Stockholders elected to redeem 18,141,822 Public Shares in connection with the implementation of the Extension. Upon completion of such redemption, 10,608,178 Public Shares remained issued and outstanding. As a result, there is a lower public float of the XPDB Class A Common Stock, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the Closing. Holders will have redemption rights in connection with the Special Meeting to vote on the Business Combination, and consequently, the public float may be further reduced if additional XPDB Public Stockholders redeem their shares.

If XPDB were deemed to be an investment company for purposes of the Investment Company Act, XPDB may be forced to abandon its efforts to consummate an initial business combination and instead be required to liquidate. To avoid that result, on December 14, 2023, XPDB liquidated the securities held in the Trust Account and instead holds all funds in a segregated, interest-bearing bank demand deposit account. Such deposit account carries a variable interest rate, and XPDB cannot assure you that the initial rate will not decrease or increase significantly. As a result, XPDB will likely receive reduced interest income, on the funds held in the Trust Account, which would reduce the dollar amount that XPDB Public Stockholders would receive upon any redemption or liquidation of the Company.

On March 30, 2022, the SEC issued the SPAC Rule Proposals, relating, among other things, to circumstances surrounding SPACs, for example, XPDB potentially being subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a SPAC to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement relating to the SPAC’s initial public offering. Such SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement relating to its initial public offering.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like XPDB, that has entered into a definitive agreement within 18 months after the effective date of the registration statement relating to its initial public offering, but does not consummate its initial business combination within 24 months after such date. XPDB cannot be sure as to whether it will be able to consummate its initial business combination within 24 months of the effective date of the registration statement relating to the XPDB IPO. As a result, it is possible that a claim could be made that XPDB has been operating as an unregistered investment company. If XPDB were deemed to be an investment company for purposes of the Investment Company Act, XPDB might be forced to abandon its efforts to consummate an initial business combination and instead be required to liquidate. If XPDB is required to liquidate, its investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of its shares and warrants following such a transaction, and its warrants would expire worthless.

The funds in the Trust Account have, since our IPO, been held only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. However, to mitigate the risk of XPDB being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), on December 14, 2023, XPDB instructed the trustee with respect to the Trust Account to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to maintain all funds in the Trust Account in a segregated, interest-bearing demand deposit account at a national bank until the earlier of consummation of an initial business combination or liquidation. Interest on such demand deposit account is currently expected to yield approximately 4.5% per annum, but such demand deposit account carries a variable rate and XPDB cannot assure investors that such rate will not decrease or increase significantly. As a result, XPDB will likely receive reduced interest income on the funds held in the Trust Account, which would reduce the dollar amount XPDB Public Stockholders would receive upon any redemption or liquidation.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our common stock.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our common stock could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or if our reporting results do not meet their expectations, the market price of our common stock could decline.

Our ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Our failure to raise capital when needed could harm our business, operating results and financial condition. Debt issued to raise additional capital may reduce the value of our common stock.

We have funded our operations since inception primarily through the continued financial support from our shareholders and other related parties. We cannot be certain when or if our operations will generate sufficient cash to fund our ongoing operations or the growth of our business.

We intend to continue to make investments to support our business and may require additional funds. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition. If we incur debt, the terms of such debt, including the accrual of interest at fixed or variable interest rates, could restrict our operations, including our ability to pay dividends on our common stock. Moreover, as a result of widespread inflation in the global economy, certain governmental authorities responsible for administering monetary policy have recently increased, and may continue to increase, applicable central bank interest rates, which could increase the costs required to obtain debt financing in the future or refinance any such future indebtedness Furthermore, if we incur debt, the debt holders could have rights senior to holders of common stock to make claims on our assets. As a result, our stockholders bear the risk of future issuances of debt securities reducing the value of our common stock.

Our issuance of additional shares of common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

In connection with the proposed Business Combination, we intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our common stock reserved for issuance pursuant to Montana Options and under the Incentive Plan and the ESPP. The Incentive Plan and ESPP each will provide for automatic increases in the shares reserved for grant or issuance under the applicable plan which could result in additional dilution to our stockholders. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup restrictions, shares registered under the registration statement on Form S-8 will generally be available for resale immediately in the public market without restriction. From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. We may also execute or have executed agreements which allow certain third parties the right to purchase additional shares of our common stock or securities convertible into common stock. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their percentage ownership. See the section entitled “Description of Capital Stock of the Post-Combination Company.”

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Business Combination, in the Assuming Minimum Redemption Scenario, we will have a total of 55,748,159 shares of common stock outstanding, consisting of (i) 37,952,481 shares issued to holders of Montana Class A Common Units and Montana Class B Common Units, (ii) 10,608,178 shares held by XPDB Public Stockholders, (iii) 7,097,500 shares held by the Sponsor and our Anchor Investors (including up to 1,380,736 shares subject to vesting and earnout requirements pursuant to the Sponsor Support Agreement) and (iv) 90,000 shares held by the independent directors of XPDB. Montana Equityholders (other than holders of Montana Warrants) will also have the opportunity to receive up to 20.0 million Earnout Shares. All shares issued as Merger Consideration in the Business Combination will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act, referred to herein as “Rule 144”), including our directors, executive officers and other affiliates.

In connection with the Closing, Sponsor, XPDB’s independent directors and certain Montana Equityholders will each enter into Lock-Up Agreements with the Post-Combination Company, pursuant to which they will be subject to certain restrictions on transfer with respect to the shares of common stock issued as part of the Merger Consideration beginning at Closing and ending on the date that is six months after the completion of the Business Combination and with respect to the Private Placement Warrants, thirty calendar days after the completion of the Business Combination. See the section entitled “Other Agreements — Lock-Up Agreements” for a description of the Lock-Up Agreements.

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144.

In addition, pursuant to the Registration Rights Agreement, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our common stock to decline. Following completion of the Business Combination, the shares covered by registration rights would represent approximately             % and             % of our outstanding common stock in the Assuming No Redemptions Scenario and Assuming Maximum Contractual Redemptions Scenario, respectively. See the section entitled “Other Agreements — Registration Rights Agreement” for a description of these registration rights.

As shares vest pursuant to the Sponsor Support Agreement, Earnout Shares are earned, restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the shares of our common stock issuable pursuant to the Montana Options and reserved for future issuance under the Incentive Plan and the ESPP will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Incentive Plan is expected to equal             ,              or              shares of our common stock, in the Assuming Minimum Redemptions Scenario, Assuming Mid-Point Redemptions Scenario or Assuming Maximum Contractual Redemptions Scenario, respectively. The number of shares to be reserved for future issuance under the ESPP is expected to equal             ,              or              shares of our common stock, in the Assuming Minimum Redemptions Scenario, Assuming Mid-Point Redemptions Scenario or Assuming Maximum Contractual Redemptions Scenario, respectively. We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities issuable pursuant to the Montana Options, the Incentive Plan and the ESPP. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of the Nasdaq, may strain our resources, increase our costs and require additional attention of management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will be subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of the Nasdaq, which we were not required to comply with as a private company. As a newly public company as a result of the Business Combination, complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and significantly increases our costs and expenses. For example, we will have to institute a more comprehensive compliance function, comply with rules promulgated by the Nasdaq, prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, and establish new internal policies, such as those relating to insider trading. We will also have to retain and rely on outside counsel and accountants to a greater degree in these activities. In addition, being subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officer.

We are an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We qualify as an “emerging growth company,” as defined in the JOBS Act. While we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements, (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (3) an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (4) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (5) reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements, and proxy statements, and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. Additionally, management has elected to present two years of audited financial statements and selected financial data.

We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock. The market price of our common stock may be more volatile.

We will remain an emerging growth company until the earliest of: (1) December 31, 2026, (2) the first fiscal year after our annual gross revenue exceed $1.235 billion, (3) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, and (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Post-Combination Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Post-Combination Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Post-Combination Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Changes to, or changes to interpretations of, the U.S. federal, state, local or other jurisdictional tax laws could have a material adverse effect on our business, financial condition and results of operations.

All statements contained herein concerning U.S. federal income tax (or other tax) consequences are based on existing law and interpretations thereof. The tax regimes to which we are subject or under which we operate, including income and non-income taxes, are unsettled and may be subject to significant change. While some of these changes could be beneficial, others could negatively affect our after-tax returns. Accordingly, no assurance can be given that the currently anticipated tax treatment will not be modified by legislative, judicial or administrative changes, possibly with retroactive effect. In addition, no assurance can be given that any tax authority or court will agree with any particular interpretation of the relevant laws.

State, local or other jurisdictions could impose, levy or otherwise enforce tax laws against us. Tax laws and regulations at the state and local levels frequently change, especially in relation to the interpretation of existing tax laws for new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future taxes, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Business Combination

XPDB stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares to Montana Equityholders, current XPDB stockholders’ percentage ownership will be diluted. In the Assuming Minimum Redemptions Scenario and excluding any shares issuable pursuant to XPDB’s outstanding warrants, options to purchase shares of Class A Common Stock or shares to be reserved for issuance under the Incentive Plan or ESPP, current XPDB stockholders’ percentage ownership in the Post-Combination Company following the issuance of shares to Montana Equityholders would be approximately 19.0%. Additionally, of the expected members of the Post-Combination Company Board after the completion of the Business Combination, only             will be current directors of XPDB and             will be current directors of Montana. The percentage of the Post-Combination Company’s common stock that will be owned by current XPDB stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current XPDB stockholders (including the Sponsor and directors of XPDB), under different redemption levels, based on the number of issued and outstanding shares of XPDB Common Stock and units of Montana on September 30, 2023, after taking into account the June Redemptions, and based on the Merger Consideration, current XPDB stockholders as a group, will own (1) in the Assuming Mid-Point Redemption Scenario, approximately 17% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination or (2) in the Assuming Maximum Contractual Redemptions, approximately 14.9% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination (in each case, excluding any shares issuable pursuant to XPDB’s outstanding warrants, options to purchase shares of Class A Common Stock or shares to be reserved for issuance under the Incentive Plan or ESPP). Because of this, current XPDB stockholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of XPDB.

The market price of shares of the Post-Combination Company’s common stock after the Business Combination may be affected by factors different from those currently affecting the prices of shares of XPDB Class A Common Stock.

Upon completion of the Business Combination, holders of Montana Common Units and Montana Preferred Units will become holders of shares of the Post-Combination Company’s common stock. Prior to the Business Combination, XPDB has had limited operations. Upon completion of the Business Combination, the Post-Combination Company’s results of operations will depend upon the performance of Montana’s businesses, which are affected by factors that are different from those currently affecting the results of operations of XPDB.

XPDB has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the Merger Consideration is fair to its stockholders from a financial point of view.

XPDB is not required to, and has not, obtained an opinion from an independent investment banking firm that the Merger Consideration it is paying for Montana is fair to XPDB’s stockholders from a financial point of view. The fair market value of Montana has been determined by the XPDB Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. The XPDB Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Montana’s fair market value was at least 80% of the assets held in the Trust Account (excluding the Deferred Discount and taxes payable on interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. XPDB’s stockholders will be relying on the judgment of its board of directors with respect to such matters.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of our common stock may decline.

The market price of our common stock may decline as a result of the Business Combination if we do not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts or the effect of the Business Combination on our financial results is not consistent with the expectations of financial analysts. Accordingly, holders of our common stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of such common stock. In addition, a decline in the market price of our common stock following the consummation of the Business Combination could adversely affect our ability to issue additional securities and to obtain additional financing in the future.

There can be no assurance that the Post-Combination Company’s common stock will be approved for listing on the Nasdaq or that the Post-Combination Company will be able to comply with the continued listing standards of the Nasdaq.

In connection with the Closing, we intend to list the Post-Combination Company’s common stock and Warrants on the Nasdaq under the symbols “AIRJ” and “AIRJW,” respectively. The Post-Combination Company’s continued eligibility for listing may depend on the number of our shares that are converted. If, after the Business Combination, the Nasdaq delists the Post-Combination Company’s shares from trading on its exchange for failure to meet the listing standards, the Post-Combination Company and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Post-Combination Company’s securities;

•        reduced liquidity for the Post-Combination Company’s securities;

•        a determination that the Post-Combination Company’s common stock is a “penny stock” which will require brokers trading in the Post-Combination Company’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of the Post-Combination Company’s common stock;

•        a limited amount of analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the proposals required to effect the Business Combination by XPDB stockholders, as well as receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Class A Common Stock to be issued to XPDB stockholders for listing on the Nasdaq, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement) and the performance by both parties of their covenants and agreements. These conditions to the Closing may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval, or XPDB or Montana may elect to terminate the Merger Agreement in certain other circumstances. See the section entitled “The Merger Agreement — Termination.”

The parties to the Merger Agreement may amend the terms of the Merger Agreement or waive one or more of the conditions to Closing, and the exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions or to waive certain closing conditions or other rights that we are entitled to under the Merger Agreement. Such events could arise because of changes in the course of Montana’s business, a request by Montana to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Montana’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be in our discretion, acting through our board of directors, to grant our consent or waive our rights. The existence of the financial and personal interests of the directors and officers described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors or officers between what he or she may believe is best for XPDB and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action.

For example, it is a condition to XPDB’s obligation to close the Business Combination that Montana’s representations and warranties be true and correct as of the Closing in all respects subject to the applicable materiality standards as set forth in the Merger Agreement. However, if the XPDB Board determines that any such breach is not material to the business of Montana, then the XPDB Board may elect to waive that condition and close the Business Combination. The parties will not waive the condition that XPDB’s stockholders approve the Business Combination.

While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

Termination of the Merger Agreement could negatively impact Montana and XPDB.

If the Business Combination is not completed for any reason, including as a result of Montana Equityholders declining to adopt the Merger Agreement or XPDB stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of Montana and XPDB may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Montana and XPDB would be subject to a number of risks, including the following:

•        Montana or XPDB may experience negative reactions from the financial markets, including negative impacts on its stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        Montana may experience negative reactions from its customers, vendors and employees;

•        Montana and XPDB will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•        since the Merger Agreement restricts the conduct of Montana’s and XPDB’s businesses prior to completion of the Business Combination, each of Montana and XPDB may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see the section of this proxy statement/prospectus entitled “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to Montana and XPDB).

If the Merger Agreement is terminated and Montana’s board of directors seeks another merger or business combination, Montana Equityholders cannot be certain that Montana will be able to find a party willing to offer equivalent or more attractive consideration than the consideration XPDB has agreed to provide in the Business Combination or that such other merger or business combination is completed. If the Merger Agreement is terminated and the XPDB Board seeks another merger or business combination, XPDB stockholders cannot be certain that XPDB will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed before the end of the Completion Window. See the section entitled “The Merger Agreement — Termination.”

Montana will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and customers may have an adverse effect on Montana and consequently on XPDB. These uncertainties may impair Montana’s ability to attract, retain and motivate key personnel until the Business Combination is completed and could cause customers and others that deal with Montana to seek to change existing business relationships with Montana. Retention of certain employees may be challenging during the pendency of the Business Combination as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Business Combination could be negatively impacted. In addition, the Merger Agreement restricts Montana from making certain expenditures and taking other specified actions without the consent of XPDB until the Business Combination occurs. These restrictions may prevent Montana from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “The Merger Agreement — Covenants and Agreements.”

XPDB directors and officers may have interests in the Business Combination different from the interests of XPDB stockholders.

Executive officers of XPDB negotiated the terms of the Merger Agreement with their counterparts at Montana, and the XPDB Board determined that entering into the Merger Agreement was in the best interests of XPDB and its stockholders, declared the Merger Agreement advisable and recommended that XPDB stockholders approve the proposals required to effect the Business Combination. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that XPDB’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of XPDB stockholders.

Specifically, the 7,187,500 Founder Shares held by the Initial Stockholders, which were acquired for an aggregate purchase price of $25,000 prior to the completion of the XPDB IPO, and the 8,900,000 Private Placement Warrants the Sponsor purchased from XPDB for an aggregate purchase price of approximately $8,900,000 (or $1.00 per warrant) concurrently with the closing of the XPDB IPO, will expire worthless if XPDB does not consummate a business combination within the Completion Window. The XPDB Board was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination and in recommending to XPDB’s stockholders that they vote to approve the Business Combination. For a detailed discussion of the special interests that XPDB’s directors and executive officers may have in the Business Combination, please see the section entitled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination.”

Montana directors and officers may have interests in the Business Combination different from the interests of Montana Equityholders.

Executive officers of Montana negotiated the terms of the Merger Agreement with their counterparts at XPDB, and the Montana board of managers determined that entering into the Merger Agreement was in the best interests of Montana and its stockholders. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Montana’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Montana Equityholders. The Montana board of managers was aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Business Combination.

The Sponsor may have interests in the Business Combination different from the interests of XPDB stockholders.

When considering the XPDB Board’s recommendation that XPDB stockholders vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement, stockholders should be aware that the Sponsor has interests in the Business Combination that may be different from, in addition to, or conflict with the interests of our stockholders in general. Certain members of the XPDB Board collectively own 90,000 shares of XPDB Class B Common Stock and the Sponsor holds 7,097,500 shares of XPDB Class B Common Stock, which were acquired for an aggregate purchase price of $25,000 prior to the completion of the XPDB IPO. XPDB has agreed to sell to the Anchor Investors up to 1,078,125 shares of XPDB Class B Common Stock on the date of the initial business combination for an aggregate purchase price of approximately $4,312.51 or approximately $0.004 per share. Our Sponsor has also agreed that in the event of such purchase by the Anchor Investors, our Sponsor will forfeit to us for no consideration a number of shares of XPDB Class B Common Stock equal to the number of shares purchased by the Anchor Investors. The Sponsor holds 8,900,000 Private Placement Warrants purchased from XPDB for an aggregate purchase price of approximately $8,900,000 (or $1.00 per warrant) concurrently with the closing of the XPDB IPO. The XPDB Class B Common Stock and Private Placement Warrants will expire worthless if XPDB does not consummate a business combination within the Completion Window. For a more complete description of these interests, see the section entitled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination.”

Because Montana will become a publicly traded company through the Business Combination rather than an underwritten initial public offering, the scope of due diligence conducted may be different from that conducted by an underwriter in an underwritten initial public offering.

Montana will effectively become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus differ from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because XPDB is already a publicly listed company, an underwriter has not been engaged. The due diligence conducted by management and the XPDB Board may be different than the due diligence undertaken by an underwriter in a traditional initial public offering. The Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if an initial business combination is not completed with Montana or another company before January 14, 2024 or such further extended date as determined by the XPDB Board in accordance with the Existing Charter. Therefore, there could be a heightened risk of an incorrect valuation of Montana’s business, which could cause potential harm to investors.

The Business Combination will result in changes to the board of directors that may affect our strategy.

If the parties complete the Business Combination and the Director Election Proposal is approved, the composition of the Post-Combination Company Board will change from the current boards of directors of XPDB and Montana. The Post-Combination Company Board will be divided into three classes and will consist of the directors elected pursuant to the Director Election Proposal, each of which will serve an initial term ending in either 2024, 2025 or 2026, and thereafter will serve a three-year term. This new composition of the Post-Combination Company Board may affect our business strategy and operating decisions upon the completion of the Business Combination.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Montana for greater Merger Consideration.

The Merger Agreement contains provisions that prohibit Montana from seeking alternative business combinations during the pendency of the Business Combination. These provisions include a general prohibition on Montana from soliciting or entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Montana also has an unqualified obligation to submit the proposal to adopt the Merger Agreement to a vote by its stockholders, even if Montana receives an alternative acquisition proposal that its board of directors believes is superior to the Business Combination, unless the Merger Agreement has been terminated in accordance with its terms. See the section entitled “The Merger Agreement — Termination.”

The Merger Agreement contains provisions that may discourage XPDB from seeking an alternative business combination.

The Merger Agreement contains provisions that prohibit XPDB from seeking alternative business combinations during the pendency of the Business Combination. Further, if XPDB is unable to obtain the requisite approval of its stockholders, either party may terminate the Merger Agreement. See the section entitled “The Merger Agreement — Termination.”

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Business Combination may differ materially.

The unaudited pro forma financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that XPDB and Montana currently believe are reasonable. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, among other things, to allocate the purchase price to Montana’s net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Montana as of the date of the completion of the Business Combination. In addition, following the completion of the Business Combination, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

XPDB and Montana will incur transaction costs in connection with the Business Combination.

Each of XPDB and Montana has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. XPDB and Montana may also incur additional costs to retain key employees. XPDB and Montana will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. XPDB and Montana estimate that they will incur approximately $20.0 million in aggregate transaction costs, inclusive of approximately $6 million in form of a Deferred Discount. Some of these costs are payable regardless of whether the Business Combination is completed. See the section entitled “The Business Combination — Terms of the Business Combination.”

XPDB’s stockholders will have their rights as stockholders governed by the Post-Combination Company’s organizational documents.

As a result of the completion of the Business Combination, holders of shares of XPDB Common Stock will become holders of shares of the Post-Combination Company’s common stock, which are expected to be governed by the Post-Combination Company’s organizational documents. As a result, there will be differences between the rights currently enjoyed by XPDB stockholders and the rights that XPDB stockholders who become stockholders of the Post-Combination Company will have as stockholders of the Post-Combination Company. See the section entitled “Comparison of Stockholders’ Rights.”

The Sponsor has agreed to vote in favor of each of the Proposals presented at the Special Meeting, regardless of how XPDB Public Stockholders vote.

Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote its Founder Shares and any Public Shares it holds in favor of each of the Proposals presented at the Special Meeting, regardless of how XPDB Public Stockholders vote. Accordingly, given Sponsor’s ownership of approximately 40% of the XPDB Common Stock as of September 30, 2023, the agreement by the Sponsor to vote in favor of the each of the Proposals presented at the Special Meeting will increase the likelihood that XPDB will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. In addition to our Initial Stockholders’ Founder Shares, we would need 1,710,340, or 16.12%, of the 10,608,178 Public Shares outstanding as of September 30, 2023 to be voted in favor of each of the Proposals in order for them to be approved (assuming all issued and outstanding shares are voted). See the section entitled “Other Agreements — Sponsor Support Agreement.”

XPDB’s and Montana’s ability to consummate the Business Combination, and the operations of the Post-Combination Company following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Montana or the Post-Combination Company following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted.

The parties will be required to consummate the Business Combination even if Montana, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Montana is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Montana’s ability to consummate the Business Combination and the Post-Combination Company’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of Montana and the Post-Combination Company may also incur additional costs due to delays caused by COVID-19, which could adversely affect the Post-Combination Company’s financial condition and results of operations.

BofA, one of the underwriters in the XPDB IPO, along with Barclays, was to be compensated, in part, on a deferred basis for already-rendered underwriting services in connection with the XPDB IPO, yet it waived such compensation without any consideration from XPDB and, effective as of June 20, 2023, resigned and withdrew from its role in the Business Combination. As a result, BofA disclaims any responsibility for this proxy statement/prospectus and will not be associated with the disclosure or underlying business analysis related to the Business Combination, which could result in an increased number of XPDB stockholders voting against the Business Combination or seeking to redeem their shares for cash.

As underwriters in the XPDB IPO, BofA and Barclays were entitled to a Deferred Discount of $0.35 per share, or $10,062,500 in the aggregate, payable to the underwriters from the amounts held in the Trust Account solely in the event that XPDB completes a Business Combination, subject to the terms of the Underwriting Agreement. On June 20, 2023, BofA formally notified XPDB in writing that it had resigned and withdrew from its role in the Business Combination and thereby, for no additional consideration, waived its entitlement to its portion of the Deferred Discount, despite having already completed the services and obligations that would entitle BofA to payment under the terms of the Underwriting Agreement. BofA did not communicate to XPDB its reasons for its resignation or waiver of the Deferred Discount, and XPDB did not correspond with BofA about the reasons for its resignation or waiver of the fee. However, in its resignation letter, BofA indicated that its resignation was not a result of any dispute or disagreement with XPDB or any matter relating to XPDB’s operations, policies, procedures or practices. Barclays has not resigned from its role in the Business Combination, but has agreed that its $6 million capital markets advisory fee is creditable against its portion of the Deferred Discount. Investors should be aware that a fee waiver for services already rendered is unusual, and some investors may find the Business Combination less attractive as a result. This may make it more difficult for XPDB to consummate the Business Combination. As a result of its resignation, BofA claims no role in the Business Combination, disclaims any responsibility for this proxy statement/prospectus and will not be associated with the disclosure or underlying business analysis related to the Business Combination. BofA had no role in the identification or evaluation of business combination targets, and BofA was not involved in the preparation of any disclosure included in this proxy statement/prospectus or any analysis underlying disclosure included in this proxy statement/prospectus. Further, BofA has not assisted in the preparation or review of any materials for XPDB in connection with the Business Combination and did not participate in any other aspect of the Business Combination. You should not put any reliance on the fact that BofA was previously involved in the XPDB IPO. It is possible that such resignation may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of XPDB stockholders may vote against the Business Combination or seek to redeem their shares for cash.

Risks Related to Ownership of Class A Common Stock Following the Business Combination

Subsequent to the consummation of the Business Combination, the Post-Combination Company may be required to take write-downs or write-offs, or the Post-Combination Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Post-Combination Company’s financial condition, results of operations and the price of the Post-Combination Company’s securities, which could cause you to lose some or all of your investment.

Although XPDB has conducted due diligence on Montana, this diligence may not surface all material issues that may be present with Montana’s business. Factors outside of XPDB’s and outside of Montana’s control may, at any time, arise. As a result of these factors, the Post-Combination Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in the Post-Combination Company reporting losses. Even if XPDB’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Post-Combination Company’s liquidity, the fact that the Post-Combination Company reports charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. In addition, charges of this nature may cause the Post-Combination Company to be unable to obtain future financing on favorable terms or at all.

The Post-Combination Company will have a dual class stock structure that will have the effect of concentrating voting control with the holders of Class B Common Stock. The Class B Common Stock will have multiple votes per share, and this ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of the Post-Combination Company’s organizational documents, and any merger, consolidation, sale of all or substantially all of the Post-Combination Company’s assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of Class A Common Stock.

The Post-Combination Company will have a dual class stock structure in which shares of Class A Common Stock will each have one vote per share and shares of Class B Common Stock will have a number of votes per share necessary such that the Montana Equityholders collectively would own at the Closing at least 80% of the voting power of all classes of stock of the Post-Combination Company entitled to vote; provided, however, that the number of votes per share shall be at least one vote per share. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval. In addition, this concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. As a result, such concentrated control may adversely affect the market price of our Class A Common Stock.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

The Proposed Charter, the Amended and Restated Bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our board of directors. Among other things, the Proposed Charter and/or the Amended and Restated Bylaws will include the following provisions:

•        a dual class stock structure in which shares of Class A Common Stock will each have one vote per share and shares of Class B Common Stock will have a number of votes per share necessary such that the Montana Equityholders collectively would own at the Closing at least 80% of the voting power of all classes of stock of the Post-Combination Company entitled to vote; provided, however, that the number of votes per share shall be at least one vote per share;

•        a staggered board, which means that our board of directors is classified into three classes of directors with staggered three-year terms and directors are only able to be removed from office for cause;

•        limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•        a prohibition on stockholder action by written consent, which means that our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•        a forum selection clause, which means certain litigation against us can only be brought in Delaware;

•        the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•        advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of the Proposed Charter, the Amended and Restated Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Proposed Charter will provide that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Proposed Charter, which will become effective prior to the completion of the Business Combination, will provide that, unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a claim of breach of fiduciary duty owed by any of our directors, officers, or stockholders to us or to our stockholders; (iii) any action, suit or proceeding asserting a claim arising pursuant to the DGCL, the Proposed Charter or the Amended and Restated Bylaws; or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Charter and the Amended and Restated Bylaws will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

XPDB has identified a material weakness in its internal control over financial reporting as of December 31, 2022 and September 30, 2023. If XPDB is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. XPDB’s management concluded that there was a material weakness in internal control over financial reporting as of December 31, 2022 and September 30, 2023 relating to the accounting for accrued general and administrative expenses as well as XPDB’s tax provision. Additionally, this material weakness could result in a misstatement of the carrying value of accounts payable or accrued expenses and the reported amount of general and administrative expenses and income tax expense in the financial statements that would not be prevented or detected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If XPDB identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, XPDB may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in XPDB’s financial reporting and XPDB’s stock price may decline as a result. XPDB cannot assure you that the measures it has taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

Risks Related to Redemption

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.10 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses, including Montana, or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our XPDB Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Marcum LLP, our independent registered public accounting firm, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by XPDB Public Stockholders could be less than the $10.10 per share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the XPDB IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are our securities. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.10 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to complete the Business Combination and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination, and results of operations.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of shares by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased, and thus could cause a reduction in the value of our Class A Common Stock. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new shares issuances against the fair market value of shares repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with the Business Combination, the exercise of a redemption right, the liquidation of our company, or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with the Business Combination, the exercise of a redemption right (including in connection with the Extension), the liquidation of our company, or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination or otherwise, (ii) the structure of the Business Combination, (iii) the nature and amount of any equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete the Business Combination and in our ability to complete the Business Combination. Further, the application of the excise tax in the event of a liquidation is uncertain.

Our independent directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our XPDB Public Stockholders

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our XPDB Public Stockholders may be reduced below $10.10 per share.

There is no guarantee that an XPDB Public Stockholder’s decision whether to redeem their Public Shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a XPDB Public Stockholder may be able to sell the shares of our Class A Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Business Combination, may cause an increase in our stock price, and may result in a lower value realized now than an XPDB stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s Public Shares. Similarly, if an XPDB Public Stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of our Class A Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell his, her or its shares of our Class A Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. An XPDB Public Stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect its individual situation.

If XPDB Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using the Depository Trust Company’s DWAC System, to XPDB’s transfer agent two business days prior to the vote at the Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination with Montana is consummated, XPDB will redeem these Public Shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such Public Shares following the Business Combination. See the section entitled “XPDB’s Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If, before distributing the proceeds in the Trust Account to our XPDB Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our XPDB Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our XPDB Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our XPDB Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying XPDB Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

An XPDB Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares without the consent of XPDB. Your inability to redeem any such excess Public Shares could resulting in you suffering a material loss on your investment in XPDB if you sell such excess Public Shares in open market transactions. XPDB cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price.

However, XPDB’s stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemption.

We may redeem your unexpired XPDB public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your XPDB public warrants worthless, and Private Placement Warrants have different cashless exercise rights than other warrants issued by XPDB.

We have the ability to redeem the outstanding warrants underlying the XPDB units sold in the XPDB IPO, or the “XPDB public warrants,” at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, in whole and not in part, upon a minimum of 30 days’ prior written notice of redemption to each warrant holder and if, and only if, the last reported sale price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise, such as for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would be substantially less than the market value of your warrants.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the XPDB public warrants, each warrant holder will be entitled to exercise his, her or its XPDB public warrant prior to the scheduled redemption date. Unless we have elected to require warrant holders to exercise the warrants on a cashless basis, any such exercise would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued).

The Private Placement Warrants are identical to the XPDB public warrants except that (i) the Private Placement Warrants and the Class A Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (ii) the Private Placement Warrants will be exercisable on a cashless basis at the election of such holder, whereas XPDB public warrants will only be exercisable on a cashless basis at XPDB’s election, and (iii) none of the Private Placement Warrants will be redeemable by us.

If we elect to redeem the XPDB public warrants on a cashless basis, or if the holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, then XPDB will not receive any cash proceeds from the exercise of such warrants. See the section entitled “Description of Securities of the Post-Combination Company — Warrants” for additional information on both the public and Private Placement Warrants.

Montana’s obligation to consummate the Business Combination is conditioned upon the Aggregate Transaction Proceeds equaling or exceeding $85.0 million. This condition may make it more difficult for us to complete the Business Combination as contemplated. If the Aggregate Transaction Proceeds Condition is waived by Montana, the business, financial condition and operations of the Post-Combination Company may be adversely affected.

The Merger Agreement provides that Montana’s obligation to consummate the Business Combination is conditioned on, among other things, as of the Closing, the Aggregate Transaction Proceeds, being equal to or greater than $85.0 million. Although the Aggregate Transaction Proceeds Condition will no longer apply upon receipt by Montana of proceeds from the Capital Raise greater than or equal to $85 million, there can be no assurance that Montana will receive such amount, or any proceeds from the Capital Raise.

Furthermore, the Aggregate Transaction Proceeds will be reduced as a result of XPDB Public Stockholders electing to redeem their Public Shares prior to the consummation of the Business Combination. If a significant number of XPDB Public Stockholders elect to redeem their Public Shares for cash, the Aggregate Transaction Proceeds may be difficult, or impossible to satisfy. If the Aggregate Transaction Proceeds Condition is not satisfied and is not waived by Montana under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. There can be no assurance that Montana would waive the Aggregate Transaction Proceeds Condition.

If Aggregate Transaction Proceeds are less than $85.0 million and the Aggregate Transaction Proceeds Condition is waived by Montana and the Business Combination is consummated, the cash held by the Post-Combination Company may not be sufficient for the Post-Combination Company to successfully operate, and its business, financial condition and operations may be adversely affected.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of XPDB and Montana, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). XPDB has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023, assumes that the Business Combination occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and for the year ended December 31, 2022, assume that the Business Combination occurred on January 1, 2022.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations of the Post-Combination Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of XPDB was derived from the unaudited financial statements of XPDB as of and for the nine months ended September 30, 2023, and the audited financial statements of XPDB for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus. The historical financial information of Montana was derived from the unaudited financial statements of Montana as of and for the nine months ended September 30, 2023, and the audited financial statements of Montana for the year ended December 31, 2022, which are included elsewhere in this proxy statement/prospectus. This information should be read together with XPDB’s and Montana’s unaudited and audited financial statements, and related notes, the sections titled “XPDB Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Montana Technologies’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On June 5, 2023, XPDB and Merger Sub entered into the Merger Agreement with Montana, pursuant to which and subject to the terms and conditions contained in the Merger Agreement, Merger Sub will merge with and into Montana, with Montana surviving the Merger as a wholly owned subsidiary of XPDB.

As part of the Business Combination, Montana Equityholders will receive the Merger Consideration. After giving effect to the conversion of all outstanding Montana Preferred Units into Montana Class B Common Units, which will occur prior to the effective time of the Merger, the Merger Consideration will be payable (i) in the case of holders of Montana Class B Common Units and Montana Class C Common Units, in the form of newly issued shares of Class A Common Stock, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Montana Class A Common Units, in the form of newly issued shares of Class B Common Stock, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to a number of votes per share such that the Montana Equityholders as of immediately prior to the Closing will, immediately following the Closing, collectively own shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, (iii) in the case of holders of Montana Options, each outstanding Montana Option, whether vested or unvested, will be converted into an option to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Montana Option immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Montana Common Units underlying such option immediately prior to the Closing and (y) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Montana Common Unit underlying such option immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, and (iv) in the case of holders of Montana Warrants, each outstanding Montana Warrant will be converted into a warrant to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Montana Warrant immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock equal to the product of (x) the number of Montana Common Units underlying such warrant immediately prior to the Closing and (y) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share equal to (A) the exercise price per Montana Common Unit underlying such warrant immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement.

The Eligible Equityholders will also have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) in the form of Earnout Shares only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the sole discretion of a majority of the independent members of the Post-Combination Company Board, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known price or pr icing formula that exceeds a level of production capacity that is expected to generate Annualized EBITDA of more than $150,000,000, which shall be determined by a majority of the independent members of the Post-Combination Company Board in their sole discretion, equal to (i) the ratio of (x) (1) the Expected Annualized EBITDA less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

The maximum value of the Earnout Shares will be capped at $200 million and the ability to receive Earnout Shares will expire on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving will have sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Montana Equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Montana Options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Montana Option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board.

If the conditions for payment of the Earnout Shares are satisfied and assuming all originally designated holders of Montana Options are then still providing services to the Post-Combination Company on the date such condition is met, approximately 13% of the aggregate Earnout Shares will be payable to the holders of Montana Options (subject to the holder’s continued service with the Post-Combination Company or its subsidiaries through the applicable payment date) and 87% of the aggregate Earnout Shares will be payable to the holders of Montana Common Units, in accordance with their respective pro rata share immediately following the Closing.

As of the date of the Merger Agreement, 100% of the total outstanding Montana Class A Common Units and 7% of the total outstanding Montana Class B Common Units (or an aggregate of approximately 18% of the total outstanding Montana Class A Units and Montana Class B Units in the aggregate) were held by unitholders that are expected to continue as directors, officers or employees of the Post-Combination Company. The retention of certain holders of Montana Options who will continue as directors, officers or employees of the Post-Combination Company (whose responsibilities are expected to include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

The settlement of the Earnout Shares to the holders of Montana Common Units contains variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings. The Earnout Shares to the holders of Montana Options are subject to ASC 718 and would be accounted for as post-combination compensation cost.

Upon the Closing of the Business Combination, and following the conversion of the XPDB Class B Common Stock to Class A Common Stock, the Sponsor will beneficially own 7,097,500 shares of Class A Common Stock, of which (i) 5,716,764 Subject Shares will automatically vest (and shall not be subject to forfeiture) at the Closing and (ii) 1,380,736 Subject Vesting Shares shall be vested and no longer be subject to forfeiture as follows:

1)      During the Vesting Period, a portion of the Subject Vesting Shares shall vest, from time to time, simultaneously with any Earnout Stock Payment, with the number of vesting shares calculated as (A) the aggregate number of Subject Vesting Shares outstanding immediately after the Closing multiplied by (B) the fraction of (x) the applicable Earnout Milestone Amount divided by (y) the Maximum Earnout Milestone Amount; and

2)      (A) 690,368 shall vest at such time that the volume weighted average price of Class A Common Stock on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $12.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for 20 trading days within any 30 consecutive trading day period during the Vesting Period; or (B) if, prior to the $12.00 Vesting Time, any Subject Vesting Shares have vested simultaneously with any Earnout Stock Payment, then (x) if the number of Subject Vesting Shares that have vested exceeds 690,368, then no additional Subject Vesting Shares shall vest and (y) if the number of Subject Vesting Shares that have vested is less than 690,368 (the “Deficit Amount”), then a number of Subject Vesting Shares equal to 690,368 less the Deficit Amount shall vest; and

3)      Any remaining Subject Vesting Shares shall vest in full at the same time that the volume weighted average price of Class A Common Stock on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $14.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period.

The Subject Vesting Shares do not meet the “fixed-for-fixed” criterion and thus are not considered indexed to the issuer’s stock. As such, management determined that the Subject Vesting Shares should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

The following table illustrates varying ownership levels of the Post-Combination Company immediately following the Business Combination(1):

	Assuming Minimum Redemptions Scenario		Assuming Mid-Point Redemptions Scenario		Assuming Maximum Contractual Redemptions Scenario
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Montana Class A Equityholders	4,818,203	8.6%	4,818,203	8.9%	4,818,203	9.1%
Montana Class B Equityholders	33,134,278	59.4%	33,134,278	60.9%	33,134,278	62.4%
XPDB Public Stockholders	10,608,178	19.0%	9,265,030	17.0%	7,921,881	14.9%
Initial Stockholders	7,187,500	13.0%	7,187,500	13.2%	7,187,500	13.6%
Total common stock	55,748,159	100.0%	54,405,011	100.0%	53,061,862	100.0%

____________

(1)      The table does not include the 14,375,000 shares underlying XPDB public warrants, the 11,125,000 shares underlying Private Placement Warrants, the 3,856,639 shares underlying Montana Options, and the 380,880 shares underlying Montana Warrants.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Basis of Presentation and Glossary — Share Calculations and Ownership Percentages” and, with respect to the determination of the Assuming Maximum Contractual Redemptions Scenario in this section. Additionally, the relative percentages above assume the Business Combination was consummated on September 30, 2023. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

It is anticipated that the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although XPDB will acquire all of the outstanding equity interests of Montana in the Business Combination, XPDB will be treated as the “acquired” company and Montana will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, it is anticipated that the Business Combination will be treated as the equivalent of Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization. The net assets of XPDB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Montana.

Montana has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the Assuming Minimum Redemptions Scenario and the Assuming Maximum Contractual Redemptions Scenario:

•        The Montana Equityholders will have the greatest voting interest in the Post-Combination Company;

•        The Post-Combination Company Board is expected to have            members, and Montana is expected to nominate the majority of the members of the Post-Combination Company Board at Closing;

•        Montana will comprise the ongoing operations of the Post-Combination Company;

•        Montana’s existing senior management will be the senior management of the Post-Combination Company; and

•        The intended strategy and operations of the Post-Combination Company will continue Montana’s current strategy and operations.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of XPDB Common Stock:

•        Assuming Minimum Redemptions Scenario: This presentation assumes that, after the June Redemptions, no XPDB Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account; and

•        Assuming Maximum Contractual Redemptions Scenario: This presentation assumes that, after the June Redemptions, 2,686,297 Public Shares are redeemed for aggregate redemption payments of $28.6 million, assuming a $10.66 per share redemption price. The Merger Agreement contains a condition to the Closing that, at the Closing, the Aggregate Transaction Proceeds shall be equal to or greater than $85 million; provided that, upon receiving proceeds in the Capital Raise equal to or in excess of such amount, this condition shall no longer apply. As certain of XPDB’s directors and the Sponsor waived their redemption rights, only 25% of potential redemptions by XPDB Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “Assuming Minimum Redemptions Scenario” and presents additional adjustments to reflect the effect of the Assuming Maximum Contractual Redemptions Scenario. The “Assuming Maximum Contractual Redemptions Scenario” represents the maximum number of Public Shares that may be redeemed and still satisfy the Aggregate Transaction Proceeds Condition. In the event XPDB’s Aggregate Transaction Proceeds at Closing is insufficient to meet the Aggregate Transaction Proceeds Condition due to redemptions by XPDB Public Stockholders beyond what is represented in the “Assuming Maximum Contractual Redemptions Scenario,” a condition to the Closing would not be met and the Business Combination may not be consummated. However, the Aggregate Transaction Proceeds Condition is a contractual condition that may be waived by Montana or may be modified by the parties to the Merger Agreement and if the applicable parties agree to waive or modify such condition, up to an additional 7,921,881 Public Shares may be redeemed.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and for the year ended December 31, 2022, are based on the unaudited and audited historical financial statements of XPDB and Montana. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2023
(in thousands, except share and per share data)

			Assuming Minimum Redemptions			Assuming Maximum Contractual Redemptions
	(1) Montana (Historical)	(2) XPDB (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets:
Current assets:
Cash	$1,329	$294	$113,645	(B)	$92,309	$(28,645)	(G)	$63,664
			(6,038)	(C)
			(16,021)	(D)
			(900)	(L)
Prepaid expenses and other assets	190	79	—		269	—		269
Total current assets	1,519	373	90,686		92,578	(28,645)		63,933
Operating lease right-of-use asset	55	—	—		55	—		55
Property and equipment, net	104	—	—		104	—		104
Investments held in Trust Account	—	113,045	600	(A)	—	—		—
			(113,645)	(B)
Total Assets	$1,678	$113,418	$(22,359)		$92,737	$(28,645)		$64,092

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,515	$601	$—		$2,116	$—		$2,116
Accrued expenses	3,051	5,186	(7,388)	(D)	849	—		849
Operating lease liability	22	—	—		22	—		22
Advance from related party	—	300	600	(A)	—	—		—
			(900)	(L)
Excise Tax payable	—	1,881	—		1,881	286	(M)	2,167
Income tax payable	—	235	—		235	—		235
Franchise tax payable	—	70	—		70	—		70
Total current liabilities	4,588	8,273	(7,688)		5,173	286		5,459
Earnout Shares liability	—	—	59,886	(J)	59,886	—		59,886
Subject Vesting Shares liability	—	—	10,709	(K)	10,709	—		10,709
Operating lease liability, non-current	33	—	—		33	—		33
Deferred underwriting commissions	—	6,038	(6,038)	(C)	—	—		—
Total Liabilities	4,621	14,311	56,869		75,801	286		76,087

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2023
(in thousands, except share and per share data) — (Continued)

			Assuming Minimum Redemptions			Assuming Maximum Contractual Redemptions
	(1) Montana (Historical)	(2) XPDB (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
XPDB Class A common stock subject to possible redemption, 10,608,178 shares at redemption value	—	112,519	600	(A)	—	—		—
			(113,119)	(G)

Stockholders’ Equity (Deficit)
XPDB preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—	—		—
XPDB Class A common stock, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—	3	(E)	5	—	(G)	5
			1	(G)
			1	(I)
XPDB Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued or outstanding	—	1	—	(E)	—	—		—
			(1)	(I)
Montana members contribution	2,108	—	(2,108)	(E)	—	—		—
Montana preferred units	9,158	—	(9,158)	(E)	—	—		—
Additional paid-in capital	—	—	(2,794)	(D)	31,140	(28,645)	(G)	2,209
			11,263	(E)		(286)	(M)
			(20,368)	(F)
			113,118	(G)
			516	(H)
			(59,886)	(J)
			(10,709)	(K)
Accumulated deficit	(14,209)	(13,413)	(600)	(A)	(14,209)			(14,209)
			(5,839)	(D)
			20,368	(F)
			(516)	(H)
Total stockholders’ equity (deficit)	(2,943)	(13,412)	33,291		16,936	(28,931)		(11,995)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,678	$113,418	$(22,359)		$92,737	$(28,645)		$64,092

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)    Derived from the unaudited balance sheet of Montana as of September 30, 2023.

(2)    Derived from the unaudited balance sheet of XPDB as of September 30, 2023.

(A)    Reflects the deposit of $0.6 million to the Trust Account in connection with the Extension and the accretion of $0.6 million to the XPDB Class A Common Stock subject to possible redemption.

(B)    Reflects the transfer of investments held in the Trust Account to cash.

(C)    Reflects the payment of the capital markets advisory fee to Barclays.

(D)    Represents preliminary estimated transaction costs expected to be incurred by XPDB and Montana of approximately $9.0 million and $7.6 million, respectively. These costs are accounted for a reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the Post-Combination Company’s income beyond 12 months after the transaction.

For the XPDB transaction costs, $3.2 million has been accrued as of the pro forma balance sheet date. The remaining amount of $5.8 million is reflected as an adjustment to accumulated losses. The XPDB estimated transaction costs exclude the deferred underwriting commissions included in (C) above.

For the Montana transaction costs, $0.6 million has been paid and $4.2 million has been accrued as of the pro forma balance sheet date. The remaining amount of $2.8 million is included as an adjustment to additional paid-in capital.

(E)    Represents the issuance of 33,134,278 shares of Class A Common Stock and 4,818,203 shares of Class B Common Stock to the existing Montana Equityholders (excluding 3,856,639 shares underlying the Montana Options and 380,880 shares underlying the Montana Warrants).

(F)    Reflects the elimination of XPDB’s historical accumulated deficit after recording the accretion as described in (A) above, the transaction costs as described in (D) above and the stock-based compensation as described in (H) below.

(G)    Reflects the redemption of shares for cash by the XPDB Public Stockholders upon consummation of the Business Combination. In Scenario 1, it assumes that, after the June Redemptions, no XPDB Public Stockholders will exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account. In Scenario 2, it assumes that, after the June Redemptions, holders of 2,686,297 Public Shares redeem all of their Public Shares for approximately $10.66 per share, resulting in an aggregate redemption payment of $28.6 million.

(H)    Reflects the recognition of stock-based compensation upon consummation of the Business Combination for the Founder Shares transferred from Sponsor to certain of XPDB’s directors in 2021.

(I)     Reflects the conversion of XPDB Class B Common Stock into XPDB Class A Common Stock at the Business Combination.

(J)     Reflects the obligation to issue Earnout Shares to Montana Equityholders (excluding the shares to be issued to holders of Montana Options) upon the achievement of certain earnout milestones. A maximum of 20,000,000 Earnout Shares will be issued to the Eligible Equityholders upon the achievement of the applicable milestones. The earnout provision of the Agreement requires holders of Montana Options to remain in continued employment or provide services to the Post-Combination Company in order to be eligible for their Earnout Shares and in order for their Earnout Shares to vest, therefore management determined that the Earnout Shares going to holders of Montana Options are subject to accounting under ASC 718 and would be accounted for as post-combination compensation expense. Furthermore, there are three individuals who hold Montana Class A Common Units and Montana Class B Common Units who currently serve as officers of or service providers to Montana and are expected to serve as executive officers of or service providers to the Post-Combination Company, and who are also holders of Montana Options. As the Merger Agreement includes an explicit service condition requiring holders of Montana Options to remain in continued employment with or provide services to the Post-Combination Company in order to be eligible to receive the Earnout Shares relating to such Options, we believe this also creates an in-substance service period with respect to the Earnout Shares that they are eligible to receive with respect to their Montana Class A Common Units and Montana Class B Common Units. For these three individuals we will treat all of their Earnout Shares (that is, the Earnout Shares received for being holders of Montana Options, Montana Class A Units and Montana Class B Units) as a post-combination compensation expense given their involvement is considered critical to the success of Montana’s business plan and the achievement of the EBITDA required to trigger the payout the Earnout Shares.

We then evaluated the remaining holders of Montana Class A Common Units and Montana Class B Common Units (who are not holders of Montana Options) to determine whether such Earnout Shares are compensatory. The purpose of providing an earnout to all existing Montana unitholders is to reward these individuals for their prior investment in the successful development of a prototype AirJoule unit. In concluding that the Earnout Shares for these remaining unitholders (who are not holders of Montana Options) should be treated as contingent consideration, we analyzed the factors in ASC 805-10-55-25.

The settlement of the Earnout Shares to the holders of Montana Common Units contains variations in something other than the fair value of the issuer’s equity shares. As such, management determined that they should be classified as a liability and recognized at fair value at each reporting period with changes in fair value included in earnings.

The pro-forma estimated fair value of the Earnout Shares was determined with a Monte Carlo simulation using a distribution of potential outcomes for expected earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and stock price at expected Commission Dates, utilizing a correlation coefficient for EBITDA and stock price, and assuming $50 million of Annualized EBITDA per production line, with six production lines commissioned over a five-year period. EBITDA was discounted to the valuation date with a weighted average cost of capital estimate and forecasted to each estimated Commission Date. Earnout mechanics at each estimated Commission Date were assessed, and if the Earnout Thresholds were achieved, the future value of the Earnout Shares was discounted to the Valuation Date utilizing a risk-free rate commensurate with the overall term. Expected EBITDA assumes that each production line will achieve equivalent production generating $50 million of Annualized EBITDA. The Commission Dates used reflected XPDB’s management’s best estimates regarding the time to complete full construction and operational viability of a production line, including all permitting, regulatory approvals and necessary or useful inspections. The Earnout term of 5 years and the Earnout mechanics represent contractual inputs. Assumptions such as risk-free rate, stock price, volatility, and discount rate were based on market data. See the following summary of inputs:

Monte Carlo simulation starting stock price	$10.00
Simulation term (years)	5.0
Simulation term risk-free rate	4.1%
Selected discount rate	25.0%
Selected asset volatility	35.0%
Selected equity volatility	35.0%

The fair value of the Earnout Shares will be determined by updating the valuation, utilizing the mechanics and methodology described above. At each valuation date, company management will assess the EBITDA forecast and Commission Dates and provide any updates to the assumptions based on known or knowable information as of the valuation date. Market dependent assumptions such as volatility, discount rate, risk-free rate, and stock price will be updated at each valuation date and adjusted as applicable. Additionally, the term will be adjusted for the passage of time at each valuation date and any payments achieved and paid in prior periods, if applicable.

The estimated fair value of the Earnout Shares ($84 million) represents approximately 4,560,542 Earnout Shares.

While we will need to assess the facts and circumstances related to the Earnout Shares at each future valuation date, the two largest drivers of the fair value of the Earnout Shares are the forecasted EBITDA metrics and the future stock price at each future date. Adjusting EBITDA up and down 20% would yield a range of possible outcomes from approximately $109 million (or approximately 6,716,065 Earnout Shares) to approximately $56 million (or approximately 2,574,215 Earnout Shares), respectively. Additionally, adjusting the future stock price up and down 20% would yield a range of possible outcomes from approximately $100 million (or approximately 4,560,542 Earnout Shares) to approximately $67 million, respectively (or approximately 4,560,542 Earnout Shares). Given the number of Earnout Shares is determined by the EBITDA forecast, the expected number of units remains unchanged in the stock price sensitivity.

	% of Earnout Pool	Accounting Treatment	Estimated Earn-out Value
			(in thousands)
Holders of Montana Options and those with an in-substance service period	28.5%	post-combination compensation expense	$23,812
Other holders of Montana Class A and Montana Class B Common Units	71.6%	contingent consideration	59,886
Total Earnout Value			$83,698

(K)    Reflects the fair value of the Subject Vesting Shares issued to holders of XPDB Class B Common Stock.

(L)    Reflects the repayment of related party promissory notes upon consummation of the Business Combination.

(M)   Reflects the recognition of additional excise tax payable under the maximum redemption scenario upon the consummation of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, except share and per share data)

	(1) Montana (Historical)	(2) XPDB (Historical)	Assuming Minimum Redemptions			Assuming Maximum Contractual Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
General and administrative expenses	$5,602	$4,986	$—		$10,588	$—	$10,588
General and administrative expenses – related party	—	180	(180)	(BB)	—	—	—
Franchise tax expenses	—	150	—		150	—	150
Depreciation and amortization	3	—	—		3	—	3
Research and development	2,519	—	—		2,519	—	2,519
Sales and marketing	306	—	—		306	—	306
Total operating expenses	8,430	5,316	(180)		13,566	—	13,566

Loss from operations	(8,430)	(5,316)	180		(13,566)	—	(13,566)

Other income:
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	—	205	—		205	—	205
Interest income	10	—	—		10	—	10
Interest from investments held in Trust Account	—	7,720	(7,720)	(AA)	—	—	—
Total other income	10	7,925	(7,720)		215	—	215
Net (loss) income before income taxes	(8,420)	2,609	(7,540)		(13,351)	—	(13,351)
Income tax expense	—	(1,412)	—		(1,412)	—	(1,412)
Net (loss) income	$(8,420)	$1,197	$(7,540)		$(14,763)	$—	$(14,763)
Basic and diluted net loss per common unit	$(5.35)
Basic and diluted net loss per preferred unit	$(5.37)
Basic and diluted net income per share, Class A common stock		$0.04
Basic and diluted net income per share, Class B common stock		$0.04
Weighted average number of common shares outstanding, basic and diluted					55,748,159		53,061,862
Net loss per common share, basic and diluted					$(0.26)		$(0.28)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)    Derived from the unaudited statement of operations of Montana for the nine months ended September 30, 2023.

(2)    Derived from the unaudited statement of operations of XPDB for the nine months ended September 30, 2023.

(AA) Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.

(BB) Represents an adjustment to eliminate administrative service fees that will be ceased paying at the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

	(1) Montana (Historical)	(2) XPDB (Historical)	Assuming Minimum Redemptions			Assuming Maximum Contractual Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
General and administrative expenses	$960	$888	$5,839	(CC)	$8,203	$—	$8,203
			516	(DD)
General and administrative expenses – related party	—	240	(240)	(BB)	—	—	—
Franchise tax expenses	—	215	—		215	—	215
Depreciation and amortization	4	—	—		4	—	4
Research and development	1,741	—	—		1,741	—	1,741
Sales and marketing	87	—	—		87	—	87
Total operating expenses	2,792	1,343	6,115		10,250	—	10,250

Loss from operations	(2,792)	(1,343)	(6,115)		(10,250)	—	(10,250)

Other income:
Interest from investments held in Trust Account	—	4,188	(4,188)	(AA)	—	—	—
Total other income	—	4,188	(4,188)		—	—	—
Net (loss) income before income taxes	(2,792)	2,845	(10,303)		(10,250)	—	(10,250)
Income tax expense	—	(802)	—		(802)	—	(802)
Net (loss) income	$(2,792)	$2,043	$(10,303)		$(11,052)	$—	$(11,052)
Basic and diluted net loss per common unit	$(2.00)
Basic and diluted net loss per preferred unit	$(3.02)
Basic and diluted net income per share, Class A common stock		$0.06
Basic and diluted net income per share, Class B common stock		$0.06
Weighted average number of common shares outstanding, basic and diluted					55,748,159		53,061,862
Net loss per common share, basic and diluted					$(0.20)		$(0.21)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)    Derived from the audited statement of operations of Montana for the year ended December 31, 2022.

(2)    Derived from the audited statement of operations of XPDB for the year ended December 31, 2022.

(AA) Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.

(BB) Represents an adjustment to eliminate administrative service fees that will be ceased paying at the Business Combination.

(CC) Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in (D) above in the aggregate amount of $5.8 million for the direct, incremental costs of the Business Combination expected to be incurred by XPDB, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the Post-Combination Company beyond 12 months after the Business Combination.

(DD) Reflects the recognition of stock-based compensation upon consummation of the Business Combination for the Founder Shares transferred from Sponsor to XPDB’s directors in 2021.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Montana has been determined to be the accounting acquirer, primarily due to the fact that Montana Equityholders will continue to control the Post-Combination Company. Under this method of accounting, although XPDB will acquire all of the outstanding equity interests of Montana in the Business Combination, XPDB will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization. The net assets of XPDB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Montana.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, assumes that the Business Combination and related transactions occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and for the year ended December 31, 2022, presents pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, has been prepared using, and should be read in conjunction with, the following:

•        XPDB’s unaudited balance sheet as of September 30, 2023 and the related notes for the nine months ended September 30, 2023, included elsewhere in this proxy statement/prospectus; and

•        Montana’s unaudited consolidated balance sheet as of September 30, 2023 and the related notes for the nine months ended September 30, 2023, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, has been prepared using, and should be read in conjunction with, the following:

•        XPDB’s unaudited statement of operations for the nine months ended September 30, 2023, and the related notes, included elsewhere in this proxy statement/prospectus; and

•        Montana’s unaudited consolidated statement of operations for the nine months ended September 30, 2023, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been prepared using, and should be read in conjunction with, the following:

•        XPDB’s audited statement of operations for the year ended December 31, 2022, and the related notes, included elsewhere in this proxy statement/prospectus; and

•        Montana’s audited consolidated statement of operations for the year ended December 31, 2022, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of XPDB Common Stock:

•        Assuming Minimum Redemptions Scenario:    This presentation assumes that, after the June Redemptions, no XPDB Public Stockholders will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Contractual Redemptions Scenario:    This presentation assumes that, after the June Redemptions, 2,686,297 Public Shares are redeemed for aggregate redemption payments of $28.6 million, assuming a $10.66 per share redemption price. The Merger Agreement contains a condition to the Closing that, at the Closing, the Aggregate Transaction Proceeds shall be equal to or greater than $85 million; provided that, upon receiving proceeds in the Capital Raise equal to or in excess of such amount, this condition shall no longer apply. As certain of XPDB’s directors and the Sponsor waived their redemption rights, only 25% of potential redemptions by XPDB Public Stockholders are reflected in this presentation. This scenario includes all adjustments contained in the “Assuming Minimum Redemptions Scenario” and presents additional adjustments to reflect the effect of the Assuming Maximum Contractual Redemptions Scenario. The “Assuming Maximum Contractual Redemptions Scenario” represents the maximum number of Public Shares that may be redeemed and still satisfy the “Aggregate Transaction Proceeds Condition”. In the event XPDB’s Aggregate Transaction Proceeds at Closing is insufficient to meet the Aggregate Transaction Proceeds Condition due to redemptions by XPDB Public Stockholders beyond what is represented in the “Assuming Maximum Contractual Redemptions Scenario,” a condition to the Closing would not be met and the Business Combination may not be consummated. However, the Aggregate Transaction Proceeds Condition is a contractual condition that may be waived by Montana or may be modified by the parties to the Merger Agreement and if the applicable parties agree to waive or modify such condition, up to an additional 7,921,881 Public Shares may be redeemed.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that XPDB believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. XPDB believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the Post-Combination Company would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of XPDB and Montana.

2. Accounting Policies

Upon consummation of the Business Combination, management of the Post-Combination Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management of the Post-Combination Company may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management of the Post-Combination Company did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments and present the Management’s Adjustments. XPDB has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. Montana and XPDB have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Post-Combination Company as a result of the Business Combination. Since it is likely that the Post-Combination Company will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2022.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of XPDB Common Stock as of September 30, 2023:

	As of September 30, 2023
(in thousands, except share and per share data)	Scenario 1 Assuming Minimum Redemptions	Scenario 2 Assuming Maximum Contractual Redemptions
Net loss	$(14,763)	$(14,763)
Stockholders’ equity (deficit)	16,936	(11,995)
Weighted average shares outstanding of common stock(1)	55,748,159	53,061,862
Net loss per common share, basic and diluted	$(0.26)	$(0.28)
Book value (deficit) per share	$0.30	$(0.23)

____________

(1)      For the purposes of calculating diluted earnings per share, all outstanding XPDB public warrants, Private Placement Warrants, Montana Options, and Montana Warrants should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

XPDB’S SPECIAL MEETING OF STOCKHOLDERS

General

XPDB is furnishing this proxy statement/prospectus to XPDB’s stockholders as part of the solicitation of proxies by the XPDB Board for use at the Special Meeting to be held on            , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus provides XPDB’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held on            , 2023, at            a.m., Central Time, in virtual format.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of XPDB Common Stock at the close of business on            , 2023, which is the Record Date for the Special Meeting. You are entitled to one vote for each share of XPDB Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were            , shares of XPDB Common Stock outstanding, of which            , were Public Shares and            , were Founder Shares.

Purpose of the Special Meeting

At the Special Meeting, XPDB is asking holders of XPDB Common Stock to vote on the following proposals:

•        The Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby;

•        The Charter Proposal — To consider and vote upon a proposal to adopt the Proposed Charter in the form attached hereto as Annex B;

•        The Governance Proposal — To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with SEC requirements;

•        The Director Election Proposal — To consider and vote upon a proposal to elect            directors to serve on the Post-Combination Company Board until the 2024 annual meeting of stockholders, in the case of Class I directors, the 2025 annual meeting of stockholders, in the case of Class II directors, and the 2026 annual meeting of stockholders, in the case of Class III directors, and, in each case, until their respective successors are duly elected and qualified;

•        The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of the Nasdaq, the issuance of shares of XPDB Class A Common Stock and XPDB Class B Common Stock to the Montana Equityholders pursuant to the Merger Agreement;

•        The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt the Incentive Plan in the form attached hereto as Annex E;

•        The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve and adopt the ESPP in the form attached hereto as Annex F; and

•        The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.

Vote of the Sponsor, Directors and Officers

XPDB has entered into an agreement with the Sponsor and certain of XPDB’s directors, pursuant to which each agreed to vote any shares of XPDB Common Stock owned by them in favor of each of the Proposals presented at the Special Meeting. As a result, in addition to our Initial Stockholders’ Founder Shares, we would need 1,710,340, or 16.12%, of the 10,608,178 Public Shares outstanding as of September 30, 2023 to be voted in favor of each of the Proposals in order for them to be approved (assuming all issued and outstanding shares are voted).

The Sponsor and XPDB’s directors and officers have waived any redemption rights, including with respect to any Public Shares purchased in the XPDB IPO or in the aftermarket, in connection an initial business combination. The Founder Shares held by the Initial Stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within the Completion Window. However, the Sponsor and XPDB’s directors and officers are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of XPDB stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of all outstanding shares of capital stock of XPDB entitled to vote at the Special Meeting as of the Record Date is represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions will be counted as present for the purpose of determining a quorum, but broker non-votes will not. The Initial Stockholders, who, as of the Record Date, own approximately            % of the issued and outstanding shares of XPDB Common Stock, will count towards this quorum. As of the Record Date, 8,897,840 shares of XPDB Common Stock would be required to achieve a quorum.

The approval of each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal, if presented, requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of XPDB Class A Common Stock and XPDB Class B Common Stock entitled to vote and actually cast thereon at the Special Meeting, voting as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal, if presented, will have no effect on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Adjournment Proposal. The Sponsor and certain of XPDB’s directors have agreed to vote their shares of XPDB Common Stock in favor of each of the Proposals presented at the Special Meeting. As a result, in addition to our Initial Stockholders’ Founder Shares, we would need           , or           %, of the            Public Shares outstanding as of the Record Date to be voted in favor of each of the Proposals in order for them to be approved (assuming all issued and outstanding shares are voted).

The approval of the Charter Proposal requires the affirmative vote of (i) the holders of a majority of the shares of XPDB Class B Common Stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of XPDB Common Stock on the Record Date, voting together as a single class. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Proposal, will have the same effect as a vote “AGAINST” such proposal.

Directors are elected by a plurality of all of the votes cast by the holders of XPDB Class B Common Stock, voting as a separate class, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the            director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to election of directors, will have no effect on the election of directors.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The

Business Combination is not conditioned on the Governance Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the stockholders for a vote.

It is important for you to note that in the event that the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal do not receive the requisite vote for approval, XPDB will not consummate the Business Combination. If XPDB does not consummate the Business Combination and fails to complete an initial business combination within the Completion Window, it will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the XPDB Public Stockholders.

Recommendation of XPDB Board of Directors

The XPDB Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, XPDB and its stockholders. Accordingly, the XPDB Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.

In considering the recommendation of the XPDB Board to vote in favor of approval of the Proposals, stockholders should keep in mind that the Sponsor and XPDB’s directors and officers have interests in such Proposals that are different from or in addition to (and which may conflict with) those of XPDB stockholders. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•        If the Business Combination with Montana or another business combination is not consummated within the Completion Window, XPDB will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the XPDB Board, dissolving and liquidating. In such event, the 7,187,500 Founder Shares purchased by the Sponsor for an aggregate purchase price of $25,000, or approximately $0.004 per share, and held by the Initial Stockholders would be worthless because the Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $            based upon the closing price of $            per share of XPDB Class A Common Stock on the Nasdaq on the Record Date. Certain Founder Shares are subject to certain time- and performance-based vesting provisions as described under “Other Agreements — Sponsor Support Agreement.”

•        The Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants from XPDB for an aggregate purchase price of approximately $8,900,000 (or $1.00 per warrant). Such Private Placement Warrants had an aggregate market value of $            based upon the closing price of $            per XPDB public warrant on the Nasdaq on the Record Date. The Private Placement Warrants will become worthless if XPDB does not consummate a business combination within the Completion Window.

•        XPDB’s directors and officers, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on XPDB’s behalf, such as identifying and investigating possible business targets and business combinations. However, if XPDB fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, XPDB may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window. Additionally, the Sponsor is entitled to $20,000 per month for office space, secretarial and administrative services provided to XPDB’s management team through the earlier of consummation of the Business Combination and liquidation for each month since December 9, 2021, which will be paid at the consummation of the Business Combination.

•        Due to the differential in the purchase price that our Sponsor and its affiliates paid for the Founder Shares and Private Placement Warrants as compared to the price of the Public Shares sold in the XPDB IPO and the substantial number of XPDB Class A Common Stock our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination and exercise of the Private Placement Warrants, our Sponsor and its affiliates may earn a positive rate of return on their investment even if other XPDB Public Stockholders experience a negative rate of return in the Post-Combination Company, and they may therefore be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to XPDB stockholders rather than liquidate.

•        The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Proposal. Broker non-votes are not considered present for the purposes of establishing a quorum and will have the effect of a vote “AGAINST” the Charter Proposal. Abstentions and broker non-votes will have no effect on the Business Combination Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the Proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Certain Engagements in Connection with the Business Combination and Related Transactions

XPDB engaged Barclays to act as its exclusive capital markets advisor. Barclays will receive fees, reimbursement and indemnification in connection therewith.

Barclays was entitled to receive a Deferred Discount (as defined in the IPO Underwriting Agreement, dated as of December 9, 2021 (the “IPO Underwriting Agreement”), by and between XPDB, Barclays and BofA) in connection with its role as a joint bookrunner for the XPDB IPO in the amount of approximately $6 million. BofA, for no additional consideration, waived its entitlement to its portion of a Deferred Discount in a letter dated June 20, 2023, despite having already completed the services and obligations that would entitle BofA to payment under the terms of the Underwriting Agreement. BofA did not communicate to XPDB its reasons for its resignation or waiver of the Deferred Discount, and XPDB did not correspond with BofA about the reasons for its resignation or waiver of the fee. However, BofA’s resignation letter indicated that its resignation was not a result of any dispute or disagreement with XPDB or any matter relating to XPDB’s operations, policies, procedures or practices. Barclays has agreed to credit its $6 million capital markets advisory fee against its portion of the Deferred Discount. All of the fees and reimbursements described above are conditioned on the completion of the Business Combination.

In addition, Barclays (together with its affiliates) is a full-service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Barclays and its respective affiliates may provide investment banking and other commercial dealings to XPDB, Montana and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Barclays and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own accounts and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of XPDB or Montana, or their respective affiliates. Barclays and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that it acquires, long and/or short positions in such securities and instruments.

Voting Your Shares — Stockholders of Record

XPDB stockholders may vote electronically at the Special Meeting by visiting https://www.cstproxy.com/xpdispacii/sm2023 or by proxy. XPDB recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If your shares are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are an XPDB stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the Proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•        via the Internet;

•        by telephone;

•        by submitting a properly executed proxy card or voting instruction form by mail; or

•        electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting, but broker non-votes will not.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of XPDB Common Stock.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.      you may send another proxy card with a later date;

2.      you may notify XPDB’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

3.      you may attend the Special Meeting and vote electronically by visiting https://www.cstproxy.com/xpdispacii/sm2023 and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Under XPDB’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of XPDB Common Stock, you may call Morrow Sodali LLC, XPDB’s proxy solicitor, at (800) 662-5200.

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that XPDB redeem such shares for a pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $            per Public Share as of the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with Montana is consummated, XPDB will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of XPDB. Accordingly, all Public Shares in excess of 15% held by an XPDB Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of XPDB.

The Sponsor and XPDB’s directors and officers will not have redemption rights with respect to any shares of XPDB Common Stock owned by them, directly or indirectly in connection with the Business Combination.

XPDB Public Stockholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders may demand redemption by delivering their Public Shares, either physically or electronically using the Depository Trust Company’s DWAC System, to XPDB’s transfer agent no later than the second business day preceding the vote on the Business Combination Proposal. In order to exercise your redemption right, you need to identify yourself as a beneficial holder and provide your legal name, phone number and address in your written demand. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to XPDB Public Stockholders for the return of their Public Shares.

Any request to redeem such Public Shares, once made, may be withdrawn, with XPDB’s consent, at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then XPDB Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account, as applicable. In such case, XPDB will promptly return any Public Shares delivered by XPDB Public Stockholders.

The closing price of XPDB Class A Common Stock on            , 2023, the Record Date, was $            . The cash held in the Trust Account on such date was approximately $            million (approximately $            per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of XPDB Common Stock as they may receive higher proceeds from the sale of their XPDB Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. XPDB cannot assure its stockholders that they will be able to sell their shares of XPDB Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of XPDB Common Stock for cash and will no longer own those Public Shares. You will be entitled to receive cash for these Public Shares only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to XPDB’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated. In order to exercise your redemption right, you need to identify yourself as a beneficial holder and provide your legal name, phone number and address in your written demand.

For a discussion of the material U.S. federal income tax considerations for XPDB Public Stockholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption of Public Shares”. The consequences of a redemption to any particular holder of Public Shares will depend on that holder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Stockholders, unitholders and warrant holders of XPDB do not have appraisal rights in connection the Business Combination under the DGCL.

Proxy Solicitation Costs

XPDB is soliciting proxies on behalf of the XPDB Board. This solicitation is being made by mail but also may be made by telephone or in person. XPDB and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. XPDB will bear the cost of the solicitation.

XPDB has hired Morrow Sodali LLC to assist in the proxy solicitation process. XPDB will pay that firm a fee of $27,500 plus disbursements. Such payment will be made from non-Trust Account funds.

XPDB will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. XPDB will reimburse them for their reasonable expenses.

The Initial Stockholders

As of the Record Date, the Initial Stockholders of record were entitled to vote an aggregate of            Founder Shares that were issued prior to the XPDB IPO. Such shares currently constitute approximately            % of the outstanding shares of XPDB Common Stock. The Initial Stockholders have agreed to vote the Founder Shares, as well as any shares of XPDB Common Stock acquired in the aftermarket, in favor of each of the Proposals presented at the Special Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by XPDB.

Upon consummation of the Business Combination, under the Sponsor Support Agreement, certain shares of Class A Common Stock following the conversion of the Founder Shares will be subject to (i) certain lock-up restrictions and (ii) certain time and performance-based vesting provisions. See the section entitled “Other Agreements — Sponsor Support Agreement” for more information.

Purchases of XPDB Shares

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding XPDB or its securities, the Sponsor, Montana, the Montana Equityholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of XPDB Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Montana’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on XPDB Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, Montana, the Montana Equityholders or any of their respective affiliates. XPDB will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of XPDB Common Stock are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. XPDB stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, dated as of June 5, 2023, which is attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination” and “The Merger Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if at least a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor and certain of XPDB’s directors, who as of the Record Date collectively own an aggregate of approximately            % of the outstanding shares of XPDB’s Class A Common Stock, have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Business Combination Proposal. See the section entitled “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of the XPDB Board

THE XPDB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE XPDB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of XPDB’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of XPDB and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Business Combination Proposal. In addition, XPDB’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

Overview

Our stockholders are being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of the XPDB Board, is necessary to adequately address the needs of the Post-Combination Company.

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

•        Changes to Authorized Capital Stock — the Existing Charter authorized the issuance of 551,000,000 total shares, consisting of (a) 550,000,000 shares of XPDB Common Stock, of which (i) 500,000,000 shares were XPDB Class A Common Stock, and (ii) 50,000,000 shares were XPDB Class B Common Stock, and (b) 1,000,000 shares were preferred stock. The Proposed Charter authorizes the issuance of            total shares, consisting of (a)            shares of common stock of which (i)            shares are Class A Common Stock, and (ii)            shares are Class B Common Stock, and (b)            shares of preferred stock;

•        Dual Class Stock Structure — provide for a dual class stock structure in which shares of Class A Common Stock will each have one vote per share and shares of Class B Common Stock, par value $0.0001 per share, with a number of votes per share necessary such that the Montana Equityholders collectively would own at the Closing at least 80% of the voting power of all classes of stock of the Post-Combination Company entitled to vote; provided, however, that the number of votes per share shall be at least one (1) vote per share;

•        Required Vote to Amend the Charter — require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter;

•        Required Vote to Amend the Bylaws — require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Amended and Restated Bylaws;

•        Director Removal — provide for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Post-Combination Company entitled to vote at an election of directors;

•        Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements; and

•        Change of XPDB’s name — change XPDB’s name to “Montana Technologies Corporation.”

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The XPDB Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.

Changes to Authorized Capital Stock

Our Existing Charter authorizes 551,000,000 shares, consisting of (a) 550,000,000 shares of XPDB Common Stock, including (i) 500,000,000 shares of XPDB Class A Common Stock and (ii) 50,000,000 shares of XPDB Class B Common Stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter provides that XPDB will be authorized to issue            shares, consisting of            shares of Class A Common Stock,            shares of Class B Common Stock and            shares of preferred stock.

This amendment also increases the authorized number of shares because the XPDB Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the Merger and the other transactions contemplated in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The XPDB Board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Dual Class Stock Structure

At present, our Existing Charter provides for a dual class stock structure consisting of shares of XPDB Class A Common Stock and XPDB Class B Common Stock, each with one vote per share. The Proposed Charter provides for a similar dual class stock structure, except that shares of Class A Common Stock will each have one vote per share and shares of Class B Common Stock will have a number of votes per share necessary such that the Montana Equityholders collectively would own at the Closing at least 80% of the voting power of all classes of stock of XPDB entitled to vote; provided, however, that the number of votes per share shall be at least one (1) vote per share. We believe that providing holders of Class B Common Stock of the Post-Combination Company is necessary to further the business arrangements contemplated by the Business Combination and ensure the Business Combination receives the parties’ intended tax treatment.

Required Vote to Amend the Charter

At present, our Existing Charter may only be amended with the approval of a majority of the XPDB Board and (i) the holders of a majority of the shares of XPDB Class B Common Stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the shares of XPDB Common Stock entitled to vote, voting as a single class. This amendment provides for the requirement of an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the XPDB Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Company Board to reach terms that are appropriate for all stockholders.

Required Vote to Amend the Bylaws

At present, our Existing Charter provides that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the requirement of an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Post-Combination Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Amended and Restated Bylaws. The ability of the majority of the XPDB Board to amend the bylaws remains unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the XPDB Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Company Board to reach terms that are appropriate for all stockholders.

Director Removal

At present, our Existing Charter provides that, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Post-Combination Company entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the XPDB Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Post-Combination Company to negotiate with the Post-Combination Company Board to reach terms that are appropriate for all stockholders.

Removal of Blank Check Company Provisions

Our Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Post-Combination Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Post-Combination Company following the Business Combination. In addition, certain other provisions in our Existing Charter require that proceeds from the XPDB IPO be held in the Trust Account until a business combination or liquidation has occurred. These provisions cease to apply once the Business Combination is consummated.

Change of XPDB’s Name

Changing the corporate name from “Power & Digital Infrastructure Acquisition II Corp.” to “Montana Technologies Corporation” is desirable to reflect the Business Combination and to align the name of the Post-Combination Company with the existing operating business of Montana.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Charter Proposal will not be presented at the Special Meeting. The Charter Proposal will be approved and adopted only if: (i) the holders of a majority of the shares of XPDB Class B Common Stock then outstanding, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of XPDB Common Stock, voting together as a single class, vote “FOR” the Charter Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Charter Proposal.

The Business Combination is conditioned upon the approval of the Charter Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Proposal will not be effected. The XPDB Board shall abandon the Charter Proposal in the event the Business Combination is not consummated.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Proposal and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

The Sponsor and certain of XPDB’s directors, who collectively own as of the Record Date an aggregate of approximately 40% of the outstanding shares of XPDB Common Stock, have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Charter Proposal. See the section entitled “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of the XPDB Board

THE XPDB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE XPDB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of XPDB’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of XPDB and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Charter Proposal. In addition, XPDB’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 3 — THE GOVERNANCE PROPOSAL

Overview

Our stockholders are being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis in the sub-proposals below. In the judgment of the XPDB Board, these provisions are necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Montana and XPDB intend that the Proposed Charter in the form set forth on Annex B will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.

Proposal 3A: Changes to Authorized Capital Stock

See the section entitled “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Changes to Authorized Capital Stock” for a description and reasons for the amendment.

Proposal 3B: Dual Class Stock Structure

See the section entitled “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Dual Class Stock Structure” for a description and reasons for the amendment.

Proposal 3C: Required Vote to Amend the Charter

See the section entitled “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Required Vote to Amend the Charter” for a description and reasons for the amendment.

Proposal 3D: Required Vote to Amend the Bylaws

See the section entitled “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Required Vote to Amend the Bylaws” for a description and reasons for the amendment.

Proposal 3E: Director Removal

See the section entitled “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Director Removal” for a description and reasons for the amendment.

Proposal 3F: Removal of Blank Check Company Provisions

See the section entitled “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Removal of Blank Check Company Provisions” for a description and reasons for the amendment.

Proposal 3G: Change of XPDB’s Name

See the section entitled “Proposal No. 2 — The Charter Proposal — Reasons for the Amendments — Change of XPDB’s Name” for a description and reasons for the amendment.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Governance Proposal will not be presented at the Special Meeting. The approval of the Governance Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Governance Proposal.

The Business Combination is not conditioned upon the approval of the Governance Proposal.

As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on XPDB, Montana or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, XPDB and Montana intend that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.

The Sponsor and certain of XPDB’s directors, who collectively own as of the Record Date an aggregate of approximately            % of the outstanding shares of XPDB Common Stock, have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Governance Proposal. See the section entitled “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of the XPDB Board

THE XPDB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE XPDB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

The existence of financial and personal interests of one or more of XPDB’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of XPDB and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Governance Proposal. In addition, XPDB’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 4 — THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved at the Special Meeting, stockholders are being asked to elect            directors to the Post-Combination Company Board, effective upon the Closing, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2025 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2026, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal.

The XPDB Board has nominated            and            to serve as the Class I directors,            and Paul Dabbar to serve as the Class II directors and Patrick C. Eilers to serve as a Class III director. The following sets forth information regarding each nominee:

Patrick C. Eilers serves as XPDB’s Chief Executive Officer and is a member of the XPDB Board. Mr. Eilers is the founder and has served since 2019 as the Managing Partner of TEP, a private equity firm focused on the energy and power transition, in particular its impact on the electrical grid, with an expertise in (i) renewable energy, (ii) energy storage, technology, equipment and services, and (iii) transitional energy infrastructure. Mr. Eilers has over 20 years of investment experience focused on the energy & power transition. Mr. Eilers served as Chief Executive Officer and Director of Power & Digital Infrastructure Acquisition Corp. (“XPDI I”) from December 2020 until his resignation concurrently with the completion of XPDI I’s merger with Core Scientific Holding Co. (“Core Scientific”) in January 2022. In December 2022, eleven months after the completion of the merger and Mr. Eiler’s departure, Core Scientific filed for Chapter 11 bankruptcy protection. Prior to founding TEP, Mr. Eilers was a Managing Director on the BlackRock Infrastructure Platform, where he also served as an Investment Committee member for BlackRock’s Global Renewable Power Fund, Global Energy & Power Infrastructure Fund, and Chaired the Energy & Power Private Equity Fund. Prior to joining BlackRock in 2016, he also worked at Madison Dearborn Partners overseeing the firm’s energy, power, and chemicals practices for 10 years. Mr. Eilers earned a Bachelor of Science in Biology and Mechanical Engineering from the University of Notre Dame and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Mr. Eilers’ qualifications to serve on the Post-Combination Company Board include his extensive executive, director and leadership experience in private equity and investment banking, including extensive knowledge relating to the power generation, power infrastructure, transmission, and battery storage industries.

Paul Dabbar serves on the XPDB Board. Mr. Dabbar is currently the President and Chief Executive Officer of Bohr Quantum Technology Corp, a quantum communications company, and has served as Chief Executive Officer since 2021. Mr. Dabbar has served on the board of directors of Dominion Energy, Inc. (NYSE: D) since November 2023 and served on the board of directors of XPDI I from February 2021 until the completion of its merger with Core Scientific in January 2022. Prior to Bohr Quantum, Mr. Dabbar served as Under Secretary for Science at the U.S. Department of Energy from 2017 to 2021, managing the operations of, and investing capital at the seventeen U.S. National Laboratories, conducting research and development in energy, technology and the sciences. Mr. Dabbar was previously a Managing Director in investment banking at J.P. Morgan Chase & Co., in energy and mergers & acquisitions from 1996 to 2017. Mr. Dabbar was also previously a nuclear submarine officer in the U.S. Navy. Mr. Dabbar earned a Bachelor of Science from the U.S. Naval Academy and an MBA from Columbia University.

Mr. Dabbar’s qualifications to serve on the Post-Combination Company Board include his extensive leadership experience in the communications and energy industries.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Special Meeting. If a quorum is present, directors are elected by a plurality of the votes cast by the holders of XPDB Class B Common Stock, voting as a separate class, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. This means that the            director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Director Election Proposal.

The Business Combination is conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of each of the            director nominees to the Post-Combination Company Board in the Director Election Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected. The XPDB Board shall abandon the Director Election Proposal in the event the Business Combination is not consummated.

The Sponsor and certain of XPDB’s directors, who collectively own as of the Record Date an aggregate of approximately            % of the outstanding shares of XPDB Common Stock, have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Director Election Proposal. See the section entitled “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of the XPDB Board

THE XPDB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE XPDB STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of XPDB’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of XPDB and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Director Election Proposal. In addition, XPDB’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Overview

Immediately prior to and in connection with the Business Combination, we intended to effect (subject to customary terms and conditions, including the Closing) the issuance and/or sale of up to            shares of Class A Common Stock and            shares of Class B Common Stock to the holders of Montana’s capital stock pursuant to the Merger Agreement.

For more information, see the full text of the Merger Agreement, dated as of June 5, 2023, a copy of which is attached as Annex A. The discussion herein is qualified in its entirety by reference to the full text of the Merger Agreement.

Why XPDB Needs Stockholder Approval for Purposes of Nasdaq Listing Rule 5635

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a) and (b).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and: (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although the Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), the Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

As described above, XPDB will issue shares of Class A Common Stock to Montana Equityholders and upon the conversion of XPDB Class B Common Stock, in each case, as set forth in the Merger Agreement.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Merger Agreement.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Special Meeting. The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Nasdaq Proposal.

The Business Combination is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Sponsor and certain of XPDB’s directors, who collectively own as of the Record Date an aggregate of approximately            % of the outstanding shares of XPDB Common Stock, have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Nasdaq Proposal. See the section entitled “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of the XPDB Board

THE XPDB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE XPDB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of XPDB’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of XPDB and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Nasdaq Proposal. In addition, XPDB’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

Overview

As discussed in this proxy statement/prospectus, XPDB is asking its stockholders to approve the Montana Technologies Corporation 2023 Incentive Award Plan (the “Incentive Plan”), which provides for the issuance of equity-based awards to certain eligible service providers. The XPDB Board approved and adopted the Incentive Plan, subject to stockholder approval. If the XPDB stockholders approve this proposal, the Incentive Plan will become effective upon the consummation of the Business Combination.

The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex E.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to enhance the Post-Combination Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the Post-Combination Company and providing a means of recognizing their contributions to the Post-Combination Company’s success. The XPDB Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help the Post-Combination Company meet its goals.

Summary of the Incentive Plan

The following summarizes the material terms of the Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Incentive Plan.

Administration.    The Post-Combination Company Board, or any committee or committees of officers of the Post-Combination Company to whom the Post-Combination Company Board delegates such power or authority (subject to limitations imposed under Section 16 of the Exchange Act and other applicable law and regulation), will serve as the plan administrator of the Incentive Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the Incentive Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the Incentive Plan, the type, terms, and conditions of an award, the number of shares of Class A Common Stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the Incentive Plan.

Share Reserve.    The aggregate number of shares of Class A Common Stock that may be issued pursuant to awards granted under the Incentive Plan will be the sum of: (i)            % of the fully-diluted shares of Class A Common Stock and Class B Common Stock as of the Closing; and (ii) an annual increase on January 1 of each calendar year (commencing with January 1, 2024 and ending on and including January 1, 2033) equal to a number of shares equal to            % of the aggregate shares of Class A Common Stock and Class B Common Stock outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the Post-Combination Company Board), subject to adjustment by the plan administrator in the event of certain changes in the Post-Combination Company’s corporate structure, as described below. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”), under the Incentive Plan will be            shares of Class A Common Stock.

If an award (or part of an award) under the Incentive Plan is forfeited, expires, lapses or is terminated, is exchanged for or settled for cash, surrendered, repurchased or canceled, without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Post-Combination Company acquiring the shares covered by the award (at a price no greater than the price paid by the participant for such shares) or that results in the Post-Combination Company not issuing shares under the award, any unused shares subject to such award will, as applicable, become or again be available for new grants under the Incentive Plan. In addition, shares tendered or withheld to satisfy the exercise or purchase price or tax withholding obligation for any award granted under the Incentive Plan will again be available for grants under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Incentive Plan will not reduce the shares available for grant under the Incentive Plan.

Awards granted under the Incentive Plan in substitution for any equity or equity-based awards granted by an entity before such entity’s merger or consolidation with the Post-Combination Company or the Post-Combination Company’s acquisition of such entity’s property or equity securities will not reduce the shares available for grant under the Incentive Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $500,000 (or, with respect to the first fiscal year of the Post-Combination Company during which a non-employee director first serves as a non-employee director, $1,000,000).

Eligibility.    The Post-Combination Company’s directors, employees and consultants, and employees and consultants of the Post-Combination Company’s subsidiaries, will be eligible to receive awards under the Incentive Plan; however, ISOs may only be granted to employees of the Post-Combination Company or the Post-Combination Company’s parent or subsidiary corporations. Following the Closing, the Post-Combination Company is expected to have approximately            directors,            employees and            consultants who will be eligible to receive awards under the Incentive Plan.

Types of Awards.    The Incentive Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units (“RSUs”); (vi) dividend equivalents; and (vii) other stock and cash-based awards.

•        Stock Options and SARs.    The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations, including the vesting, exercise, term and forfeiture provisions, applicable to each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of Class A Common Stock in the future at an exercise price set on the grant date. Options granted under the Incentive Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are met. SARs entitle their holder, upon exercise, to receive from the Post-Combination Company an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value of the underlying shares on the grant date, or in the case of ISOs granted to an employee who owns more than 10% of the Post-Combination Company, 110% of the fair market value of the underlying shares on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs granted to an employee who owns more than 10% of the Post-Combination Company, five years from the date of grant. No dividends or dividend equivalents will be payable with respect to stock options or SARs.

•        Restricted Stock.    Restricted stock is an award of shares of Class A Common Stock that are subject to certain vesting conditions and other restrictions and that are nontransferable prior to vesting. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the applicable vesting conditions, and any rights to acceleration thereof. The Incentive Plan provides that dividends payable with respect to restricted stock prior to the vesting of such restricted stock instead will be paid out to the participant only as and to the extent that the applicable vesting conditions of the underlying award are subsequently satisfied and the restricted stock vests. Dividends payable with respect to the portion of a restricted stock award that fails to vest will be forfeited.

•        RSUs.    RSUs are contractual promises to deliver cash, shares of Class A Common Stock or a combination thereof in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Plan.

•        Other Stock or Cash-Based Awards.    Other stock or cash-based awards are awards of cash, fully vested shares of Class A Common Stock and other awards valued wholly or partially by reference to, or otherwise based on, shares of Class A Common Stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Class A Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Under the Incentive Plan, dividend equivalents payable with respect to an award shall only be paid to a participant to the extent that the vesting conditions of the underlying award are subsequently satisfied and the award vests. Dividend equivalents payable with respect to the portion of the award that fails to vest will be forfeited.

Adjustments; Corporate Transactions.    In the event of certain changes in the Post-Combination Company’s corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the Incentive Plan to prevent dilution or enlargement of the benefits or intended benefits under the Incentive Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with the Post-Combination Company’s stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards granted thereunder.

Effect of Non-Assumption in Change in Control.    Unless otherwise determined by the plan administrator, in the event a change in control (as defined in the Incentive Plan) occurs and a participant’s award is not continued, converted, assumed or replaced by the Post-Combination Company or a successor entity with an award (which may include, without limitation, a cash-based award) with substantially the same value as and vesting terms that are no less favorable than those applicable to the underlying award, in each case, as of immediately prior to the change in control, and provided the participant remains in continuous service through such change in control, the award will become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such award will lapse, in which case such award, to the extent in the money, will be cancelled upon the consummation of the change in control in exchange for the right to receive the consideration payable in the change in control.

Repricings.    The plan administrator may, without shareholder approval, reduce the exercise price of any stock option or SAR, cancel any stock option or SAR with an exercise price that is less than the fair market value of a share of Post-Combination Company common stock in exchange for cash, or cancel any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options or SARs are exchanged.

Amendment and Termination.    The Post-Combination Company Board may amend, suspend, or terminate the Incentive Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the Incentive Plan, is permitted by the applicable award agreement or is made pursuant to applicable law) may materially and adversely affect any outstanding awards under the Incentive Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the Incentive Plan to increase the aggregate number of shares of Class A Common Stock that may be issued under the Incentive Plan (other than due to adjustments as a result of share dividends, reclassifications, share splits, consolidations or other similar corporate transactions), to the extent necessary to comply with applicable laws, to increase the share reserve under the Incentive Plan, to materially expand the classes of individuals eligible to receive awards under the Incentive Plan, or for any amendment to increase the limitation on the sum of cash compensation and the aggregate fair value of awards granted to a non-employee director during any fiscal year. No award may be granted under the Incentive Plan after ten (10) years from the earlier of the date the XPDB Board adopted the Incentive Plan or the date on which XPDB’s shareholders approve the Incentive Plan.

Foreign Participants, Clawback Provisions and Transferability.    The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards granted under the Incentive Plan will be subject to any Post-Combination Company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Plan. This summary deals with the general United States federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options.    If an optionee is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in Class A Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Class A Common Stock on the date the optionee exercises such option. Any subsequent gain or loss should be taxable as a long-term or short-term capital gain or loss. The Post-Combination Company or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to Code limitations.

Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant or at the time of exercise. However, the excess of the fair market value of the shares of Class A Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock should be treated as a long-term capital gain or loss, and the Post-Combination Company should not be entitled to any deduction. If the holding period requirements are not met, the ISO should be treated as one that does not meet the requirements of the Code for ISOs and the participant should recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Post-Combination Company and its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

Restricted Stock Units.    A participant generally will not recognize taxable income upon grant of restricted stock units. When cash or shares of common stock are delivered under the terms of the award, the participant should recognize ordinary income equal to the cash payment or the fair market value of the shares delivered, as the case may be, less any amount (if any) paid by the participant for such shares, and the Post-Combination Company and its subsidiaries or affiliates generally should be entitled to a corresponding deduction at that time, subject to Code limitations.

Other Awards.    The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); dividend equivalents and other stock or cash-based awards are generally subject to tax at the time of payment. The Post-Combination Company and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to Code limitations.

Section 409A of the Code

Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from the requirements of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the Incentive Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of the Class A Common Stock as of September 30, 2023 was $10.60 per share.

Vote Required for Approval

The Business Combination is conditioned on the approval and adoption of the Incentive Plan Proposal. Therefore, if the Incentive Plan Proposal is not approved, the Business Combination will not be consummated.

If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented at the Special Meeting. The approval of the Incentive Plan Proposal, under Delaware law, requires the affirmative vote of a majority of the XPDB Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

Recommendation of the XPDB Board

THE XPDB BOARD RECOMMENDS THAT THE XPDB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of XPDB’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of XPDB and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Incentive Plan Proposal. In addition, XPDB’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 7 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

As discussed in this proxy statement/prospectus, XPDB is asking its stockholders to approve the Montana Technologies Corporation 2023 Employee Stock Purchase Plan (the “ESPP”). The XPDB Board approved and adopted the ESPP, subject to shareholder approval. If the XPDB stockholders approve this proposal, the ESPP will become effective upon the consummation of the Business Combination.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex F.

Purpose of the ESPP

The purpose of the ESPP is to provide the Post-Combination Company’s and its participating subsidiaries’ employees with the opportunity to purchase shares of Class A Common Stock through accumulated payroll deductions. The Post-Combination Company believes that the ESPP is a key factor in retaining its existing employees, recruiting and retaining new employees and aligning the interests of its employees with those of the Post-Combination Company’s stockholders.

Summary of the ESPP

The following summarizes the material terms of the ESPP. This summary is qualified in its entirety by reference to the full text of the ESPP.

The ESPP is comprised of two distinct components in order to provide increased flexibility to grant purchase rights under the ESPP to U.S. and any non-U.S. employees. Specifically, the ESPP authorizes (i) the grant of purchase rights to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (ii) the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for any employees located outside of the United States who do not benefit from favorable U.S. tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where possible under local law and custom, the Post-Combination Company expects that the Non-Section 423 Component generally will be operated and administered on terms and conditions similar to the Section 423 Component.

Administration.    The Compensation Committee of the Post-Combination Company Board, or any other committee to whom the Post-Combination Company Board delegates such power or authority, will serve as the administrator of the ESPP. The plan administrator may delegate administrative tasks under the ESPP to agents or employees to assist in the administration of the ESPP. Subject to the terms and conditions of the ESPP, the plan administrator has the authority to determine when rights to purchase shares will be offered and the provisions of each offering under the ESPP, to determine which subsidiaries will participate as “designated subsidiaries” in the ESPP (including in the Non-Section 423 and the Section 423 Components), and to make all other determinations and to take all other actions necessary or advisable for the administration of the ESPP. The plan administrator is also authorized to establish, amend or revoke rules relating to administration of the ESPP and to adopt annexes or sub-plans that apply to certain participating subsidiaries or jurisdictions.

Share Reserve.    The aggregate number of shares of Class A Common Stock that may be issued pursuant to rights granted under the ESPP will equal            % of the number of shares of the Post-Combination Company’s Class A and Class B Common Stock outstanding at the Closing. In addition, on the first day of each fiscal year beginning on January 1, 2024 and ending on (and including) January 1, 2033, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i)            % of the outstanding shares of Class A and Class B Common Stock on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the Post-Combination Company Board. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Notwithstanding the foregoing, no more than            shares of Class A Common Stock may be issued under the Section 423 Component of the ESPP.

Eligible Employees.    Employees who are employed by the Post-Combination Company or one of its designated subsidiaries on the enrollment date, which will be the first trading day of the offering period or another date determined by the plan administrator, are generally eligible to participate in the ESPP for a given offering. However, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of the Post-Combination Company or one of its subsidiaries’ stock will not be allowed to participate in the ESPP (unless otherwise required under applicable law). In addition, the plan administrator may provide that an employee may not be eligible to participate in an offering under the Section 423 Component if the employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares would be prohibited under applicable law or would cause the Section 423 Component (or any offering thereunder) to violate the requirements of Section 423 of the Code. Additionally, the plan administrator may provide that certain highly compensated, seasonal and/or part-time employees may not be eligible to participate in an offering or, with respect to offerings under the Non-Section 423 Component, that only certain employees are eligible to participate in such offerings (regardless of the foregoing rules).

Following the Closing, the Post-Combination Company is expected to have approximately            employees who are eligible to participate in the ESPP.

Participation.    Eligible employees may become participants in the ESPP for an offering period by completing a Subscription Agreement prior to the enrollment date of the applicable offering period, which will designate a whole percentage of the eligible employee’s compensation to be withheld as payroll deductions under the ESPP during the offering period.

Offerings; Purchase Periods

•        Offerings; Purchase Periods.    Under the ESPP, participants are offered the right to purchase shares of Class A Common Stock at a discount during a series of offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven (27) months long. Accumulated payroll deductions will be used to purchase shares of Class A Common Stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering will be established by the plan administrator, but in no event will any purchase period exceed six (6) months. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offerings.

•        Enrollment and Contributions.    The ESPP permits participants to purchase Class A Common Stock through payroll deductions of a whole percentage of their eligible compensation, which may not be less than the minimum percentage specified by the plan administrator in the offering document (which, in the absence of a contrary designation, will be 1% of eligible compensation) and may be up to a maximum percentage of such compensation determined by the plan administrator (which, in the absence of a contrary designation, will be 15% of eligible compensation). The plan administrator will establish a maximum aggregate number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be            shares of Class A Common Stock for an offering period and            shares of Class A Common Stock for a purchase period. In addition, a participant may not, with respect to the Section 423 Component, subscribe for more than $25,000 worth of shares under the ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by the Post-Combination Company or certain parent or subsidiary entities) based on the fair market value of the shares at the time the purchase right is granted.

•        Purchase Rights.    On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of Class A Common Stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of Class A Common Stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any fractional shares will be credited to the participant’s account and carried forward and applied toward the purchase of whole shares on the next purchase date.

•        Purchase Price.    The purchase price for each offering period will be designated by the plan administrator in the applicable offering document (which purchase price, for purposes of the Section 423 Component, will not be less than 85% of the closing trading price of a share of Class A Common Stock on the enrollment date or purchase date of the applicable offering period, whichever is lower) or, in the absence of a designation by the plan administrator, the purchase price will be the lower of 85% of the closing trading price per share of XPDB Common Stock on the enrollment date of the applicable offering period or 85% of the closing trading price per share on the applicable purchase date, which will be the last trading day of each purchase period.

•        Payroll Deduction Changes; Withdrawals; Terminations of Employment.    Unless otherwise provided for in an offering document or determined by the plan administrator, a participant may increase or decrease the percentage of compensation designated in the participant’s Subscription Agreement or suspend his or her payroll deductions, in either case, once during any offering period. In addition, a participant may withdraw his or her participation from the ESPP at any time by submitting written notice to the Post-Combination Company at least two weeks prior to the end of the then-current purchase period for the offering in which such participant is enrolled. Upon any withdrawal, the participant will receive a refund of the participant’s account balance in cash, without interest, and his or her payroll deductions shall cease. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Transfer Restrictions.    A participant may not transfer (other than by will or the laws of descent and distribution) any right granted under the ESPP and, during a participant’s lifetime, purchase rights granted under the ESPP shall be exercisable only by such participant.

Adjustments; Changes in Capitalization.    In the event of certain transactions or events affecting Class A Common Stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control or change in applicable law or accounting principles, the ESPP administrator may, in order to prevent the dilution or enlargement of intended benefits under the ESPP or facilitate or give effect to such transactions, events or changes, provide for one or more of the following: (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase shares of Class A Common Stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Amendment and Termination.    The plan administrator may amend, suspend or terminate the ESPP at any time, subject to stockholder approval to increase the number (or change the type) of securities that may be issued under the ESPP, change the ESPP in a manner that is considered to be an adoption of the new plan pursuant to Section 423 of the Code or as otherwise required under Section 423 of the Code.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Section 423 Component.    The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant or exercise of an option under the ESPP, nor will the Post-Combination Company be entitled to any deduction at that time.

If shares acquired upon exercise of an option acquired under the Section 423 Component of the ESPP are held for a minimum of two (2) years from the date of grant and one (1) year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income at the time of disposition of the shares measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.

If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.

The Post-Combination Company or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares, subject to Code limitations.

Non-Section 423 Component.    The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.

For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will the Post-Combination Company be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and the Post-Combination Company will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of Class A Common Stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of Class A Common Stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of the Post-Combination Company’s common stock, generally, will be the fair market value of the shares of Class A Common Stock on the date the participant exercises his or her option.

Upon the subsequent sale of the shares acquired upon the exercise of an option acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).

The Post-Combination Company or its subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income, subject to Code limitations.

Plan Benefits

Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual under the ESPP cannot currently be determined.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Employee Stock Purchase Plan Proposal will not be presented at the Special Meeting. The Employee Stock Purchase Plan Proposal, under Delaware law, requires the affirmative vote of a majority of the XPDB Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon and who vote at the Special Meeting. Abstentions while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting.

The Business Combination is conditioned on the approval and adoption of the Employee Stock Purchase Plan Proposal. Therefore, if the Employee Stock Purchase Plan Proposal is not approved, the Business Combination will not be consummated.

Recommendation of the XPDB Board

THE XPDB BOARD UNANIMOUSLY RECOMMENDS THAT THE XPDB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of XPDB’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of XPDB and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Employee Stock Purchase Plan Proposal. In addition, XPDB’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the XPDB Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. In no event will the XPDB Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by stockholders, the XPDB Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Proposal, the Governance Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived. If XPDB does not consummate the Business Combination and fails to complete an initial business combination by January 14, 2024 or such further extended date as determined by the XPDB Board in accordance with the Existing Charter (subject to the requirements of law), XPDB will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its XPDB Public Stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor and certain of XPDB’s directors, who collectively own as of the Record Date an aggregate of approximately            % of the outstanding shares of XPDB’s Class A Common Stock, have agreed to vote the Founder Shares and any Public Shares owned by them in favor of the Adjournment Proposal, if presented. See the section entitled “Other Agreements — Sponsor Support Agreement” for more information.

Recommendation of the XPDB Board

THE XPDB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE XPDB STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of XPDB’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of XPDB and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Adjournment Proposal. In addition, XPDB’s directors, executive officers and the Sponsor and its affiliates may have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INFORMATION ABOUT XPDB

In this section “we,” “us,” “our” or the “Company” refer to XPDB prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Introduction

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Our Sponsor, formed by TEP and XMS, brings together experts in the renewable and transition power, equipment, services, data center, digital asset mining and financial advisory sectors. Representatives from the three firms with deep and complementary skills have come together to pursue these opportunities created by the electrical power grid transition.

•        TEP is a private equity fund focused on renewable and transition energy infrastructure. Its leadership team has over 20 years of investment experience and has invested approximately $1.1 billion, including approximately $900 million directly, in the renewable and transition power verticals.

•        XMS is a newly formed limited liability company owned by professionals of XMS Capital. XMS Capital, founded in 2006, is a global independent financial services firm providing investment banking, asset management and merchant banking services to a wide range of clients. It has offices in Chicago, London and Boston. The XMS Capital value proposition is characterized by Involvement Banking™, a service approach which goes beyond transaction-oriented investment banking and focuses on delivering objective, value-added advice and custom-tailored solutions to help clients achieve their strategic goals. Its track record of consistent value creation for its clients is attributable to its ability to provide turnkey access to comprehensive, independent mergers and acquisitions, strategic advisory, financial restructuring, capital structure advisory and private capital advisory expertise.

Company History

On March 30, 2021, the Sponsor purchased 7,187,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. Prior to the initial investment in the Company of $25,000 by our Sponsor, the Company had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of XPDB Common Stock upon completion of the XPDB IPO.

The registration statement for the XPDB IPO was declared effective on December 9, 2021. On December 14, 2021, we consummated the XPDB IPO of 28,750,000 units, with each unit consisting of one share of XPDB Class A Common Stock and one-half of one redeemable warrant. Each whole XPDB public warrant entitles the holder thereof to purchase one share of XPDB Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. The units were sold at a price of $10.00 per unit, which included the exercise of the underwriters’ option to purchase an additional 3,750,000 units at the XPDB IPO price to cover over-allotments, generating gross proceeds to us of $287,500,000.

Simultaneously with the consummation of the XPDB IPO, we consummated the Private Placement of an aggregate of 11,125,000 Private Placement Warrants to our Sponsor and the Anchor Investors at a price of $1.00 per Private Placement Warrant, generating total proceeds of approximately $11,125,000. Of the gross proceeds received from the XPDB IPO and the Private Placement Warrants, approximately $290.4 million was placed into the Trust Account.

On January 28, 2022, we announced that, commencing January 31, 2022, holders of the units may elect to separately trade the shares of XPDB Class A Common Stock and the warrants included in the units. Those units not separated continued to trade on the Nasdaq under the symbol “XPDBU” and the shares of XPDB Class A Common Stock and warrants that were separated trade under the symbols “XPDB” and “XPDBW,” respectively. No fractional warrants were issued upon separation of the units and only whole warrants trade.

In connection with the Extension Special Meeting, holders of 18,141,822 Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.37 per share. As a result, approximately $188,132,132 was removed from the Trust Account to pay such holders and 10,608,178 Public Shares remained outstanding.

Redemption Rights for Holders of Public Shares

We are providing our XPDB Public Stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by (ii) the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of the Record Date was approximately $            per Public Share. The per share amount we will distribute to stockholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the remaining underwriter or another FINRA member. There will be no redemption rights upon the completion of the Business Combination with respect to our warrants. The redemption rights will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Our Sponsor, officers and directors have entered into a letter agreement with us pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares they hold and any Public Shares they may acquire in connection with the completion of the Business Combination (which waiver was provided in connection with the XPDB IPO and without any separate consideration paid in connection with providing such waiver).

Limitation on Redemption Rights

Notwithstanding the foregoing redemption rights, in connection with the stockholder approval of the Business Combination, if we do not conduct redemptions pursuant to the tender offer rules, our Existing Charter provides that a holder of the Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without prior consent, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by an XPDB Public Stockholder or group will not be redeemed for cash.

We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, an XPDB Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its redemption rights against the Business Combination if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the Public Shares, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete the Business Combination. However, we will not be restricting our stockholders’ ability to vote all of their shares (including such shares in excess of the 15% threshold) for or against the Business Combination.

Submission of Business Combination to a Stockholder Vote

The Special Meeting to which this filing relates is to solicit your approval of the Business Combination. XPDB Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then XPDB Public Stockholders who elected to exercise their redemption rights will not be entitled to receive such payments. Our Sponsor and certain of our directors have agreed to vote their Founder Shares and any Public Shares purchased during or after the XPDB IPO in favor of approving the Business Combination.

Permitted Purchases of Our Securities

In connection with the stockholder approval of the Business Combination, unless we conduct redemptions pursuant to the tender offer rules, our Sponsor, directors, executive officers, advisors or their affiliates may purchase shares or XPDB public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. There is no limit on the number of shares our Sponsor, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or XPDB public warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.

In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from XPDB Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of any such purchases of shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination. The purpose of any such purchases of XPDB public warrants could be to reduce the number of XPDB public warrants outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of the XPDB Class A Common Stock or XPDB public warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of XPDB Class A Common Stock) following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination, but only if such shares have not already been voted at the Special Meeting. Our Sponsor, executive officers, directors, advisors or any of their affiliates will select which stockholders to purchase shares from based on a negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws. Our Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) of, or Rule 10b-5 under, the Exchange Act. We expect any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption of Public Shares and Liquidation if no Business Combination

Our Existing Charter provides that we will have until the end of the Completion Window to complete a business combination. If we are unable to complete a business combination by the end of the Completion Window, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less amounts released to us to pay our taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish XPDB Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the XPDB Board, dissolve and liquidate, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete the Business Combination within the Completion Window.

Pursuant to a letter agreement with us, our Sponsor, officers and directors have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete the Business Combination by the end of the Completion Window. However, if our Sponsor, officers or directors acquire new Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete the Business Combination by the end of the Completion Window. For discussion of any such transactions please refer to the section entitled “Certain Relationships and Related Party Transactions.”

Pursuant to a letter agreement with us, our Sponsor, officers and directors have agreed, that they will not propose any amendment to our Existing Charter that would modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete the Business Combination by the end of the Completion Window, unless we provide our XPDB Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes or other fees divided by (ii) the number of then outstanding Public Shares.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $294,222 of proceeds held outside the Trust Account (as of September 30, 2023), although there is no assurance that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the remaining net proceeds of the XPDB IPO and the sale of the Private Placement Warrants, other than the proceeds not deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments of expenses for the dissolution of the trust, the per share redemption amount received by stockholders upon our dissolution would be approximately $10.65, based on the balance of the Trust Account as of September 30, 2023. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our XPDB Public Stockholders. There is no assurance that the actual per share redemption amount received by stockholders will not be substantially less than $10.65. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, there is no assurance that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest and claim of any kind in or to any monies held in the Trust Account for the benefit of our XPDB Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In connection with the Business Combination, we will make a cash payment in an aggregate amount of up to $3,000,000 to XMS Capital, TEP or their respective affiliates for any financial advisory, placement agency or other similar investment banking or consulting services that XMS Capital, TEP or their respective affiliates have provided and may continue to provide to us in connection with the Business Combination, and may reimburse to XMS Capital, TEP or their respective affiliates for any out-of-pocket expenses incurred by it in connection with the performance of such services. Although some services have already been provided as of December 22, 2023, the date of this proxy statement/prospectus, payment is not due until the Closing of the Business Combination. Marcum LLP, our independent registered public accounting firm, will not execute an agreement with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the XPDB IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of XPDB. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.10 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per Public Share or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and there is no assurance that our Sponsor would be able to satisfy those obligations. Accordingly, there is no assurance that due to claims of creditors the actual value of the per share redemption price will not be less than $10.10 per Public Share.

We seek to reduce the possibility that our Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the XPDB IPO against certain liabilities, including liabilities under the Securities Act. We have access to approximately $294,222 of proceeds from the XPDB IPO (as of September 30, 2023) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000).

In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our XPDB Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by January 14, 2024 or such further extended date as determined by the XPDB Board in accordance with the Existing Charter may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our XPDB Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by the end of the Completion Window is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete an initial business combination by the end of the Completion Window, we will be required to: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per share price, payable in cash, equal to (i) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by (ii) the number of then outstanding Public Shares, which redemption will completely extinguish XPDB Public Stockholders’ rights as stockholders of XPDB (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the XPDB Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the end of the Completion Window and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years.

However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in the IPO Underwriting Agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote.

Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the XPDB IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $10.10 per share to our XPDB Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, the XPDB Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying XPDB Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against us for these reasons.

Our XPDB Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete an initial business combination by the end of the Completion Window, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to our Existing Charter to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we have not consummated an initial business combination by the end of the Completion Window or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) our completion of an initial business combination, and then only in connection with those shares of our common stock that such stockholder properly elected to redeem, subject to the limitations described herein. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with the Business Combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata portion of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our Existing Charter, like all provisions of our Existing Charter, may be amended with a stockholder vote.

Voting Restrictions in Connection with the Special Meeting

Pursuant to the terms of the Sponsor Support Agreement, the Sponsor and XPDB’s directors have agreed to vote any Founder Shares held by them and any Public Shares purchased during or after the XPDB IPO in favor of each of the Proposals presented at the Special Meeting. See the section entitled “Other Agreements — Sponsor Support Agreement” for more information. The Initial Stockholders own approximately 40% of XPDB’s outstanding common stock entitled to vote thereon. The quorum and voting thresholds at the Special Meeting and the Sponsor Support Agreement may make it more likely that XPDB will consummate the Business Combination.

Facilities

We currently maintain our executive offices at 321 North Clark Street, Suite 2440, Chicago, Illinois 60654 and our telephone number is (312) 262-5642. Our executive offices are provided to us by affiliates of the Sponsor. Commencing on December 9, 2021, we have agreed to reimburse affiliates of our Sponsor for office space, secretarial and administrative services provided to members of our management team in the amount of $20,000 per month, which will be paid at the consummation of the Business Combination.

Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including finder’s and consulting fees, will be paid by XPDB to our Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a Business Combination except for reimbursement for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations and advisory fees and consulting fees in an aggregate amount of up to $3,000,000 that will be paid to XMS Capital and TEP in connection with the Business Combination. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

Employees

We currently have five officers: Patrick C. Eilers, Chief Executive Officer, James P. Nygaard, Jr., Chief Financial Officer, John B. Sexton, Vice President, Patrick O’Hara, Vice President, and John P. McGarrity, General Counsel and Secretary. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the Business Combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of the Business Combination.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such. Certain purported shareholders of the Company sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form S-4, filed by the Company on August 9, 2023. The Demands seek additional disclosures to remedy these purported deficiencies. The Company believes that the allegations in the Demands are meritless.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF XPDB

The following table sets forth selected historical financial information of XPDB for the periods and as of the dates indicated. The selected historical financial information of XPDB as of September 30, 2023 and for the nine month periods ended September 30, 2023 and September 30, 2022 was derived from the unaudited condensed financial statements included elsewhere in this proxy statement/prospectus and the selected historical financial information of XPDB as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and for the period from March 23, 2021 (inception) through December 31, 2021, was derived from the audited historical financial statements of XPDB included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with XPDB’s audited and restated financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected historical financial information in conjunction with the section titled “XPDB Management’s Discussion and Analysis of Financial Condition and Results of Operations” and XPDB’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Nine months ended September 30, 2023	Nine months ended September 30, 2022	Year ended December 31, 2022	For the Period from March 23, 2021 (inception) Through December 31, 2021
Income Statement Data:
Loss from operations	$(5,316,130)	$(1,038,706)	$(1,343,153)	$(545,119)
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	205,275	—	—	—
Income from investments held in Trust Account	7,719,842	1,731,894	4,187,504	895
(Loss) income before provision for income taxes	2,608,987	693,188	2,844,351	(544,224)
Provision for Income taxes	(1,411,997)	(297,200)	(802,367)	—
Net income (loss)	$1,196,990	$395,988	$2,041,984	$1,822,183
Weighted average Class A common stock outstanding, basic and diluted	21,440,108	28,750,000	28,750,000	1,822,183
Basic and diluted net income (loss) per share, Class A common stock	$0.04	$0.01	$0.06	$(0.07)
Weighted average Class B common stock outstanding, basic and diluted	7,187,500	7,187,500	7,187,500	6,309,419
Basic and diluted net income (loss) per share, Class B common stock	$0.04	$0.01	$0.06	$(0.07)
	September 30, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Investments held in Trust Account	$113,045,191	$294,395,846	$290,375,895
Total assets	$113,418,410	$295,968,237	$293,834,469
Total liabilities	$14,311,855	$11,864,944	$11,773,160
Class A common stock subject to possible redemption	$112,519,142	$293,293,429	$290,375,000
Total stockholders’ (deficit) equity	$(13,412,587)	$(9,190,136)	$(8,313,691)

MANAGEMENT OF XPDB

In this section “we,” “us,” “our” or the “Company” refer to XPDB prior to the Business Combination and to the Post-Combination Company following the Business Combination.

Directors and Executive Officers

XPDB’s current directors and executive officers are as follows:

Name	Age	Title
Theodore J. Brombach	60	Chairman of the XPDB Board
Patrick C. Eilers	57	Chief Executive Officer and Director
James P. Nygaard, Jr.	49	Chief Financial Officer
Paul Dabbar	56	Director
Paul Gaynor	58	Director
Scott Widham	65	Director
John B. Sexton	28	Vice President
John P. McGarrity	62	General Counsel and Secretary

Theodore J. Brombach serves as Chairman of the XPDB Board. Mr. Brombach is a founding partner of XMS Capital and serves as the firm’s Co-Managing Partner and has served in such role since 2006. He is also the Chief Executive Officer of XA Investments LLC, an alternative asset management firm he co-founded in 2016. Mr. Brombach is the President and Chief Executive Officer and a Trustee of XAI Octagon Floating Rate & Alternative Income Term Trust (NYSE: XFLT), a closed end fund investing in alternative credit investments, and has served in such role since 2017. He has over 30 years of investment banking experience in Chicago, New York and London. Mr. Brombach served as the Chairman of XPDI I from December 2020 until the completion of its merger with Core Scientific in January 2022. Prior to founding XMS Capital, Mr. Brombach was a Managing Director and co-head of Midwest Investment Banking at Morgan Stanley, which he joined in 1990. At XMS Capital, he has led numerous mergers and acquisitions and capital raising transactions across a number of industry sectors. Mr. Brombach is a director of RiverWood Bank. Mr. Brombach earned a Bachelor of Arts from the University of Notre Dame and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University.

Patrick C. Eilers serves as our Chief Executive Officer and is a member of the XPDB Board. Mr. Eilers is the founder and has served since 2019 as the Managing Partner of TEP, a private equity firm focused on the energy & power transition, in particular its impact on the electrical grid, with an expertise in (i) renewable energy, (ii) energy storage, technology, equipment & services, and (iii) transitional energy infrastructure. Mr. Eilers has over 20 years of investment experience focused on the energy & power transition. Mr. Eilers served as Chief Executive Officer and Director of XPDI I from December 2020 until the completion of its merger with Core Scientific in January 2022. Prior to founding TEP, Mr. Eilers was a Managing Director on the BlackRock Infrastructure Platform, where he also served as an Investment Committee member for BlackRock’s Global Renewable Power Fund, Global Energy & Power Infrastructure Fund, and chaired the Energy & Power Private Equity Fund. Prior to joining BlackRock in 2016, he also worked at Madison Dearborn Partners overseeing the firm’s energy, power, and chemicals practices for 10 years. Mr. Eilers earned a Bachelor of Science in Biology and Mechanical Engineering from the University of Notre Dame and a Master of Business Administration from the Kellogg School of Management at Northwestern University.

James P. Nygaard, Jr. serves as our Chief Financial Officer. Mr. Nygaard is a Managing Director of XMS Capital and is responsible for leading mergers and acquisitions execution activities at the firm. With 25 years of investment banking experience, he has completed several strategic transactions, financings, and corporate finance advisory assignments for a diverse range of clients across a variety of industry sectors. Mr. Nygaard served as Chief Financial Officer of XPDI I from December 2020 until the completion of its merger with Core Scientific in January 2022. Prior to joining XMS Capital at the end of 2007, Mr. Nygaard spent 12 years in the Investment Banking Division of Morgan Stanley where he assumed various roles within the corporate finance, mergers and acquisitions and administrative practices of the firm. While at Morgan Stanley, Mr. Nygaard led coverage and strategic execution efforts for a number of Midwest-based companies, including 3M, Anheuser-Busch, ConAgra Brands, Ford Motor Company, and General Mills. Mr. Nygaard graduated summa cum laude from the University of Illinois at Urbana-Champaign with a Bachelor of Arts in Economics, where he was valedictorian of his department and received Bronze Tablet Honors, the university’s highest academic distinction.

Paul Dabbar serves on the XPDB Board. Mr. Dabbar is currently the President and Chief Executive Officer of Bohr Quantum Technology Corp, a quantum communications company, and has served as Chief Executive Officer since 2021. Mr. Dabbar has served on the board of directors of Dominion Energy, Inc. (NYSE: D) since November 2023 and served on the board of directors of XPDI I from February 2021 until the completion of its merger with Core Scientific in January 2022. Prior to Bohr Quantum, Mr. Dabbar served as Under Secretary for Science at the U.S. Department of Energy from 2017 to 2021, managing the operations of, and investing capital at the seventeen U.S. National Laboratories, conducting research and development in energy, technology and the sciences. Mr. Dabbar was previously a Managing Director in investment banking at J.P. Morgan Chase & Co., in energy and mergers & acquisitions from 1996 to 2017. Mr. Dabbar was also previously a nuclear submarine officer in the U.S. Navy. Mr. Dabbar earned a Bachelor of Science from the U.S. Naval Academy and an MBA from Columbia University.

Paul Gaynor serves on the XPDB Board. Mr. Gaynor is currently the Chief Executive Officer of Longroad Energy, a renewable energy company. Mr. Gaynor served on the board of directors of XPDI I from February 2021 until the completion of its merger with Core Scientific in January 2022. Prior to co-founding Longroad Energy, Mr. Gaynor served as CEO of First Wind, which he founded in 2004. Mr. Gaynor has also held various roles within Singapore Power, PSG International, GE Capital, and GE Power Systems. Mr. Gaynor earned a Bachelor of Science in Mechanical Engineering from Worcester Polytechnic Institute and an MBA from University of Chicago.

Scott Widham serves on the XPDB Board. Mr. Widham brings over 30 years of broad-based management and operations experience in the digital transformation and telecommunications industry. Mr. Widham is currently Chairman of Ezee Fiber, providing telecom services to government, enterprise, carrier and residences in Texas. Mr. Widham served on the board of directors of XPDI I from February 2021 until the completion of its merger with Core Scientific in January 2022. Previously, he served as President of Never fail from 2018 to 2019, CEO of Alpheus Communications from 2011 to 2017 and, prior to Alpheus, as CEO of Cobridge Communications, Broadwing Communications, and Capital Cable. Mr. Widham also served as EVP of Corecomm and was a Director at MTV Networks. Mr. Widham earned a B.B.A. from the University of Texas at Austin.

John B. Sexton serves on our management team as a Vice President. Mr. Sexton is a Vice President for TEP where he focuses on control, and growth equity investments in companies making North America’s power and energy systems increasingly sustainable and smart. Prior to joining TEP in 2021, Mr. Sexton served as an Associate with Marathon Capital’s investment banking division where he served since 2018, working across mergers and acquisitions transactions and tax equity financings in the renewables, carbon capture and energy services sectors. Mr. Sexton earned his Bachelor of Business Administration in Finance in 2018, while minoring in Sustainability at the University of Notre Dame.

John P. McGarrity serves on our management team as General Counsel and Secretary. Mr. McGarrity is managing director and chief administrative officer for XMS Capital and general counsel of XMS Holdings LLC. Mr. McGarrity has over 30 years of experience in legal and product development positions, primarily in the financial services industry. Prior to joining XMS, and its asset management affiliate XA Investments LLC, in 2016, Mr. McGarrity was managing director and general counsel of River Branch Holdings, a boutique international merchant bank that was acquired by Piper Jaffray. Mr. McGarrity is the former executive vice president and head of product development for Man Investments, Inc., the North American subsidiary of Man Group PLC. Previously, Mr. McGarrity served as a director on the capital markets desk at Bank One, N.A. Prior to that, he was the Associate General Counsel and Secretary of Unicom Corporation, which merged with PECO Energy Company to become Exelon Corporation. Mr. McGarrity began his career at Sidley Austin LLP, where he was a partner in its corporate and securities group. Mr. McGarrity earned his B.B.A., cum laude, in finance and philosophy at the University of Notre Dame. He earned his J.D., magna cum laude, at the University of Illinois College of Law, where he was an editor of the University of Illinois Law Review.

Number and Terms of Office of Officers and Directors

The XPDB Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the Nasdaq corporate governance requirements, we were not required to hold an annual meeting until one year after our first fiscal year end following our listing on the Nasdaq. The term of office of the first class of directors, consisting of Mr. Gaynor, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Dabbar and Mr. Widham, will expire at our second annual meeting of the stockholders. The term of office of the third class of directors, consisting of Mr. Brombach and Mr. Eilers, will expire at our third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we complete our initial business combination.

Prior to the completion of an initial business combination, any vacancy on the XPDB Board may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the XPDB Board for any reason.

Our officers are appointed by the XPDB Board and serve at the discretion of the XPDB Board, rather than for specific terms of office. The XPDB Board is authorized to nominate persons to the offices set forth in our Existing Charter as it deems appropriate. Our Existing Charter provides that our officers may consist of one or more chairman of the XPDB Board, chief executive officer, president, chief financial officer, vice president, secretary, treasurer and such other offices as may be determined by the XPDB Board. Pursuant to the Merger Agreement, XPDB shall cause persons mutually agreed to by XPDB and Montana (such agreement not to be unreasonably withheld, conditioned or delayed) to become the directors and officers of the Post-Combination Company at the effective time of the Merger.

Director Independence

The Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the listed company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The XPDB Board has determined that Mr. Dabbar, Mr. Gaynor and Mr. Widham are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on December 9, 2021, we have agreed to reimburse affiliates of our Sponsor for office space and administrative support services provided to us in the amount of $20,000 per month, which will be paid at the consummation of the Business Combination. Furthermore, in connection with the Business Combination, we will make a cash payment in an aggregate amount of up to $3,000,000 to XMS Capital, TEP or their respective affiliates for any financial advisory, placement agency or other similar investment banking or consulting services that XMS Capital, TEP or their respective affiliates have provided and may continue to provide to us in connection with the Business Combination, and may reimburse to XMS Capital, TEP or their respective affiliates for any out-of-pocket expenses incurred by it in connection with the performance of such services. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and completing an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the Company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Post-Combination Company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with the proposed business combination. We have not established any limit on the amount of such fees that may be paid by the Post-Combination Company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the XPDB Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the XPDB Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the completion of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the completion of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The XPDB Board has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Subject to phase-in rules and a limited exception, the rules of the Nasdaq and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the XPDB Board. Mr. Gaynor, Mr. Widham and Mr. Dabbar serve as members of our audit committee. The XPDB Board has determined that each of Mr. Gaynor, Mr. Widham and Mr. Dabbar are independent under the Nasdaq listing standards and applicable SEC rules. Mr. Gaynor serves as the chairman of the audit committee. Each member of the audit committee is financially literate and the XPDB Board has determined that Mr. Gaynor qualifies as an “audit committee financial expert” as defined in applicable SEC rules. We have adopted an audit committee charter, which details the primary functions of the audit committee, including:

•        appointing, compensating and overseeing our independent registered public accounting firm;

•        reviewing and approving the annual audit plan for the company;

•        overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•        discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•        appointing or replacing the independent registered public accounting firm;

•        monitoring our environmental sustainability and governance practices;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•        discussing earnings press releases and financial information provided to analysts and rating agencies;

•        discussing with management our policies and practices with respect to risk assessment and risk management;

•        reviewing any material transaction between our Chief Financial Officer that has been approved in accordance with our Code of Ethics for our officers, and providing prior written approval of any material transaction between us and our Chief Executive Officer; and

•        producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Compensation Committee

We have established a compensation committee of the XPDB Board. The members of our compensation committee are Mr. Gaynor, Mr. Widham, and Mr. Dabbar, and Mr. Widham serves as chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have a compensation committee composed entirely of independent directors. The XPDB Board has determined that each of Mr. Gaynor, Mr. Widham, and Mr. Dabbar are independent.

We have adopted a compensation committee charter, which details the primary functions of the compensation committee, including:

•        reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation (if any), evaluating our Chief Executive Officer’s performance in light of those goals and objectives, and setting our Chief Executive Officer’s compensation level (if any) based on this evaluation;

•        setting salaries and approving incentive compensation and equity awards, as well as compensation policies, for all other officers who file reports of their ownership, and changes in ownership, of XPDB Common Stock under Section 16(a) of the Exchange Act (the “Section 16 Officers”), as designated by the XPDB Board;

•        making recommendations to the XPDB Board with respect to incentive compensation programs and equity-based plans that are subject to board approval;

•        approving any employment or severance agreements with our Section 16 Officers;

•        granting any awards under equity compensation plans and annual bonus plans to our Chief Executive Officer and the Section 16 Officers;

•        approving the compensation of our directors; and

•        producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq and the SEC.

Corporate Governance and Nominating Committee

We have established a corporate governance and nominating committee of the XPDB Board. The members of our corporate governance and nominating committee are Mr. Gaynor, Mr. Widham, and Mr. Dabbar, and Mr. Dabbar serves as chairman of the corporate governance and nominating committee. Under the Nasdaq listing standards, we are required to have a corporate governance and nominating committee composed entirely of independent directors. The XPDB Board has determined that each of Mr. Gaynor, Mr. Widham, and Mr. Dabbar are independent.

We have adopted a corporate governance and nominating committee charter, which details the primary functions of the corporate governance and nominating committee, including:

•        identifying individuals qualified to become members of the XPDB Board and making recommendations to the XPDB Board regarding nominees for election;

•        reviewing the independence of each director and making a recommendation to the XPDB Board with respect to each director’s independence;

•        developing and recommending to the XPDB Board the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•        making recommendations to the XPDB Board with respect to the membership of the audit, compensation and corporate governance and nominating committees;

•        overseeing the evaluation of the performance of the XPDB Board and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•        considering the adequacy of our governance structures and policies, including as they relate to our sustainability and governance practices;

•        considering director nominees recommended by stockholders; and

•        reviewing our overall corporate governance and reporting to the XPDB Board on its findings and any recommendations.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the corporate governance and nominating committee charter, generally provide that persons to be nominated:

•        should possess personal qualities and characteristics, accomplishments and reputation in the business community;

•        should have current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•        should have the ability and willingness to commit adequate time to the board of directors and committee matters;

•        should demonstrate ability and willingness to commit adequate time to the board of directors and committee matters;

•        should possess the fit of the individual’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to our needs; and

•        should demonstrate diversity of viewpoints, background, experience, and other demographics, and all aspects of diversity in order to enable the board to perform its duties and responsibilities effectively, including candidates with a diversity of age, gender, nationality, race, ethnicity, and sexual orientation.

Each year in connection with the nomination of candidates for election to the XPDB Board, the corporate governance and nominating committee will evaluate the background of each candidate, including candidates that may be submitted by our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on the XPDB Board or its compensation committee.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon written request to our principal executive offices. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Securities Authorized for Issuance Under Equity Compensation Plans

As of September 30, 2023, we had no equity compensation plans or outstanding equity awards.

Limitation on Liability and Indemnification of Officers and Directors

Our Existing Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Existing Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may have acquired in the XPDB IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

XPDB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of XPDB’s financial condition and results of operations should be read in conjunction with XPDB’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those described under the heading “Risk Factors” and analysis set forth below includes forward-looking statements that involve risks and uncertainties. References in this section to “XPDB,” “we,” “us,” “our” and the “Company” are intended to mean the business and operations of XPDB.

Overview

We are a blank check company incorporated in Delaware on March 23, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our Sponsor is XPDI Sponsor II LLC, a Delaware limited liability company. The registration statement for the XPDB IPO was declared effective on December 9, 2021. On December 14, 2021, we consummated the XPDB IPO of 28,750,000 units, which included the exercise of the underwriters’ option to purchase an additional 3,750,000 units at the initial public offering price to cover over-allotments (the “Over-Allotment Units”), at $10.00 per unit, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $20.7 million, of which approximately $10.1 million was a Deferred Discount, which was subsequently reduced to approximately $6 million following the resignation of BofA as an underwriter as described below.

Simultaneously with the closing of the XPDB IPO, we completed the Private Placement of 11,125,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to our Sponsor and the Anchor Investors, generating proceeds of approximately $11.1 million.

Upon the closing of the XPDB IPO and the Private Placement on December 14, 2021, approximately $290.4 million ($10.10 per unit) of the net proceeds of the sale of the units in the XPDB IPO, including proceeds from the sale of the Over-Allotment Units and certain of the proceeds from the sale of the Private Placement Warrants, were deposited into the Trust Account and approximately $1.7 million of such net proceeds were deposited in our operating account to pay expenses in connection with the closing of the XPDB IPO and for working capital following the XPDB IPO. The proceeds held in the Trust Account have been (i) held in an interest-bearing bank demand deposit account or (ii) invested in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act, as amended, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the XPDB IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. There is no assurance that we will be able to complete a business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the Deferred Discount and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. However, we will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

On May 15, 2023, the Company filed a definitive proxy statement for the solicitation of proxies in connection with the Extension Special Meeting to consider and vote on, among other proposals, the extension of the date by which the Company must consummate an initial business combination from June 14, 2023 to December 14, 2023, and to allow the Company, without another stockholder vote, by resolution of the XPDB Board to elect to further extend such date in one-month increments up to three additional times until March 14, 2024, unless the closing of a an initial business combination shall have occurred prior thereto, or such earlier date as determined by the XPDB Board to be in the best interests of the Company (such proposal, the “Extension Amendment Proposal”), and the amendment of the Company’s amended and restated certificate of incorporation to remove the limitation that XPDB may not redeem Public Shares to the extent that such redemption would result in XPDB having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act (or any successor rule)) of less than $5,000,001 (such proposal, the “Redemption Limitation Amendment Proposal”).

At the Extension Special Meeting on June 9, 2023, the Company’s stockholders approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal. In connection with the stockholders’ vote at the Extension Special Meeting, the stockholders elected to redeem 18,141,822 shares of XPDB Class A Common Stock at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $188,132,132 (the “June Redemptions”). After the satisfaction of the June Redemptions, the balance in the Trust Account as of September 30, 2023 was approximately $113 million. Upon completion of the June Redemptions, 10,608,178 shares of XPDB Class A Common Stock and 7,187,500 shares of XPDB Class B Common Stock remain issued and outstanding.

In connection with the approval of the Extension Amendment Proposal, the Company or the Sponsor will deposit, beginning on June 15, 2023, and thereafter on the 10th day of each month (or if such 10th day is not a business day, on the business day immediately preceding such 10th day), additional funds into the Trust Account in an amount equal to the lesser of (i) $0.03 multiplied by the number of shares of XPDB Class A Common Stock then outstanding and not redeemed in connection with the Extension Special Meeting and (ii) $300,000. As a result, $300,000 was deposited in the Trust Account by the Company on June 15, 2023, July 10, 2023 and August 10, 2023. On September 8, 2023. October 10, 2023, and November 9, 2023, $300,000 was deposited in the Trust Account by the Sponsor.

On December 12, 2023, the XPDB Board approved an extension of the date by which the Company must consummate an initial business combination from December 14, 2023 to January 14, 2024.

Liquidity, Capital Resources and Going Concern

Our liquidity needs to date have been satisfied through a capital contribution of $25,000 from the Sponsor to purchase XPDB Class B Common Stock, the related party loan under a promissory note of approximately $115,000 from the Sponsor, which was repaid in full on December 17, 2021, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with an initial business combination, our officers, directors and Initial Stockholders may, but are not obligated to, provide working capital loans. As of September 30, 2023, there were no amounts outstanding under any working capital loans.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Codification (“ASC”) Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern, which is considered to be one year from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 14, 2024. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a business combination before the mandatory liquidation date, as it may be extended. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the issuance date of these financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

We continue to evaluate the impact of the COVID-19 pandemic on the Company and have concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of the Company’s operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The recent military conflict between Israel and militant groups led by Hamas has also caused uncertainty in the global markets. Further, the impact of these actions and related sanctions on the world economy are not determinable as of the date of these financial statements.

Results of Operations

Our entire activity since inception up to September 30, 2023 has been related to our formation, preparation for the XPDB IPO, and since the closing of the XPDB IPO, the search for a prospective initial business combination. We will not generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of investment income from the Trust Account. We will continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2023, we had a net income of approximately $48,000, which consisted of approximately $1.5 million of income from investments held in the Trust Account, offset by approximately $1.1 million in operating expenses and approximately $0.3 million in income tax expenses. Operating expenses were comprised of approximately $1 million of general and administrative expenses, $60,000 of general and administrative expenses — related party, and $50,000 of franchise tax expenses.

For the nine months ended September 30, 2023, we had net income of approximately $1.2 million, which consisted of approximately $7.7 million of income from investments held in the Trust Account and reversal of transaction costs incurred in connection with the XPDB IPO of approximately $0.2 million, offset by approximately $5.3 million in operating expenses and approximately $1.4 million in income tax expenses. Operating expenses were comprised of approximately $5.0 million of general and administrative expenses, $180,000 of general and administrative expenses — related party, and $150,000 of franchise tax expenses.

For the three months ended September 30, 2022, we had net income of approximately $781,000, which consisted of approximately $1.3 million of income from investments held in the Trust Account, partially offset by approximately $271,000 in operating expenses and approximately $267,000 in income tax expenses. Operating expenses were comprised of approximately $161,000 of general and administrative expenses, $60,000 of general and administrative expenses — related party, and $50,000 of franchise tax expenses.

For the nine months ended September 30, 2022, we had a net income of approximately $396,000, which consisted of approximately $1.7 million of income from investments held in the Trust Account, partially offset by approximately $1.0 million in operating expenses and approximately $297,000 in income tax expenses. Operating expenses were comprised of approximately $693,000 of general and administrative expenses, $180,000 of general and administrative expenses — related party, and $165,000 of franchise tax expenses.

For the year ended December 31, 2022, we had net income of approximately $2.0 million, which consisted of approximately $4.2 million of income from investments held in the Trust Account, partially offset by approximately $1.3 million in operating expenses and approximately $802,000 in income tax expenses. Operating expenses were comprised of approximately $888,000 of general and administrative expenses, $240,000 of general and administrative expenses — related party, and $215,000 of franchise tax expense.

For the period from March 23, 2021 (inception) through December 31, 2021, we had a net loss of approximately $544,000, which consisted of approximately $392,000 in general and administrative expenses and approximately $152,000 in franchise tax expense, partially offset by approximately $900 in income from investments held in the Trust Account.

Contractual Obligations

Registration Rights

The holders of XPDB Class B Common Stock, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to the Registration Rights Agreement to be signed prior to the consummation of the XPDB IPO. These holders are entitled to certain demand and “piggyback” registration rights. However, the Registration Rights Agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

BofA and Barclays, the underwriters in the XPDB IPO, were entitled to a Deferred Discount (as defined in the IPO Underwriting Agreement) of $0.35 per share, or $10,062,500 in the aggregate. On June 20, 2023, BofA formally notified XPDB in writing that it had resigned and withdrew from its role in the Business Combination and thereby, for no additional consideration, waived its entitlement to its portion of the Deferred Discount despite having already completed the services and obligations that would entitle BofA to payment under the terms of the Underwriting Agreement.

BofA did not communicate to XPDB its reasons for its resignation or waiver of the Deferred Discount, and XPDB did not correspond with BofA about the reasons for its resignation or waiver of the fee. However, BofA’s resignation letter indicated that its resignation was not a result of any dispute or disagreement with XPDB or any matter relating to XPDB’s operations, policies, procedures or practices. It is XPDB management’s understanding that other companies have received similar resignation letters from investment banks, including BofA, in connection with other business combination transactions involving special purpose acquisition companies. However, investors should be aware that a fee waiver for services already rendered is unusual.

XPDB does not currently have any ongoing relationship with BofA, and therefore XPDB is not aware of any disagreements with BofA regarding the disclosure in this proxy statement/prospectus. BofA did not have a role in the identification or evaluation of business combination targets, and BofA was not involved in the preparation of, and disclaimed any responsibility for, any disclosure included in this proxy statement/prospectus and any analysis underlying disclosure included in this proxy statement/prospectus. Further, BofA has not assisted in the preparation or review of any materials for XPDB in connection with the Business Combination and did not participate in any other aspect of the Business Combination. As such, the resignation by BofA did not impact XPDB’s evaluation of the Business Combination.

Barclays did not resign as underwriter and remains entitled to a Deferred Discount of $0.35 per share, or approximately $6 million. Barclays has agreed that its $6 million capital markets advisory fee, payable to Barclays solely in the event that we complete a business combination, will be creditable against its portion of the Deferred Discount.

Administrative Support Services

Commencing on December 9, 2021, we have agreed to pay affiliates of our Sponsor a total of $20,000 per month for office space and administrative support services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. In connection with our initial business combination, we will make a cash payment in an aggregate amount of up to $3,000,000 to affiliates of our Sponsor or Anchor Investors for any financial advisory, placement agency or other similar investment banking or consulting services that affiliates of our Sponsor or Anchor Investors have provided and may continue to provide to us in connection with our initial business combination, and may reimburse to affiliates of our Sponsor or Anchor Investors for any out-of-pocket expenses incurred by it in connection with the performance of such services.

Merger Agreement

On June 5, 2023, the Company and Merger Sub entered into the Merger Agreement with Montana, pursuant to which Merger Sub will merge with and into Montana, with Montana surviving the Merger as a wholly owned subsidiary of the Company. Following the Closing, the Company will be renamed “Montana Technologies Corporation.”

As part of the Business Combination, Montana Equityholders will receive aggregate consideration of approximately $421.9 million (subject to adjustment as described in the Merger Agreement), payable (i) in the case of holders of Montana Class B Common Units and Montana Class C Common Units, in the form of newly issued shares of Class A Common Stock, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Montana Class A Common Units, in the form of newly issued shares of Class B Common Stock, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to a number of votes per share such that the Montana Equityholders as of immediately prior to the Closing will, immediately following the Closing, collectively own shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, and (iii) in the case of holders of Montana Options and Montana Warrants, in the form of options and warrants of the Post-Combination Company, respectively, having substantially similar terms to the corresponding Montana Options and Montana Warrants. The Eligible Equityholders will also have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) in the form of Earnout Shares upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the discretion of a majority of the independent members of the Post-Combination Company Board, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known price or pricing formula that exceeds a level of production capacity that is expected to generate Annualized EBITDA of more than $150,000,000, which shall be determined by a majority of the independent members of the Post-Combination Company Board in their sole discretion, equal to (i) the ratio of (x) (1) the Expected Annualized EBITDA less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

The maximum value of the Earnout Shares will be capped at $200 million and the ability to receive Earnout Shares will expire on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving will have sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Montana Equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Montana Options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Montana Option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board.

As of the date of the Merger Agreement, 100.0% of the total outstanding Montana Class A Common Units and 72.7% of the total outstanding Montana Class B Common Units (or an aggregate of approximately 76.6% of the total outstanding Montana Class A Units and Montana Class B Units in the aggregate) were held by unitholders that are expected to continue as directors, officers or employees of the Post-Combination Company. The retention of certain holders of Montana Options who will continue as directors, officers or employees of the Post-Combination Company (whose responsibilities are expected to include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement and pursuant to the terms of the Sponsor Support Agreement entered into among the Sponsor, XPDB, Montana and other holders of XPDB Class B Common Stock, the Sponsor and the other holders of XPDB Class B Common Stock agreed to, among other things, (i) vote at the Special Meeting any Sponsor Securities held of record or thereafter acquired in favor of the Proposals presented by XPDB at such meeting, (ii) be bound by certain other covenants and agreements related to the Business Combination, (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities and (iv) waive certain antidilution protections with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. In addition, pursuant to the terms of the Sponsor Support Agreement, the Sponsor has agreed to waive its redemption rights with respect to any Sponsor Securities in connection with the completion of a Business Combination (which waiver was provided in connection with the XPDB IPO and without any separate consideration paid in connection with providing such waiver), has agreed not to transfer any Public Shares and Founder Shares held by it during the time prior to (i) Closing or (ii) the termination of the Merger Agreement, has agreed to waive anti-dilution protections and has agreed to subject certain of the shares of Class A Common Stock held by Sponsor following the conversion of the Founder Shares as of the Closing to certain vesting provisions. Specifically, the Sponsor Support Agreement provides that as of immediately prior to (but subject to) the Closing, 1,380,736 Subject Vesting Shares will be subject to an earnout, with the Subject Vesting Shares vesting during the Vesting Period

(i) simultaneously with the Performance Vesting Trigger and (ii) up to 50% of the Subject Vesting Shares (including any vested Subject Vesting Shares from the Performance Vesting Trigger) vesting on any day following the Closing when the Closing Share Price equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and all remaining Subject Vesting Shares vesting when the Closing Share Price equals or exceeds $14.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

The Sponsor Support Agreement will terminate on the earlier of (i) the date the Business Combination becomes effective and (ii) the termination of the Merger Agreement in accordance with its terms.

Investment Agreement

On September 29, 2023, we entered into an Investment Agreement with the Company and the CATL Parties, pursuant to which the CATL Parties agreed, among other things, that they will not, directly or indirectly, (i) acquire any additional units of the Company following the consummation of the Business Combination, (ii) seek election to, or to place a representative on, Montana’s board of managers or Post-Combination Company Board, or (iii) acquire any securities of the Post-Combination Company if, following such acquisition, the CATL Parties and their affiliates would hold, in the aggregate, an interest in the Post-Combination Company of greater than 9.8% on either an economic or voting basis (the “CATL Ownership Limit”). In the event the CATL Parties and their affiliates exceed the CATL Ownership Limit, the CATL Parties have agreed, following written notice from the Post-Combination Company, to divest within five business days such number of Post-Combination Company securities as shall be necessary to cause the CATL Ownership Limit not to be exceeded. In addition, at any time the CATL Ownership Limit is exceeded, the CATL Parties have agreed to vote any voting power they hold in excess of 9.8% in accordance with the recommendation of the board of directors of the Post-Combination Company.

The CATL Parties agreed that they will not, and will cause their affiliates not to, access, obtain, or seek to access or obtain Montana or the Post-Combination Company’s trade secrets, know-how, or other confidential, proprietary, or competitively sensitive information (excluding any such information that Montana is obligated to provide to CATL US, CAMT, or CAMT’s subsidiaries pursuant to that certain Amended and Restated Joint Venture Agreement for CAMT, dated as of September 29, 2023, by and among Montana, CAMT and CATL US), including by reverse engineering, or seeking to reverse engineer, any of Montana’s products.

Montana has agreed to use its reasonable best efforts to assist CATL USA in selling, prior to the consummation of the Business Combination, units of Montana representing at least 2% of Montana’s issued and outstanding units at a price per unit that is not materially lower than the price per unit implied by the valuation of Montana in connection with the Business Combination. In so assisting CATL USA, Montana is not obligated to incur any expenses or grant any concessions, nor is it obligated to prioritize any sale by CATL USA over its own capital raising or financing activities.

The Investment Agreement contains customary representations and warranties and may be terminated only with the written consent of the parties thereto.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. Management evaluates all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to FASB ASC Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and FASB ASC Topic 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Stock” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be classified as liabilities or as equity, is re-assessed at the end of each reporting period. The

XPDB public warrants and the Private Placement Warrants are not precluded from equity classification, based on the guidance in ASC 480 and ASC 815. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

XPDB Class A Common Stock Subject to Possible Redemption

We account for our XPDB Class A Common Stock subject to possible redemption in accordance with the guidance in ASC 480. XPDB Class A Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable XPDB Class A Common Stock (including XPDB Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, XPDB Class A Common Stock is classified as stockholders’ equity. XPDB Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, all of our outstanding shares of XPDB Class A Common Stock is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Under ASC 480, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the XPDB IPO, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net (Loss) Income Per Common Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as XPDB Class A Common Stock and XPDB Class B Common Stock. Income and losses are shares pro rata between the two classes of shares. Net (loss) income per common share is calculated by dividing the net (loss) income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net (loss) income does not consider the effect of the XPDB public warrants and the Private Placement Warrants to purchase an aggregate of 25,500,000 shares of XPDB Class A Common Stock in the calculation of diluted (loss) income per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the three and nine months ended September 30, 2023 and 2022, the year ended December 31, 2022 and the period from March 23, 2021 (inception) through December 31, 2021. Accretion associated with the redeemable XPDB Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

Our management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, that if currently adopted, would have a material effect on our condensed consolidated balance sheets.

Off Balance Sheet Arrangements and Contractual Obligations

As of September 30, 2023, we did not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC and did not have any commitments or contractual obligations.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the XPDB IPO or until we are no longer an “emerging growth company,” whichever is earlier.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF XPDB AND THE POST-COMBINATION COMPANY

The following table and accompanying footnotes set forth information known to XPDB regarding (i) the actual beneficial ownership of XPDB Class A Common Stock and XPDB Class B Common Stock, as of September 30, 2023 and (ii) expected beneficial ownership of the Post-Combination Company immediately following consummation of the Business Combination in the Assuming Minimum Redemptions Scenario and the Assuming Maximum Contractual Redemptions Scenario, by:

•        each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of XPDB Common Stock or common stock of the Post-Combination Company, as applicable;

•        each of XPDB’s current directors and executive officers;

•        each person who will become a director or executive officer of the Post-Combination Company; and

•        all directors and officers of XPDB, as a group, and of the Post-Combination Company, as a group.

The beneficial ownership of XPDB Common Stock before the Business Combination is based on 10,608,178 shares of XPDB Class A Common Stock issued and outstanding and 7,187,500 shares of XPDB Class B Common Stock issued and outstanding as of September 30, 2023.

The expected beneficial ownership of shares of the Post-Combination Company’s common stock in the “Assuming Minimum Redemptions Scenario” columns has been determined based on the following: (i) no XPDB Public Stockholders have exercised their redemption rights; (ii) 7,187,500 shares of Class A Common Stock have been issued pursuant to the conversion of XPDB Class B Common Stock; (iii) each Anchor Investor purchases only 25% of the maximum number of shares to which they are entitled pursuant to the subscription agreement to which each is a party and (iv) there will be an aggregate of 55,748,159 shares of the Post-Combination Company’s common stock issued and outstanding at the Closing of the Business Combination (including up to 1,380,736 shares of the Post-Combination Company’s common stock which are subject to vesting requirements pursuant to the Sponsor Support Agreement).

The expected beneficial ownership of shares of the Post-Combination Company’s common stock in the “Assuming Maximum Contractual Redemptions Scenario” columns has been determined based on the following: (i) XPDB Public Stockholders have exercised their redemption rights with respect to 2,686,297 shares of XPDB Class A Common Stock; (ii) 7,187,500 shares of Class A Common Stock have been issued pursuant to the conversion of XPDB Class B Common Stock; (iii) each Anchor Investor purchases only 25% of the maximum number of shares to which they are entitled pursuant to the subscription agreement to which each is a party and (iv) there will be an aggregate of 53,061,862 shares of the Post-Combination Company’s common stock issued and outstanding at the Closing (including up to 1,380,736 shares of the Post-Combination Company’s common stock which are subject to vesting and earnout requirements pursuant to the Sponsor Support Agreement).

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. The 14,375,000 XPDB public warrants and 11,125,000 Private Placement Warrants outstanding as of September 30, 2023 are not exercisable within 60 days, and therefore are not included in the following table.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Before the Business Combination					After the Business Combination
	XPDB Class A Common Stock		XPDB Class B Common Stock		XPDB Common Stock	Assuming Minimum Redemptions Scenario		Assuming Maximum Contractual Redemptions Scenario
	Number of Shares	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class	Percentage of XPDB Common Stock	Number of Shares	Percentage	Number of Shares Beneficially Owned	Percentage
Name of Beneficial Owner
Principal Stockholders:
XPDI Sponsor II LLC	—	—	7,097,500	98.75%	39.88%	6,827,968	11.73%	6,827,968	12.24%
Directors and Named Executive Officers of XPDB:
Patrick C. Eilers(1)	—	—	7,097,500	98.75%	39.88%	6,827,968	11.73%	6,827,968	12.24%
Theodore J. Brombach(1)	—	—	7,097,500	98.75%	39.88%	6,827,968	11.73%	6,827,968	12.24%
John B. Sexton	—	—	—	—	—	—	—	—	—
James P. Nygaard, Jr.	—	—	—	—	—	—	—	—	—
John P. McGarrity	—	—	—	—	—	—	—	—	—
Paul Dabbar	—	—	30,000	*	*	30,000	*	30,000	*
Paul Gaynor	—	—	30,000	*	*	30,000	*	30,000	*
Scott Widham	—	—	30,000	*	*	30,000	*	30,000	*
All officers and directors as a group (8 individuals)	—	—	7,187,500	100.0%	40.39%	6,917,968	11.88%	6,917,968	12.40
5% Holders of XPDB
Radcliffe(2)	727,998	6.86%	—	—	4.09%	727,998	1.25%	727,998	1.31%
Directors and Executive Officers of the Post-Combination Company:
Matthew Jore	—	—	—	—	—	6,834,349	11.46%	6,834,349	12.03%
Jeff Gutke	—	—	—	—	—	96,364	*	96,364	*
Patrick C. Eilers(1)	—	—	7,097,500	98.75%	39.88%	6,827,968	11.73%	6,827,968	12.24%
Paul Dabbar	—	—	30,000	*	*	30,000	*	30,000	*
Stuart Porter(3)	—	—	—	—	—	18,986,585	34.06%	18,986,585	35.78%
Maxwell Baucus	—	—	—	—	—	48,182	*	48,182	*
Directors and Executive Officers of the Post-Combination Company as a group ( individuals)	—	—	7,097,500	98.75%	39.88%		%		%
5% Holders of the Post-Combination Company:
Three Curve Capital	—	—	—	—	—	18,986,585	31.83%	18,986,585	33.41%
XPDI Sponsor II LLC	—	—	7,097,500	98.75%	39.88%	6,827,968	11.73%	6,827,968	12.24%
Patrick C. Eilers(1)	—	—	7,097,500	98.75%	39.88%	6,827,968	11.73%	6,827,968	12.24%
Theodore J. Brombach(1)	—	—	7,097,500	98.75%	39.88%	6,827,968	11.73%	6,827,968	12.24%
James Pallotta	—	—	—	—	—	3,550,253	5.95%	3,550,253	6.25%

____________

*        Less than one percent.

(1)      The Sponsor is the record holder of the shares reported herein. The Sponsor is controlled by its managing members, Messrs. Brombach and Eilers. Accordingly, all of the shares held by the Sponsor may be deemed to be beneficially held by Messrs. Brombach and Eilers. Each such person disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein.

(2)      Pursuant to a Schedule 13G filed by such persons as a group with the SEC on June 14, 2023, (i) each of Radcliffe Capital Management, L.P., a Delaware limited partnership, RGC Management, LLC, a Delaware limited liability company, Steven B. Katznelson and Christopher Hinkel, may be deemed the beneficial owner of 727,998 Class A Common Stock, as a result of holding directly or indirectly, 727,998 Class A Common Stock, with shared voting power and shared dispositive power with respect to such Class A Common Stock and (ii) each of Radcliffe SPAC Master Fund, L.P., a Cayman Islands limited partnership, and Radcliffe SPAC GP, LLC, a Delaware limited liability company may be deemed the beneficial owner of 712,207 Class A Common Stock, as a result of holding directly or indirectly, 712,207 Class A Common Stock, with shared voting power and shared dispositive power with respect to such Class A Common Stock. Each of Radcliffe Capital Management, L.P., RGC Management Company, LLC, Steven B. Katznelson, Christopher Hinkel, Radcliffe SPAC Master

Fund, L.P. and Radcliffe SPAC GP, LLC has disclaimed beneficial ownership of the Class A Common Stock reported on the Schedule 13G, except to the extent its pecuniary interest therein. The business address for each of these shareholders is 50 Monument Road, Suite 300, Bala Cynwyd, PA 19004.

(3)      Three Curve Capital LP is the record holder of the shares reported herein. Three Curve Capital LP is controlled by Mr. Porter. Accordingly, all of the shares held by Three Curve Capital LP may be deemed to be beneficially held by Mr. Porter. Mr. Porter disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein.

The Initial Stockholders beneficially own approximately            % of XPDB’s issued and outstanding shares of XPDB Common Stock as of the Record Date. Because of this ownership block, the Initial Stockholders may be able to effectively exercise influence the outcome of all matters requiring approval by our stockholders, including the election of directors, amendments to our Existing Charter and approval of significant corporate transactions, including approval of the Business Combination.

The Sponsor and XPDB’s directors and officers have agreed (A) to vote any Founder Shares or Public Shares owned by them in favor of the Business Combination Proposal and (B) to waive their redemption rights with respect to any Founder Shares and any Public Shares held by them in connection with the completion of the Business Combination (which waiver was provided in connection with the XPDB IPO and without any separate consideration paid in connection with providing such waiver).

INFORMATION ABOUT MONTANA

Unless the context otherwise requires, all references in this section to “Montana,” the “Company,” “we,” “us,” “our” and other similar terms refer to the business of Montana Technologies LLC prior to the consummation of the Business Combination, which will be the business of the Post-Combination Company and its subsidiaries following the consummation of the Business Combination.

Company Overview

We are an atmospheric renewable energy and water harvesting technology company that aims to provide energy and cost-efficient sustainable dehumidification, evaporative cooling and atmospheric water generation. As compared to currently existing HVAC systems, our AirJoule technology is designed to reduce energy consumption, minimize/eliminate harmful refrigerants, and generate material cost efficiencies. AirJoule is a climate solution technology that harvests the untapped supply of renewable thermal energy in water vapor in the atmosphere in an effort to provide significant energy efficiency gains in HVAC, as well as a potential source of potable water. We are focused on scaling manufacturing through global joint ventures and deploying AirJoule units worldwide as a key part of the solution to address global warming and water scarcity.

Company Background

We were established as Montana Technologies LLC in 2018 and are headquartered in Ronan, Montana. In the third quarter of 2020, we executed a strategic project partnership agreement with Pacific Northwest National Laboratory (“PNNL”) to develop enhancements to its self-regenerating dehumidifier technology and, in the first quarter of 2021, we obtained an exclusive worldwide license from PNNL with respect to the technology. See “— Our Competitive Strengths — Our Partners — PNNL.” In the third quarter of 2021, we entered into a joint venture with an affiliate of CATL for purposes of manufacturing and commercializing our AirJoule units, which utilize the regenerating dehumidifier technology conceived at PNNL, in certain countries. We also have an established global supplier relationship with BASF, an international chemical company, to manufacture to our specifications under trade secret, proprietary materials that are critical for the AirJoule technology. In the first quarter of 2023, we completed the fourth prototype of our AirJoule unit, which can deliver up to 200 liters per day of water, with an energy consumption as low as 130 watt hours per liter (“WH/L”). We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of the fourth quarter of 2023 that will deliver up to 360 liters of water per day at between 60-90 WH/L, depending on humidity. Our AirJoule unit also enables evaporative cooling using its own water harvested from air in regions where current conventional HVAC systems are typically less effective and is designed to reduce electrical consumption by as much as 75% and reducing/eliminating the need for refrigerants, as compared to currently existing HVAC systems. We expect to commence our first production line, manufacturing end-market-ready AirJoule units in 2024.

Industry Background

HVAC

According to The Brainy Insights, the global HVAC system market was valued at approximately $214 billion in 2022 and is expected to reach a value of approximately $358 billion by 2032 at a compound annual growth rate of 5.27% from 2023 to 2032(1). The Rocky Mountain Institute estimates that cooling demand in developing economies will increase 5x by 2050, with global stock of air conditioners in buildings growing by approximately 4 billion units by 2050, which amounts to more than 4 new air conditioners sold every second for the next 30 years. Further, according to the U.S. Energy Information Administration (the “EIA”), the single largest demand for power in the United States is HVAC for buildings, accounting for approximately 32.1% of total residential energy use. In 2020, cooling the interior of residential and commercial buildings accounted for about 10% of the United States’ total energy usage. Our products and technologies aim to make HVAC systems more efficient by reducing energy use and lowering costs by up to 75%.

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1        https://www.thebrainyinsights.com/report/hvac-system-market-12572

There are various types of HVAC systems, but the basic mechanisms are similar across all types. A mechanical system is used to draw in air, which is then processed and adjusted to the desired temperature. When the temperature is lowered with current conventional cooling equipment, water vapor in the air condenses into water. During this process, condensation heat is generated, thus the cooling mechanism must be powerful enough so that the cooling effect produced exceeds the rise in temperature resulting from condensation heat, in order to lower the net temperature of the environment in which this system is being used. Therefore, a significant amount of energy is required to offset condensation heat and lower the indoor temperature, particularly in increasingly hot and humid environments.

HVAC systems are used in various industrial facilities for their ventilation, filtration and cooling functions. Major end-user industries include wastewater, drinking water distribution, gas solution and petroleum solution facilities, to name a few. The high cost of installation and maintenance of HVAC systems makes it costly and difficult for mid-and small-scale companies to put HVAC systems in place. Our platform, however, attempts to solve legacy thermal constraints encountered by current conventional designs by utilizing metal-organic frameworks (“MOF”). This enables users of our products to dehumidify, evaporative cool, and harvest atmospheric water in both humid and arid climates.

Current conventional air conditioners condense water vapor into liquid as part of the cooling process, but that condensation process generates significant heat working contrary to the desired outcome, which is to dehumidify and cool a space. The AirJoule unit eliminates condensation on the evaporators in current conventional air conditioning systems, using a twin-chamber design in which both chambers contain MOF material, a novel desiccant material that has differentiated adsorption properties. Each chamber takes turns either removing moisture from the air or regenerating the MOF for reuse.

The impact of air conditioning on our planet cannot be understated. Buildings are responsible for 40% of global energy consumption, and with a projected 2/3 of the world’s households having air conditioning by 2050, according to the International Energy Agency, we believe that the world needs a better, lower-energy and lower-cost solution to meet these needs. We believe we are primed to transform the HVAC industry through our new technology, which represents a significant potential for improvement upon the energy efficiency of current conventional HVAC applications, as well as a potential source of potable water. Our AirJoule unit enables evaporative cooling using its own water harvested from air in regions where current conventional HVAC systems are typically less effective and is designed to reduce electrical consumption by as much as 75% than any other currently existing HVAC or atmospheric water-generating system. Our AirJoule system is expected to be up to 4 times more efficient (Coefficient of Performance (“COP”)) than existing conventional vapor compression dehumidification systems and up to 10 times more efficient than desiccant dehumidifiers. The energy cost savings derived by using an AirJoule dehumidifier are expected to have a payback period of as low as 1.5 years. The table below sets forth a comparison of conventional water-generating, dehumidification and cooling systems to the expected/potential performance of our AirJoule unit.

AIRJOULE TRANSFORMATIONAL TECHNOLOGY

Atmospheric Water Harvesting

According to the World Resources Institute, 25% of the global population lives in countries facing extremely high water stress, with as many as four billion people already exposed to water stress conditions for at least one month per year. As a result of the rising degradation and disappearance of natural ecosystems that provide clean water and alleviate floods and other risks, the World Resources Institute estimates that demand for water will increase by up to 30% by 2050. The map below reflects the projected ratio of water withdrawals to water supply by country in 2040.

Atmospheric water harvesting, the process of generating potable water from the humidity in the air, has emerged as a promising solution to address the issue of water scarcity. Atmospheric water harvesting is a new and rapidly developing technology, and we believe that our foundational patents, proven pre-production and unique AirJoule unit uniquely position us to capture a meaningful amount of the growth in this evolving sector.

Our AirJoule unit also addresses recent United States government legislation and regulation, including the following:

Our Solutions and Technology

What AirJoule Does

Our goal is to help solve two of the world’s most problematic issues with our AirJoule technology: increasing demand for comfort cooling and rising water stress. The AirJoule unit uses new technology that enables the atmosphere to become an accessible source of renewable thermal energy and a potential source of potable water at costs as low as half a cent per liter. The AirJoule unit efficiently harvests water vapor from the air, with a COP of up to 15, and is designed to consume as much as 75% less electricity than other currently-existing HVAC or water-generating systems while providing a potential source of potable water and air conditioning at a fraction of the current cost of traditional HVAC systems. We estimate that our AirJoule technology will reduce dehumidification costs for buildings by nearly 50%. We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of the fourth quarter of 2023 that will deliver up to 360 liters of water per day at 60-90 WH/L while simultaneously dehumidifying the air around the unit.

INPUT: HUMID AIR
Water Adsorption in open chamber
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4
5
6
OUTPUT:
2. DEHUMIDIFIED
AIR
Water Desorption in closed chamber
OUTPUT:
1. WATER
OUTPUT:
3. COOLING

How It Works

AirJoule solves the issues of energetics, transformation of the latent heat of energy held in water vapor in the atmosphere to (1) potentially potable water, (2) dehumidified air, and (3) cooling, as shown above. Our proprietary pressure swing system integrates adsorption and desorption functions, so the heat of adsorption can be used to assist desorption under vacuum, eliminating the need for additional energy. In one chamber, outside air is passed over the paper-thin film of MOF, pulling water vapor into the material’s nano-sized pores. The heat that is generated from adsorbing water vapor is then transferred to the other chamber to help release water previously captured in the pores. A light vacuum pressure helps regenerate the MOF. Once the high-capacity MOF is regenerated, the twin chambers reverse their functions and the cycle repeats, avoiding the need to add heat or cooling to the process. By balancing the heat transfer between chambers, the system works to minimize energy consumption and allows the AirJoule system to continuously operate at ambient temperature, adding no extra load on an air conditioning unit. The result we have observed is a dramatic reduction in energy and cost, the production of water and the reduction of CO2 emissions as compared to conventional HVAC systems.

AirJoule operates as follows:

Humid air is drawn into the open chamber;
Proprietary MOF-coated contactors adsorb the water vapor in the open chamber;
The heat of adsorption is transferred to a closed chamber to assist with desorption;
Proprietary air pump draws vacuum on the closed chamber;
Proprietary vacuum compressor pulls water vapor from the contactors in the closed chamber and slightly pressurizes it;
Proprietary condenser produces pure water; and
The alternating cycle between chambers occurs every 5 minutes.

Our current prototype of the AirJoule unit delivers up to 200 liters of water per day at 130 WH/L. We anticipate that our pre-production prototype will be able to deliver up to 360 liters of water per day at 60-90 WH/L.

Benefits of AirJoule

•        Harnessing Clean energy:    The AirJoule unit enables the atmosphere to be an accessible source of renewable thermal energy in a range of applications.

•        Reduced Cost:    The AirJoule unit is estimated to cost less than half of the upfront cost of conventional dehumidification systems while using significantly less electricity.

•        Water:    We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of the fourth quarter of 2023 that will deliver up to 360 liters of water per day; as low as 60-90 WH/L at costs as low as a half cent per liter.

•        Reduced Electricity Use:    The AirJoule system is designed to utilize up to 75% less electricity than current HVAC and water-generating systems.

•        COP:    The AirJoule unit significantly reduces, and in some cases can eliminate, the need for refrigerants to provide comfort cooling, and we anticipate that it will achieve a coefficient of performance (“COP”) as high as 15 versus the COP of 3 to 3.5 for traditional vapor compression direct expansion air conditioning systems.

•        Climates:    The AirJoule unit works in all climates, including humid and arid climates.

•        Retrofitting:    Because of its compact size, the AirJoule unit easily integrates with current, conventional HVAC air handler units and ducting, making the AirJoule unit ideal for retrofitting existing HVAC installations and not just for new construction.

•        Size:    The AirJoule unit is compact, at roughly one-third the size of, and approximately 40% lighter than, a conventional HVAC system.

•        Other Potential Applications:    We have also filed a patent application for a water heating system that incorporates the AirJoule that we anticipate will achieve a COP as high as 7.1 versus the COP of 1 to 3.2 for traditional water heaters with electric resistive elements and heat pumps, respectively.

Key Components

Our AirJoule technology utilizes a proprietary desiccant, called a MOF. MOFs are a class of crystalline materials with ultrahigh porosity and enormous internal surface area.

We have engineered a proprietary MOF (“MTMOF1”) that is coated onto aluminum contactors, one of four key components of our AirJoule unit. In an AirJoule system, the MOF-coated aluminum contactors are placed into twin chambers that are open to incoming humid air in one cycle and closed in an alternate cycle, thus, the system can recover water vapor in the air by a method that does not generate condensation heat like traditional HVAC systems. For this reason, the AirJoule unit is able to exert the same dehumidifying effect with approximately 1/10th to 1/22nd of the energy of current conventional dehumidifying systems. Our proprietary system captures the heat of adsorption and then uses this heat generated by adsorption without the need for additional heat input, yielding an efficient and robust water-harvesting system.

Our key component plan contemplates using our proprietary technology with mature manufacturing processes, alongside our global supplier relationship with BASF, to deliver MOF-coated contactors, vacuum and condenser systems to original equipment manufacturers (“OEMs”) for integration into existing HVAC systems, which we anticipate will substantially reduce the energy consumption and cost of such systems.

Growth Strategy and Outlook

The AirJoule system seeks to address two of the world’s most problematic issues: increasing demand for comfort cooling and rising water stress. We estimate that our TAM globally is approximately $455 billion, comprised of a TAM in the HVAC sector of approximately $355 billion(2) and a TAM in the atmospheric water harvesting sector of approximately $100 billion(3). We obtained the HVAC estimate from an independent report prepared by thebrainyinsights.com and the atmospheric harvesting estimate from conversations with water.org.

We aim to offer our products and services in global markets, particularly where demand for comfort cooling and water stress are highest. In light of our proprietary technology, we believe we are uniquely positioned to provide curated solutions that satisfy our customers’ needs and expectations within the HVAC and atmospheric water harvesting

____________

2        https://www.thebrainyinsights.com/report/hvac-system-market-12572.

3        https://www.nature.com/articles/s41586-021-03900-w.

sectors. Additionally, with several partnerships in place and a rapidly growing pipeline of new opportunities, we believe that we possess the potential for global manufacturing scalability at attractive margins. We anticipate that our existing partnerships with PNNL, BASF and CATL will help accelerate manufacturing of materials and components as well as provide product validation and commercialization. See “— Our Competitive Strengths — Our Partners.”

We believe that we have a capital efficient and highly scalable business model. We estimate that a capital expenditure investment of less than $50 million per production line to coat aluminum contactors has the potential to generate approximately $100 million in Annualized EBITDA per line for the Company. This estimate is based on an illustrative production line that is capable of producing approximately one million saleable contactors per year, based on estimates provided by global suppliers, and contemplates binding contractual commitments from customers for standard AirJoule units, which contain six coated contactors per unit. Actual production lines may be built to different specifications based on production contracts, and therefore production line capacity may vary in terms of the quantity and size of contactors produced and potential Annualized EBITDA generation. Our assessment that the manufacture and commencement of a production line will cost less than $50 million is based on estimates of equipment used in coating processes used by companies like BASF, assuming throughput of approximately one million contactors per year for a standard contactor measuring approximately two feet by two feet. We estimate that production costs will be approximately $187 per contactor, based on (a) the cost per pound of bulk aluminum foil used in each contactor (multiplied by two times to account for process cost and supplier margin) plus (b) an MOF cost of $50 per kilogram multiplied by the volume of one kilogram of MOF and (c) estimated coating process cost of $17 per contactor. We have assumed an average sales price of $287 per contactor, reflecting a gross margin of 35% per contactor incorporated into AirJoule units, resulting in a profit of $100 per contactor. Our estimate of the potential Annualized EBITDA generation of a single production line built with a capital expenditure investment of less than $50 million is calculated based on estimated production of one million contactors per line multiplied by the estimated profit of $100 per contactor. We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of the fourth quarter of 2023 and expect to commence our first production of market-ready AirJoule units in 2024. Following the Closing, we intend to self-fund future production lines.

Our Competitive Strengths

Our Product

The AirJoule system seeks to address two of the world’s most problematic issues: increasing demand for comfort cooling and rising water stress. We believe we are primed to transform the HVAC and atmospheric water harvesting industries through our new technology, which represents a significant potential for improvement upon the energy efficiency of current conventional HVAC applications, as well as a potential source of potable water, enabling the humidity and water vapor in the atmosphere to become an accessible, renewable, around-the-clock source of thermal energy and water that can be used on the vast majority of the earth’s surface. Our AirJoule unit enables evaporative cooling using its own water harvested from air in regions where current conventional HVAC systems are typically less effective and is designed to reduce electrical consumption by as much as 75% and reduce/eliminate the need for refrigerants, as compared to currently existing HVAC systems.

Our Business Model

We believe we have a capital efficient and highly scalable business model. We estimate that a capital expenditure investment of less than $50 million per production line to coat aluminum contactors will generate approximately $100 million in Annualized EBITDA per line for the Company. We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of the fourth quarter of 2023 and expect to commence our first production of market-ready AirJoule units in 2024. Following the Closing, we intend to self-fund future production lines through capital-efficient production and scaling of our manufacturing through our partnerships. For additional details regarding the basis upon which the Company’s estimates with respect to capital expenditures and EBITDA generation are made, including the material assumptions underlying such estimates, please see the section entitled “ — Growth Strategy and Outlook.”

Our Partners

We intend to elevate and grow our international partnerships to rapidly and sustainably deploy AirJoule systems worldwide as a key solution to address global warming and water scarcity. We have engaged and collaborated with experienced strategic partners such as PNNL, BASF (an international chemical producer)

and CATL (an international lithium-ion electric vehicle battery manufacturer). All of our strategic partners are committed to the continued development, commercialization, and distribution of AirJoule units. We anticipate that these and other pipeline partnerships will enable us to rapidly scale to mass production, using a capital-efficient business model.

PNNL.    We have partnered with several companies and labs to bring AirJoule to the global stage, including PNNL. PNNL scientists originally conceived of and patented the self-regenerating dehumidifier. In the first quarter of 2021, we obtained an exclusive worldwide license from PNNL with respect to its self-regenerating dehumidifier technology and executed a strategic project partnership agreement with PNNL to further develop enhancements to the technology, including a pore engineering effort to produce an advanced recipe for a proprietary MOF. We have added our own significant advancements to the technology and hold independent intellectual property relating to, among other things, heating, cooling and low-cost harvesting of potentially potable water from the air. See “— Intellectual Property.”

BASF Joint Development Agreement.    According to Chemical & Engineering News’ 2023 list of the top 50 global companies, BASF was the world’s largest chemical producer in 2022 based on sales. We are party to a joint development agreement, dated as of September 27, 2022, with BASF for the production of engineered super-porous MOF materials to our specifications that are applied as a coating to AirJoule contactors to perform the energy and water-harvesting function (the “Joint Development Agreement”). Pursuant to the terms of the Joint Development Agreement, BASF will deliver sample MOF materials to us and we will pay BASF a fee, the amount of which will be mutually agreed with BASF prior to delivery of such sample. BASF is entitled to commission certain projects under the Joint Development Agreement to third-party toll manufacturers or its affiliates, provided that such third parties are bound by confidentiality obligations that are at least as stringent as those set forth in the Joint Development Agreement. Each party’s background intellectual property will remain the sole property of such party. Pursuant to the Joint Development Agreement, each party granted to the other a non-exclusive, royalty-free license to use such party’s background intellectual property to the extent necessary to fulfill its duties under the Joint Development Agreement. Any assignable intellectual property generated under the Joint Development Agreement solely by the employees of a particular party will be the exclusive property of said party. Any assignable intellectual property jointly generated under the Joint Development Agreement by employees of both parties (“Joint Inventions”) will be jointly and equally owned by us and BASF. BASF is entitled to manage any Joint Inventions, including with respect to the preparation, filing, prosecution and maintenance of patents with respect thereto, and the costs thereof will be shared equally by us and BASF. Each party to the Joint Development Agreement is entitled to exploit Joint Inventions on their own or with third parties without any compensation to the other party unless otherwise agreed with respect to such Joint Invention. However, no party is entitled to grant any access rights, including licenses, to third parties and no party is entitled to sell or pledge to third parties, or otherwise dispose of its share of, any Joint Invention or patent, in each case, without the prior written consent of the other party. For as long as BASF is able and willing to supply MOF materials developed under the Joint Development Agreement with a competitive performance profile at a competitive price, we are required, during the term of the Joint Development Agreement and for at least ten years thereafter, to procure all of our MOF materials exclusively from BASF on terms and conditions to be set forth in separately negotiated supply agreements. In the event that a separate commercial agreement between us and BASF cannot be reached, and we expect to use Joint Inventions in accordance with the Joint Development Agreement, we will be required to pay BASF a license fee based on MOF quantities manufactured and/or procured annually. The Joint Development Agreement will terminate on September 27, 2025. Either party may terminate the Joint Development Agreement prior to September 27, 2025 if the other party substantially breaches or fails to comply with any provisions of the Joint Development Agreement and does not cure such breach or failure to comply within 30 days of receipt of notice of such default from the non-defaulting party. Additionally, BASF is entitled to terminate the Joint Development Agreement for convenience upon three months’ prior written notice to us. BASF has successfully produced our proprietary MOF for our prototypes and is now scaling for mass production. We anticipate that we will expand our ongoing development agreement with BASF to include global manufacturing and supply.

CATL US Joint Venture.    According to a recent report published by SNE Research, CATL was the world’s largest lithium-ion battery manufacturer in 2022 based on market share (calculated based on sales and shipments). On October 27, 2021, we entered into a joint venture with CATL US Inc. (“CATL US”), an affiliate of CATL, pursuant to which we and CATL US formed CAMT Climate Solutions Ltd., a limited liability company organized under the laws of Hong Kong (“CAMT”). We and CATL US both own 50% of CAMT’s issued and outstanding shares.

Pursuant to the Amended and Restated Joint Venture Agreement for CAMT, entered into on September 29, 2023 (the “A&R Joint Venture Agreement”), we and CATL US have each agreed to contribute $6 million to CAMT. Of this $6 million, we expect to make an initial contribution of $2 million prior to December 31, 2023, with the remaining $4 million contributed over the next three years based on a business plan and operating budgets to be agreed between us and CATL US. Any additional financing beyond the initial $12 million will be subject to the prior mutual agreement of Montana and CATL US. CAMT is managed by a four-member board of directors, with two directors (including the chairman) designated by CATL US and two directors (including the vice chairman) designated by Montana. In the event of an equal vote, the chairman may cast the deciding vote. Certain reserved matters, including debt issuances exceeding $5 million in a single transaction or in aggregate within a fiscal year, amendments to CAMT’s constitutional documents the annual financial budget of CAMT, and any transaction between CAMT and CATL US or Montana in an amount exceeding $10 million in a single transaction or in aggregate within a fiscal year, require the unanimous vote of both CATL US and Montana or all directors.

The purpose of our joint venture with CATL US is to commercialize our AirJoule technology in Asia and Europe and, pursuant to the A&R Joint Venture Agreement, CAMT has the exclusive right to commercialize our AirJoule technology in those territories. Subject to the oversight of CAMT’s board, CATL US is responsible for managing the day-to-day operations of CAMT (including the nomination and replacement of the Chief Executive Officer of CAMT), and is responsible for providing CAMT and any subsidiaries formed by CAMT with, among other things, administrative services, supply chain support, assistance in obtaining required permits and approvals, and assistance in purchasing or leasing land and equipment. Subject to certain exceptions described in the following sentence, we have granted to CAMT an exclusive, royalty-free license to use certain existing and future-developed intellectual property rights that we own or license to commercialize our AirJoule technology in Asia and Europe, and we have agreed to provide CAMT with certain services at no charge to enable it to utilize such intellectual property rights. Notwithstanding the foregoing, we are not obligated to provide to CAMT or its subsidiaries any intellectual property rights or services if doing so would violate any applicable law or result in a breach of any contract to which we are a party, or if doing so would enable CAMT or its subsidiaries to access or obtain the proprietary formula(s) for our existing or future-developed metal-organic frameworks or any related proprietary method of manufacture or application that we develop.

Except as we otherwise may agree with CATL US, any intellectual property rights relating to the AirJoule technology that (i) we co-develop with CATL US, (ii) either we or CATL US co-develop with CAMT, or (iii) CAMT develops, in each case, will be exclusively owned by CAMT, with a perpetual, non-exclusive, worldwide license to Montana. Such license will be royalty free for the purpose of improving the AirJoule technology and will bear a royalty (in an amount to be negotiated in good faith between CAMT and Montana) for other uses.

Pursuant to the A&R Joint Venture Agreement, it is CAMT’s policy to declare and pay dividends as and when CAMT has net profits. Subject to certain conditions, we and CATL US have agreed to cause CAMT’s board of directors to declare and pay dividends in accordance with the laws of Hong Kong. So long as both we and CATL US have contributed 50% of CAMT’s share capital, CAMT generally will distribute net profits on a 50/50 basis, but each distribution will be adjusted such that CATL US receives 60% (and Montana receives 40%) of all net profits generated by CAMT and its subsidiaries from sales in China (excluding Hong Kong, Macau, and Taiwan). Neither we nor CATL US may transfer our interests in CAMT without the prior consent of the other.

The A&R Joint Venture Agreement has an indefinite term and, absent the occurrence of certain events set forth therein (e.g., an uncured material breach), no party may unilaterally terminate the A&R Joint Venture Agreement. If the A&R Joint Venture Agreement is terminated for any reason, all intellectual property licenses that we have granted to CAMT and its subsidiaries will terminate and revert to Montana and all intellectual property licenses that CATL US has granted to CAMT and its subsidiaries, if any, will terminate and revert to CATL US. Further, in the event of termination, we will own all intellectual property rights owned by CAMT prior to termination, with CATL US receiving a perpetual, royalty-free, non-exclusive license to use such intellectual property rights in Asia and Europe.

In addition to the terms described above, the A&R Joint Venture Agreement contains customary representations and warranties, as well as provisions relating to, among other things, director and officer insurance, information rights of shareholders, indemnification, and related-party transactions.

CATL Investment Agreement.    Contemporary Amperex Technology USA Inc., an affiliate of CATL (“CATL USA” and, together with CATL and CATL US, the “CATL Parties”) is one of our members. On September 29, 2023, we entered into an Investment Agreement (the “Investment Agreement”) with XPDB and the CATL Parties, pursuant to which the CATL Parties agreed, among other things, that they will not, directly or indirectly, (i) acquire any additional units of Montana, (ii) seek election to, or to place a representative on, our board of managers or the Post-Combination Company Board, or (iii) acquire any securities of the Post-Combination Company if, following such acquisition, the CATL Parties and their affiliates would hold, in the aggregate, an interest in the Post-Combination Company of greater than 9.8% on either an economic or voting basis (the “CATL Ownership Limit”). In the event the CATL Parties and their affiliates exceed the CATL Ownership Limit, the CATL Parties have agreed, following written notice from the Post-Combination Company, to divest within five business days such number of Post-Combination Company securities as shall be necessary to cause the CATL Ownership Limit not to be exceeded. In addition, at any time the CATL Ownership Limit is exceeded, the CATL Parties have agreed to vote any voting power they hold in excess of 9.8% in accordance with the recommendation of the Post-Combination Company Board.

Pursuant to the Investment Agreement, the CATL Parties agreed that they will not, and will cause their affiliates not to, access, obtain, or seek to access or obtain our or the Post-Combination Company’s trade secrets, know-how, or other confidential, proprietary, or competitively sensitive information (excluding any such information that we are obligated to provide to CATL US, CAMT, or CAMT’s subsidiaries pursuant to the A&R Joint Venture Agreement described above), including by reverse engineering, or seeking to reverse engineer, any of our products.

CATL has informed us that it intends to exit a portion of its equity investment in Montana, in which CATL USA owned approximately 5% as of September 30, 2023, in favor of focusing on the CAMT joint venture. To that end, we have agreed in the Investment Agreement to use our reasonable best efforts to assist CATL USA in selling to unaffiliated third parties, prior to the consummation of the Business Combination, units of Montana representing at least 2% of our issued and outstanding units at a price per unit that is not materially lower than the price per unit implied by the valuation of Montana in connection with the Business Combination. In so assisting CATL USA, we are not obligated to incur any expenses or grant any concessions, nor are we obligated to prioritize any sale by CATL USA over our own capital raising or financing activities. CATL’s reduction of its investment in Montana is not expected to be a significant factor that could affect achievement of the potential Annualized EBITDA.

The Investment Agreement contains customary representations and warranties and may be terminated only with the written consent of the parties thereto.

Our Patents

We hold and license foundational patent applications relating to atmospheric latent energy and water harvesting that uniquely position us to capture and drive a meaningful amount of the growth in the rapidly developing atmospheric water harvesting sector. In the first quarter of 2021, we obtained an exclusive worldwide license from PNNL with respect to its self-regenerating dehumidifier technology and executed a strategic project partnership agreement with PNNL to further develop enhancements to the technology. We also have two master patent PCT applications and have filed patent applications in 44 countries relating to the AirJoule unit. Our patent applications cover various technologies and components, including latent energy and water harvesting systems, evaporative cooling and water recapture systems, evaporative heat pump systems, water heating systems, low relative humidity drying systems, pre- and mid-cool integration coils, advanced vacuum pump systems, isothermal condenser design, gate and seal systems and methods, HVAC systems with AirJoule integration and microchannel harvesters and contactors. See “— Intellectual Property.”

Our Management

Our management team has a combined 140+ years of experience across commercialization, finance, operations and research and is supported by some of the nation’s leading scientists in the area of atmospheric water harvesting. We believe they are well-positioned to lead us in the journey ahead.

Sales and Marketing

Many companies have become increasingly conscious of their environmental footprint as a result of expectations placed upon them by their customers, investors and other stakeholders. The Governance & Accountability Institute found that in 2022, 96% of S&P 500 companies and 81% of Russell 1000 companies published reports to their investors describing their environmental, social, and governance commitments. Companies are developing strategies to adapt their business models in response to customer and investor demands that these businesses transition to leveraging sustainable, clean energy and invest in solutions to global warming and water scarcity. We believe the AirJoule system will actively help our anticipated customers manage their sustainability profiles and derive real commercial and operational benefits from doing so. As an early participant in the rapidly growing ecosystem of atmospheric water harvesting, we believe we are well-positioned to capture and drive a meaningful amount of growth in the sector. As atmospheric water harvesting technology continues to advance, we expect a corresponding growth in demand for the products resulting from the deployment of our AirJoule technology. We believe the AirJoule system harvests water from the air more effectively than any other technology that is available on the market today and that the AirJoule system can potentially secure access to and make abundant potable water for common use almost anywhere on the planet, particularly in water-scarce regions. We have also positioned Montana to be a tier-1 supplier to these HVAC manufacturers, instead of competing for their end-market customers. We believe our partnerships will enable Montana to be a reliable tier-1 supplier to the HVAC OEMs on a global basis.

We aim to offer our products and services in global markets where demand for comfort cooling and water stress are highest. We also intend to deliver proprietary MOF-coated contactors, proprietary condensers, proprietary air pumps and proprietary vacuum compressors to OEMs for integration into existing HVAC systems, which we anticipate will substantially reduce the energy consumption and cost of such systems.

Manufacturing

In the first quarter of 2023, we completed the fourth prototype of our AirJoule unit, which delivers up to 200 liters per day at 130 WH/L of water. We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of the fourth quarter of 2023 that will deliver up to 360 liters of water per day at as low as 60-90 WH/L, depending on humidity. We expect Montana will also be a tier-1 supplier to HVAC manufacturers, with our partnerships enabling Montana to be a reliable tier-1 supplier to the HVAC OEMs on a global basis. We expect to commence our first production of market-ready AirJoule units in 2024, and anticipate that our international partnerships, including our joint venture, CAMT, will enable us to transition to mass production quickly and efficiently. We also believe these partnerships will help in the validation and commercialization of our products.

Research and Development

Our management team knows the ability to grow and maintain a leading position in our industries depends on our continuing investment in research and development activities. The goals of our research and development efforts include continuing to optimize our AirJoule systems and corresponding technology and protecting and developing our intellectual property rights in our product and technology. Our management team is supported by some of the nation’s leading scientists in the atmospheric water harvesting sector.

Intellectual Property

We have two master patent PCT applications and we have filed patent applications in 44 countries relating to our AirJoule units. The following table sets forth certain information related to each of the patent applications related to our AirJoule technology.

Title	Effective/Actual Filing Date	Patent/Publication/ Serial Number	Assignee
Latent Energy And Water Harvesting System	October 1, 2021/ September 30, 2022	2023/056400 Pct/US22/77316	Montana Technologies LLC
Latent Energy And Water Harvesting System	October 1, 2021/ September 30, 2022	Taiwan 111137211	Montana Technologies LLC
Latent Energy Harvesting	October 1, 2021/ December 8, 2022	Pct/US22/81134	Montana Technologies LLC
Latent Energy Harvesting	October 1, 2021/ December 8, 2022	Taiwan 111147076	Montana Technologies LLC

We rely on non-disclosure agreements with employees, independent contractors, customers, and other third parties to protect our intellectual property and proprietary rights. Circumstances outside our control could pose a threat to our intellectual property rights. For more information, see “Risk Factors — Risks Related to Intellectual Property and Technology — Our patent applications may not result in issued patents, and our issued patents may not provide adequate protection, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.”

Competition

HVAC

The production and sale of HVAC equipment is highly competitive. HVAC manufacturers primarily compete on the basis of price, depth of product line, product efficiency and reliability, product availability and warranty coverage. We believe that our largest competitors in the HVAC market will include Carrier Corporation (a division of United Technologies Corporation), Trane Inc. (a wholly-owned subsidiary of Ingersoll-Rand Company Limited), Lennox International, Inc., Mitsubishi Electric Corporation and Rheem Manufacturing Company, among others. We have positioned Montana to be a tier-1 supplier to these HVAC manufacturers, instead of competing for their end-market customers. We believe our partnerships will enable Montana to be a reliable tier-1 supplier to the HVAC OEMs on a global basis. A number of factors affect competition in the HVAC market, including the development and application of new technologies and an increasing emphasis on the development of more efficient HVAC products, such as our AirJoule unit. In addition, new product introductions are an important factor in the market categories in which our products will compete. Some of our competitors are large and have significantly greater financial, marketing and technical resources than we do. Although we believe we will be able to compete successfully in our markets, there can be no assurance that we will be able to do so in the future.

Atmospheric Water Harvesting

Atmospheric water harvesting, the process of generating water from the humidity in the air, is a new and rapidly developing technology that has emerged as a promising solution to address the issue of water scarcity. Given the emerging nature of the atmospheric water harvesting industry, there are a number of companies developing partial solutions that may be similar to parts of the AirJoule system. However, we believe that the majority of the other companies developing similar solutions do not capture the full range of functions of the AirJoule system. We believe that our foundational patents and proprietary AirJoule unit uniquely position us to capture and drive a meaningful amount of the growth in this evolving sector. We expect competition to intensify in the future as the market for atmospheric water harvesting matures.

Seasonality

We believe that weather patterns may impact the demand for our AirJoule units. For example, hot weather may cause existing HVAC units to fail, driving customers to accelerate replacement of existing units. Similarly, unseasonably mild weather may diminish customer demand for both commercial and residential HVAC replacement and repairs. Weather may also impact installation during periods of inclement weather as fewer units are installed due to dealers being delayed or forced to shut down their operations.

Employees

As of September 30, 2023, we had eighteen employees and contractors, sixteen of whom are located in the United States, one of whom is located in the United Kingdom and one of whom is located in the United Arab Emirates. None of our employees or contractors are represented by a labor union. We have not experienced any work stoppages and believe we maintain good employee and contractor relations.

Facilities

We currently lease our principal executive office in Ronan, Montana. This leased facility consists of 4,000 square feet of office space under a lease. This facility accommodates our pilot product development and engineering teams, operations, marketing, finance and administrative functions. We believe that our office and pilot prototyping space is adequate for our needs for the immediate future and, should we need additional space in connection with our expansion plans, we believe we will be able to obtain additional space on commercially reasonable terms.

Government Regulation

Our business activities are subject to various laws, rules, and regulations of the United States. Compliance with these laws, rules, and regulations has not had a material effect upon our capital expenditures, results of operations, or competitive position, and we do not currently anticipate material capital expenditures to comply with applicable environmental, health and safety laws and regulations. Nevertheless, compliance with existing or future governmental regulations, including, but not limited to, those pertaining to international operations, export controls, business acquisitions, consumer and data protection, environmental protection, employee health and safety, and taxes, could have a material impact on our business in subsequent periods. Please see “Risk Factors” for a discussion of these potential impacts.

Legal Proceedings

We have not been, are not currently a party to, nor are we aware of, any legal proceeding or claim which, in the opinion of management, is likely to materially adversely affect our business or financial results or condition. From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions or relief.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF MONTANA

The following tables summarize selected historical financial information of Montana. Selected historical financial information from the consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flows as of and for the nine-month periods ended September, 2023 and 2022 was derived from Montana’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Selected historical financial information from the statements of operations, balance sheets, and statements of cash flows as of and for the year ended December 31, 2022 and 2021 was derived from Montana’s audited financial statements included elsewhere in this proxy statement/prospectus.

Montana’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected historical financial information should be read in conjunction with the section titled “Montana’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Montana’s financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The selected historical financial information included in this section is not intended to replace Montana’s financial statements and accompanying notes. As explained elsewhere in this proxy statement/prospectus, the selected historical financial information contained in this section relates to Montana, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Montana going forward. For further information regarding the estimated pro forma effect of the Business Combination, see the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this proxy statement/prospectus.

	Nine months ended September 30, 2023	Nine months ended September 30, 2022	Year ended December 31, 2022	Year Ended December 31, 2021
Statement of Operations Data:
Research and development	2,518,836	1,014,455	1,741,380	1,183,252
General and administrative	5,602,081	603,900	960,122	992,893
Sales and marketing	306,466	23,331	87,086	77,929
Impairment of intangible assets	—	—	—	54,901
Depreciation and amortization	3,256	3,256	4,341	509
Total operating expenses	8,430,639	1,644,942	2,792,929	2,309,484
Interest income	9,851	—	—	—
Loss before income taxes	(8,420,824)	(1,644,942)	(2,792,929)	(2,309,484)
Income tax expenses	—	—	—	—
Net loss	$(8,420,824)	$(1,644,942)	$(2,792,929)	$(2,309,484)
	As of September 30, 2023	As of December 31, 2022	As of December 31, 2021
Balance Sheets Data:
Cash	$1,329,444	$5,211,486	$3,088,080
Total assets	$1,677,920	$5,395,550	$3,214,176
Total liabilities	$4,621,190	$234,437	$232,871
Total members’ equity (deficit)	$(2,943,270)	$5,161,113	$2,981,305
	Nine months ended September 30, 2023	Nine months ended September 30, 2022	Year ended December 31, 2022	Year ended December 31, 2021
Statements of Cash Flows Data:
Net cash used in operating activities	$(4,047,533)	$(1,635,725)	$(2,849,331)	$(1,889,789)
Net cash used in investing activities	$(98,950)	$—	—	$(13,023)
Net cash provided by financing activities	$264,441	$—	4,972,737	$4,540,688

MONTANA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Montana should be read together with our audited consolidated financial statements, unaudited consolidated condensed financial statements and related notes included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the section entitled “Business” and our pro forma financial information as of and for the three and nine months ended September 30, 2023 and for the year ended December 31, 2022. See “Unaudited Pro Forma Condensed Combined Financial Statements.” In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Company Overview

We are an atmospheric renewable energy and water harvesting technology company that aims to provide energy and cost-efficient, sustainable dehumidification, evaporative cooling and atmospheric water generation. As compared to currently existing HVAC systems, our AirJoule technology is designed to reduce energy consumption, minimize/eliminate harmful refrigerants, and generate material cost efficiencies. AirJoule is a climate solution technology that harvests the untapped supply of renewable thermal energy in water vapor in the atmosphere in an effort to provide significant energy efficiency gains in HVAC and a potential source of potable water. We are focused on scaling manufacturing through global joint ventures and deploying AirJoule units worldwide as a key part of the solution to address global warming and water scarcity.

Growth Strategy and Outlook

The AirJoule system seeks to address two of the world’s most problematic issues: increasing demand for comfort cooling and rising water stress. We estimate that our TAM globally is approximately $455 billion, comprised of a TAM in the HVAC sector of approximately $355 billion and a TAM in the atmospheric water harvesting sector of approximately $100 billion. We obtained the HVAC estimate from an independent report prepared by thebrainyinsights.com and the atmospheric harvesting estimate from conversations with water.org.

We aim to offer our products and services in global markets where demand for comfort cooling and water stress are highest. In light of our proprietary technology, we believe that we are uniquely positioned to provide curated solutions that satisfy our customers’ needs and expectations within the HVAC and atmospheric water harvesting sectors. Additionally, with several partnerships in place and a rapidly growing pipeline of new opportunities, we believe that we possess the potential for global scalability at attractive margins. We anticipate that our existing partnerships with PNNL, BASF and CATL will help accelerate manufacturing of materials and components as well as provide product validation and commercialization. See “— Our Competitive Strengths — Our Partners.”

We believe that we have a capital efficient and highly scalable business model. We estimate that a capital expenditure investment of less than $50 million per production line to coat aluminum contactors has the potential to generate approximately $100 million in Annualized EBITDA per line for the Company. We anticipate that we will complete a pre-production prototype of our AirJoule unit by the end of the fourth quarter of 2023 and expect to commence our first production of market-ready AirJoule units in 2024. Following the Closing, we intend to self-fund future production lines. For additional details regarding the basis upon which the Company’s estimates with respect to capital expenditures and EBITDA generation are made, including the material assumptions underlying such estimates, please see the section entitled “Information about Montana — Growth Strategy and Outlook”.

Comparability of Financial Information

Montana’s results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Merger.

Merger and Public Company Costs

Montana entered into the Merger Agreement with XPDB on June 5, 2023. Pursuant to the Merger Agreement, and assuming a favorable vote of XPDB’s shareholders, Merger Sub, a newly formed subsidiary of XPDB, will be merged with and into Montana. Upon consummation of the Merger, the separate corporate existence of Merger Sub will cease and Montana will survive the Merger as a wholly-owned subsidiary of XPDB. Montana will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Montana’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The Merger is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, XPDB will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to Montana’s consolidated balance sheet at December 31, 2022) of between approximately $69.2 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $96.0 million, assuming no shareholder redemptions. Total non-recurring transaction costs are estimated at approximately $4.3 million, of which Montana expects the substantial majority to be capitalized as an offset to equity. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Merger, Montana will become the successor to an SEC-registered and Nasdaq-listed company, which will require Montana to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Montana expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Financial Definitions/Components of Results

Revenue

Montana anticipates that it will earn revenue from the sale of various key components such as MOF-coated contactors that will be used in the assembly of AirJoule systems.

Operating Expenses

We classify our operating expenses into the following categories:

•        Research and development expense.    Research and development expense includes internal personnel, parts, prototypes and third-party consulting costs related to preliminary research and development of Montana’s products.

•        General and administrative expense.    General and administrative expense consists primarily of personnel-related expenses for our executives, consultants and advisors. These expenses also include non-personnel costs, such as rent, office supplies, legal, audit and accounting services and other professional fees.

•        Sales and marketing expense.    Sales and marketing expense consists primarily of business development professional fees, advertising and marketing costs.

•        Depreciation expense:    Depreciation expense consists of depreciation of Montana’s vehicles.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires Montana’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. Montana does not currently have any critical accounting estimates that could have a material impact on their financial statements. Montana has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding its results, which are described in Note 3 to Montana’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 appearing elsewhere in this proxy statement/prospectus.

Research and Development Cost

The Company accounts for research and development cost (“R&D”) in accordance with FASB ASC Topic 730, “Research and Development.” R&D represents costs incurred in performing planned research aimed at the discovery of new knowledge and the advancement of techniques to bring significant improvements to products and processes. Costs incurred in developing a product include consulting, engineering and construction and costs incurred to build prototypes.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The Company classifies fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1 —	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 —

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 —

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including accounts receivable, accounts payable, accrued expenses, debt at fixed interest rates and other liabilities approximate fair value due to their relatively short maturities.

Share-Based Compensation

The Company accounts for share-based compensation arrangements granted to employees in accordance with ASC Topic 718, “Compensation: Stock Compensation,” by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

Recent Accounting Pronouncements

A discussion of recently issued accounting standards applicable to Montana is described in Note 3, Significant Accounting Policies, in the Notes to Consolidated Financial Statements contained elsewhere in this proxy statement/prospectus.

Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

Three and nine months ended September 30, 2023 compared to the three and nine months ended September 30, 2022

The following table sets forth Montana’s unaudited statements of operations data for the three and nine months ended September 30, 2023 and 2022, respectively. Montana has prepared the three-month data on a consistent basis with the audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 included in this proxy statement/prospectus. In the opinion of Montana’s management, the unaudited three-month financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data.

	Three months ended September 30,			Nine months ended September 30,
	2023	2022	$ Change	2023	2022	$ Change
Expenses:
Research and development	$814,749	$377,846	$436,903	$2,518,836	$1,014,459	$1,504,381
General and administrative	3,570,892	191,959	3,378,933	5,602,081	603,900	4,998,181
Sales and Marketing	167,890	—	167,890	306,466	23,331	283,135
Depreciation expense	1,086	1,086	—	3,256	3,256	—
Total costs and expenses	4,554,617	570,891	3,983,726	8,430,639	1,644,942	6,785,697

Other income/(expense), net:
Interest income	6,264	—	6,264	9,815	—	9,815
Total other income, net	6,264	—	6,264	9,815	—	9,815

Loss before income taxes	(4,548,353)	(570,891)	(3,977,462)	(8,420,824)	(1,644,942)	(6,775,882)
Income tax expense	—	—	—	—	—	—
Net loss	$(4,548,353)	$(570,891)	(3,977,462)	$(8,420,824)	$(1,644,942)	$(6,775,882)

Research and Development

Research and development for the three months ended September 30, 2023 was $814,749 as compared to $377,846 for the three months ended September 30, 2022. Research and development for the nine months ended September 30, 2023 was $2,518,836 as compared to $1,014,455 for the nine months ended September 30, 2022. The $436,903 and $1,504,381 increase in research and development for the three and nine months ended September 30, 2023, respectively, compared to the corresponding periods in 2022 reflects increases in personnel and prototype related costs as Montana continues to develop its products and technology. Montana expects that its research and development expense will increase in future periods commensurate with the expected growth of its business.

General and Administrative

General and administrative for the three months ended September 30, 2023 was $3,570,892 as compared to $191,959 for the three months ended September 30, 2022. General and administrative for the nine months ended September 30, 2023 was $5,602,081 as compared to $603,900 for the nine months ended September 30, 2022. The $3,378,933 and $4,998,181 increase in general and administrative for the three and nine months ended September 30, 2023 compared to the corresponding periods in 2022 reflects increases in professional services such as legal, audit and accounting, partly in connection with the Business Combination as well as an increase in stock-based compensation relating to stock option issuances. Montana expects that its general and administrative expense will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

Sales and Marketing

Sales and marketing for the three months ended September 30, 2023 was $167,890 as compared to $0 for the three months ended September 30, 2022. Sales and marketing for the nine months ended September 30, 2023 was $306,466 as compared to $23,331 for the nine months ended September 30, 2022. The $167,890 and $283,135 increase in sales and marketing for the three and nine months ended September 30, 2023, respectively, compared to the corresponding periods in 2022 reflects increases in marketing and business development costs in the third quarter of 2023. Montana expects that its sales and marketing expense will increase in future periods commensurate with the expected growth of its business.

Depreciation Expense

Depreciation expense for the three months ended September 30, 2023 and 2022 was $1,086. Depreciation expense for the nine months ended September 30, 2023 and 2022 was $3,256, respectively.

Year ended December 31, 2022 compared to year ended December 31, 2021

	Years ended December 31,		Dollar Change
(in thousands)	2022	2021
Expenses
Research and development	$1,741,380	$1,183,252	$558,128
General and administrative	960,122	992,893	(32,771)
Sales and marketing	87,086	77,929	9,157
Impairment charge	—	54,901	(54,901)
Depreciation expense	4,341	509	9,157
Total costs and expenses	2,792,929	2,309,484	483,445

Loss before income taxes	(2,792,929)	(2,309,484)	(483,445)
Income tax expense	—	—	—
Net loss	$(2,792,929)	$(2,309,484)	$(483,445)

Research and Development

Research and development for the year ended December 31, 2022 was $1,741,380 as compared to $1,183,252 for the year ended December 31, 2021. The $558,128 increase in research and development for the year ended December 31, 2022 compared to 2021 reflects increases in personnel related costs of approximately $340,000, increases in professional services of approximately $110,000 and increases in parts and prototypes of approximately $150,000 as Montana continues to develop its products and technology. Montana expects that its research and development expense will increase in future periods commensurate with the expected growth of its business.

General and Administrative

General and administrative for the year ended December 31, 2022 was $985,122 as compared to $960,122 for the year ended December 31, 2021. The $32,771 decrease in general and administrative for the year ended December 31, 2022 compared 2021 reflects decreases in professional services in 2022. Montana expects that its general and administrative expense will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

Sales and Marketing

Sales and marketing for the year ended December 31, 2022 was $87,086 as compared to $77,929 for the year ended December 31, 2021. The $9,157 increase in sales and marketing for the year ended December 31, 2022 compared to 2021 reflects increases in advertising and marketing expenses in 2022. Montana expects that its sales and marketing expense will increase in future periods commensurate with the expected growth of its business.

Impairment Charge

For the year ended December 31, 2021 there was an impairment charge of $54,901 relating to Montana’s intangible assets.

Depreciation Expense

Depreciation expenses for the year ended December 31, 2022 was $4,341 as compared to $509 for the year ended December 31, 2021. The $3,832 increase in depreciation expense for the year ended December 31, 2022 compared to 2021 reflects increases in our vehicles.

Liquidity and Capital Resources

Montana’s primary sources of liquidity have been cash from contributions from founders or other investors. Montana had an accumulated deficit of $14.2 million and $5.8 million as of September 30, 2023 and December 31, 2022, respectively. As of September 30, 2023, Montana had $1.3 million in cash and working capital deficit of $3.1 million. As of December 31, 2022, Montana had $5.2 million in cash and working capital of $5.1 million.

Montana assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures and other general corporate services. Montana’s primary working capital requirements are for project execution activities including purchases of materials, services and payroll which fluctuate during the year, driven primarily by the timing and extent of activities required on new and existing projects. Montana’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of its technology and the development of market and strategic relationships with other businesses and customers. Consequently, its continued existence is dependent upon its ability to obtain additional capital to support its ongoing operations.

Montana has had, and expects that it will continue to have, an ongoing need to raise additional capital from outside sources to fund the further development of its initial product, the commercialization of its product and further expand its operations and business. If Montana is unable to raise additional capital when desired, its business, financial condition and results of operations would be harmed. Successful transition to attaining profitable operations depends upon achieving a level of revenue adequate to support the Post-Combination Company.

Montana expects that working capital requirements will continue to be funded through a combination of cash on hand, further issuances of securities, and/or the incurrence of indebtedness. In connection with its business plan, management anticipates additional increases in operating expenses, research and development costs and capital expenditures relating to the development and commercialization of its products. Montana intends to finance these expenses with further issuances of debt or equity securities to the extent that there is insufficient cash from the Business Combination. Thereafter, Montana expects it will need to raise additional capital and generate revenues to meet long-term operating requirements. If Montana raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our equityholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing equityholders. If Montana raises additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and also require us to incur interest expense.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with the FASB ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company’s management has determined that its liquidity condition raises substantial doubt about its ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Contractual Obligations and Commitments

In October 2021, the Company entered into a patent license agreement with a third party whereby the third party granted the Company rights to use certain of its patents in exchange for an upfront payment and royalties based on a percentage of net sales until such patents expire. In connection with this, the Company agreed to a minimum royalty amount of $50,000 for the year ended December 31, 2022 which has been accrued by the Company in the accompanying condensed balance sheets. During the three and nine months ended September 30, 2023 the Company expensed $37,500 and $112,500, respectively, relating to this commitment. At September 30, 2023, $112,500 was accrued by the Company in the accompanying condensed balance sheet.

Future minimum royalties as of September 30, 2023 are as follows:

Remaining of 2023	$37,500
2024	250,000
2025 and each year through the date the patents expire	300,000

Joint Venture Agreement

On October 27, 2021, we entered into a joint venture agreement with CATL US, an affiliate of CATL, pursuant to which we and CATL US formed CAMT, a limited liability company organized under the laws of Hong Kong. Montana and CATL US each own 50% of CAMT’s issued and outstanding shares.

Pursuant to the A&R Joint Venture Agreement, entered into on September 29, 2023, the Company and CATL US have each agreed to contribute $6 million to CAMT. Of this $6 million, we expect to make an initial contribution of $2 million prior to December 31, 2023, with the remaining $4 million to be contributed over the next three years based on a business plan and operating budgets to be agreed upon between us and CATL US. Any additional financing beyond the initial $12 million (i.e., $6 million from each of Montana and CATL US) will be subject to the prior mutual agreement of Montana and CATL US. CAMT is managed by a four-member board of directors, with two directors (including the chairman) designated by CATL US and two directors (including the vice chairman) designated by Montana. In the event of an equal vote, the two affirmative votes including that of the chairman’s vote will constitute the votes of the majority of all directors. Certain reserved matters, including debt issuances exceeding $5 million in a single transaction or in aggregate within a fiscal year, amendments to CAMT’s constitutional documents, the annual financial budget of CAMT, and any transaction between CAMT and CATL US or Montana in an amount exceeding $10 million in a single transaction or in aggregate within a fiscal year, require the unanimous vote of both CATL US and Montana or all directors.

The purpose of the Company’s joint venture with CATL US is to commercialize our AirJoule technology in Asia and Europe and, pursuant to the A&R Joint Venture Agreement, CAMT has the exclusive right to commercialize AirJoule technology in those territories. Subject to the oversight of CAMT’s board, CATL US is responsible for managing the day-to-day operations of CAMT (including the nomination and replacement of the Chief Executive Officer of CAMT), and is responsible for providing CAMT and any subsidiaries formed by CAMT with, among other things, administrative services, supply chain support, assistance in obtaining required permits and approvals and assistance in purchasing or leasing land and equipment.

Cash flows for the nine months ended September 30, 2023 and 2022

The following table summarizes Montana’s cash flows from operating, investing and financing activities for the nine months ended September 30, 2023 and 2022:

	For the nine months ended September 30,
(in thousands)	2023	2022
Net cash (used in) provided by operating activities	$(4,047,533)	$(1,635,724)
Net cash (used in) provided by investing activities	$(98,950)	$—
Net cash provided by (used in) financing activities	$264,441	$—

Cash flows from operating activities

Net cash used in operating activities was $4,047,533 during the nine months ended September 30, 2023 compared to net cash used in operating activities of $1,635,724 during the comparable period for 2022. The period-to-period change was a result of the Company’s net loss for the period and increase in prepaid expenses and other assets offset by an increase in accrued expenses and other liabilities.

Cash flows from investing activities

For the nine months ended September 30, 2023, net cash used in financing activities was $98,950, which represented the purchase of fixed assets for the period.

Cash flows from financing activities

For the nine months ended September 30, 2023, net cash provided by financing activities was $264,441, which represented the proceeds from issuance of preferred units and contributions.

Cash flows for the years ended December 31, 2022 and 2021

The following table summarizes Montana’s cash flows from operating, investing and financing activities for the years ended December 31, 2022 and 2021:

	For the years ended December 31,
(in thousands)	2022	2021
Net cash (used in) provided by operating activities	$(2,849,331)	$(1,889,789)
Net cash (used in) provided by investing activities	$—	$(13,023)
Net cash provided by (used in) financing activities	$4,972,737	$4,540,688

Cash flows from operating activities

Net cash used in operating activities was $2.8 million during 2022 compared to net cash provided by operating activities of $1.9 million during 2021. The period-to-period change was primarily a result of our net loss.

Cash flows from investing activities

For the year ended December 31, 2021, Montana used $13,023 for the purchases of vehicles.

Cash flows from financing activities

For the year ended December 31, 2022, net cash provided by financing activities was $5.0 million, which primarily represented the proceeds from the issuance of preferred units and contributions from members, which was offset by issuance costs. This compares to net cash provided by financing activities for the year ended December 31, 2021 of $4.5 million which represented the proceeds from issuance of preferred units, offset by issuance costs.

Off balance sheet arrangements

As of the date of this proxy statement/prospectus, Montana does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Montana is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Currently Montana does not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

Montana is an emerging growth company as defined in the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. Montana has elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, Montana’s financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, Montana intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Montana intends to rely on such exemptions, it is not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Montana will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of its first fiscal year following the fifth anniversary of the closing of the XPDB IPO, (ii) the last date of our fiscal year in which it has total annual gross revenue of at least $1.235 billion, (iii) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which it have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.

MANAGEMENT OF THE POST-COMBINATION COMPANY FOLLOWING
THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and the “Company” generally refer to Montana Technologies Corporation and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following sets forth certain information, as of September 30, 2023, concerning the persons who are expected to serve as executive officers and members of the Post-Combination Company Board following the consummation of the Business Combination.

Name	Age	Position
Matt Jore	61	Chief Executive Officer and Director
Jeff Gutke	52	Chief Financial Officer
Paul Dabbar	56	Director
Patrick C. Eilers	57	Director
Stuart Porter	57	Director
Maxwell Baucus	82	Director

Matt Jore is expected to serve as a member of the Post-Combination Company Board and the Chief Executive Officer of the Post-Combination Company following the consummation of the Business Combination. Mr. Jore founded Montana in October 2012 (f/k/a E-Cell Energy, LLC), and has served as Chairman and Chief Executive Officer of Montana since its founding. Prior to founding Montana, Mr. Jore founded Core Innovation and Jore Corporation, a power tool and accessories manufacturer that generated in excess of $50 million in annual revenue, which Mr. Jore previously led through a successful initial public offering. Mr. Jore has over thirty years of experience successfully founding and leading innovative product-based companies. Mr. Jore holds a B.A. in Political Science and Economics, Business from University of Montana. We believe that Mr. Jore is qualified to serve as a member of the Post-Combination Company Board due to his deep knowledge of Montana and his general industry experience.

Jeff Gutke is expected to serve as the Chief Financial Officer of the Post-Combination Company following the consummation of the Business Combination. Mr. Gutke has served as the Chief Financial Officer and head of Human Resources of Montana since April 2021. In January 2021, Mr. Gutke founded Doxey Capital LLC, a private investment and advisory services firm. Prior to founding Doxey Capital LLC, Mr. Gutke served as the Managing Director of Talara Capital Management and was a member of the firm’s investment committee from February 2017 to January 2021. Prior to joining Talara Capital Management, Mr. Gutke served as a director of Denham Capital Management and a manager at each of J.M. Huber Corporation and Aquila Energy Capital Corporation. Mr. Gutke has over twenty-five years of financial, operational and technical experience in the private equity, structured finance and investment banking industries with a specific focus on energy. Mr. Gutke holds a B.S. in Mechanical Engineering from Brigham Young University and an M.B.A. from Tulane University.

Stuart Porter is expected to serve as a member of the Post-Combination Company Board following the consummation of the Business Combination. Mr. Porter has over 29 years of senior investment experience, including as a Founder and Managing Partner of Denham Capital, where he currently serves as the Chief Executive Officer and Chief Investment Officer. Mr. Porter also serves on Denham Capital’s Investment Committee and Valuation Committee. Prior to founding Denham Capital in 2004, Mr. Porter was a founding partner of Sowood Capital Management LP and, prior thereto, was employed as a Vice President and Portfolio Manager at Harvard Management Company, Inc., where he focused on public and private transactions in the energy and commodities sectors. Mr. Porter previously worked for Bacon Investments and at J. Aron, a division of Goldman Sachs. While at J. Aron, he worked on the Goldman Sachs Commodity Index desk. Prior to joining J. Aron, Mr. Porter was a self-employed trader at the Chicago Board of Trade and was employed by Cargill Incorporated in Minnetonka, Minnesota in the Financial Markets Division. Mr. Porter received a Bachelor of Arts from the University of Michigan and a Master of Business Administration degree from the University of Chicago Booth School of Business. We believe that Mr. Porter is qualified to serve as a member of the Post-Combination Company Board due to his extensive senior investment experience and leadership skills.

Maxwell Baucus is expected to serve as a member of the Post-Combination Company Board following the consummation of the Business Combination. In 2014, then-U.S. President Barack Obama nominated Mr. Baucus to be Ambassador of the United States of America to the People’s Republic of China, a position he held until 2017. Ambassador Baucus formerly served as the senior United States Senator from Montana from 1978 to 2014 and was Montana’s longest serving U.S. Senator. While in the Senate, Ambassador Baucus was Chairman and Ranking Member of the Senate Committee on Finance (the “Finance Committee”). As chairman of the Finance Committee, he was the chief architect of the Affordable Health Care Act (ACA), which was signed into law by President Obama on March 23, 2009. In addition, as chairman of the Finance Committee, Ambassador Baucus led the passage and enactment of the Free Trade Agreements with 11 countries. While serving on the Senate Agriculture Committee, he led the securement of reauthorization for numerous farm bills. As a member of the Committee on Environment and Public Works, he guided many highway bills and other infrastructure legislation to passage as well as leading the passage of The Clean Air Act of 1990. Before his election to the U.S. Senate, Ambassador Baucus represented Montana in the U.S. House of Representatives from 1975 to 1978. Ambassador Baucus earned a Bachelor’s and Juris Doctor degree from Stanford University. Ambassador Baucus currently has a consulting business, Baucus Group LLC, and, since 2017, has been advising technology and biotech companies, as well as engaging in numerous public speaking engagements. Ambassador Baucus and his wife have also founded a public policy institute at the University of Montana School of Law, The Baucus Institute. We believe Mr. Baucus is well qualified to serve as one of our directors due to his extensive experience in domestic and international trade and legislative processes.

For biographical information concerning current members of the XPDB Board that are expected to become members of the Post-Combination Company Board, please see the section entitled “Management of XPDB — Directors and Executive Officers.”

Composition of the Post-Combination Company Board of Directors After the Business Combination

The business and affairs of the Post-Combination Company will be organized under the direction of its board of directors. The primary responsibilities of the Post-Combination Company Board will be to provide oversight, strategic guidance, counseling, and direction to the Post-Combination Company’s management. The Post-Combination Company Board will meet on a regular basis and additionally as required. In accordance with the terms of the Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, the Post-Combination Company Board may establish the authorized number of directors from time to time by resolution. The Post-Combination Company Board will consist of            members upon the consummation of the Business Combination. In accordance with the Proposed Charter, which will be effective upon the consummation of the Business Combination, the Post-Combination Company Board will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The members of the Post-Combination Company Board will be divided among the three classes as follows:

•        the Class I directors will be            and            and their terms will expire at the annual meeting of stockholders to be held in 2024.

•        the Class II directors will be            and Paul Dabbar and their terms will expire at the annual meeting of stockholders to be held in 2025; and

•        the Class III director will be Patrick C. Eilers and his term will expire at the annual meeting of stockholders to be held in 2026.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Post-Combination Company Board into three classes with staggered three-year terms may delay or prevent a change in the management or other change in control of the Post-Combination Company. See “Description of Capital Stock of Post-Combination Company — Anti-Takeover Provisions — Classified Board.”

Director Independence

As a result of the Class A Common Stock being listed on the Nasdaq following the consummation of the Business Combination, the Post-Combination Company will be required to comply with the applicable rules of such exchange in determining whether members of the Post-Combination Company Board are independent. Prior to the completion of this Business Combination, the parties undertook a review of the independence of the individuals named above and have determined that each of            and            qualifies as “independent” as defined under the applicable Nasdaq rules.

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. After the Business Combination, we will have a standing audit committee, compensation committee and nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon the completion of the Business Combination, our audit committee will consist of            ,            and            , with            serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee must be composed entirely of independent members. Our board of directors has affirmatively determined that            ,            and            each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee also meets the financial literacy requirements of the Nasdaq listing standards. In addition, our board of directors has determined that            and            will each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at https://mt.energy/ upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Compensation Committee

Our compensation committee will be responsible for, among other things:

•        reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the board of directors, in conjunction with a majority of the independent members of the board of directors) the compensation of our Chief Executive Officer;

•        overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our board of directors regarding the compensation of our other executive officers;

•        reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;

•        reviewing and approving all employment agreement and severance arrangements for our executive officers;

•        making recommendations to our board of directors regarding the compensation of our directors; and

•        retaining and overseeing any compensation consultants.

Upon the completion of the Business Combination, our compensation committee will consist of            and            , with            serving as chair. Our board of directors has affirmatively determined that            and            each meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq rules, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our corporate website at https://mt.energy/ upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be responsible for, among other things:

•        identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•        overseeing succession planning for our Chief Executive Officer and other executive officers;

•        periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;

•        overseeing an annual evaluation of the effectiveness of our board of directors and its committees; and

•        developing and recommending to our board of directors a set of corporate governance guidelines.

Upon completion of the Business Combination, our nominating and corporate governance committee will consist of            and            with            serving as chair. Our board of directors has affirmatively determined that            and            each meet the definition of “independent director” under Nasdaq rules. Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our corporate website at https://mt.energy/ upon the completion of the Business Combination. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our board of directors believes its administration of its risk oversight function has not negatively affected our board of directors’ leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our corporate website at https://mt.energy/ upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “Montana” refers to Montana Technologies LLC and its consolidated subsidiaries.

This section discusses the material components of the executive compensation program for Montana’s executive officers who are named in the “2022 Summary Compensation Table” below.

In 2022, Montana’s “named executive officers” and their positions were as follows:

•        Matthew Jore, Chief Executive Officer;

•        Jeff Gutke, Chief Financial Officer; and

•        Dan Gabig, Vice President — Strategic Development.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Post-Combination Company adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of Montana’s named executive officers for the year ended December 31, 2022.

Name and Principal Position	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Matthew Jore	240,000	—	—	—	—	—	—	240,000
Chief Executive Officer
Jeff Gutke	240,000	—	—	—	—	—	—	240,000
Chief Financial Officer
Dan Gabig	120,000	—	—	—	—	—	—	120,000
Vice President, Strategic Development

____________

(1)      Represents consulting fees paid to each of Mr. Jore and Mr. Gutke in 2022 and base salary amounts paid to Mr. Gabig in 2022. For additional detail, please see “Narrative to Summary Compensation Table —2022 Consulting Fees and Salaries” and “Executive Compensation Arrangements” below.

Narrative Disclosure to Summary Compensation Table

2022 Consulting Fees and Salaries

During 2022, Messrs. Jore and Gutke provided services to Montana in 2022 as independent contractors through MRJ, LLC (an entity partially owned by Mr. Jore) and Doxey Capital LLC (an entity owned by Mr. Gutke), respectively, and received consulting fees rather than base salaries in connection with such services. Mr. Gabig received a base salary from Montana in 2022 in connection with his services. The consulting fees or base salary (as applicable) payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. During 2022, Mr. Jore received a consulting fee of $20,000 per month, Mr. Gutke received a consulting fee of $20,000 per month, and Mr. Gabig received a base salary of $120,000 per year. The Summary Compensation Table above shows the actual consulting fees or base salary paid to each named executive officer in fiscal year 2022.

Equity Compensation

Each of Montana’s named executive officers currently hold Montana Options. In 2020, options to purchase 65,000 and 25,000 Montana Class C Common Units, respectively, were granted to Messrs. Jore and Gabig, and in 2021, an option to purchase 12,000 Montana Class C Common Units was granted to Mr. Gutke. The Montana Options granted to the named executive officers generally were fully vested upon grant and had per-unit exercise prices of $0.625 (for Messrs. Jore and Gabig) and $2.86 (for Mr. Gutke). No options or other equity awards were granted to Montana’s named executive officers in 2022.

In connection with the Business Combination, the Post-Combination Company intends to adopt the Incentive Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including the named executive officers) and consultants of the Post-Combination Company and certain of its affiliates and the ESPP in order to provide the Post-Combination Company’s and its participating subsidiaries’ employees with the opportunity to purchase shares of Class A Common Stock through accumulated payroll deductions. We believe the Incentive Plan and ESPP will be key factors in the Post-Combination Company and its affiliates recruiting and retaining services of employees and other service providers, which is essential to the Post-Combination Company’s long-term success. It is expected that the Incentive Plan and ESPP will become effective upon the Closing, if they are approved by XPDB’s shareholders. For additional information about the Incentive Plan and ESPP, please see the sections titled “Proposal No. 6 — The Incentive Plan Proposal” and “Proposal No. 7 — The Employee Stock Purchase Plan Proposal” above.

Retirement Plan

Montana does not currently maintain, but the Post-Combination Company intends to establish a 401(k) retirement savings plan for its employees, including its named executive officers, who satisfy certain eligibility requirements. It is expected that the Post-Combination Company’s named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, through contributions to the 401(k) plan. The Post-Combination Company believes that providing a vehicle for tax-deferred retirement savings though a 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its employees, including its named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Montana does not currently maintain, but the Post-Combination Company intends to establish, health and welfare plans (including medical, dental and vision plans) for all of its full-time employees, including its named executive officers. We believe these benefits are appropriate and will provide a competitive compensation package to the Post-Combination Company’s named executive officers.

Montana provides Mr. Jore with a company-paid mobile phone, and pays a portion of the premiums for Mr. Jore’s health insurance coverage. Other than these benefits provided to Mr. Jore, Montana does not provide any perquisites to its named executive officers.

No Tax Gross-Ups

Montana does not make gross-up payments to cover its named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Montana.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each of Montana’s named executive officer as of December 31, 2022.

		Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Matthew Jore	9/23/2020	65,000	—	—	$0.625	9/22/2030
Jeff Gutke	4/9/2021	12,000	—	—	$2.86	4/8/2031
Dan Gabig	9/23/2020	25,000	—	—	$0.625	10/15/2025

____________

(1)      All options were fully vested and exercisable as of the grant date.

Executive Compensation Arrangements

2022 Consulting Arrangements

Montana is (and was during 2022) party to consulting agreements pursuant to which Messrs. Jore and Gutke provided services to Montana, the material terms of which are summarized below. Mr. Gabig was not party to an employment agreement or consulting agreement with Montana during 2022.

Jore Consulting Agreement

Pursuant to the consulting agreement between Montana and MRJ, LLC, an entity partially owned by Mr. Jore, dated January 2019 (the “Jore Consulting Agreement”), Mr. Jore (through MRJ, LLC) provides consulting services to Montana in exchange for a monthly consulting fee equal to $20,000. The Jore Consulting Agreement contains confidentiality and non-disclosure covenants and invention assignment provisions. The Jore Consulting Agreement may be terminated by either MRJ, LLC or Montana upon sixty days’ notice.

Gutke Consulting Agreement

Pursuant to the consulting agreement between Montana and Doxey Capital LLC, an entity owned by Mr. Gutke, dated April 2021 (the “Gutke Consulting Agreement”), Mr. Gutke (through Doxey Capital LLC) provides consulting services to Montana in exchange for a monthly consulting fee equal to $20,000. The Gutke Consulting Agreement contains confidentiality and non-disclosure covenants and invention assignment provisions. The Gutke Consulting Agreement may be terminated by either Doxey Capital LLC or Montana upon sixty days’ notice.

Director Compensation

2022 Director Compensation Table

None of Montana’s non-employee directors received any cash, equity or other compensation for their service on Montana’s board of managers during the year ended December 31, 2022. As of December 31, 2022, one non-employee director, Mr. Baucus, held an outstanding option to purchase 3,000 Montana Class C Common Units, which was granted to Mr. Baucus in 2021. Other than Mr. Baucus, no other non-employee directors of Montana’s board of managers held any outstanding option or stock awards as of December 31, 2022.

Following the consummation of the Business Combination, the Post-Combination Company intends to approve and implement a compensation program for our its non-employee directors. The details regarding the non-employee director compensation program have not yet been determined.

THE BUSINESS COMBINATION

The following is a discussion of the Business Combination and the material terms of the Merger Agreement among XPDB, Merger Sub and Montana. You are urged to read carefully the Merger Agreement, dated as of June 5, 2023, in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about XPDB or Montana. Such information can be found elsewhere in this proxy statement/prospectus.

Terms of the Business Combination

Transaction Structure

XPDB’s Board and Montana’s boards of managers have approved the Merger Agreement. The Merger Agreement provides for the merger of Merger Sub, a wholly owned subsidiary of XPDB, with and into Montana, with Montana surviving the Merger as a wholly owned subsidiary of XPDB.

Merger Consideration; Conversion of Securities

As part of the Business Combination, Montana Equityholders will receive the Merger Consideration. After giving effect to the conversion of all outstanding Montana Preferred Units into Montana Class B Common Units, which will occur prior to the effective time of the Merger, the Merger Consideration will be payable (i) in the case of holders of Montana Class B Common Units and Montana Class C Common Units, in the form of newly issued shares of Class A Common Stock, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Montana Class A Common Units, in the form of newly issued shares of Class B Common Stock, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to a number of votes per share such that the Montana Equityholders as of immediately prior to the Closing will, immediately following the Closing, collectively own shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, (iii) in the case of holders of Montana Options, each outstanding Montana Option, whether vested or unvested, will be converted into an option to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Montana Option immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Montana Common Units underlying such option immediately prior to the Closing and (y) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Montana Common Unit underlying such option immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, and (iv) in the case of holders of Montana Warrants, each outstanding Montana Warrant will be converted into a warrant to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Montana Warrant immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock equal to the product of (x) the number of Montana Common Units underlying such warrant immediately prior to the Closing and (y) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share equal to (A) the exercise price per Montana Common Unit underlying such warrant immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement.

Prior to Closing, Montana will use its commercially reasonable efforts to enter into Subscription Agreements with Subscribers pursuant to the Capital Raise, in exchange for an agreed upon purchase price.

Based on the number of Montana Common Units and Montana Preferred Units outstanding as of the Record Date and the number of Montana Common Units issuable upon the net exercise of Montana Options and Montana Warrants as of the Record Date, and assuming that Montana does not issue any equity interests (or securities convertible therefor) in the Capital Raise prior to Closing, (i) the estimated number of shares of Class A Common Stock issuable for each Montana Common Unit is approximately            , (ii) the total number of shares of Class A Common Stock expected to be issued to Montana Equityholders in connection with the Closing is approximately            million (approximately            million on a fully diluted basis under certain assumptions described in this proxy statement/prospectus), and (iii) the total number of shares of Class B Common Stock expected to be issued to certain Montana Equityholders in connection with the Closing is approximately            million. Based on the assumption that no shares of XPDB Class A Common Stock are validly redeemed and the other assumptions described in this proxy statement/prospectus, (i) holders of XPDB Class A Common Stock and XPDB Class B Common Stock will hold (x) approximately        % and      % of the total outstanding common stock of the Post-Combination Company, respectively and (y) approximately      % and      % of the voting power of the Post-Combination Company, respectively, (ii) holders of Montana Common Units as of immediately prior to the Closing will hold, in the aggregate, approximately      % of the Class A Common Stock and 100% of the Class B Common Stock immediately following the Closing, representing      % and      % of the total outstanding common stock and voting power of the Post-Combination Company, respectively, and (iii) Montana Equityholders (including holders of outstanding Montana Options and Montana Warrants) will hold, in the aggregate and on a fully diluted basis, approximately      % of the Class A Common Stock and 100% of the Class B Common Stock. Based on the Assuming Maximum Contractual Redemptions Scenario and the other assumptions described in this proxy statement/prospectus, (i) holders of XPDB Class A Common Stock and XPDB Class B Common Stock will hold (x) approximately      % and      % of the total outstanding common stock of the Post-Combination Company, respectively and (y) approximately      % and      % of the voting power of the Post-Combination Company, respectively, (ii) holders of Montana Common Units as of immediately prior to the Closing will hold, in the aggregate, approximately      % of the Class A Common Stock and 100% of the Class B Common Stock immediately following the Closing, representing      % of the voting power of the Post-Combination Company, and (iii) Montana Equityholders (including holders of outstanding Montana Options and Montana Warrants) will hold, in the aggregate and on a fully diluted basis, approximately      % of the Class A Common Stock and 100% of the Class B Common Stock.

Merger Consideration; Earnout

The Eligible Equityholders will also have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) in the form of Earnout Shares only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the sole discretion of a majority of the independent members of the Post-Combination Company Board, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known pr ice or pr icing formula that exceeds a level of production capacity that is expected to generate Annualized EBITDA of more than $150,000,000, which shall be determined by a majority of the independent members of the Post-Combination Company Board in their sole discretion, equal to (i) the ratio of (x) (1) the Expected Annualized EBITDA less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

The maximum value of the Earnout Shares will be capped at $200 million and the ability to receive Earnout Shares will expire on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving will have sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Montana Equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Montana Options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Montana Option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board. See the section entitled “The Merger Agreement — Earnout Shares.”

As of the date of the Merger Agreement, 100.0% of the total outstanding Montana Class A Common Units and 72.7% of the total outstanding Montana Class B Common Units (or an aggregate of approximately 76.6% of the total outstanding Montana Class A Units and Montana Class B Units in the aggregate) were held by unitholders that are expected to continue as directors, officers or employees of the Post-Combination Company. The retention of certain holders of Montana Options who will continue as directors, officers or employees of the Post-Combination Company (whose responsibilities are expected to include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

Background of the Business Combination

The following is a brief summary of the background of these negotiations and a summary of the events leading up to the signing of the Merger Agreement and the key meetings, negotiations, discussions and actions by and between XPDB, Montana and their respective representatives that preceded the public announcement of the transaction; it does not purport to catalogue every conversation or interaction among representatives of XPDB, Montana and the other parties referenced below.

XPDB is a blank check company incorporated in Delaware on March 23, 2021 and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses with the intent to focus specifically on a combination with a target business driving the electrical power grid transition, both on the supply and demand side. On the supply side, XPDB planned to target businesses including, but not limited to (i) renewable power generation; (ii) power technology, equipment and services companies that focus on the integration of intermittent renewables; and (iii) dispatchable energy transition infrastructure. On the demand side, XPDB planned to target businesses comprised of, but not limited to (i) data centers and data center management; (ii) blockchain infrastructure; and (iii) frontier technology infrastructure.

On December 9, 2021, XPDB engaged Barclays and BofA (together with Barclays, the “Underwriters”) to provide investment advisory services in connection with the XPDB IPO. Additionally, given Barclays’ experience with special purpose acquisition companies and familiarity with XPDB, as well as Barclays’ coverage capabilities and banking relationships, XPDB engaged Barclays on June 4, 2023 to provide capital markets advisory services in connection with its Business Combination with Montana. In this role, Barclays has assisted XPDB with preparing the materials to be presented in connection with the Business Combination and assisted in corporate capital planning and risk management for the Business Combination. Additionally, Barclays expects to assist XPDB in the coordination of presentations to and logistical communications with existing and prospective shareholders and other relevant parties. Barclays is not participating in the solicitation of proxies in connection with the Business Combination.

Barclays is entitled to receive a deferred underwriting fee in connection with its role as a joint bookrunner for the XPDB IPO in the amount of $6,037,500. Barclays is entitled to receive a capital markets advisory fee of $6 million (which amount will be credited against any deferred underwriting fee due to Barclays as provided above), as well as reimbursement of certain of its expenses related to its engagement. All of the fees described above are conditioned on the completion of the Business Combination. In a letter dated June 20, 2023, BofA waived its right to receive a deferred underwriting fee in connection with its role as a joint bookrunner for the XPDB IPO in the amount of $4,025,000, despite having already completed the services and obligations that would entitle BofA to payment under the terms of the Underwriting Agreement. BofA did not communicate to XPDB its reasons for its resignation or waiver of the Deferred Discount, and XPDB did not correspond with BofA about the reasons for its resignation or waiver of the fee. However, BofA’s resignation letter indicated that its resignation was not a result of any dispute or disagreement with XPDB or any matter relating to XPDB’s operations, policies, procedures or practices.

On March 30, 2021, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. Prior to the initial investment in XPDB of $25,000 by the Sponsor, XPDB had no assets, tangible or intangible. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to XPDB by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the XPDB IPO. In November 2021, XPDB effected a stock dividend of 1,437,500 Founder Shares resulting in an aggregate of 7,187,500 Founder Shares. In July 2021, the Sponsor transferred 30,000 Founder Shares to each of Paul Dabbar, Paul J. Gaynor, Scott Widham (XPDB’s independent directors) and an additional independent director nominee for a total of 120,000 Founder Shares. Later in November 2021, the Sponsor repurchased 30,000 Founder Shares from the former independent director nominee. In exchange for the Anchor Investors’ participation in the XPDB IPO and Private Placement, (i) XPDB agreed to sell to the Anchor Investors, and the Anchor Investors agreed to purchase, on the date of an initial business combination, up to 1,078,125 Founder Shares (subject to reduction based on the Anchor Investors’ ownership of XPDB Class A Common Stock at the time of any stockholder vote with respect to the initial business combination), and (ii) the Sponsor agreed to forfeit to XPDB for no consideration a number of Founder Shares equal to the number of Founder Shares sold to the Anchor Investors as provided above.

The registration statement for the XPDB IPO was declared effective on December 9, 2021. On December 14, 2021, XPDB consummated the XPDB IPO of 28,750,000 units, which included the full exercise of the underwriters’ option to purchase an additional 3,750,000 units, at a price of $10.00 per unit, generating gross proceeds of $287,500,000 before underwriting discounts and expenses. Each unit consisted of one share of XPDB Class A Common Stock and one-half of one redeemable warrant. Each whole XPDB public warrant entitles the holder thereof to purchase one share of XPDB Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Of the proceeds received from the consummation of the XPDB IPO (including the sale of the Over-Allotment Units) and the Private Placement purchases by the Sponsor and the Anchor Investors, $290,400,000 (or $10.10 per unit sold in the public offering) was deposited in the Trust Account.

Concurrently with the completion of the XPDB IPO, the Sponsor and the Anchor Investors purchased an aggregate of 11,125,000 Private Placement Warrants at a price of $1.00 per warrant for an aggregate purchase price of approximately $11,125,000. Each whole Private Placement Warrant entitles the holder thereof to purchase one share of XPDB Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Prior to the consummation of the XPDB IPO, neither XPDB, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with XPDB.

Between December 14, 2021 and May 5, 2023, the date on which XPDB entered into exclusive negotiations with Montana (as further described below), the XPDB Board and XPDB’s management identified more than 210 potential target companies in various sectors including, but not limited to renewable power generation; power technology, equipment and services with a focus on the integration of intermittent renewables; dispatchable energy transition infrastructure; data centers and data center management; blockchain infrastructure; and frontier technology infrastructure. XPDB and its representatives initiated contact with or were contacted by various representatives regarding more than 25 of such potential target businesses for further evaluation. XPDB engaged in varying levels of discussions, due diligence, evaluation, analysis and negotiations with these 25 target businesses, including participating in management meetings with 10 of the 25 target businesses. The level of diligence varied based on interest from, and due diligence access granted by, the potential targets; XPDB’s and its representatives’ beliefs as to which potential targets would best satisfy XPDB’s key criteria for a business combination target; the receptivity to, and preparedness of, the potential targets with respect to a business combination and the terms on which a target was willing to consider a potential business combination. Following such due diligence, and at various points in time, XPDB decided to discontinue discussions with each of the potential targets, other than Montana, Company A, Company B, Company C and Company D (each as defined and described below), for one or various reasons, including, among other reasons, business maturity, market acceptance of technological advancements, current, or a near-term path to, revenue and profitability, growth prospects, valuation expectations or relative attractiveness to other opportunities. The XPDB Board and XPDB’s management met bi-weekly throughout the period to discuss the foregoing and continued to meet bi-weekly after May 5th to discuss the opportunity with Montana.

XPDB entered into non-disclosure agreements with 6 of the potential 25 target businesses, including Montana, for the purposes of performing due diligence and further evaluating and analyzing these companies as potential business combination targets. The non-disclosure agreements entered into by XPDB included customary non-use provisions. Of the 6 potential target businesses with whom XPDB entered into non-disclosure agreements, the XPDB Board and XPDB’s management identified 5 potential targets during their bi-weekly meetings suitable for a business combination, including Montana: a target company that was focused on carbon capture and storage (“Company A”), a target company that was focused on manufacturing sodium ion batteries (“Company B”), a target company that was focused on providing wireless network, cloud computing and technology solutions (“Company C”) and a target company that was focused on providing environmental intelligence services (“Company D”). The due diligence of these 5 potential target businesses included, among other things, a review of information contained in online data rooms and presentations and discussions with the potential targets’ management. XPDB and its representatives evaluated and analyzed, as applicable, each potential target’s business, product pipeline, technology, historical performance, management team (and its ability to lead a public company) and competitive positioning. XPDB submitted letters of intent with Montana, Company A, Company B, Company C and Company D (the “Potential Targets”).

On January 9, 2022, Patrick C. Eilers, Chief Executive Officer of XPDB, was introduced to Stuart Porter, a member of the board of managers of Montana. Mr. Porter then introduced Mr. Eilers to Matt Jore, Chief Executive Officer of Montana. Mr. Jore responded via email and arranged for an introductory meeting to discuss Montana’s product and business.

On January 11, 2022, members of Montana’s and XPDB’s management had an introductory video teleconference in which they discussed Montana’s business and the business combination process.

Between January 11, 2022 and January 18, 2022, XPDB and Montana communicated via email to negotiate the terms of a non-disclosure agreement with respect to the sharing of confidential information, and on January 18, 2022, the parties executed the non-disclosure agreement. Later on January 18, 2022, Montana granted XPDB access to the virtual data room for the purposes of conducting business and financial due diligence with respect to Montana.

On January 28, 2022, members of Montana’s and XPDB’s management held a video teleconference in which they discussed the progress made by Montana in certain technological and product developments.

Between February 1, 2022 and February 28, 2022, members of management of XPDB and Montana exchanged multiple drafts of a non-binding letter of intent (the “Initial LOI”) that was examined by the XPDB Board. XPDB and Montana executed the Initial LOI on February 28, 2022.

Between February 28, 2022 and April 8, 2022, members of Montana’s and XPDB’s management held discussions regarding Montana’s product pipeline, technology, industry dynamics, competitive positioning, historical performance, cash needs and technological progress.

On May 11 and 12 of 2022, Mr. Eilers and Paul Dabbar visited PNNL at 902 Battelle Blvd, Richland, WA, meeting Mr. Jore, Pete McGrail (Montana’s Chief Technology Officer), and JJ Jenks (Montana’s Vice President of Operations) to view the MOF technology and further assess its technology readiness level (“TRL”). The purpose of the trip was to receive an update from Montana’s management team regarding the development of its technology and the AirJoule system. XPDB’s management agreed that they would continue to monitor the development of the technology and TEP Montana, one of XPDB’s advisors that was in attendance during the May 11 and 12 visits to PNNL, decided on July 22, 2022 to make a $5 million private investment in Montana. However, because the AirJoule system was not fully developed, the XPDB management team decided that Montana was not a viable candidate for a business combination at that time.

Following the trip to PNNL, XPDB management further discussed and decided that, until a full working AirJoule benchtop prototype was viable, and its results recorded and assessed to be consistent with simulated expectations, XPDB would not consider a business combination with Montana. XPDB’s management and members of Montana then agreed to step back from the pursuit of a business combination until a later time when Montana’s products and technology had more fully matured. The parties agreed to continue to stay in touch so that XPDB could monitor Montana’s developments of its AirJoule technology.

Between December 24, 2021 and April 2022, representatives of XPDB met with representatives of Company A in person and via conference call dozens of times to discuss deal terms and due diligence questions. XPDB also submitted a non-binding letter of intent to Company A in connection with a potential business combination transaction and the parties executed the non-binding letter of intent on February 8, 2022 (the “Company A LOI”). Following the execution of the Company A LOI and further discussions between the parties, on March 29, 2022, Company A terminated discussions with XPDB due to its determination that pursuing a spinoff of its subsidiary and a subsequent business combination with XPDB had become a lower priority due to advancements in Company A’s base business.

Between December 22, 2021 and October 2022, representatives of XPDB also met with representatives of Company B in person and via conference call dozens of times to discuss deal terms and due diligence questions. XPDB also submitted a non-binding letter of intent to Company B in connection with a potential business combination transaction and the parties executed the non-binding letter of intent in July 2022 (the “Company B LOI”). XPDB and Company B and their representatives further engaged in multiple discussions between July and October 2022. In October 2022, Company B and XPDB agreed to terminate discussions due to Company B’s determination that pursuing a business combination with XPDB would be less attractive than pursuing a private financing for Company B’s business.

After discussions with Company A and Montana were terminated, XPDB began discussions with Company C in August of 2022, a company focused on advanced wireless networks, cloud computing and technology solutions. XPDB began evaluations of Company C following an introduction through Mr. Widham and conducted substantial due diligence of Company C, including review of historic and budgeted financial statements, market analysis, technical analysis, financial analysis, legal analysis and competitive benchmarking.

Representatives of XPDB met with representatives of Company C more than 11 times to discuss deal terms and due diligence questions. XPDB also submitted a non-binding letter of intent to Company C in connection with a potential business combination transaction and the parties executed the non-binding letter of intent on December 9, 2022. The shareholders of Company C determined not to proceed with a business combination with XPDB but instead decided to pursue a private financing and XPDB began to assess other opportunities.

After discussions with Company C were terminated, XPDB began discussions with Company D, a public benefit corporation focused on providing environmental intelligence, synthetic natural capital monetization and regenerative ecoculture services. XPDB and its representatives conducted substantial due diligence of Company D, including review of historic and budgeted financial statements, market analysis, financial analysis, legal analysis and competitive benchmarking.

XPDB and its representatives met with representatives of Company D more than dozens of times to discuss deal terms and due diligence questions. XPDB also submitted a non-binding letter of intent to Company D in connection with a potential business combination transaction and the parties executed the non-binding letter of intent on January 7, 2023 (the “Company D LOI”). Following the execution of the Company D LOI, XPDB and Company D proceeded to negotiate the initial drafts of the primary transaction documents based on the terms of the Company D LOI, including, a merger agreement and governance documents for the post-combination company. An initial draft of the merger agreement was shared with XPDB by Company D’s representatives. After a month of negotiations, due diligence and the exchange of initial transaction documents, the owners of Company D decided to delay a public market listing and therefore not proceed with a business combination with XPDB and XPDB began to assess other opportunities.

On March 16, 2023, Mr. Eilers visited Ronan, Montana (the headquarters of Montana) to witness the first testing of the complete AirJoule prototype, which included the MOF coated contactors he had seen at PNNL on May 11, 2022. Mr. Eilers informed the rest of XPDB management of the successful tests of the AirJoule prototype by Montana that demonstrated significant progress in the maturity of Montana’s business, products and technology. Mr. Eilers contacted Mr. Jore and Mr. Jore responded via email and arranged for a re-introductory video teleconference to discuss the evolution of Montana’s technology, products and business since XPDB last engaged with Montana regarding a potential business combination in the spring of 2022.

On March 23, 2023, members of Montana’s and XPDB’s management had a re-introductory video teleconference in which they discussed Montana’s business and the business combination process. Importantly, Montana had executed a global supply relationship with BASF to supply the MOF on economic terms that could enable its balance of materials cost to economically scale, assisting market adoption and penetration.

Between March 23, 2023 and June 5, 2023, representatives of XPDB and certain third-party consultants, who were engaged by XPDB to assist XPDB in its business and financial due diligence, conducted business and financial due diligence with respect to Montana’s business, including with respect to its product pipeline, technology, industry dynamics, competitive positioning and historical performance, and XPDB’s management, representatives and advisors reviewed information available in the virtual data room, asked follow-up questions of, and received written responses from, Montana’s management and participated in due diligence calls with Montana’s management and advisors. Importantly, this diligence included a technical assessment conducted by an independent national laboratory to assess the TRL of AirJoule, which concluded that the AirJoule was at a TRL of 6 and expected to reach a TRL of 7 or greater within the next 6 months. As a result of its due diligence, including the review of the technical assessment, XPDB’s management determined that Montana had made satisfactory progress in advancing the TRL of AirJoule.

In addition, since March 2023, the XPDB Board met regularly with members of XPDB’s management and its representatives in attendance. XPDB’s management provided progress updates on discussions with Montana. Mr. Eilers led the discussions, and the XPDB Board discussed, among other things, the potential target sourcing process, the SPAC market, and a detailed potential target pipeline (including Montana).

Between April 8 and May 8, 2023, members of management of XPDB and Montana exchanged multiple iterations of a new non-binding letter of intent (the “LOI”). On May 8, 2023, XPDB and Montana executed the LOI, which contemplated a $500 million pro forma enterprise value for Montana and the opportunity for Montana Equityholders to earn additional equity consideration upon the achievement of certain milestones related to production capacity and anticipated Annualized EBITDA of the Post-Combination Company following the Closing. The LOI stipulated that, subject to tax diligence and structuring analysis, (i) XPDB would remain a publicly traded company and Montana shares would be exchanged for shares in XPDB based on a $10.00 share value, (ii) there would be a six (6) month lock-up period for Sponsor, investors (including investors in the contemplated Capital Raise), management, and any shareholder of greater than 5%, (iii) Montana would undertake a Capital Raise in the amount of $100 million during the interim period, (iv) the number of directors on the Post-Combination Company Board would be determined through subsequent discussions, with two (2) being appointed by XPDB, (v) the representations and warranties in the Merger Agreement would not survive, (vi) there would be mutual exclusivity between XPDB and Montana and (vii) there would also be customary closing conditions and registration rights.

Between late April 2023 and early June 2023, representatives from Barclays, XPDB and Montana participated in several calls (and took part in a site visit of Montana’s facilities) to conduct due diligence on Montana’s business and discuss the proposed transaction, including, but not limited to, the valuation framework and the content of the management presentation.

Beginning on May 2, 2023, XPDB’s management and Montana’s management met together and with their legal advisors on regularly scheduled calls to discuss Montana’s business and deal progress.

On May 9, 2023, representatives from XPDB, Montana, Latham & Watkins LLP (counsel to Montana (“Latham”)) and Kirkland & Ellis LLP (counsel to XPDB (“Kirkland”)) had a call to discuss the deal process and steps required to complete the proposed transaction.

Throughout the month of May 2023, XPDB and its advisors issued due diligence requests to Montana, conducted operational, legal, financial, accounting, tax, information technology, and environmental due diligence, and participated in various discussions with representatives of Montana. In particular, during May and June of 2023, members of XPDB’s management and the XPDB Board visited Montana’s facilities and conducted site diligence. Additionally, on May 30, 2023, XPDB’s management and its advisors participated in a diligence call with Montana’s management, wherein the parties discussed specific diligence questions relating to Montana’s business and legal organization, labor and employment practices, employee benefits and executive compensation matters, real estate portfolio, environmental matters, intellectual property matters, and matters specific to the industry in which Montana operates.

On May 16, 2023, representatives from XPDB, Montana, Latham and Kirkland had a call to discuss the deal process, Merger Agreement ancillary documents and steps required to complete the proposed transaction. On May 23, 2023, representatives from XPDB, Montana, Latham and Kirkland had another call to further discuss the deal process, Merger Agreement ancillary documents and steps required to complete the proposed transaction.

On May 24, 2023, Kirkland distributed to Montana and Latham an initial draft of the Merger Agreement and other agreements necessary to consummate the proposed business combination. The initial draft of the Merger Agreement contemplated, among other items: (i) the Merger, (ii) no survival of the representations, warranties and covenants, (iii) listing of the Post-Combination Company’s common stock issued to Montana Equityholders as Merger Consideration on a national securities exchange following completion of the Merger, (iv) additional equity consideration upon the achievement of certain milestones related to production capacity and anticipated Annualized EBITDA of the Post-Combination Company following the Closing, (v) certain covenants regarding claims against XPDB’s Trust Account, (vi) regulatory efforts covenants requiring XPDB and Montana to use commercially reasonable efforts in order to obtain regulatory clearance, (vii) the entry into certain ancillary agreements concurrently with the execution of the Merger Agreement, (viii) representations, warranties and covenants customary for transactions of this type and (ix) a proposed Capital Raise in the amount of $100 million (the Capital Raise was later reduced to $85 million in subsequent drafts of the Merger Agreement).

On May 28, 2023, Kirkland and Latham conducted a call regarding a Merger Agreement issues list.

On May 30, 2023, Montana, XPDB, Barclays (along with Barclays’ legal counsel, Vinson & Elkins LLP) and their representatives held three separate due diligence sessions via video teleconference and Montana provided XPDB’s management with an overview of its business.

On May 30, 2023, members of XPDB’s and Montana’s management and their representatives, including Latham and Kirkland, had a call to discuss the deal process, the Merger Agreement, ancillary transaction documents and steps required to complete the proposed business combination. Later on that same day, Kirkland distributed to Latham the initial draft of the Sponsor Support Agreement and the Lock-Up Agreement, which provided, among other things, that the Sponsor agree to vote any Sponsor Securities held by it in favor of the transactions contemplated by the Merger Agreement.

On May 31, 2023, Latham returned a revised draft of the Merger Agreement that proposed various revisions to the structure of the Business Combination, including revisions to the Merger Consideration, treatment of equity interests, the earnout provisions and the representations and warranties of both Montana and XPDB. Latham proposed changes to the interim operating covenants and various tax matters. Latham also distributed initial drafts of the Proposed Charter and the Amended and Restated Bylaws. Later, on May 31, 2023, Latham distributed to Kirkland an initial draft of Montana’s disclosure letter.

On June 1, 2021, Latham distributed to Kirkland an initial draft of the form of Registration Rights Agreement.

On June 2, 2023, Latham sent Kirkland a revised draft of the Lock-Up Agreement.

Later, on June 2, 2023, a virtual meeting of the XPDB Board was held, with XPDB’s management and representatives from Kirkland in attendance. Kirkland provided the XPDB Board with an overview of their fiduciary duties under Delaware law, a summary of the then-current drafts of the Merger Agreement and ancillary documents and a summary of the diligence conducted to date. The XPDB Board discussed and considered various matters related to the proposed transaction and diligence, the Merger Agreement, ancillary documents, the deal process and valuation, including reviewing the financial analysis prepared by the XPDB management team throughout May 2023.

On June 3, 2023, after having reviewed each of Latham’s proposed changes and discussed with the XPDB management team, Kirkland sent Latham a revised draft of the Merger Agreement. The revised draft proposed various revisions to the treatment of Merger Consideration, Montana’s equity interests, the earnout provisions, revisions to the representations and warranties and the interim operating covenants. Kirkland also proposed revisions to various tax matters and closing conditions.

Later that day, Latham and Kirkland also exchanged drafts of the Sponsor Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement and the Proposed Charter and Amended and Restated Bylaws; and Kirkland distributed to Latham an initial draft of XPDB’s disclosure letter along with initial comments to Montana’s disclosure letter.

On June 4, 2023, Kirkland distributed a further revised draft of the Merger Agreement with additional revisions to the earnout provisions. Later that day, Latham distributed a revised draft of XPDB’s disclosure letter as well as a further revised draft of Montana’s disclosure letter.

On June 4, 2023, representatives from XPDB, Montana, Latham and Kirkland held a call via teleconference to discuss remaining open points of the Merger Agreement and ancillary documents.

During the evening of June 4, 2023, and the early morning of June 5, 2023, Latham and Kirkland, together with Montana and XPDB, further negotiated and finalized various aspects of the Merger Agreement, ancillary agreements and disclosure letters including, among other items, further revisions to the treatment of the Merger Consideration, equity interests, earnout and certain covenants related to the Capital Raise.

On June 5, 2023, Kirkland and Latham exchanged the final drafts of the Merger Agreement and ancillary transaction documents. XPDB and Montana agreed that all documents were in final form.

On the morning of June 5, 2023, a virtual meeting of the XPDB Board was held with representatives of Kirkland and XPDB’s management in attendance. Prior to the meeting, the XPDB Board was provided with the substantially final form of the Merger Agreement, Sponsor Support Agreement and the related ancillary agreements and, at the meeting, Kirkland provided the XPDB Board with an overview of the key updates to the Merger Agreement and the related ancillary agreements made since the June 2nd XPDB Board meeting. The XPDB Board then discussed the merits of the proposed transaction with Montana. Following such discussion, the XPDB Board unanimously adopted and approved, among others, resolutions (a) determining that it is in the best interests of XPDB and its stockholders for XPDB to negotiate, execute and deliver the Merger Agreement, the ancillary agreements and the Business Combination; (b) approving and declaring advisable the Merger Agreement and approving the ancillary agreements; and (c) recommending that the XPDB stockholders vote in favor of the Proposals set forth in this proxy statement/prospectus.

Also on the morning of June 5, 2023, the parties finalized and executed (as applicable) the Merger Agreement, the disclosure letters, the Sponsor Support Agreement and the forms of the other ancillary agreements included as exhibits to the Merger Agreement.

Prior to the open of trading on the Nasdaq on the morning of June 5, 2023, XPDB and Montana issued a joint press release announcing the Business Combination.

Recommendation of the XPDB Board and Reasons for the Business Combination

The XPDB Board, in evaluating the Business Combination, consulted with XPDB’s management, legal and financial advisors, and technical consultants. In reaching its unanimous resolution (i) determining that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of Class A Common Stock in connection therewith, are advisable and in the best interests of XPDB and its stockholders and (ii) recommending that the XPDB stockholders adopt the Merger Agreement and approve the Business Combination, the XPDB Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, the XPDB Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The XPDB Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of XPDB’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Before reaching its decision, the XPDB Board reviewed the results of XPDB management’s due diligence, which included:

•        research on industry trends, projected growth and other industry factors, including the TAM for the AirJoule technology;

•        extensive meetings and calls with Montana’s management team and representatives regarding Montana’s business, the manufacture and commercialization of the AirJoule units, major suppliers and partners, financial prospects and competitive positioning, among other customary due diligence matters;

•        consultation with XPDB’s legal and financial advisors, and technical consultants;

•        a third-party national laboratory report, commissioned by XPDB, regarding the validity and commercial viability of the AirJoule technology;

•        review of Montana’s material contracts and certain other legal, intellectual property and commercial diligence;

•        financial, accounting and tax diligence;

•        research on comparable public companies; and

•        review of Montana’s potential manufacturing MOF coating line economics, which illustrate potential Annualized EBITDA of $300 million for three lines based on Montana’s sole ownership of production and potential Annualized EBITDA of $150 million for three lines based on Montana’s ownership through a joint venture.

In approving the Business Combination, the XPDB Board determined not to obtain a fairness opinion. The officers and directors of XPDB have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with the experience and sector expertise of XPDB’s advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, XPDB’s officers and directors and XPDB’s advisors have substantial experience with mergers and acquisitions. Although the XPDB Board did not seek a third-party valuation, and did not receive any valuation or opinion from any third party in connection with the Business Combination, the XPDB Board relied on the following sources: (i) due diligence on Montana’s operations, (ii) research reports and data related to the HVAC and water industries and (iii) XPDB management’s collective experience in conducting valuations of businesses. The XPDB Board concluded that the $500 million pro forma enterprise value is fair and reasonable, given Montana’s growth prospects and the need for global comfort cooling and water that drive the large and growing markets for HVAC and atmospheric renewable energy and water harvesting technology, Montana’s TAM relating to the opportunity to deploy AirJoule technology to provide energy, cost-efficient and sustainable dehumidification, evaporative cooling and atmospheric water generation, the XPDB Board’s review and analysis of Montana and of comparable public companies as described below, and other compelling aspects of the transaction.

The XPDB Board considered a number of factors pertaining to the Business Combination, which the XPDB Board concluded generally supported its decision to authorize and approve XPDB’s entry into the Merger Agreement and the transactions contemplated thereby. Below is a list of the material factors that the XPDB Board considered:

•        Transformative Technology with Potential to Provide Energy and Cost-Efficient and Sustainable Dehumidification, Evaporative Cooling and Atmospheric Water Generation.    The AirJoule is a new atmospheric renewable energy and water harvesting technology that has the capability to provide energy, cost-efficient and sustainable dehumidification, evaporative cooling and atmospheric water generation. The XPDB Board believed this technology is transformative based on a technical report performed by an independent third-party national laboratory, which the XPDB Board viewed as validation of the AirJoule’s capabilities and advantages over existing conventional vapor compression dehumidification systems and desiccant dehumidifiers (including that AirJoule’s moisture removal efficiency is expected to be approximately 4 times and 11 times more efficient than conventional vapor compression dehumidification systems and desiccant dehumidifiers, respectively) and AirJoule’s ability to provide cost-efficient and sustainable dehumidification, evaporative cooling and atmospheric water generation.

•        Market Opportunity to Address Areas of High Unmet Comfort Cooling and Water Needs.    The XPDB Board considered the potential for the AirJoule to address the world’s expanding needs for comfort cooling and water across a range of industries, including HVAC and other industries with high water use. The XPDB Board believed that the TAM related to the opportunity to deploy AirJoule technology to provide energy and cost-efficient and sustainable dehumidification, evaporative cooling and atmospheric water generation is large and attractive.

•        Commercial Validation of the AirJoule Technology.    The AirJoule technology has been validated as a potentially market disruptive technology with potential global impact on reducing a material amount of energy consumption associated with dehumidification, cooling and water harvesting by an independent third-party national laboratory, who reviewed the technology at the request of XPDB and concluded that the AirJoule was at a TRL of 6 and expected to reach a TRL of 7 or greater within the next 6 months. The XPDB Board viewed the technical report produced by such independent third-party national laboratory as validation of the commercial feasibility of the potential manufacturing MOF coating line economics, including the underlying assumed production and sales volumes, sales price and production costs. AirJoule technology also has been commercially validated by large industrial public company conglomerates who are current and potential partners of Montana, including BASF and CATL. BASF has successfully produced Montana’s proprietary MOF for AirJoule prototypes and is now scaling for mass production. The XPDB Board believed that the potential demand for the AirJoule is large and will continue to grow as the AirJoule is commercialized.

•        Attractive Entry Valuation.    The financial analysis conducted by XPDB’s management throughout May 2023 and reviewed by the XPDB Board on June 2, 2023, supported the valuation of Montana. XPDB’s management did not prepare a discounted cash flow analysis or other analysis of expected revenues or EBITDA on a year-by-year basis to calculate an estimated present value, but utilized the illustrative comparable company analysis discussed below to derive a valuation of Montana. The financial analysis reviewed by the XPDB Board illustrated Montana’s potential manufacturing MOF coating line economics, including illustrative production and sales volumes (assuming all units produced are sold), sales prices and production costs, as well as potential Annualized EBITDA of $300 million for three lines built with a capital expenditure investment by Montana of less than $50 million per line based on Montana’s sole ownership of production and potential Annualized EBITDA of $150 million for three lines built with a capital expenditure investment by Montana of less than $25 million per line based on Montana’s ownership through its joint venture with CATL US. See the sections entitled “Information About Montana — Growth Strategy and Outlook” for a description of the estimates underlying the potential Annualized EBITDA and “Information About Montana — Our Partners” for a description of the material terms of Montana’s A&R Joint Venture Agreement with CAMT and CATL US. In the illustrative comparable company analysis XPDB’s management assumed potential Annualized EBITDA of $150 million and applied a range of multiples (10x, 15x and 20x) to estimate Montana’s fully-distributed enterprise value. The XPDB Board deemed the multiples applied to be appropriate based on the multiples observed from the comparable company analysis described below. Applying a ten (10) times multiple (which was lower than the observed average of the peer companies in the HVAC and water harvesting industries) to Montana’s potential Annualized EBITDA of $150 million resulted in an implied fully-distributed enterprise value of $1.5 billion. The $500 million pro forma enterprise value for Montana contemplated by the LOI implied a further 67% discount to such fully-distributed enterprise value. In light of the technological capabilities and commercial validation discussed above, and based on XPDB management’s and members of the XPDB Board’s professional experience investing in early stage and growth equity companies and working in the renewable energy industry, the XPDB Board believed that the comparatively low EBITDA multiple and implied 67% discount appropriately accounted for the risks and time to commercialize and execute on a new technology, the $500 million pro forma enterprise value is favorable to investors seeking long-term return potential for an early-stage business with validated technology, and that the aforementioned estimates are not solely subjective.

Although Montana does not currently have contractual revenue arrangements in place, the XPDB Board believed the assumed production and sales volumes, sales price and production costs underlying the potential Annualized EBITDA were reasonable. The estimated capital expenditure investment per line necessary to achieve the illustrative contactor production volume was based on estimates from global suppliers, BASF and Emerson & Renwick Ltd., based on the estimated capital expenditure needed to scale an existing production line to have, or to build a new production line having, sufficient capacity to produce approximately one million saleable, standard-sized contactors per year. The XPDB Board believed that the Aggregate Transaction Proceeds Condition would help ensure that the Post-Combination Company would have sufficient capital to make necessary capital expenditures to build production lines upon the signing of binding agreements for production volumes. Furthermore, the financial analysis demonstrated that achieving the illustrative potential Annualized EBITDA (by producing and selling AirJoule units with the equivalent of approximately three million standard-sized contactors per year) would require the Post-Combination Company to capture less than one half of one percent of the estimated $455 billion combined TAM of the HVAC and atmospheric water harvesting sectors. The XPDB Board believed that the Post-Combination Company’s ability to sell sufficient AirJoule units to capture this market share was reasonable, despite Montana’s limited operating history, because of the potential significant advantages of the AirJoule technology compared to the conventional technologies discussed above. In addition, the XPDB Board believed that Montana’s key component strategy discussed above (see the section entitled “Information About Montana — Growth Strategy and Outlook”) and Montana’s patents could mitigate some of the potential obstacles to the Post-Combination Company capturing market share, such as competition with existing market participants, entrance of new competitors and technological changes.

The XPDB Board also believed that the illustrative sales price and production costs of MOF-coated contactors were reasonable because they were consistent with costs BASF estimated to supply the MOF and components in existing conventional cooling and dehumidification technologies, and the other key components of an AirJoule unit are used in mature manufacturing processes with costs that are generally known in the HVAC and water harvesting industries.

See below for a discussion of various uncertainties and risks considered by the XPDB Board.

•        Illustrative Comparable Company Analysis.    In preparing its financial analysis, XPDB’s management also reviewed information of comparable publicly traded companies, based on the experience and professional judgment of XPDB’s management. In particular, XPDB selected publicly traded companies in two markets, HVAC and water production and processing, due to the relationship of Montana’s technology to the HVAC and water harvesting industries. Although the selected comparable companies are not directly comparable because they utilize mature technologies, whereas Montana’s technology touches both industries and is a new technology, XPDB’s management believed a comparison to these companies to be useful, based on their analysis of growth rates, profitability, size, geographic region and market potential across the comparable companies in these markets.

The average multiple of projected EBITDA for the calendar year 2024 for the HVAC industry observed in XPDB management’s financial analysis was twelve and a half (12.5) times and the constituents included were: Carrier; Daikin; Johnson Controls; Lennox; Munters; and Trane.

The average multiple of projected EBITDA for the calendar year 2024 for the water harvesting industry observed in XPDB management’s financial analysis was nineteen (19) times and the constituents included were: Ecolab; Evoqua Water Technologies; Watts Water Technologies, Inc.; and Xylem.

•        Experienced and Proven Management Team.    Montana has a strong management team with significant operating experience. The senior management of Montana (including Matt Jore, Chief Executive Officer of Montana) intends to remain with Montana in the capacity of officers and/or directors, providing helpful continuity in advancing Montana’s strategic and growth goals. Montana’s senior management team also includes technical expertise applicable to its business, including senior managers with experience at PNNL where they led the development of the original technology underlying the AirJoule technology which PNNL patented;

•        Stockholder Liquidity.    Pursuant to the Merger Agreement, the Class A Common Stock issued as Merger Consideration will be listed on the Nasdaq, a major U.S. stock exchange, which the XPDB Board believed has the potential to offer stockholders enhanced liquidity;

•        Lock-Up.    Certain Montana Equityholders will be subject to a six-month lock-up with respect to any shares of Class A Common Stock, Class B Common Stock, or any shares of common stock issuable upon the exercise of options or warrants to purchase shares of common stock received by them pursuant to the terms of the Merger Agreement, subject to certain customary exceptions, which lock-up will provide important stability to the leadership and governance of Montana;

•        Other Alternatives.    The XPDB Board has determined that the proposed Business Combination represents the best potential business combination for XPDB based upon the process utilized to evaluate and assess other potential acquisition targets. The XPDB Board has also determined that such process has not presented a better alternative; and

•        Negotiated Transaction.    The XPDB Board has determined that the financial and other terms of the Merger Agreement are reasonable and were the product of arm’s-length negotiations between XPDB and Montana.

The XPDB Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination. Below is a list of the material uncertainties, risks and other potentially negative factors that the XPDB Board considered:

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, the invasion of Ukraine by Russia and resulting sanctions, and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases) and the effects these could have on the Post-Combination Company’s revenues;

•        Business Plan May Not Be Achieved.    The risk that Montana may not be able to execute on its business plan to commercialize AirJoule units consistent with the manufacturing MOF coating line economics provided to XPDB or at all due to higher than expected costs, lower than expected growth, a smaller than expected TAM, unexpected competition or slower than expected development of strategic partnerships;

•        Early Stage Company and Limited Operating History.    The fact that Montana is an early stage, pre-revenue company with a history of losses and a limited operating history;

•        Technology Risk.    The risk that patent applications may not result in issued patents, and Montana’s issued patents may not provide adequate protection to its intellectual property, which may have a material adverse effect on Montana’s ability to prevent others from commercially exploiting products similar to Montana’s and Montana’s failure to protect its intellectual property and technology could have a material adverse impact on its competitive position and business;

•        Regulatory Risk.    The risk that Montana may require numerous permits, licenses and other approvals from various governmental agencies, and the failure to obtain or maintain any of them, or delays in obtaining them, could have a material adverse effect on Montana’s business;

•        Redemption Risk.    The potential for a significant number of XPDB stockholders electing pursuant to the Existing Charter to redeem their shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult or impossible to complete;

•        Stockholder Vote.    The risk that XPDB’s stockholders may fail to provide the applicable votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within XPDB’s control;

•        Litigation.    The possibility of (i) litigation challenging the Business Combination or (ii) an adverse judgment granting permanent injunctive relief that could indefinitely delay consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing Montana, a private entity, for the applicable disclosure and listing requirements to which the Post-Combination Company will be subject as a publicly traded company on the Nasdaq;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of XPDB.    The risks and costs to XPDB if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in XPDB being unable to effect a business combination by January 14, 2024 or such further extended date as determined by the XPDB Board in accordance with the Existing Charter;

•        No Third-Party Valuation.    XPDB’s decision not to obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•        XPDB Stockholders Receiving a Minority Position in Montana.    The risks associated with the minority position in the Post-Combination Company that XPDB stockholders will hold following consummation of the Business Combination; and

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the XPDB Board also considered other factors, including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of XPDB may have interests in the Business Combination (see “Business Combination — Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination”).

•        Other Risk Factors.    Various other risk factors associated with the business of Montana, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The XPDB Board concluded that the potential benefits that it expects XPDB and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the XPDB Board, acting pursuant to the authority delegated to it by the full XPDB Board to approve the Business Combination, unanimously determined that the Business Combination is advisable and in the best interests of XPDB and its stockholders. The Annualized EBITDA, pro forma enterprise value and underlying assumptions described herein represent management’s current view as of December 22, 2023, the date of filing hereof.

Satisfaction of 80% Test

The Nasdaq rules require that XPDB’s initial business combination must occur with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of XPDB’s signing a definitive agreement in connection with its initial business combination. As of June 5, 2023, the date of the execution of the Merger Agreement, the value of the net assets held in the Trust Account was approximately $292.8 million (excluding approximately $6 million of the Deferred Discount held in the Trust Account) and 80% thereof represents approximately $234.32 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the XPDB Board used as a fair market value the enterprise value of approximately $500 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Merger Agreement.

In connection with the Extension Special Meeting, holders of 18,141,822 shares of XPDB Class A Common Stock elected to redeem their shares in connection with the proposal to extend the time by which the Company has to consummate an initial business combination, which resulted in 10,608,178 shares of XPDB Class A Common Stock remaining outstanding after giving effect to such redemptions.

In determining whether the enterprise value described above represents the fair market value of Montana, the XPDB Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Merger Agreement” and the fact that the purchase price for Montana was the result of an arm’s-length negotiation. As a result, the XPDB Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of the Deferred Discount held in the Trust Account).

Interests of the Sponsor and XPDB’s Directors and Executive Officers in the Business Combination

In considering the recommendation of the XPDB Board to vote in favor of approval of the Proposals, XPDB Public Stockholders should keep in mind that the Sponsor and XPDB’s directors and officers have interests in such Proposals that are different from or in addition to (and which may conflict with) those of XPDB Public Stockholders. XPDB Public Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•        If the Business Combination with Montana or another business combination is not consummated within the Completion Window, XPDB will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and the XPDB Board, dissolving and liquidating. In such event, the 7,187,500 Founder Shares purchased by the Sponsor for an aggregate purchase price of $25,000, or approximately $0.004 per share, and held by the Initial Stockholders would be worthless because the Initial Stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $77,050,000 based upon the closing price of $10.72 per share of XPDB Class A Common Stock on the Nasdaq on December 21, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. Certain Founder Shares are subject to certain time and performance-based vesting provisions as described under “Other Agreements — Sponsor Support Agreement.”

•        The Sponsor purchased an aggregate of 8,900,000 Private Placement Warrants from XPDB for an aggregate purchase price of $8,900,000 (or $1.00 per warrant). Such Private Placement Warrants had an aggregate market value of $267,000 based upon the closing price of $0.03 per XPDB public warrant on the Nasdaq on December 21, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus. The Private Placement Warrants will become worthless if XPDB does not consummate a business combination within the Completion Window.

•        The Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business, with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. If XPDB consummates the Business Combination, on the other hand, XPDB will be liable for all such claims.

•        XPDB’s directors and officers, and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on XPDB’s behalf, such as identifying and investigating possible business targets and business combinations. However, if XPDB fails to consummate a business combination within the Completion Window, they will not have any claim against the Trust Account for reimbursement. Accordingly, XPDB may not be able to reimburse these expenses if the Business Combination or another business combination is not consummated within the Completion Window.

•        The Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) six months after the completion of the Business Combination and (ii) the date following the completion of the Business Combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property, subject to certain exceptions.

•        Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of the Business Combination.

•        No compensation of any kind, including finder’s and consulting fees, is paid to our Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, $20,000 per month for office space, secretarial and administrative services (these amounts are accruing and have yet to be paid), advisory fees and consulting fees in an aggregate amount of up to $3,000,000 that will be paid to XMS Capital and TEP in connection with the Business Combination. Such arrangement will terminate upon the consummation of the Business Combination. From the date of the XPDB IPO until the date of the Merger Agreement, there have been no reimbursable out-of-pocket expenses incurred by the Sponsor in connection with the Business Combination other than certain expenses in connection with conducting due diligence on Montana.

•        The continued indemnification of current directors and officers and the continuation of directors’ and officers’ liability insurance.

•        Due to the differential in the purchase price that the Sponsor and its affiliates paid for the Founder Shares and Private Placement Warrants as compared to the price of the Public Shares sold in the XPDB IPO and the substantial number of XPDB Class A Common Stock our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination and exercise of the Private Placement Warrants, our Sponsor and its affiliates may earn a positive rate of return on their investment even if other XPDB Public Stockholders experience a negative rate of return in the Post-Combination Company, and they may therefore be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to XPDB stockholders rather than liquidate.

•        One of our directors, Patrick C. Eilers, is a majority investor in TEP Montana, which owns 77,095 Montana Class B Common Units, or 4.9% of Montana’s outstanding units. TEP Montana paid approximately $4,452,825 for such units. Assuming that there is no Capital Raise or further dilution to the Montana Common Units, TEP Montana will receive approximately 1,857,301 shares of Class A Common Stock at the Closing, which, at a price of $10.00 per share, will have an aggregate value of $18,573,010 (of these shares, 1,667,256 shares having an aggregate value of $16,672,560 would be indirectly owned by Mr. Eilers). Mr. Eilers is an advisor to the Montana board of managers. Additionally, Mr. Eilers is expected to be a member of the Post-Combination Company Board following the Closing.

•        Our Sponsor, officers and directors would hold the following number of shares of Class A Common Stock and Warrants in the Post-Combination Company at the Closing:

Name of Person/Entity	Number of Shares of Class A Common Stock		Value of Shares(1)	Number of Private Placement Warrants	Value of Private Placement Warrants(2)
XPDI Sponsor II LLC	6,827,968	(4)	$68,279,680	8,900,000	$267,000
Theodore J. Brombach(3)	6,827,968	(4)	$68,279,680	8,900,000	$267,000
Patrick C. Eilers(3)	6,827,968	(4)	$68,279,680	8,900,000	$267,000
James P. Nygaard, Jr.	—		—	—	—
John B. Sexton	—		—	—	—
John P. McGarrity	—		—	—	—
Paul Dabbar	30,000		$300,000	—	$—
Paul Gaynor	30,000		$300,000	—	$—
Scott Widham	30,000		$300,000	—	$—

____________

(1)      This presentation assumes a value of $10.00 per share, the deemed value of the Class A Common Stock in the Business Combination.

(2)      This presentation assumes a market value of $267,000 based upon the closing price of $0.03 per XPDB public warrant on the Nasdaq on December 21, 2023, the most recent practicable date prior to the date of this proxy statement/prospectus.

(3)      The Sponsor is the record holder of such shares. The Sponsor is controlled by its managing members, Messrs. Brombach and Eilers. Accordingly, all of the shares held by the Sponsor may be deemed to be beneficially held by Messrs. Brombach and Eilers. Each such person disclaims beneficial ownership of these securities, except to the extent, if any, of his pecuniary interest therein.

(4)      This presentation assumes each Anchor Investor purchases only 25% of the maximum number of shares to which they are entitled pursuant to the subscription agreement to which each is a party.

In the aggregate, the Sponsor paid an aggregate of $8,925,000 for the Founder Shares and Private Placement Warrants, which are valued at approximately $77,317,000, and which would become worthless if XPDB does not consummate the Business Combination within the Completion Window. Specifically, approximately $69,179,680 of such amount is the value of the Sponsor and its affiliates’ Founder Shares (assuming (i) a value of $10.00 per share, the deemed value of the Class A Common Stock in the Business Combination, and (ii) on the date of the Business Combination, the Anchor Investors purchased from XPDB an aggregate of approximately 269,532 Founder Shares for an aggregate purchase price of approximately $1,078.13, or approximately $0.004 per share), and approximately $267,000 of such amount is the value of the Sponsor’s Private Placement Warrants (based on the market price of $0.03 per XPDB public warrant on the Nasdaq on December 21, 2023). There are no fees contingent upon a business combination payable to the Sponsor’s affiliates upon consummation of the Business Combination nor out-of-pocket expenses reimbursable to our directors and officers or affiliates except for reimbursement for out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations advisory fees and consulting fees that will be paid to XMS Capital and TEP in connection with the Business Combination. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with XPDB Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION

Completion of the Business Combination is subject to approval under the HSR Act. Each of Montana and XPDB have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Business Combination as promptly as practicable and to obtain all licenses, permits, clearances, consents, approvals, authorizations, qualifications and orders necessary to be obtained from any third party or any governmental entity in order to consummate the Business Combination.

HSR Act

Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. XPDB and Montana filed Notification and Report Forms with the Antitrust Division and the FTC on June 20, 2023, and the 30-day waiting period expired at 11:59 p.m., New York City time, on July 20, 2023.

At any time before or after the completion of the Business Combination, the Antitrust Division, the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of XPDB or Montana or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of XPDB or Montana or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

There can be no assurances that there will be no litigation challenging such approvals.

ANTICIPATED ACCOUNTING TREATMENT

It is anticipated that the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although XPDB will acquire all of the outstanding equity interests of Montana in the Business Combination, XPDB will be treated as the “acquired” company and Montana will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, it is anticipated that the Business Combination will be treated as the equivalent of Montana issuing stock for the net assets of XPDB, accompanied by a recapitalization. The net assets of XPDB will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Montana.

Montana has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:

•        The Montana Equityholders will have a relative majority of the voting interest in the Post-Combination Company;

•        The Post-Combination Company Board is expected to have        members and Montana is expected to nominate the majority of the members of the Post-Combination Company Board at Closing;

•        Montana will comprise the ongoing operations of the Post-Combination Company;

•        Montana’s existing senior management will be the senior management of the Post-Combination Company; and

•        The intended strategy and operations of the Post-Combination Company will continue Montana’s current strategy and operations.

PUBLIC TRADING MARKETS

The XPDB Class A Common Stock is listed on the Nasdaq under the symbol “XPDB.” XPDB public warrants are listed on the Nasdaq under the symbol “XPDBW.” XPDB’s units are listed on the Nasdaq under the symbol “XPDBU.” Following the Business Combination, the Post-Combination Company’s common stock (including common stock issuable in the Business Combination) is expected to be listed on the Nasdaq under the symbol “AIRJ” and the Post-Combination Company’s public Warrants are expected to be listed on the Nasdaq under the symbol “AIRJW.” The Post-Combination Company will not have units traded, and the XPDB units will be delisted and deregistered following the Closing.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, dated as of June 5, 2023, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about XPDB or Montana. Such information can be found elsewhere in this proxy statement/prospectus.

The Merger Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement and not to provide any other factual information regarding XPDB, Montana or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Structure of the Business Combination

On June 5, 2023, XPDB entered into the Merger Agreement with Montana and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Merger Sub will merge with and into Montana, with Montana surviving the Merger as a wholly owned subsidiary of XPDB. In connection with the Closing, XPDB will be renamed “Montana Technologies Corporation.”

XPDB has agreed to provide its stockholders with the opportunity to redeem shares of XPDB Class A Common Stock in connection with the Closing.

Consideration to the Equityholders in the Business Combination

As part of the Business Combination, Montana Equityholders will receive the Merger Consideration. After giving effect to the conversion of all outstanding Montana Preferred Units into Montana Class B Common Units, which will occur prior to the effective time of the Merger, the Merger Consideration will be payable (i) in the case of holders of Montana Class B Common Units and Montana Class C Common Units, in the form of newly issued shares of Class A Common Stock, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to one vote per share on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise, (ii) in the case of holders of Montana Class A Common Units, in the form of newly issued shares of Class B Common Stock, with a $10.00 value ascribed to each such share and which will entitle the holder thereof to a number of votes per share such that the Montana Equityholders as of immediately prior to the Closing will, immediately following the Closing, collectively own shares representing at least 80% of the voting power of all classes of capital stock of the Post-Combination Company entitled to vote on matters submitted to a vote of the stockholders of the Post-Combination Company, (iii) in the case of holders of Montana Options, each outstanding Montana Option, whether vested or unvested, will be converted into an option to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Montana Option immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of Montana Common Units underlying such option immediately prior to the Closing and (y) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Montana Common Unit underlying such option immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, and (iv) in the case of holders of Montana Warrants, each outstanding Montana Warrant will be converted into a warrant to purchase, upon the same terms and conditions as are in effect with respect to the corresponding Montana Warrant immediately prior to the Closing, including with respect to vesting and termination-related provisions, a number of shares of Class A Common Stock equal to the product of (x) the number of Montana Common Units underlying such warrant immediately prior to the Closing and (y) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement, at an exercise price per share equal to (A) the exercise price per Montana Common Unit underlying such warrant immediately prior to the Closing divided by (B) the number of shares of Class A Common Stock issuable in respect of each Montana Common Unit in the Business Combination pursuant to the Merger Agreement.

Earnout Shares

The Eligible Equityholders will also have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) in the form of Earnout Shares only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the sole discretion of the independent members of the Post-Combination Company Board, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known price or pricing formula that exceeds a level of production capacity that is expected to generate Annualized EBITDA of more than $150,000,000, which shall be determined by a majority of the independent members of the Post-Combination Company Board in their sole discretion, equal to (i) the ratio of (x) (1) the Expected Annualized EBITDA less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

The maximum value of the Earnout Shares will be capped at $200 million and the ability to receive Earnout Shares will expire on the fifth anniversary of the Closing. A majority of the independent members of the Post-Combination Company Board then serving will have sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Montana Equityholders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Montana Equityholder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Montana Options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Montana Option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Post-Combination Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Post-Combination Company Board.

As of the date of the Merger Agreement, 100.0% of the total outstanding Montana Class A Common Units and 72.7% of the total outstanding Montana Class B Common Units (or an aggregate of approximately 76.6% of the total outstanding Montana Class A Units and Montana Class B Units in the aggregate) were held by unitholders that are expected to continue as directors, officers or employees of the Post-Combination Company. The retention of certain holders of Montana Options who will continue as directors, officers or employees of the Post-Combination Company (whose responsibilities are expected to include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Post-Closing Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Incentive Plan) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Post-Combination Company.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Montana, on the one hand, and the XPDB and Merger Sub, on the other hand, are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Montana or XPDB and Merger Sub, as applicable, taken as a whole, subject in each case to certain customary exceptions.

Closing of the Business Combination

The Closing is expected to take place electronically by the mutual exchange and release of signature pages at 8:00 a.m., Central Time or at such other place or time as mutually agreed in writing (email being sufficient).

Conditions to Closing of the Business Combination

Conditions to Each of Montana’s, XPDB’s and Merger Sub’s Obligations

The respective obligations of Montana, XPDB and Merger Sub to consummate the Business Combination are subject to the satisfaction, or written waiver by Montana, XPDB and Merger Sub, at or prior to the Closing of the following conditions:

•        there must not be in effect any order of any nature prohibiting or preventing the consummation of the Business Combination and no law adopted, enacted or promulgated that makes consummation of the Business Combination illegal or otherwise prohibited;

•        all waiting periods and any extensions thereof applicable to the Business Combination under the HSR Act, and any commitments or agreements (including timing agreements) with any governmental entity not to consummate the Business Combination before a certain date, must have expired or been terminated;

•        the approval of each of the Proposals set forth in this proxy statement/prospectus must have been obtained in accordance with the DGCL, XPDB’s organizational documents and the rules and regulations of the Nasdaq;

•        the approval of the holders of Montana Preferred Units, to the extent needed to complete the conversion of the Montana Preferred Units into Class B Common Units prior to Closing (if applicable), in accordance with the DLLCA and Montana’s organizational documents;

•        the registration statement, of which this proxy statement/prospectus forms a part, must have become effective in accordance with the Securities Act and no stop order suspending the effectiveness of the registration statement be in effect and no proceedings for that purpose have commenced or be threatened by the SEC; and

•        the XPDB Common Stock to be issued in the Business Combination must have been approved by the Nasdaq, subject only to official notice of issuance thereof.

Conditions to the Obligations of Montana

The obligations of Montana to consummate the Business Combination are further subject to the satisfaction, or written waiver by Montana, at or prior to the Closing, the following conditions:

•        the representations and warranties of XPDB and Merger Sub (other than fundamental representations) must be true and correct as of the date of Closing as if made at and as of such time, except for representations and warranties that speak as of a specific date prior to the date of Closing (in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition will be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Material Adverse Effect with respect to XPDB and Merger Sub, and the fundamental representations must be true and correct, other than de minimis inaccuracies as of the date of the Merger Agreement and the date of Closing if made at and as of such date (or, if given as of an earlier date, such earlier date);

•        each of XPDB and Merger Sub must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing pursuant to the terms of the Merger Agreement;

•        an authorized officer of XPDB and Merger Sub shall have executed and delivered to Montana a certificate as to compliance with the conditions set forth in the immediately preceding bullet points; and

•        the Aggregate Transaction Proceeds must be equal to or in excess of $85 million; provided that, upon receiving proceeds from the Capital Raise equal to or in excess of such amount, this condition will no longer apply.

Conditions to the Obligations of XPDB and Merger Sub

The obligations of XPDB and Merger Sub to consummate the Business Combination are subject to the satisfaction, or written waiver by XPDB and Merger Sub, at or prior to the Closing of the following conditions:

•        the representations and warranties of Montana (other than fundamental representations), must be true and correct as of the date of Closing as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the date of Closing, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition will be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Material Adverse Effect with respect to Montana, and fundamental representations must be true and correct, other than de minimis inaccuracies as of the date of the Merger Agreement and the date of Closing as if made at and as of such date (or, if given as of an earlier date, such earlier date);

•        Montana must have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Closing pursuant to the terms of the Merger Agreement;

•        an authorized officer of the Company shall have executed and delivered to XPDB a certificate executed and delivered by an authorized officer of Montana confirming that the conditions set forth in the immediately preceding bullet points have been satisfied; and

•        since the date of the Merger Agreement, a Material Adverse Effect with respect to Montana must not have occurred.

Representations and Warranties

Under the Merger Agreement, Montana made customary representations and warranties relating to: organization; authorization; capitalization; absence of subsidiaries; consents and approvals; financial statements; absence of undisclosed liabilities; absence of certain changes; real estate; intellectual property; litigation; material contracts; taxes; environmental matters; licenses and permits; employee benefits; labor and employment matters; international trade and anti-corruption matters; certain fees; absence of insurance policies; the Investment Company Act; affiliate transactions; information supplied; customers and suppliers; compliance with laws; and disclaimer of additional representations or warranties.

Under the Merger Agreement, XPDB and Merger Sub made customary representations and warranties relating to: organization; authorization; capitalization; consents and approvals; financial statements; business activities and absence of undisclosed liabilities; absence of certain changes; litigation; material contracts; taxes; compliance with laws; certain fees; organization of Merger Sub; SEC reports, Nasdaq compliance and the Investment Company Act; information supplied; approvals of boards of directors and stockholders; Trust Account; affiliate transactions; independent investigation; employee benefits; valid issuance of securities; takeover statutes and charter provisions; and disclaimer of additional representations or warranties.

Covenants

Covenants of XPDB and Merger Sub

XPDB and Merger Sub made certain covenants under the Merger Agreement, including, among other things, the following:

•        During the period from the date of the Merger Agreement through the earlier of (x) termination of the Merger Agreement and (y) the date of Closing, except as contemplated by the Merger Agreement or any ancillary agreement, required by applicable law, described in the XPDB and Merger Sub disclosure schedules or consented to by Montana (which consent not to be unreasonably withheld, conditioned or delayed), each of XPDB and Merger Sub will not: make any change to its organizational documents (other than to effectuate the Proposed Charter and the Amended and Restated Bylaws); issue or sell, or authorize to issue or sell, any equity capital or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any shares of its equity capital; split, combine, redeem or reclassify or purchase or otherwise acquire, equity capital (other than in accordance with the redemption offer or the Merger at the Closing); authorize or pay any dividends or make distributions with respect to its outstanding capital stock or other equity (whether in cash, assets, stock or other securities of XPDB or Merger Sub) or otherwise make any payments to any stockholder of XPDB or Merger Sub in their capacity as such (other than in accordance with the redemption offer at the Closing); sell, lease or dispose of any of its material properties or assets; incur or guarantee any indebtedness of another person or issue or sell any debt securities or warrants or other rights to acquire debt securities of Montana or guaranty any debt securities of another person; make, change or rescind any material tax elections, settle or compromise any claim, notice, audit report or assessment in respect of any material taxes, file any material amended tax return or claim for a material tax refund, surrender any right to claim a refund of material taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, or closing agreement related to any tax, fail to pay any income or other material tax that becomes due and owing, other than taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, request tax rulings from a taxing authority, or except in the ordinary course of business, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; except as required by GAAP, make any material change in financial or tax accounting methods, principles or practices of XPDB or Merger Sub (or change an annual accounting period); take any action likely to prevent, materially delay or impede the consummation of the Business Combination; make any amendment or modification to the trust agreement; make or allow to be made any reduction to the amount in the Trust Account other than as expressly permitted by XPDB’s organizational documents and the trust agreement; directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other person; make any capital expenditures; enter into any new line of business; adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Business Combination; or authorize or commit or agree to take any of the foregoing actions.

•        Upon satisfaction or waiver of the conditions described above in the section entitled “— Conditions to Closing of the Business Combination” and provision of notice thereof to the trustee, (a) in accordance with and pursuant to the trust agreement, at the Closing, XPDB (i) will cause the documents, opinions and notices required to be delivered to the trustee pursuant to the trust agreement to be delivered, and (ii) will use commercially reasonable efforts to cause the trustee to (A) pay as and when due all amounts payable to stockholders of XPDB holding shares of XPDB Common Stock sold in the XPDB IPO who must have previously validly elected to redeem their shares of XPDB Common Stock pursuant to XPDB’s organizational documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with the Merger Agreement and the trust agreement, and (b) thereafter, the Trust Account will terminate, except as otherwise provided therein.

•        XPDB agreed to cause the surviving company to ensure that all rights to indemnification existing at the time the Merger Agreement was signed in favor of any director, manager or officer of XPDB or Montana, solely to the extent as provided in the respective organizational documents of the Montana and XPDB and indemnification agreements with the directors, managers and officers of the Montana and XPDB to which Montana, XPDB or Merger Sub is a party and bound, will survive for not less than six years from the effective time of the Merger and such indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such organizational documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the indemnified person thereunder, provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims; and XPDB and the Post-Combination Company and XPDB and the surviving company will not settle, compromise or consent to the entry of judgment in any action, proceeding or investigation without the written consent of such indemnified person.

•        As promptly as practicable following the execution and delivery of the Merger Agreement and the availability of Montana’s financial statements, XPDB and Montana agreed to jointly prepare and XPDB agreed to file with the SEC this proxy statement/prospectus in connection with the Business Combination, with this proxy statement/prospectus to be sent to the stockholders of XPDB relating to the Special Meeting in definitive form, all in accordance with and as required by XPDB’s organizational documents, any related agreements with XPDB, Sponsor and its affiliates, applicable law and any applicable rules and regulations of the SEC and Nasdaq. As promptly as practicable following the execution and delivery of the Merger Agreement, XPDB and Montana agreed to jointly prepare and XPDB agreed to file with the SEC the registration statement of which this proxy statement/prospectus forms a part, pursuant to which the offering of shares of XPDB Common Stock to be issued to the holders of Montana Common Units pursuant to the Business Combination will be registered under the Securities Act. Each of Montana, XPDB and Merger Sub agreed to pay 50% of the filing fees in connection with the registration statement. Each of XPDB and Montana shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of this proxy statement/prospectus. Promptly after the registration statement is declared effective under the Securities Act, XPDB will cause this proxy statement/prospectus to be mailed to the XPDB Public Stockholders.

•        XPDB will, as promptly as practicable, establish a record date and hold a meeting of stockholders for the purpose of voting on the Proposals. XPDB will, through its board of directors, recommend to its stockholders that they vote in favor of the Proposals, and will not change, withdraw, withhold, qualify or modify such recommendation (or publicly propose to change, withdraw, withhold, qualify or modify such recommendation) except as required by applicable law.

•        XPDB will use its commercially reasonable efforts to (i) cause the shares of XPDB Common Stock to be issued to the Montana Equityholders to be approved for listing on the Nasdaq upon issuance, and (ii) make all necessary and appropriate filings with Nasdaq and undertake all other steps reasonably required prior to the date of Closing to effect such listing.

•        XPDB will make all necessary filings with respect to the Business Combination under the Securities Act, the Exchange Act and applicable “blue sky” laws and any rules and regulations thereunder.

•        Prior to the Closing, the XPDB Board, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of XPDB Common Stock pursuant to the Merger Agreement by any officer or director of XPDB who is expected to become a “covered person” of XPDB for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder will be an exempt transaction for purposes of Section 16 of the Exchange Act.

•        From the date of the Merger Agreement until the earlier of (x) Closing or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, XPDB agreed that it will not, and will not authorize or (to the extent within its control) permit any of its subsidiaries or its or any of its subsidiaries’ directors, managers, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, managers’, officers’, employees’, agents’ or representatives’ capacity in such role with XPDB or such subsidiary, to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers or proposals related to, an alternate business combination, (ii) enter into, engage in or continue any discussions or negotiations with respect to an alternate business combination with, or provide any non-public information, data or access to employees to, any person that has made, or informs XPDB that it is considering making, an alternate business combination proposal, or (iii) enter into any agreement (whether or not binding) relating to an alternate business combination. XPDB must give notice of any alternate business combination to Montana as soon as practicable following its awareness of such proposal.

•        The XPDB Board will, in consultation with Montana, approve and adopt the Incentive Plan and the ESPP effective as of no later than the day before the date of Closing.

•        XPDB will adopt the Amended and Restated Bylaws and Proposed Charter and will cause the persons mutually agreed by Montana, XPDB and Merger Sub to become the directors and officers of XPDB at Closing.

•        XPDB will amend certain Subscription Agreements with the Anchor Investors in a form reasonably satisfactory to Montana such that the shares of XPDB Class B Common Stock held by the Anchor Investors become subject to a six month lock-up period following the date of Closing.

Covenants of Montana

Montana made certain covenants under the Merger Agreement, including, among other things, the following:

•        During the period from the date of the Merger Agreement through the earlier of (x) termination of the Merger Agreement and (y) the date of Closing, except as contemplated by the Merger Agreement or any ancillary agreement, required by applicable law, described in the Montana disclosure schedules or consented to by XPDB (which consent not to be unreasonably withheld, conditioned or delayed), Montana will operate its business in the ordinary course and will not: make any change to its organizational documents; issue or sell, or authorize to issue or sell, equity interests or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any equity interests, or grant or issue any Montana Options, as applicable (other than the issuance of equity interests in connection with the exercise of a Montana Option or Montana Warrant by holders of Montana Options or Montana Warrants); split, combine, redeem or reclassify, or purchase or otherwise acquire, its capital stock; sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any of its properties or assets that are material to its business, other than (A) pursuant to contracts to which the Company is a party that are in effect as of the date of this Agreement, (B) sales or other dispositions in the ordinary course and (C) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate; sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of its owned intellectual property that is material to its business other than non-exclusive licenses granted in the ordinary course and the expiration of any of its registered intellectual property at the end of its maximum statutory term or disclose any trade secrets, know how, or other confidential or proprietary information material to the business of the Company, or other material confidential information, other than pursuant to a written non-disclosure agreement or other binding confidentiality obligation; amend in any adverse respect, waive in writing any right under or terminate any material lease, contract, Subscription Agreement or any document related to the Capital Raise; (A) incur indebtedness in excess of $250,000, other than (x) short-term indebtedness or letters of credit incurred in the ordinary course, (y) borrowings under existing credit facilities in the ordinary course or (z) in connection with the Capital Raise or (B) make any loans or advances to any other person; make certain employee benefit grants or adopt any new employee benefit plans (subject to certain exceptions); make, change or rescind any material tax elections, settle or compromise any claim, notice, audit report or assessment in respect of any material taxes, file any amended material tax return or claim for a material tax refund, surrender any right to claim a refund of material taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, or closing agreement related to any tax (excluding customary indemnification provisions contained in commercial agreements entered into in the ordinary course the primary subject of which is not taxes), fail to pay any income or other material tax that becomes due and owing, other than taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, request tax rulings for a taxing authority or except in the ordinary course of business, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; cancel or forgive indebtedness in excess of $100,000 owed to the Company; except as required by GAAP, make any material change in financial or tax accounting methods, principles or practices of the Company (or change an annual accounting period); modify, extend terminate, negotiate, or enter into any Labor Agreement, or recognize or certify any labor union, labor organization, works council, or other labor organization, or group of employees, as the bargaining representative for any employees of the Company; implement or announce any “mass layoffs,” “plant closings,” reductions in force, furloughs, salary or wage reductions, or other actions that would reasonably be expected to trigger the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar law; take affirmative steps to waive or release any noncompetition, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of certain current or former employees and independent contractors; grant or otherwise create or consent to the creation of any lien (other than a permitted lien) on any of its material assets or leased real properties; declare, set aside or pay any dividends or make distributions; make any material change to any cash management practices, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable; waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against the Company other than waivers, releases, assignments, settlements or compromises that do not exceed $100,000 individually or $250,000 in the aggregate; make or incur non-ordinary course capital expenditures, except for capital expenditures (A) in the ordinary course or (B) in an amount not to exceed $250,000 individually or $1,000,000 in the aggregate; buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, or make any loans, advances or capital contributions to, or any investments in any person, other than (A) inventory and supplies in the ordinary course, or (B) other assets in an amount not to exceed $250,000 individually or $1,000,000 in the aggregate; enter into any new line of business; adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the Business Combination; fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacements consistent with levels maintained by the Company on the date of the Merger Agreement; take any action that is reasonably likely to prevent, materially delay or impede the consummation of the Business Combination; or authorize or commit or agree to take any of the foregoing actions.

•        From the date of the Merger Agreement until the earlier of (x) Closing or (y) the date on which the Merger Agreement is terminated, other than in connection with the transaction contemplated by the Merger Agreement, Montana agreed that it will not, and will not authorize or (to the extent within its control) permit any Montana affiliates, directors, managers, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (i) knowingly encourage, initiate, solicit, or facilitate, offer, or make any offers, proposals or inquiries related to, an acquisition proposal, (ii) engage in any discussions or negotiations with respect to an acquisition proposal with, or provide any non-public information or data to, any person that has made, or informs Montana that it is considering making, an acquisition proposal, or (iii) enter into any agreement (whether or not binding) relating to an acquisition proposal. Montana must give notice of any acquisition proposal to XPDB as soon as practicable following its awareness of such proposal.

•        From the date of the Merger Agreement through its termination or consummation, upon reasonable advance notice, Montana will grant XPDB, during normal business hours, access to its employees, facilities and books and records.

•        Montana will use reasonable best efforts to provide XPDB, as promptly as practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders’ equity of Montana as of and for the years ended December 31, 2021 and 2022, in each case prepared in accordance with GAAP. Montana agrees to use commercially reasonable efforts to consummate the Capital Raise and in connection therewith (i) obtain an amount in cash (the “Capital Raise Cash”), such that the Capital Raise Cash is an aggregate amount of at least $85,000,000, in exchange for equity interests of the Company at a purchase price per equity interest as mutually agreed in writing (email being sufficient) between XPDB and the Company (provided, for the avoidance of doubt, that the Company shall provide XPDB with a reasonable opportunity to review any Subscription Agreement or Capital Raise transaction document prior to the Company’s entry into such Subscription Agreement or Capital Raise transaction document and will consider in good faith any comments from XPDB and its counsel with respect thereto), (ii) enforce the obligations of Subscribers under the Subscription Agreements and any Capital Raise transaction document and consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions set forth in the Subscription Agreements, (iii) satisfy all conditions set forth in the Subscription Agreements or any Capital Raise transaction document that are within its control and (iv) satisfy and comply with its obligations under the Subscription Agreements and any Capital Raise document. The Company shall (x) promptly notify XPDB upon having knowledge of any material breach or default under, or termination of, any Subscription Agreement or any Capital Raise transaction document by any Subscriber or the Company and (y) prior to delivering any material written notice to any Subscriber with respect to any Subscription Agreement or any Capital Raise transaction document, deliver such notice to XPDB for its prior review and written consent (which consent shall not be unreasonably withheld, conditioned or delayed and email being sufficient). For the avoidance of doubt, the Company shall comply with all applicable securities laws in connection with the Capital Raise.

Mutual Covenants

Montana, XPDB and Merger Sub made certain mutual covenants under the Merger Agreement, including, among other things, the following:

•        Each of Montana, XPDB and Merger Sub will cooperate and use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to (i) consummate the Business Combination as promptly as practicable after the date thereof, including obtaining all licenses, permits, clearances, consents, approvals, authorizations, qualifications and orders of governmental entities necessary to consummate the Business Combination and (ii) seek, negotiate and enter into Subscription Agreements and the Capital Raise transaction documents. Each party will pay 50% of the applicable filing fees due under the HSR Act. In addition to the foregoing, each of XPDB and the Company agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the Business Combination.

•        Montana, XPDB and Merger Sub agreed not to make any public announcement or press release to the general public with respect to the Merger Agreement or the Business Combination without the other party’s consent, except as required by applicable law.

•        At the Closing, XPDB, Montana, Sponsor, the Anchor Investors and certain Montana Equityholders will enter into a Registration Rights Agreement.

•        XPDB and Montana will use commercially reasonable efforts to cause certain employees and consultants of Montana who are listed in the disclosure schedules to the Merger Agreement to enter into employment agreements with XPDB or Montana prior to Closing in a form to be mutually agreed upon between XPDB and the Company such agreements to be effective as of, and subject to the occurrence of, the date of Closing.

•        XPDB and Montana agree to cooperate in filing all tax returns and related tax documentation (including with respect to any transfer taxes owed) or any tax related audit, litigation or other proceeding. Montana, XPDB and Merger Sub further agree to reasonably cooperate with each other to document and take certain specified actions to support the intended tax treatment.

•        During the period from the date of the Merger Agreement through the earlier of (x) termination of the Merger Agreement and (y) the date of Closing, Montana, XPDB and Merger Sub agree to give prompt notice to the other Party if such Party (a) receives a notice or other communication in writing from any third party alleging (i) that the consent of such third party is required in connection with the Business Combination, (ii) any non-compliance with law by Montana, XPDB or Merger Sub or its affiliates, (b) receives any notice or communication from any governmental entity in connection with the Business Combination or (c) becomes aware of the commencement or threat of action against Montana, XPDB or Merger Sub or its affiliates, or any of their respective properties or assets, or, to the knowledge of Montana, XPDB or Merger Sub, any officer, director, partner, member or manager of Montana, XPDB or Merger Sub or of its affiliates, in each case, in such person’s capacity as such, with respect to the consummation of the Business Combination.

•        The XPDB Board will, in consultation with Montana, approve and adopt the Incentive Plan and the ESPP no later than the day before the date of Closing.

•        XPDB, Montana and their respective subsidiaries (if applicable) will use commercially reasonable efforts to cause its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to reasonably cooperate in a timely manner in connection with the Capital Raise (it being understood and agreed that the consummation of any such financing, including the Capital Raise, the entry into any Subscription Agreement or any Capital Raise transaction document by the Company shall be subject to Montana, XPDB and Merger Sub’s mutual written agreement), including (i) by providing such information and assistance to any bona fide investor that such investor may reasonably request; (ii) granting such access to any bona fide investor and its representatives as may be reasonably necessary for their due diligence; and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company at reasonable times and locations).

Termination

The Merger Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing, as follows:

•        in writing, by mutual consent of XPDB and Montana;

•        by XPDB or Montana if any law or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger has been enacted and has become final and non-appealable, except that a party may not terminate the Merger Agreement for this reason if it has breached in any material respect its obligations set forth in the Merger Agreement in any manner than has proximately contributed to the enactment, issuance, promulgation, enforcement or entry into such law or order; provided, further, that the governmental entity issuing such order has jurisdiction over the Parties with respect to the Business Combination;

•        by Montana, if any of the representations or warranties set forth as a closing condition shall not be true and correct or if XPDB has failed to perform any covenant or agreement on the part of XPDB set forth in the Merger Agreement (including an obligation to consummate the Closing) such that the condition to Closing, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to XPDB by the Company and (ii) the Outside Date; provided, however, the Company is not then in breach of the Merger Agreement so as to prevent the condition to Closing set forth above from being satisfied;

•        by XPDB, if any of the representations or warranties set forth as a closing condition shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in the Merger Agreement (including an obligation to consummate the Closing) such that the condition to Closing, as described in the section entitled “— Conditions to Closing of the Business Combination” above, could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by XPDB, and (ii) the Outside Date; provided, however, that XPDB is not then in breach of the Merger Agreement so as to prevent the condition to Closing set forth above from being satisfied;

•        by written notice by Montana, XPDB or Merger Sub if the Closing has not occurred on or prior to the Outside Date; provided, that if the XPDB Public Stockholders approve any Extension of the Outside Date shall mean the Business Combination deadline after giving effect to such approval; provided, further, that the right to terminate the Merger Agreement pursuant to the Merger Agreement shall not be available to Montana, XPDB or Merger Sub, who has breached in any material respect its obligations set forth in the Merger Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Business Combination;

•        by Montana at any time within three (3) business days if XPDB Board changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, its recommendation in favor of the Business Combination; or

•        by XPDB or Montana if the approval of the Proposals is not obtained at the Special Meeting (including any adjournments of such meeting).

Amendments

The Merger Agreement may be amended, modified or supplemented at any time only by written agreement of Montana, XPDB and Merger Sub, provided, that notwithstanding anything to the contrary set forth herein, the provisions included in the Merger Agreement (including the schedules and exhibits thereto) that (a) relate to the earnout stock matters or (b) are subject to the approval of a majority of the independent directors then serving on the XPDB Board (including, in each case, the definitions of those terms included therein) shall not be amended, supplemented, waived or modified, without the approval of a majority of the independent directors serving on the XPDB Board.

OTHER AGREEMENTS

Sponsor Support Agreement

In connection with the execution of the Merger Agreement and pursuant to the terms of the Sponsor Support Agreement entered into among the Sponsor, XPDB, Montana and certain other holders of XPDB Class B Common Stock, a copy of which is attached to this proxy statement/prospectus as Annex D, the Sponsor and the other holders of XPDB Class B Common Stock agreed to, among other things, (i) vote at the Special Meeting any Sponsor Securities, held of record or thereafter acquired in favor of the Proposals presented by XPDB at such meeting, (ii) be bound by certain other covenants and agreements related to the Business Combination, (iii) be bound by certain transfer restrictions with respect to the Sponsor Securities and (iv) waive certain antidilution protections with respect to the Sponsor Securities, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement. The quorum and voting thresholds at the Special Meeting and the Sponsor Support Agreement may make it more likely that XPDB will consummate the Business Combination. In addition, pursuant to the terms of the Sponsor Support Agreement, the Sponsor has agreed to waive its redemption rights with respect to any Sponsor Securities in connection with the completion of a Business Combination (which waiver was provided in connection with the XPDB IPO and without any separate consideration paid in connection with providing such waiver) until the earlier of (i) the completion of the Business Combination and (ii) the termination of the Merger Agreement.

The Sponsor has also agreed, pursuant to the terms of the Sponsor Support Agreement, to subject certain of the shares of XPDB Class A Common Stock held by the Sponsor following the conversion of the Founder Shares as of the Closing to certain vesting provisions. Specifically, the Sponsor Support Agreement provides that as of immediately prior to (but subject to) the Closing, 1,380,736 Subject Vesting Shares will be subject to certain time and performance-based vesting provisions described below. Pursuant to the Sponsor Support Agreement, Subject Vesting Shares will be subject to an earnout, with the Subject Vesting Shares vesting during the Vesting Period (i) simultaneously with the Performance Vesting Trigger and (ii) up to 50% of the Subject Vesting Shares (including any vested Subject Vesting Shares from the Performance Vesting Trigger) vesting on any day following the Closing when the Closing Share Price equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) and all remaining Subject Vesting Shares vesting when the Closing Share Price equals or exceeds $14.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

The Sponsor Support Agreement will terminate on the earlier of (i) the date the Business Combination becomes effective and (ii) the termination of the Merger Agreement in accordance with its terms. Certain sections of the Sponsor Support Agreement related to vesting and other provisions shall survive termination. See the section entitled “Other Agreements — Sponsor Support Agreement.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, the Post-Combination Company, Sponsor, HC NCBR Fund, Obsidian Master Fund, BlackRock Credit Alpha Master Fund L.P. and certain Montana Equityholders will enter into the Registration Rights Agreement, pursuant to which the Post-Combination Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A Common Stock and other equity securities of the Post-Combination Company that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the Post-Combination Company agreed to file a shelf registration statement registering the resale of the Class A Common Stock (including those held as of Closing or issuable upon future exercise of the Private Placement Warrants) and the Private Placement Warrants (the “Registrable Securities”) under the Registration Rights Agreement within 30 days after the execution of the Registration Rights Agreement. At any time and from time to time when an effective shelf registration is on file with the SEC, certain legacy Montana Equityholders, Sponsor and the Anchor Investors may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $25.0 million. The Post-Combination Company also agreed to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that the Post-Combination Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Lock-Up Agreements

The Merger Agreement contemplates that, at the Closing, XPDB, Sponsor, XPDB’s independent directors and certain Montana Equityholders will each enter into Lock-Up Agreements, the form of which is attached to this proxy statement/prospectus as Annex G, pursuant to which the parties will be subject to certain restrictions on transfer with respect to the shares of common stock issued as part of the Merger Consideration beginning at the Closing and ending on the date that is six months after the completion of the Business Combination and with respect to the Private Placement Warrants, thirty calendar days after the completion of the Business Combination. See the section entitled “Other Agreements — Lock-Up Agreements.”

Amended and Restated Bylaws

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, XPDB will amend and restate its bylaws to be in the form attached to this proxy statement/prospectus as Annex C.

Proposed Charter

Pursuant to the terms of the Merger Agreement, in connection with the consummation of the Business Combination, XPDB will amend the Existing Charter to (a) increase the number of authorized shares of XPDB’s capital stock, par value $0.0001 per share, from 551,000,000 shares, consisting of (i) 500,000,000 shares of XPDB Class A Common Stock, (ii) 50,000,000 shares of XPDB Class B Common Stock, and (iii) 1,000,000 shares of preferred stock, to            shares, consisting of (i)            shares of Class A Common Stock, (ii)            shares of Class B Common Stock, and (iii)            shares of preferred stock, (b) provide for a dual class stock structure in which shares of Class A Common Stock will each have one vote per share and shares of Class B Common Stock will a number of votes per share necessary such that the Montana Equityholders collectively would own at the Closing at least 80% of the voting power of all classes of stock of the Post-Combination Company entitled to vote; provided, however, that the number of votes per share shall be at least one vote per share, (c) eliminate certain provisions in our Existing Charter relating to the initial business combination and other matters relating to XPDB’s status as a blank-check company that will no longer be applicable following the Closing, and (d) approve and adopt any other changes contained in the Proposed Charter, a copy of which is attached as Annex B to this proxy statement/prospectus. In addition, we will amend our Existing Charter to change the name of the corporation to “Montana Technologies Corporation.”

For more information, see the section entitled “Proposal Number 2 — The Charter Proposal.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the exercise (if any) by Holders (as defined below) of their redemption rights in connection with the Business Combination. This discussion does not address any tax consequences of the exercise of redemption rights arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any laws other than those pertaining to income tax.

For purposes of this discussion, because any unit of XPDB (which consists of one Public Share and one-half of one redeemable XPDB public warrant to purchase one Public Share) is separable at the option of its holder, XPDB is treating any Public Share and one-half of one redeemable XPDB public warrant to purchase one Public Share, even though held in the form of a unit of XPDB, as separate instruments and is assuming that no unit of XPDB will be treated as an integrated instrument. Accordingly, the separation of a unit of XPDB in connection with the Business Combination is not expected to be a taxable event for U.S. federal income tax purposes. However, if the separation of a unit of XPDB is treated as a taxable event, the Holder of such unit may recognize gain or loss in an amount equal to the difference between (i) the fair market value, at the time of separation, of the underlying Public Share and one-half of one redeemable XPDB public warrant, and (ii) the Holder’s basis in the unit at the time of separation. Any such gain or loss generally would be long-term capital gain or loss if the Holder’s holding period for the unit exceeds one (1) year. Holders are urged to consult their tax advisors with respect to any Public Share held in the form of a unit of XPDB.

This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Holders that hold each Public Share as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax considerations for any transaction other than the exercise of redemption rights by certain Holders, and in particular, does not address any tax considerations with respect to the Founder Shares, warrants to acquire Public Shares, or any other transaction in connection with the Business Combination. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•        a bank or other financial institution;

•        a tax-exempt organization;

•        a government, or agency or instrumentality thereof;

•        a real estate investment trust;

•        an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•        an insurance company;

•        a regulated investment company or a mutual fund;

•        a pension plan;

•        a “controlled foreign corporation” or a “passive foreign investment company”;

•        a corporation that accumulates earnings to avoid U.S. federal income tax;

•        a dealer or broker in stocks, securities, commodities or currencies;

•        a trader in securities that elects mark-to-market treatment;

•        a Holder that received Public Shares through the exercise of an employee stock option, through a tax-qualified retirement plan or otherwise as compensation;

•        a U.S. Holder of Public Shares that has a functional currency other than the U.S. dollar;

•        a Holder that holds Public Shares as part of a hedge, straddle, constructive sale, conversion or integrated transaction, or other similar transaction;

•        a former citizen or long-term resident of the United States;

•        a person who actually or constructively owns five (5) percent or more of the XPDB Common Stock by vote or value;

•        an anchor investor;

•        an officer or director of XPDB; or

•        the Sponsor, its affiliates, or other holder of Founder Shares or Private Placement Warrants.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Public Shares that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of Public Shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. “Holders” means, collectively, U.S. Holders and Non-U.S. Holders.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Public Shares, the U.S. federal income tax consequences of a redemption of Public Shares to a partner in such partnership (or owner of such entity or arrangement) generally will depend on the status of the partner (or owner) and the activities of the partnership (or such entity or arrangement). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Public Shares, and any partners in such partnership (or owners of such entity or arrangement), are urged to consult their own tax advisors with respect to the tax consequences of the redemption in their specific circumstances.

The tax consequences of a redemption of your Public Shares will depend on your specific situation. In addition, the U.S. federal income tax treatment of the exercise of redemption rights to Holders may be affected by matters not discussed herein and may depend on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority is available. You should consult with your own tax advisor as to the tax consequences of a redemption of your Public Shares in your particular circumstances, including the applicability and effect of the alternative minimum tax, the Medicare contribution tax on net investment income, the special accounting rules under Section 451(b) of the Code, and any U.S. federal, state, or local, non-U.S., or other tax laws and of changes in those laws.

XPDB has not requested, and does not intend to request, a ruling from the IRS or an opinion of counsel as to the U.S. federal income tax consequences of the exercise of redemption rights. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any position set forth below. Each Holder is urged to consult its tax advisor with respect to the particular tax consequences of the exercise of redemption rights to such Holder.

Tax Consequences of a Redemption of Public Shares

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a U.S. Holder that exercises the redemption rights with respect to your Public Shares.

Treatment of Redemption

The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of your Public Shares under Section 302 of the Code. If the redemption qualifies as a sale or exchange, you generally will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares.” If the redemption does not qualify as a sale or exchange, you generally will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies as a sale or exchange will depend largely on the total number of shares of XPDB Common Stock held or treated as held by you (including any shares constructively owned by you, as described below) relative to the number of all shares of XPDB Common Stock outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale or exchange of Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in XPDB, (ii) is “not essentially equivalent to a dividend” with respect to you, or (iii) is “substantially disproportionate” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also XPDB Common Stock that is constructively owned by you. You may constructively own, in addition to Public Shares owned directly, XPDB Common Stock owned by certain related individuals or entities in which you have an interest or that have an interest in you, as well as any XPDB Common Stock you have a right to acquire by exercise of an option (such as an XPDB public warrant to purchase Public Shares).

There will be a complete termination of your interest in XPDB if either (i) all of the XPDB Common Stock actually and constructively owned by you is redeemed or (ii) all of the XPDB Common Stock actually owned by you is redeemed and you are eligible to waive, and do effectively waive in accordance with specific rules, the attribution of XPDB Common Stock owned by certain family members and you do not constructively own any other XPDB Common Stock and you otherwise comply with specific conditions. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to you will depend upon your particular circumstances. The redemption of Public Shares generally will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of your proportionate interest in XPDB (including constructive ownership). Whether the redemption will result in a meaningful reduction in your proportionate interest in XPDB will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest (including constructive ownership) of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding shares of XPDB Common Stock actually and constructively owned by you immediately following the redemption must, among other requirements, be less than 80% of the percentage of the outstanding shares of XPDB Common Stock actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds generally will be treated as a corporate distribution and the tax effects generally will be as described under “— Taxation of Redemptions Treated as Distributions” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in warrants to purchase Public Shares held by you, or possibly in other XPDB Common Stock constructively owned by you. If you hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of your Public Shares, you generally will be treated as receiving a distribution from XPDB. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of XPDB’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your Public Shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such Public Shares as described below under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares.”

If you are a corporate U.S. Holder, dividends paid by XPDB to you may be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends may be taxed at the applicable long-term capital gains rate, which is currently lower than the ordinary income rate, so long as you satisfy the holding period requirement (i.e., you held the Public Shares for more than sixty (60) days during the one hundred twenty-one (121) day period that begins sixty (60) days before the ex-dividend date) and certain other requirements.

However, it is possible that because of the redemption rights associated with the Public Shares, the holding period of such Public Shares may not be considered to begin until the date of such redemption or the lapse of such redemption rights (and thus it is possible that the holding period requirement will not be met as a result).

If you hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your Public Shares qualifies as a sale or exchange of your Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in your Public Shares so redeemed.

Any such capital gain or loss may be long-term capital gain or loss if your holding period for your Public Shares so redeemed exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at rates lower than rates with respect to ordinary income. The deductibility of capital losses is subject to limitations.

However, it is possible that because of the redemption rights associated with the Public Shares, the holding period of such Public Shares may not be considered to begin until the date of such redemption or the lapse of such redemption rights (and thus it is possible that long-term capital gain or loss treatment may not apply as a result).

If you hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Tax Consequences for Non-U.S. Holders

The discussion below applies to you if you are a Non-U.S. Holder that exercises the redemption rights with respect to your Public Shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the U.S. federal income tax characterization of a redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of a redemption of a U.S. Holder’s Public Shares, as described above under “Tax Consequences for U.S. Holders — Treatment of Redemption.”

Non-U.S. Holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution or as a sale or exchange for U.S. federal income tax purposes.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of your Public Shares, you generally will be treated as receiving a distribution from XPDB, which distribution generally will be treated as a dividend to the extent the distribution is paid out of XPDB’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The gross amount of such dividends generally will be subject to withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that you maintain in the United States) generally will be subject to U.S. federal income tax at regular U.S. federal income tax rates applicable to a comparable U.S. Holder (and generally will not be subject to such withholding tax if certain certification and disclosure requirements are satisfied) and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your Public Shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such Public Shares, as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.

If you hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

Subject to the discussions of backup withholding and FATCA below, if the redemption of your Public Shares qualifies as a sale or exchange of your Public Shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•        such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case, you generally will be subject to U.S. federal income tax on such gain at the regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•        you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case, you generally will be subject to a 30% tax on your net capital gain for the year; or

•        XPDB is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the redemption or the period during which you held the redeemed Public Shares, and, in the case where the Public Shares are considered regularly traded on an established securities market for this purpose, you have owned, directly or constructively, more than 5% of the Public Shares at any time within the shorter of the five (5) year period ending on the date of the redemption or the period during which you held the redeemed Public Shares. XPDB does not believe that it is or has been a U.S. real property holding corporation.

If you hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at different prices), you should consult your tax advisors to determine how the above rules apply to you.

All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the Medicare contribution tax on net investment income, the alternative minimum tax, the special accounting rules under Section 451(b) of the Code, any U.S. federal tax laws, including those other than those pertaining to income tax (including estate and gift tax laws), and any U.S. state or local, non-U.S., or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with a redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Copies of information returns may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Backup withholding generally will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a Holder’s U.S. federal income tax liability, and a Holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on Public Shares. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that indefinitely suspended the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.

In general, no FATCA withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively.

Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and generally includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders should consult their tax advisors regarding the effects of FATCA on a redemption of Public Shares.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

XPDB is incorporated under the laws of the State of Delaware and the rights of XPDB stockholders are governed by the laws of the State of Delaware, including the DGCL, the Existing Charter and XPDB’s bylaws.

The Post-Combination Company will be incorporated under the laws of the State of Delaware and the rights of Post-Combination Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Amended and Restated Bylaws. Thus, following the Business Combination, the rights of XPDB stockholders who become Post-Combination Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Existing Charter and XPDB’s bylaws and instead will be governed by the Proposed Charter and the Amended and Restated Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of XPDB stockholders under the Existing Charter and XPDB’s bylaws (left column), and the rights of Post-Combination Company stockholders under the forms of the Proposed Charter and the Amended and Restated Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of such governing documents. This summary is qualified in its entirety by reference to the full text of the Existing Charter and XPDB’s bylaws, and the Proposed Charter and the Amended and Restated Bylaws, the forms of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL.

XPDB	Post-Combination Company
Authorized and Outstanding Capital Stock

XPDB Common Stock.    XPDB is currently authorized to issue 550,000,000 shares of XPDB Common Stock, par value $0.0001 per share, which includes 500,000,000 shares of XPDB Class A Common Stock and 50,000,000 shares of XPDB Class B Common Stock. As of September 30, 2023, there were 17,795,678 shares of XPDB Common Stock outstanding, which includes 10,608,178 shares of XPDB Class A Common Stock and 7,187,500 shares of XPDB Class B Common Stock.

XPDB preferred stock.    XPDB is currently authorized to issue 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of September 30, 2023, there were no shares of XPDB preferred stock outstanding.

Dual Class Stock Structure.    The Existing Charter provides for a dual class stock structure consisting of shares of XPDB Class A Common Stock and XPDB Class B Common Stock, each with one vote per share.

Post-Combination Company common stock.    The Post-Combination Company will be authorized to issue            shares of capital stock, consisting of (i)            shares of Class A Common Stock, par value $0.0001 per share, and (ii)            shares of Class B Common Stock, par value $0.0001 per share. We expect there will be            and            shares of the Post-Combination Company’s common stock issued and outstanding following consummation of the Business Combination in the Assuming No Redemptions Scenario and Assuming Maximum Contractual Redemptions Scenario, respectively.

Post-Combination Company preferred stock.    The Post-Combination Company will be authorized to issue             shares of preferred stock, par value $0.0001 per share. Following consummation of the Business Combination, the Post-Combination Company is not expected to have any preferred stock outstanding.

Dual Class Stock Structure.    The Proposed Charter provides for a dual class stock structure in which shares of Class A Common Stock will each have one vote per share and shares of Class B Common Stock will have a number of votes per share necessary such that the Montana Equityholders collectively would own at the Closing at least 80% of the voting power of all classes of stock of the Post-Combination Company entitled to vote; provided, however, that the number of votes per share shall be at least one vote per share.

XPDB	Post-Combination Company
Special Meetings of Stockholders

A special meeting of XPDB’s stockholders may be called only by the Chairman of the XPDB Board, Chief Executive Officer, or the XPDB Board pursuant to a resolution adopted by a majority of the XPDB Board, and may not be called by any other person.

The Proposed Charter provides that special meetings of stockholders for any purpose or purposes may be called at any time only by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer or the president.

Action by Written Consent

Any action required or permitted to be taken by the XPDB stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the holders of XPDB Class B Common Stock with respect to which action may be taken by written consent.

Except with respect to the rights of any preferred stock provide in a certificate of designation from time to time, the Proposed Charter provides that any action required or permitted to be taken by the stockholders of the Post-Combination Company must be effected at any annual or special meeting of stockholders may not be taken by written consent in lieu of a meeting.

Quorum

Board of Directors.    At all meetings of the XPDB Board, a majority of the directors shall constitute a quorum for the transaction of business.

Stockholders.    The presence in person or by proxy of the holders of a majority of the voting power of all outstanding shares of capital stock of XPDB entitled to vote at such meeting will constitute a quorum at any meeting of stockholders.

Board of Directors.    At all meetings of the Post-Combination Company Board, a majority of the total number of directors will constitute a quorum for the transaction of business.

Stockholders.    The holders of a majority of the voting power of the Post-Combination Company’s capital stock issued and outstanding and entitled to vote, present in person or by remote communication, if applicable, or represented by proxy, constitute a quorum at all meetings of Post-Combination Company stockholders for the transaction of business.

Notice of Meetings

Written notice stating the place, date, time, means of remote communication, if any, record date, and, in the case of special meetings, purpose, of each meeting of XPDB stockholders, shall be delivered not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by XPDB shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to XPDB. Any such consent shall be deemed revoked if (1) XPDB is unable to deliver by electronic transmission two consecutive notices given by XPDB in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of XPDB or to the transfer agent, or other person responsible for the giving of notice; provided that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

Written notice stating the place, if any, date and time of each meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the charter or the bylaws, notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

XPDB	Post-Combination Company

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

Advance Notice Provisions

Business other than nomination of persons for election as directors.    No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in XPDB’s notice of meeting (or any supplement thereto) given by or at the direction of the XPDB Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the XPDB Board or (iii) otherwise properly brought before the annual meeting by any XPDB stockholder (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in the bylaws of XPDB.

XPDB stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice to the Secretary of XPDB of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the bylaws of XPDB.

Stockholder nominations of persons for election as directors.    Nominations of persons for election to the XPDB Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, (i) by or at the direction of the XPDB Board or (ii) by any XPDB stockholder (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the bylaws of XPDB.

Business other than nomination of persons for election as directors.    Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in Post-Combination Company’s notice of meeting (or any supplement thereto) delivered pursuant to the Amended and Restated Bylaws, (ii) properly brought before the annual meeting by or at the direction of the board of directors or the chairman of the board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Post-Combination Company who (a) was the owner of record of shares of the Post-Combination Company both at the time of giving notice and at the time of the meeting, (b) is entitled to vote at the meeting and (c) who complies with the notice procedures set forth in the Amended and Restated Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Post-Combination Company.

The stockholder must (i) give timely notice thereof in proper written form to the Secretary of the Post-Combination Company, and (ii) provide any updates or supplements to such notice at the times and in the forms required by the Amended and Restated Bylaws. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Post-Combination Company not less than ninety (90) or more than one-hundred twenty (120) days before the meeting. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Amended and Restated Bylaws.

XPDB	Post-Combination Company

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of XPDB (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by XPDB; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by XPDB. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the bylaws of XPDB.

Stockholder nominations of persons for election as directors.    Nominations of persons for election to the Post-Combination Company Board may be made at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Post-Combination Company’s notice of such special meeting, (i) by or at the direction of the Post-Combination Company Board or (ii) by any stockholder of the Post-Combination Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in the bylaws and who is a stockholder of record both at the time such notice is delivered to the Secretary of the Post-Combination Company and at the time of the meeting.

For a nomination to be made by a stockholder, such stockholder must have given (1) timely notice thereof in proper written form to the secretary of the Post-Combination Company, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination, and (3) provide any updates or supplements to such notice. To be timely, a stockholder’s notice to the Secretary must be delivered to, mailed and received by the Secretary at the principal executive offices of the Post-Combination Company, in the case of an annual meeting, not later than the close of business not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, if no annual meeting was held in the preceding year, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting, or, if later, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, a stockholder’s notice must be delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth(10th) day following the day on which public announcement of the date of such annual meeting was first made by the Post-Combination Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Amended and Restated Bylaws.

XPDB	Post-Combination Company
Bylaw Amendments

The bylaws may be amended, altered, or repealed by a majority vote of the XPDB Board. The bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of XPDB capital stock entitled to vote, voting together as a single class.

The Proposed Charter provides that the board of directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws. In addition, the Post-Combination Company stockholders are expressly authorized to adopt, amend or repeal any bylaw with the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power all the then outstanding shares of Post-Combination Company’s stock entitled to vote in an election of directors, voting together as a single class.

Charter Amendments

Pursuant to the DGCL, the affirmative vote of the holders of a majority of the voting power of the XPDB Common Stock entitled to vote thereon is required to amend, alter, or repeal provisions of the Existing Charter, subject to any additional vote required therein. In addition, for so long as any shares of XPDB Class B Common Stock shall remain outstanding, the prior affirmative vote or written consent of the holders of a majority of the shares of XPDB Class B Common Stock outstanding, voting separately as a single class, shall be required to amend, alter or repeal any provision of the Existing Charter, in a manner that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the XPDB Class B Common Stock; and the affirmative vote of the holders of at least 65% of all outstanding shares of XPDB Common Stock, shall be required to amend Paragraphs TWENTY-FOUR, TWENTY-FIFTH, TWENTY-SIXTH, TWENTY-SEVENTH, TWENTY-EIGHTH, TWENTY-NINTH, THIRTIETH and THIRTY-FIRST prior to the consummation of a business combination.

The Proposed Charter provides that the following provisions in Proposed Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power all the then outstanding shares of Post-Combination Company’s stock entitled to vote thereon, voting together as a single class: (i) Article IV of the Proposed Charter relating to the Post-Combination Company’s capital stock; (ii) Article V of the Proposed Charter relating to the board of directors; (iii) Article VI of the Proposed Charter relating to relating to stockholder actions by written consent and annual and special stockholder meetings; (iv) Article VII of the Proposed Charter relating to limitation of director and officer liability; (v) Article VIII of the Proposed Charter relating to forum selection; and (vi) Article IX of the Proposed Charter relating to the amendment of the Proposed Charter.

Size of Board, Election of Directors

Size of Board.    The number of directors on the XPDB Board is to be determined from time to time as provided by the bylaws of XPDB. Directors need not be stockholders or residents of the State of Delaware.

Election of Directors.    XPDB’s stockholders shall elect directors, each of whom shall hold office for a term of three years or until his or her successor has been elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Prior to the Closing, the holders of XPDB Class B Common Stock shall have the exclusive right to elect and remove any director, and the holders of XPDB Class A Common Stock shall have no right to vote on the election or removal of any director. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect.

Following the Business Combination, holders of the common stock shall have the exclusive right to vote for the election of directors, at any annual or special meeting of the stockholders of the Post-Combination Company.

Post-Combination Company stockholders shall elect directors, each of whom shall hold office for an initial term ending in either 2023, 2024 or 2025, and thereafter for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

XPDB	Post-Combination Company
Removal of Directors

Any director or XPDB’s entire board of directors may be removed, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of XPDB capital stock entitled to vote generally in the election of directors, voting together as a single class.

Subject to the rights of holders of any series of preferred stock to elect directors, the board of directors or any individual director may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of voting stock of the Post-Combination Company entitled to vote in the election of directors.

Board Vacancies and Newly Created Directorships

Unless otherwise provided by law or the Existing Charter, any newly created directorship or any vacancy occurring on the XPDB Board for any cause may be filled by a majority of the remaining members of the XPDB Board, even if such majority is less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, except as otherwise provided by law, any vacancies on the board of directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Corporate Opportunity/ Duties of Directors

To the maximum extent permitted under the DGCL, XPDB renounces any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors who are not XPDB employees, and no such director shall be liable to XPDB or its stockholders for breach of any fiduciary or other duty by reason of the fact that such director personally or on behalf of any other person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to XPDB or its subsidiaries.

The Proposed Charter does not waive the Post-Combination Company’s right to any corporate opportunity. Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing the Post-Combination Company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

XPDB	Post-Combination Company
Exclusive Forum

The Existing Charter designates the Court of Chancery of the State of Delaware as the exclusive forum for (i) any derivative action or proceeding brought on behalf of XPDB, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of XPDB to XPDB or its stockholders, (iii) any action asserting a claim against XPDB, its directors, officers or employees arising pursuant to any provision of the DGCL the bylaws of XPDB or the Existing Charter, or (iv) any action asserting a claim against XPDB, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, (A) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery. And (B) brought under the Securities Act, Exchange Act or for which federal courts have exclusive jurisdiction. The Existing Charter further provides that the federal courts have exclusive jurisdiction over suits brought to enforce any liability or duty created by the Exchange Act or for which the federal courts have exclusive jurisdiction.

Unless the Post-Combination Company consents in writing to the selection of an alternative forum, the Post-Combination Company’s charter designates the Court of Chancery of the State of Delaware (or in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) to the fullest extent permitted by applicable law, as the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers or employees to the Post-Combination Company or its stockholders, (iii) any claim against the Post-Combination Company arising pursuant to any provision of the Post-Combination Company’s charter, bylaws or the DGCL, or (iv) any action asserting a claim against the Post-Combination Company, its directors, officers or employees, as governed by the internal affairs doctrine.

The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.

Notwithstanding the foregoing, the forum selection provisions of the Proposed Charter will not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Limitation of Liability of Directors and Officers

A XPDB director shall not be personally liable to XPDB or its stockholders for monetary damages for breach of fiduciary duty owed to XPDB and its stockholders, except for (i) for any breach of the director’s duty of loyalty to XPDB or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor appeal of this provision in the Existing Charter nor, to the fullest extent permitted by the DGCL, any modification of law shall adversely affect any right or protection of an XPDB director in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

No director or officer of the Post-Combination Company shall be personally liable to the Post-Combination Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Post-Combination Company and its stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

Neither the amendment, repeal or modification of this provision in the Proposed Charter, nor to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of a director or officer of the Post-Combination Company with respect to any act or omission occurring prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors of the Post-Combination Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

XPDB	Post-Combination Company
Indemnification and Advancement Directors, Officers, Employees and Agents

XPDB will indemnify and hold harmless any person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director or officer of XPDB or, while a director or officer, is or was serving at the request of XPDB as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise or non-profit entity, including service with respect to an employee benefit plan.

The right to indemnification covers all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. It also includes the right to be paid by XPDB the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, an advancement of expenses will be made only upon delivery to XPDB of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined that the indemnitee is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators.

Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, XPDB shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by XPDB’s Board.

The Post-Combination Company will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any director or officer of the Post-Combination Company for any proceeding by reason of the fact that such person is or was a director or officer of the Post-Combination Company or, while a director or officer, is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

The Post-Combination Company has the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, any employee or agent of the Post-Combination Company who was or is made or is threatened to be made a party or is otherwise involved in a proceeding by reason of the fact that he or she, or a person whom he or she is the legal representative, is or was an employee or agent of the Post-Combination Company or is or was serving at the request of the Post-Combination Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

The right to indemnification covers all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with any such proceeding.

DESCRIPTION OF SECURITIES OF THE POST-COMBINATION COMPANY

In connection with the Business Combination, the Post-Combination Company will amend and restate its charter and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, the Proposed Charter and the Amended and Restated Bylaws, each of which will be in effect upon the consummation of the Business Combination, the forms of which are attached as Annex B and Annex C to this proxy statement/prospectus, respectively.

The Post-Combination Company’s purpose will be to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of            shares of Class A Common Stock, par value $0.0001 per share,            shares of Class B Common Stock, par value $0.0001 per share and            shares of preferred stock, par value $0.0001 per share. We do not anticipate that any shares of preferred stock will be issued or outstanding immediately after the Business Combination. Unless the Post-Combination Company Board determines otherwise, the Post-Combination Company will issue all shares of its capital stock in uncertificated form.

Common Stock

As of September 30, 2023, XPDB had 10,608,178 shares of XPDB Class A Common Stock and 7,187,500 shares of XPDB Class B Common Stock issued and outstanding, including one holder of record of XPDB Class A Common Stock and four holders of record of XPDB Class B Common Stock. After giving effect to the Business Combination, in the Assuming No Redemptions Scenario, we expect the Post-Combination Company will have approximately 55,748,159 shares of common stock outstanding, consisting of (i) 37,952,481 shares issued to holders of Montana Class A Common Units and Montana Class B Common Units, (ii) 10,608,178 shares held by XPDB Public Stockholders (assuming no redemptions by such XPDB Public Stockholders) (iii) 7,097,500 shares held by our Anchor Investors and the Sponsor (including up to 1,380,736 shares subject to vesting and earnout requirements pursuant to the Sponsor Support Agreement) and (iv) 90,000 shares held by the independent directors of XPDB.

Class A Common Stock

Voting rights.    Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

Dividend rights.    Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, holders of Class A Common Stock, as such, shall be entitled to the payment of dividends on the Class A Common Stock when, as and if declared by the Post-Combination Company Board in accordance with applicable law. Dividends of cash or property may not be declared or paid on Class A Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on all other classes of common stock of the Post-Combination Company.

The payment of future dividends on the shares of Class A Common Stock will depend on the financial condition of the Post-Combination Company after the completion of the Business Combination and payment thereof will be subject to the discretion of the Post-Combination Company Board. The Post-Combination Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on capital stock of the Post-Combination Company in the foreseeable future. The ability of the Post-Combination Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Post-Combination Company or any of its subsidiaries from time to time.

Rights upon liquidation.    Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Post-Combination Company, whether voluntary or involuntary, the funds and assets of the Post-Combination Company that may be legally distributed to the Post-Combination Company’s stockholders will be distributed among the holders of the then outstanding common stock of the Post-Combination Company pro rata in accordance with the number of shares of common stock of the Post-Combination Company held by each such holder.

Other rights.    The holders of Class A Common Stock will not have pre-emptive or conversion rights or other subscription rights. There will not be any redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the preferred stock that the Post-Combination Company may issue in the future.

Class B Common Stock

Voting rights.    Each holder of Class B Common Stock will be entitled to a number of votes per share necessary such that the Montana Equityholders collectively would own at the Closing at least 80% of the voting power of all classes of stock of the Post-Combination Company entitled to vote; provided, however, that the number of votes per share shall be at least one vote per share.

Dividend rights.    Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class B Common Stock with respect to the payment of dividends, holders of Class B Common Stock, as such, shall be entitled to the payment of dividends on the Class B Common Stock when, as and if declared by the Post-Combination Company Board in accordance with applicable law. Dividends of cash or property may not be declared or paid on Class B Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on all other classes of common stock of the Post-Combination Company.

The payment of future dividends on the shares of Class B Common Stock will depend on the financial condition of the Post-Combination Company after the completion of the Business Combination and payment thereof will be subject to the discretion of the Post-Combination Company Board. The Post-Combination Company currently intends to retain all available funds and any future earnings to fund the development and growth of the business, and therefore does not anticipate declaring or paying any cash dividends on capital stock of the Post-Combination Company in the foreseeable future. The ability of the Post-Combination Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Post-Combination Company or any of its subsidiaries from time to time.

Rights upon liquidation.    Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Post-Combination Company, whether voluntary or involuntary, the funds and assets of the Post-Combination Company that may be legally distributed to the Post-Combination Company’s stockholders will be distributed among the holders of the then outstanding common stock of the Post-Combination Company pro rata in accordance with the number of shares of common stock of the Post-Combination Company held by each such holder.

Other rights.    The holders of Class B Common Stock will not have pre-emptive or conversion rights or other subscription rights. There will not be any redemption or sinking fund provisions applicable to the Class B Common Stock. The rights, preferences and privileges of holders of the Class B Common Stock will be subject to those of the holders of any shares of the preferred stock that the Post-Combination Company may issue in the future.

Permitted Ownership.    From and after the effectiveness of the Proposed Charter with the Secretary of State of the State of Delaware, shares of Class B Common Stock may be issued only to, and registered only in the name of, Matthew Jore and Stu Porter and their respective permitted transferees (the “Permitted Class B Owners”).

Voluntary Conversion.    Each share of Class B Common Stock will be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Post-Combination Company. Shares of Class B Common Stock that are voluntarily converted into shares of Class A Common Stock will be retired and may not be reissued.

Automatic Conversion.    On the earliest to occur of (i) the date that is seven years from the effective date of the Proposed Charter and (ii) the first date on which the Permitted Class B Owners cease to own, in the aggregate, at least 33.0% of the number of shares of Class B Common Stock issued and held by the Permitted Class B Owners immediately following the filing of the Proposed Charter with the Secretary of State of the State of Delaware (or as to which the Permitted Class B Owners are entitled to as of such time), in each case, as equitably adjusted to reflect any stock splits, reverse stock splits, stock dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction (such date, the “Automatic Conversion Date”), each outstanding share of Class B Common Stock will automatically, without any further action by the Post-Combination Company or any stockholder thereof, convert into one fully paid and non-assessable share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class B Common Stock will be prohibited, and such shares of Class B Common Stock will be retired and may not be reissued. Upon such retirement, all references to Class B Common Stock in the Proposed Charter will be eliminated. The Post-Combination Company will provide notice of any automatic conversion of shares of Class B Common Stock to record holders of such shares of Class B Common Stock as soon as practicable following such conversion. Alternatively, the Post-Combination Company may satisfy such notice requirement by providing such notice prior to the automatic conversion.

Conversion upon transfer.    Immediately prior to any transfer of shares of Class B Common Stock to a person other than a permitted transferee of the Permitted Class B Owners, each share of Class B Common Stock being transferred will automatically, without any further action by the Post-Combination Company, any stockholder thereof, the transferor or the transferee, convert into one fully paid and non-assessable share of Class A Common Stock.

Effect of Conversion.    In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock, such conversion(s) will be deemed to have been made at the time that the transfer of shares occurred or immediately upon the Automatic Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the former holder of such shares of Class B Common Stock with respect to such shares of Class B Common Stock will cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

Conversion Procedures.    The Post-Combination Company will be entitled, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock into Class A Common Stock and the general administration of the Post-Combination Company’s dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Post-Combination Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Post-Combination Company that a transfer results in a conversion to Class A Common Stock will be conclusive and binding.

Preferred Stock

Under the terms of the Proposed Charter, the Post-Combination Company Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. The Post-Combination Company Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders of the Post-Combination Company. The purpose of authorizing the Post-Combination Company Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the common stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A Common Stock.

Anti-Takeover Provisions

The Proposed Charter and the Amended and Restated Bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Post-Combination Company Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the Post-Combination Company Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Post-Combination Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Proposed Charter provides that the Post-Combination Company Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Post-Combination Company Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Post-Combination Company Board.

Stockholder Action; Special Meetings of Stockholders

The Proposed Charter will provide that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Post- Combination Company capital stock would not be able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. Further, the Proposed Charter will provide that only the chairperson of Post-Combination Company Board, the Chief Executive Officer or the President of the Post-Combination Company may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Post-Combination Company capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Amended and Restated Bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting or special meeting of stockholders. Generally, in order for any matter to be “properly brought” before a meeting, the matter must be (a) specified in a notice of meeting given by or at the direction of the Post-Combination Company Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of directors or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a stockholder both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with the advance notice procedures specified in the Amended and Restated Bylaws or properly made such proposal in accordance with Rule 14a-8 under the Exchange Act and the rules and regulations thereunder, which proposal has been included in the proxy statement for the annual meeting. Further, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Post-Combination Company and (b) provide any updates or supplements to such notice at the times and in the forms required by the Amended and Restated Bylaws. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Post-Combination Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the corporation; provided, further, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

Stockholders at an annual meeting or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Post-Combination Company Board or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Post-Combination Company’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next stockholder meeting.

Amendment of Charter or Bylaws

Upon consummation of the Business Combination, the Amended and Restated Bylaws may be amended or repealed by the Post-Combination Company Board. In addition to any vote of the holders of any class or series of stock of the Post-Combination Company required by applicable law or by the Proposed Charter or the Amended and Restated Bylaws, the adoption, amendment or repeal of the Amended and Restated Bylaws shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of holders of at least sixty-six and two-thirds percent (662/3%) of the total voting power of the then outstanding shares entitled to vote thereon, voting together as a single class, would be required to amend certain provisions of the Proposed Charter.

Limitations on Liability and Indemnification of Officers and Directors

The Amended and Restated Bylaws will provide indemnification and advancement of expenses for the Post-Combination Company’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Post-Combination Company expects to enter into, in connection with the Closing, customary, indemnification agreements with each of its directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Proposed Charter will include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict the Post-Combination Company’s rights and the rights of the Post-Combination Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Restrictions

Pursuant to the Lock-Up Agreements, the form of which is attached to this proxy statement/prospectus as Annex G, the parties thereto will be subject to certain restrictions on transfer with respect to the shares of common stock issued as part of the Merger Consideration beginning at Closing and ending on the date that is six months after the completion of the Business Combination.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Post-Combination Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Post-Combination Company. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of the Post-Combination Company’s stockholders may bring an action in the company’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Post-Combination Company’s shares at the time of the transaction to which the action relates.

Forum Selection

The Proposed Charter will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (i) any derivative action brought by a stockholder on behalf of the Post-Combination Company, (ii) any claim of breach of a fiduciary duty owed by any of the Post-Combination Company’s directors, officers, stockholders or employees, (iii) any claim against the Post-Combination Company arising under its charter, bylaws or the DGCL or (iv) any claim against the Post-Combination Company governed by the internal affairs doctrine. The Proposed Charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of Article VIII of the Proposed Charter shall not apply to any suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for the XPDB Class A Common Stock and XPDB Class B Common Stock is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

We intend to apply to list the Class A Common Stock on the Nasdaq under the symbol “AIRJ.”

Warrants

XPDB Public Warrants

Upon the Closing, each whole warrant will entitle the registered holder to purchase one share of Post-Combination Company common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Post-Combination Company common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Post-Combination Company common stock. Notwithstanding the foregoing, if a registration statement covering the shares of Post-Combination Company common stock issuable upon exercise of the XPDB public warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis, and the warrants may have no value and expire worthless. In the event, however, of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average last reported sale price of the shares of Post-Combination Company common stock as reported during the 10 trading day period ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. The warrants will expire on the fifth anniversary of the Closing at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Post-Combination Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the shares of Post-Combination Company common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders.

If and when the XPDB public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, unless we have elected to require warrant holders to exercise such warrants on a cashless basis, we will not redeem the XPDB public warrants unless an effective registration statement under the Securities Act covering the shares of the Post-Combination Company common stock issuable upon exercise of the XPDB public warrants is effective and a current prospectus relating to those shares of the Post-Combination Company common stock is available throughout the 30-day redemption period.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Post-Combination Company’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then- prevailing share price and the warrant exercise price so that if the share price declines as a result of the Post-Combination Company’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants. If the foregoing conditions are satisfied and we issue a notice of redemption of the XPDB public warrants, each warrant holder will be entitled to exercise his, her or its XPDB public warrant prior to the scheduled redemption date. Unless we have elected to require warrant holders to exercise the warrants on a cashless basis, any such exercise would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Post-Combination Company common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued).

The Post-Combination Company’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average last reported sale price of the shares of Post-Combination Company common stock as reported during the 10 trading day period ending on the trading day prior to the date on which the notice of redemption is sent to the holders of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and XPDB. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the XPDB IPO prospectus, or (ii) to add or change any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants. The warrant agreement requires the approval, by written consent, of the holders of at least 50% of the then outstanding XPDB public warrants in order to make any change that adversely affects the rights of the registered holders.

The exercise price and number of shares of Post-Combination Company common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or the Post-Combination Company’s recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of Post-Combination Company common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Post-Combination Company common stock and any voting rights until they exercise their warrants and receive shares of Post-Combination Company common stock. After the issuance of shares of Post-Combination Company common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Post-Combination Company common stock issued and outstanding.

No fractional share of common stock will be issued upon the exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Post-Combination Company common stock to be issued to such warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the Post-Combination Company common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the Closing (except, among other limited exceptions, to the Post-Combination Company’s officers and directors and other persons or entities affiliated with the Sponsor and the Anchor Investors) and they will not be redeemable by the Post-Combination Company. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the public Warrants, including as to exercise price, exercisability and exercise period.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Post-Combination Company common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Post-Combination Company common stock underlying the warrants multiplied by the excess of the “10 day average closing price” (defined below) as of the date prior to the date on which notice of exercise is sent or given to the warrant agent, less the warrant exercise price by (y) the 10 day average closing price. The “10 day average closing price” means, as of any date, the average last reported sale price (defined below) of the shares of Post-Combination Company common stock as reported during the 10 trading day period ending on the trading day prior to such date. “Last reported sale price” means the last reported sale price of the Post-Combination Company common stock on the date on which the notice of exercise of the warrant is sent to the warrant agent.

Trading Symbol and Market

We intend to apply to list the public stockholder Warrants on the Nasdaq under the symbol “AIRJW.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — Post-Combination Company

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, the Post-Combination Company, Sponsor, the Anchor Investors and certain Montana Equityholders will enter into the Registration Rights Agreement, pursuant to which the Post-Combination Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A Common Stock and other equity securities of the Post-Combination Company that are held by the parties thereto from time to time. Pursuant to the Registration Rights Agreement, the Post-Combination Company will agree to file a shelf registration statement registering the resale of the Registrable Securities under the Registration Rights Agreement within 30 days after the execution of the Registration Rights Agreement, At any time and from time to time when an effective shelf registration is on file with the SEC, certain legacy Montana Equityholders and legacy Sponsor stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $25.0 million. The Post-Combination Company will also agree to provide customary “piggyback” registration rights, subject to certain requirements and customary conditions. The Registration Rights Agreement also provides that the Post-Combination Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Procedures with Respect to Review and Approval of Related Person Transactions

The XPDB Board and the board of managers of Montana recognize the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Effective upon the consummation of the Business Combination, the Post-Combination Company Board expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the Nasdaq. Under the policy, the Post-Combination Company’s legal team will be primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the legal team determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the Post-Combination Company’s general counsel will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Post-Combination Company’s code of business conduct and ethics (which will also be put in place in connection with the Business Combination), and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. The Post-Combination Company’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

Certain Relationships and Related Person Transactions — Montana

Consulting Agreements

Montana is a party to a consulting agreement, dated as of January 1, 2019, with MRJ, LLC, which is owned by Mr. Jore, the Chief Executive Officer of Montana, pursuant to which Montana engaged MRJ, LLC to provide certain consulting services to Montana in connection with the development and sales of Montana’s technologies and products. Under the terms of the consulting agreement, Montana is responsible for a base fee to the consultant of $20,000 per month.

Montana is party to a consulting agreement, dated as of April 9, 2021, with Doxey Capital LLC, which is owned by Mr. Gutke, the Chief Financial Officer of Montana, pursuant to which Montana engaged Doxey Capital LLC to provide certain consulting services to Montana in connection with the activities, responsibilities and functions associated with the role of Chief Financial Officer. Under the terms of the consulting agreement, Montana is responsible for a consulting fee equal to $20,000 per month.

Director and Officer Indemnification

Montana’s Third Amended and Restated Operating Agreement provides for indemnification and of all reasonable expenses incurred for its managers and officers to the fullest extent permitted by the law, subject to certain limited exceptions.

Series B Preferred Investment

In October 2022, James Pallotta, a beneficial owner of greater than five percent of Montana, purchased 7,368 Montana Series B Preferred Units for an aggregate purchase price of approximately $425,581.

Certain Relationships and Related Person Transactions — XPDB

Sponsor and Anchor Investors

On March 30, 2021, the Sponsor purchased 7,187,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. The per share price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the number of Founder Shares issued. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of XPDB Common Stock upon completion of the XPDB IPO. The Sponsor has also agreed that in the event of such purchase by the Anchor Investors, the Sponsor will forfeit to us for no consideration a number of Founder Shares equal to the number of Founder Shares purchased by the Anchor Investors.

In July 2021, the Sponsor transferred 30,000 Founder Shares to each of the four independent director nominees, a total of shares of 120,000 XPDB Class B Common Stock. In November 2021, the Sponsor repurchased 30,000 Founder Shares from a former independent director nominee. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the XPDB IPO. The Founder Shares (including the XPDB Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. The Sponsor and the Anchor Investors purchased an aggregate of 11,125,000 Private Placement Warrants for a purchase price of $1.00 per warrant in the Private Placement that occurred simultaneously with the closing of the XPDB IPO, 8,900,000 of which were purchased by the Sponsor. Therefore, the Sponsor’s interest in this transaction attributable to the Private Placement Warrants is valued at between $267,000 and $8,900,000 (based upon the closing price of $0.03 per XPDB public warrant on the Nasdaq on December 21, 2023, and the purchase price of $1.00 per Private Placement Warrant, respectively). Each Private Placement Warrant entitles the holder thereof to purchase one share of XPDB Class A Common Stock at a price of $11.50 per share. The Private Placement Warrants (including the XPDB Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Anchor Investors have also agreed that if, in connection with the Business Combination, the Sponsor decides (i) to forfeit (other than the Sponsor’s contemplated forfeiture to us described above in this section), transfer to a third person, exchange, subject to transfer, vesting or conditional forfeiture provisions or amend the terms of all or any portion of the Founder Shares or the Private Placement Warrants or (ii) to enter into any other arrangements with respect to the Founder Shares or the Private Placement Warrants, including voting in favor of any amendment to the terms of the Founder Shares or the Private Placement Warrants (each, a “Change In Investment”), such Change In Investment shall apply pro rata to the Anchor Investors and the Sponsor based on the relative number of Founder Shares or Private Placement Warrants to be held by the Sponsor (after giving effect to the Sponsor’s contemplated forfeiture to us described above in this section) upon completion of the Business Combination; provided, however that in no event will such change in investment apply to more than 75% of the Founder Shares to be purchased by the Anchor Investors (but for the avoidance of doubt may apply to up to 100% of the Private Placement Warrants to be purchased by the Anchor Investors).

There can be no assurance that the Anchor Investors will retain any Public Shares upon the completion of our initial business combination. The Anchor Investors will have the same rights to the funds held in the Trust Account with respect to the XPDB Common Stock underlying the units they purchased in the XPDB IPO as the rights afforded to our XPDB Public Stockholders.

XPDB currently maintains its executive offices at 321 North Clark Street Suite 2440 Chicago, IL 60654. Commencing on December 9, 2021, XPDB agreed to pay affiliates of our Sponsor a total of $20,000 per month for office space, utilities and secretarial and administrative support for each month since the XPDB IPO that will be paid at the consummation of the Business Combination. Upon completion of the Business Combination or liquidation, XPDB will cease paying these monthly fees.

Promissory Notes

The Sponsor agreed to loan XPDB an aggregate of up to $300,000 to cover expenses related to the XPDB IPO pursuant to a promissory note (as amended and restated on July 1, 2021). This promissory note was non-interest bearing and payable upon the completion of the XPDB IPO. As of December 14, 2021, XPDB had borrowed approximately $115,000 under the promissory note. XPDB fully repaid the promissory note on December 17, 2021.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or affiliates of the Sponsor or certain of XPDB’s officers and directors may, but are not obligated to, loan XPDB funds as may be required. If XPDB completes an initial business combination, XPDB would repay such loaned amounts. In the event that the initial business combination does not close, XPDB may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by XPDB’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. XPDB does not expect to seek loans from parties other than the Sponsor or affiliates of the Sponsor as XPDB does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Advisory, Consulting and Service Fees

In connection with the Business Combination, XPDB may potentially make a cash payment in an aggregate amount of up to $3,000,000 to XMS Capital, TEP or their respective affiliates for financial advisory services, placement agency or other similar investment banking or consulting services that XMS Capital, TEP or their respective affiliates may provide to XPDB in connection with the Business Combination, including offering objective, independent analysis and advice to XPDB as it evaluates, structures and negotiates the Business Combination. Although some services have already been provided as of December 22, 2023, the date of this proxy statement/prospectus, payment is not due until the Closing of the Business Combination. Additionally, XPDB may reimburse to XMS Capital, TEP or their respective affiliates for any out-of-pocket expenses incurred by it in connection with the performance of such services.

No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by XPDB to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. XPDB does not have a policy that prohibits the Sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. XPDB’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on XPDB’s behalf.

Post-Combination Company Advisory, Service and Consulting Fees

After XPDB’s initial business combination, members of its management team who remain with the Post-Combination Company may be paid consulting, management or other fees from the Post-Combination Company with any and all amounts being fully disclosed to XPDB’s stockholders, to the extent then known, in the proxy solicitation materials or tender offer documents, as applicable, furnished to its stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such proxy solicitation materials or tender offer documents, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Registration Rights

XPDB has entered into the Registration Rights Agreement with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares, which is described under the section of this proxy statement/prospectus entitled “Description of Securities — Registration Rights.”

Policy for Approval of Related Party Transactions

The audit committee of the XPDB Board has adopted a charter providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, any contractual restrictions that XPDB has already committed to, the business purpose of the transaction and the benefits of the transaction to XPDB and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

The Post-Combination Company will adopt a formal written policy that will be effective upon the Closing providing that the Post-Combination Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class or series of the Post-Combination Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in the Post-Combination Company, are not permitted to enter into a related party transaction with the Post-Combination Company without the approval of the nominating and corporate governance committee of the Post-Combination Company Board, subject to certain exceptions.

Indemnification of Directors and Officers

The Amended and Restated Bylaws will provide that the Post-Combination Company will be required to indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, the Proposed Charter will provide that the Post-Combination Company’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. There is no pending litigation or proceeding naming any of XPDB’s or Montana’s respective directors or officers to which indemnification is being sought, and neither XPDB or Montana, is aware of any pending or threatened litigation that may result in claims for indemnification by the Post-Combination Company with respect to any director or officer.

EXPERTS

The financial statements of Power & Digital Infrastructure Acquisition II Corp. as of December 31, 2022 and for the period from March 23, 2021 (inception) through December 31, 2021 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Power & Digital Infrastructure Acquisition II Corp. to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Montana Technologies LLC as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this proxy statement/prospectus and in the registration statement have been so included in reliance on the report of BDO USA, P.A. (n/k/a BDO USA, P.C.), an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding Montana’s ability to continue as a going concern.

LEGAL MATTERS

The validity of shares of XPDB Class A Common Stock offered by this proxy statement/prospectus will be passed upon for XPDB by Kirkland & Ellis LLP.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the XPDB Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of XPDB Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more XPDB stockholders reside if we believe the XPDB stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if XPDB stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the XPDB stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the XPDB stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•        if the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at 321 North Clark Street, Suite 2440, Chicago, Illinois 60654, to inform us of the stockholder’s request; or

•        if a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

XPDB files annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the SEC.

Any requests for copies of information, reports or other filings with the SEC should be directed to Power & Digital Infrastructure Acquisition II Corp., 321 North Clark Street, Suite 2440, Chicago, Illinois 60654.

You may also obtain these documents by requesting them in writing or by telephone from XPDB’s proxy solicitor at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Stockholders may call toll free: (800) 662-5200
Banks and Brokers may call collect: (203) 658-9400
XPDB.info@investor.morrowsodali.com

If you are a stockholder of XPDB and would like to request documents, please do so by one week prior to the date of the Special Meeting to receive them before the Special Meeting. If you request any documents from XPDB, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

All information contained in this proxy statement/prospectus relating to XPDB has been supplied by XPDB, and all such information relating to Montana has been supplied by Montana. Information provided by either XPDB or Montana does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of XPDB for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or XPDB that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page
POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
Audited Financial Statements of Power & Digital Infrastructure Acquisition II Corp. for the Year Ended December 31, 2022 and the Period from March 23, 2021 (inception) through December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 688)	F-2
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Changes in Stockholders’ Deficit	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements of Power & Digital Infrastructure Acquisition II Corp. as of and for the Three and Nine Months Ended September 30, 2023
Condensed Balance Sheets as of September 30, 2023 (unaudited) and December 31, 2022	F-22
Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2023 and 2022	F-23
Unaudited Condensed Statements of Changes in Stockholders’ Deficit for the Three and Nine Months Ended September 30, 2023 and 2022	F-24
Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2023 and 2022	F-25
Notes to Unaudited Condensed Consolidated Financial Statements	F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Power & Digital Infrastructure Acquisition II Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Power & Digital Infrastructure Acquisition II Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from March 23, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from March 23, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, Company’s liquidity needs, mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

New York, New York
April 17, 2023

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash	$1,287,986	$2,844,602
Prepaid expenses	284,405	329,567
Total current assets	1,572,391	3,174,169
Investments held in Trust Account	294,395,846	290,375,895
Non-current prepaid expenses	—	284,405
Total Assets	$295,968,237	$293,834,469

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$267,297	$1,148,088
Accrued expenses	660,491	410,377
Income tax payable	802,367	—
Franchise tax payable	72,289	152,195
Total current liabilities	1,802,444	1,710,660
Deferred underwriting commissions	10,062,500	10,062,500
Total Liabilities	11,864,944	11,773,160

Commitments and Contingencies
Class A common stock; 28,750,000 shares subject to possible redemption at $10.20 and $10.10 per share as of December 31, 2022 and 2021, respectively	293,293,429	290,375,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding as of December 31, 2022 and 2021	—	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued or outstanding as of December 31, 2022 and 2021	719	719
Additional paid-in capital	—
Accumulated deficit	(9,190,855)	(8,314,410)
Total stockholders’ deficit	(9,190,136)	(8,313,691)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$295,968,237	$293,834,469

The accompanying notes are an integral part of the financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
STATEMENTS OF OPERATIONS

	For The Year Ended December 31, 2022	For The Period From March 23, 2021 (inception) through December 31, 2021
General and administrative expenses	$887,745	$372,924
General and administrative expenses – related party	240,000	20,000
Franchise tax expenses	215,408	152,195
Loss from operations	(1,343,153)	(545,119)
Income from investments held in Trust Account	4,187,504	895
Net income (loss) before income taxes	2,844,351	(544,224)
Income tax expense	(802,367)	—
Net income (loss)	$2,041,984	$(544,224)
Weighted average shares outstanding of Class A common stock, basic and diluted	28,750,000	1,822,183
Basic and diluted net income (loss) per share, Class A common stock	$0.06	$(0.07)
Weighted average shares outstanding of Class B common stock, basic and diluted	7,187,500	6,309,419
Basic and diluted net income (loss) per share, Class B common stock	$0.06	$(0.07)

The accompanying notes are an integral part of the financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Year Ended December 31, 2022

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	7,187,500	$719	$—	$(8,314,410)	$(8,313,691)
Increase in redemption value of Class A common stock subject to possible redemption	—	—			—	(2,918,429)	(2,918,429)
Net income	—	—			—	2,041,984	2,041,984
Balance – December 31, 2022	—	$—	7,187,500	$719	$—	$(9,190,855)	$(9,190,136)

For the Period from March 23, 2021 (inception) Through December 31, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – March 23, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Issuance of private placement warrants	—	—	—	—	11,125,500	—	11,125,000
Issuance of warrants in Initial Public Offering	—	—	—	—	14,662,500	—	14,662,500
Non-cash contribution from Sponsor	—	—	—	—	4,664,431	—	4,664,431
Offering costs associated with warrants	—	—	—	—	(1,081,065)	—	(1,081,065)
Accretion for Class A common stock to redemption amount	—	—	—	—	(29,395,147)	(7,770,186)	(37,165,333)
Net loss	—	—	—	—	—	(544,224)	(544,224)
Balance – December 31, 2021	—	$—	7,187,500	$719	$—	$(8,314,410)	$(8,313,691)

The accompanying notes are an integral part of the financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For The Period From March 23, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$2,041,984	$(544,224)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from investments held in Trust Account	(4,187,504)	(895)
Changes in operating assets and liabilities:
Prepaid expenses	329,567	(613,972)
Accounts payable	(880,791)	667,694
Accrued expenses	250,114	339,202
Income tax payable	802,367	—
Franchise tax payable	(79,906)	152,195
Net cash used in operating activities	(1,724,169)	—

Cash Flows from Investing Activities:
Investment income released from Trust Account to pay for taxes	167,553	—
Cash deposited in Trust Account	—	(290,375,000)
Net cash provided by (used in) investing activities	167,553	(290,375,000)

Cash Flows from Financing Activities:
Proceeds received from initial public offering, gross	—	287,500,000
Proceeds received from private placement	—	11,125,000
Repayment of note payable to related party	—	(115,398)
Offering costs paid	—	(5,290,000)
Net cash provided by financing activities	—	293,219,602

Net decrease in cash	(1,556,616)	2,844,602

Cash – beginning of the period	2,844,602	—
Cash – end of the period	$1,287,986	$2,844,602

Supplemental disclosure of noncash activities:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$—	$25,000
Deferred offering costs included in accounts payable	$—	$480,394
Deferred offering costs included in accrued expenses	$—	$71,175
Deferred offering costs paid by Sponsor under promissory note	$—	$115,398
Deferred underwriting commissions	$—	$10,062,500
Remeasurement adjustment on Class A common stock subject to possible redemption	$2,918,429	$37,165,333

The accompanying notes are an integral part of the financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Liquidity

Power & Digital Infrastructure Acquisition II Corp. (the “Company”) is a blank check company incorporated in Delaware on March 23, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from March 23, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), as described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is XPDI Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 9, 2021. On December 14, 2021, the Company consummated its Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), which included the exercise of the underwriters’ option to purchase an additional 3,750,000 Units at the initial public offering price to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $20.7 million, of which approximately $10.1 million was for deferred underwriting fees (see Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 11,125,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant to the Sponsor and certain funds and accounts managed by subsidiaries of BlackRock, Inc., an unrelated party (the “Anchor Investors”), generating proceeds of approximately $11.1 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $290.4 million ($10.10 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

While the Company’s management has broad discretion with respect to the specific application of the cash held outside of the Trust Account, substantially all of the net proceeds from the Initial Public Offering and the sale of the Private Placement Warrants, which are placed in the Trust Account, are intended to be applied generally toward completing a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable by us on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.10 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a stockholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 immediately following the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Company will have until December 14, 2023 or such further extended date as determined by the Company’s board of directors in accordance with the Amended and Restated Certificate of Incorporation (the “Combination Period”), to complete the initial Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, as it may be extended, or such later date as approved by holders of a majority of the voting power of the Company’s then outstanding shares of common stock that are voted at a meeting to extend such Combination Period, voting together as a single class, the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable by us), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions,

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within 18 months (or 21 months or 24 months, as applicable) from the closing of the Initial Public Offering or (B) with respect to any other provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The initial stockholders and Anchor Investors agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders and Anchor Investors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10, or $10.20 or $10.30 per Public Share, as applicable, if the Company extends the period of time the Company will have to complete an initial Business Combination. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share, or $10.20 or $10.30 per public share, as applicable, if the Company extends the period of time it will have to complete an initial Business Combination, or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the Trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2022, the Company had approximately $1.3 million in cash and working capital of approximately $0.66 million (not taking into account approximately $875,000 in tax obligations that may be paid using investment income classified in the Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on behalf of the Company in exchange for issuance of Founder Shares (as defined in Note 4) and a loan from a related party of approximately $115,000 under

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

the Note (as defined in Note 4). The Company fully repaid the Note on December 17, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds under the Working Capital Loans (as defined and described in Note 4).

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern, which is considered to be one year from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 14, 2023. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date, as it may be extended. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the issuance date of these financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the Company and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a Target, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in the Initial Public Offering (“Public Warrants”) and the Private Placement Warrants are not precluded from equity classification, based on the guidance in ASC 480 and ASC 815. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Class A common stock were charged to the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering. Offering costs associated with the Public Warrants and the Private Placement Warrants were recognized net in equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Shares of Class A common stock of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 28,750,000 shares of Class A common stock subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) does not consider the effect of the Public Warrants and the Private Placement Warrants to purchase an aggregate of 25,500,000 Class A common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2022 and for the period from March 23, 2021 (inception) through December 31, 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
	For The Year Ended December 31, 2022		For The Period From March 23, 2021 (inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock:

Numerator:
Allocation of net income (loss)	$1,633,587	$408,397	$(121,953)	$(422,271)

Denominator:
Basic and diluted weighted average common stock outstanding(1)	28,750,000	7,187,500	1,822,183	6,309,419
Basic and diluted net income (loss) per common stock	$0.06	$0.06	$(0.07)	$(0.07)

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on March 23, 2021 (inception) using a modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

On December 14, 2021, the Company consummated its Initial Public Offering of 28,750,000 Units, which included the exercise of the underwriters’ option to purchase an additional 3,750,000 Over-Allotment Units at the initial public offering price, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $20.7 million, of which approximately $10.1 million was for deferred underwriting fees.

Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Related Party Transactions

Founder Shares

On March 30, 2021, the Sponsor paid $25,000 to cover for certain offering costs on behalf of the Company in exchange for issuance of 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). In November 2021, the Company effected a stock dividend of 1,437,500 shares of Class B common stock, resulting in there being an aggregate of 7,187,500 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock dividend. The initial stockholders agreed to forfeit up to an aggregate of 937,500 Founder Shares, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 14, 2021; thus, these 937,500 Founder Shares were no longer subject to forfeiture.

In July 2021, the Sponsor transferred 30,000 Founder Shares to each of the four independent director nominees, a total of 120,000 Founder Shares. In November 2021, the Sponsor repurchased 30,000 shares of Class B common stock from a former independent director nominee at a price of $120. The transfer of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2022 and 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. As of December 31, 2022 and 2021, stock-based compensation of approximately $516,000 will be recognized at the date a Business Combination is considered probable (i.e., upon completion of a Business Combination).

In exchange for the Anchor Investors participating in the Initial Public Offering and the Private Placement, the Company agreed sell 1,078,125 Founder Shares to the Anchor Investors, and the Anchor Investors agreed to purchase from the Company on the date of the initial Business Combination such Founder Shares. The Sponsor also agreed that in the event of such purchase by the Anchor Investors, the Sponsor will forfeit to the Company for no consideration a number of Founder Shares equal to the number of Founder Shares purchased by the Anchor Investors. Further, the Anchor Investors agreed that, if they do not own an aggregate of at least certain amount of Public Shares (such amount, the “Anchor Threshold”) at the time of any stockholder vote with respect to an initial Business Combination or the business day immediately prior to the completion of the initial Business Combination, the number of Founder Shares to be purchased by such Anchor Investors from the Company will be reduced pro rata by a fraction, the numerator of which will equal the Anchor Threshold less the number of Public Shares held by such Anchor Investors after giving effect to any redemptions of the Public Shares by such Anchor Investors and their affiliates, and the denominator of which will equal the Anchor Threshold; provided, however, in no event will such pro rata reduction in the number of Founder Shares

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

to be purchased by the Anchor Investors reduce the number of Founder Shares to be purchased by more than 75%. The Company determined that the excess of the fair value of the Founder Shares to be acquired by the Anchor Investors upon the closing of the initial Business Combination (in which case the Sponsor also agreed to forfeit to the Company for no consideration a number of Founder Shares equal to the number of Founder Shares purchased by the Anchor Investors) should be recognized as an offering cost by the Company in accordance with SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offerings.” The Company estimated the aggregate fair value of the Sponsor’s agreement to sell Founder Shares to the Anchor Investors to be approximately $4.7 million using a Monte Carlo simulation. Accordingly, the additional offering cost is allocated to the separable financial instruments issued in the Initial Public Offering on a relative fair value basis, compared to total proceeds received. The allocated portion of the additional offering cost associated with the Class A common stock was charged to the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering.

The initial stockholders and the Anchor Investors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders and the Anchor Investors with respect to any Founder Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 11,125,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor and the Anchor Investors, generating proceeds of approximately $11.1 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Related Party Loans

On March 30, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (as amended and restated on July 1, 2021, the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of December 14, 2021, the Company borrowed approximately $115,000 under the Note. The Company fully repaid the Note on December 17, 2021.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon completion of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and 2021, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Commencing on December 9, 2021 through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay affiliates of the Sponsor a total of $20,000 per month for office space, administrative and support services. During the year ended December 31, 2022 and the period from March 23, 2021 (inception) through December 31, 2021 the Company incurred $240,000 and $20,000 of such fees, respectively, which are recognized in general and administrative expenses — related party, in the accompanying statements of operations. As of December 31, 2022 and 2021, the Company had $260,000 and $20,000, respectively, payable in connection with such agreement, included as accrued expenses in the accompanying balance sheets.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit on all Units sold in the Initial Public Offering, except for the Units purchased by the Anchor Investors, or approximately $5.3 million in the aggregate, paid upon the closing of the Initial Public Offering.

An additional fee of $0.35 per Unit, or approximately $10.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 28,750,000 shares of Class A common stock outstanding, which were all subject to possible redemption and classified outside of permanent equity in the accompanying balance sheets.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Class A Common Stock Subject to Possible Redemption (cont.)

The Class A common stock subject to possible redemption reflected on the balance sheets is reconciled on the following table:

Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(14,662,500)
Issuance costs allocated to Class A common stock	(19,627,833)
Plus:
Adjust carrying value to initial redemption value	37,165,333
Class A common stock subject to possible redemption as of December 31, 2021	290,375,000
Remeasurement of carrying value to redemption value	2,918,429
Class A common stock subject to possible redemption as of December 31, 2022	$293,293,429

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 28,750,000 shares of Class A common stock issued and outstanding, all of which were subject to possible redemption and were classified outside of permanent equity in the accompanying balance sheets (see Note 6).

Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 7,187,500 shares of Class B common stock issued and outstanding. Of the 7,187,500 shares of Class B common stock outstanding, up to 937,500 shares of Class B common stock were subject to forfeiture. The over-allotment option was exercised in full, therefore shares of Class B common stock were no longer subject to forfeiture.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders and vote together as a single class, except as required by law; provided, that, prior to the Company’s initial Business Combination, holders of the Class B common stock will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Class A common stock will not be entitled to vote on the appointment of directors during such time.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

Warrants — As of December 31, 2022 and 2021, the Company has 14,375,000 and 11,125,000 Public Warrants and Private Placement Warrants outstanding, respectively. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” to be equal to 180% of the higher of the Market Value and the Newly Issued Price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be non-redeemable and will be exercisable on a cashless basis at the option of the holder.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

Redemption of Public Warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

Unless the Company has elected to require Public Warrant holders to exercise such warrants on a cashless basis, the Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from March 23, 2021 (inception) through December 31, 2021.

The income tax provision (benefit) consists of the following:

	December 31, 2022	December 31, 2021
Current
Federal	$802,367	—
State	—	—
Deferred		—
Federal	(205,053)	(114,287)
State	—	—
Valuation on allowance	205,053	114,287
Income tax provision	$802,367	—

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets:
Start-up/Organization costs	$319,341	$82,514
Net operating loss carryforwards	—	31,773
Total deferred tax assets	319,341	114,287
Valuation allowance	(319,341)	(114,287)
Deferred tax asset, net of allowance	$—	$—

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Income Taxes (cont.)

As of December 31, 2022 and 2021, the Company had $0 and $151,300, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income which do not expire.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. At December 31, 2022 and 2021, the valuation allowance was $319,341 and $114,287, respectively.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Change in valuation allowance	7.2%	(21.0)%
Income Taxes Benefit	28.2%	0.0%

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Level 1	Level 2	Level 3
December 31, 2022 – Assets:
Investments held in Trust Account	$294,395,846	—	$—
December 31, 2021 – Assets:
Investments held in Trust Account	$290,375,895	—	—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels for the period from March 23, 2021 (inception) through December 31, 2022.

Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 10 — Subsequent Events

Management has evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements are available for issuance. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2023 (UNAUDITED)
AND DECEMBER 31, 2022

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$294,222	$1,287,986
Prepaid expenses	78,997	284,405
Total current assets	373,219	1,572,391
Investments held in Trust Account	113,045,191	294,395,846
Total Assets	$113,418,410	$295,968,237

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$601,436	$267,297
Accrued expenses	5,186,485	660,491
Advance from related party	300,000	—
Excise tax payable	1,881,321	—
Income tax payable	235,113	802,367
Franchise tax payable	70,000	72,289
Total current liabilities	8,274,355	1,802,444
Deferred underwriting commissions	6,037,500	10,062,500
Total Liabilities	14,311,855	11,864,944

Commitments and Contingencies
Class A common stock; 10,608,178 shares subject to possible redemption at $10.61 and $10.20 per share as of September 30, 2023 and December 31, 2022, respectively	112,519,142	293,293,429

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or outstanding as of September 30, 2023 and December 31, 2022	—	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued or outstanding as of as of September 30, 2023 and December 31, 2022	719	719
Additional paid-in capital	—	—
Accumulated deficit	(13,413,306)	(9,190,855)
Total stockholders’ deficit	(13,412,587)	(9,190,136)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$113,418,410	$295,968,237

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
General and administrative expenses	$999,207	$161,483	$4,986,130	$693,349
General and administrative expenses – related party	60,000	60,000	180,000	180,000
Franchise tax expenses	50,000	50,000	150,000	165,357
Loss from operations	(1,109,207)	(271,483)	(5,316,130)	(1,038,706)

Other income:
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	—	—	205,275	—
Income from investments held in Trust Account	1,450,959	1,319,402	7,719,842	1,731,894
Total other income	1,450,959	1,319,402	7,925,117	1,731,894

Income before provision for income taxes	341,752	1,047,919	2,608,987	693,188
Provision for income taxes	(294,202)	(266,575)	(1,411,997)	(297,200)
Net income	$47,550	$781,344	$1,196,990	$395,988

Weighted average shares outstanding of Class A common stock, basic and diluted	10,608,178	28,750,000	21,440,108	28,750,000

Basic and diluted net income per share, Class A common stock	$0.00	$0.02	$0.04	$0.01

Weighted average shares outstanding of Class B common stock, basic and diluted	7,187,500	7,187,500	7,187,500	7,187,500

Basic and diluted net income per share, Class B common stock	$0.00	$0.02	$0.04	$0.01

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders ’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	—	$—	7,187,500	$719	—	$(9,190,855)	$(9,190,136)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	—	(2,649,152)	(2,649,152)
Net income	—	—	—	—	—	1,301,449	1,301,449
Balance – March 31, 2023	—	—	7,187,500	719	—	(10,538,558)	(10,537,839)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	(2,701,935)	—	(2,701,935)
Excise tax payable attributable to redemption of common stock	—	—	—	—	—	(1,881,321)	(1,881,321)
Waived deferred underwriting discount	—	—	—	—	3,819,725	—	3,819,725
Net loss	—	—	—	—	—	(152,009)	(152,009)
Balance – June 30, 2023	—	$—	7,187,500	$719	$1,117,790	$(12,571,888)	$(11,453,379)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	(1,117,790)	(888,968)	(2,006,758)
Net income	—	—	—	—	—	47,550	47,550
Balance – September 30, 2023	—	$—	7,187,500	$719	$—	$(13,413,306)	$(13,412,587)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders ’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	7,187,500	$719	$—	$(8,314,410)	$(8,313,691)
Net loss	—	—	—	—	—	(425,789)	(425,789)
Balance – March 31, 2022	—	—	7,187,500	719	—	(8,740,199)	(8,739,480)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	—	(15,210)	(15,210)
Net income	—	—	—	—	—	40,433	40,433
Balance – June 30, 2022	—	—	7,187,500	719	—	(8,714,976)	(8,714,257)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	—	—	(1,002,827)	(1,002,827)
Net income	—	—	—	—	—	781,344	781,344
Balance – September 30, 2022	—	$—	7,187,500	$719	$—	$(8,936,459)	$(8,935,740)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$1,196,990	$395,988
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(7,719,842)	(1,731,894)
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	(205,275)	—
Changes in operating assets and liabilities:
Prepaid expenses	205,408	238,026
Advance from related party	300,000	—
Accounts payable	334,139	(925,282)
Accrued expenses	4,525,994	212,879
Income tax payable	(567,254)	297,200
Franchise tax payable	(2,289)	(66,310)
Net cash used in operating activities	(1,932,129)	(1,579,393)

Cash Flows from Investing Activities:
Investment income released from Trust Account to pay for taxes	2,138,365	—
Cash withdrawn for redemptions	188,132,132	—
Extension payments deposited in Trust Account	(1,200,000)	—
Net cash provided by investing activities	189,070,497	—

Cash Flows from Financing Activities:
Redemption of common stock	(188,132,132)	—
Net cash used in financing activities	(188,132,132)	—

Net decrease in cash	(993,764)	(1,579,393)
Cash – beginning of the period	1,287,986	2,844,602
Cash – end of the period	$294,222	$1,265,209
Supplemental disclosure of noncash activities:
Remeasurement of Class A common stock subject to possible redemption	$7,357,845	$1,018,037
Excise tax payable attributable to redemption of common stock	$1,881,321	$—
Reversal of transaction costs incurred in connection with IPO	$4,025,000	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY

Power & Digital Infrastructure Acquisition II Corp. (the “Company”) is a blank check company incorporated in Delaware on March 23, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2023, the Company had not commenced any operations. All activity for the period from March 23, 2021 (inception) through September 30, 2023 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), as described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is XPDI Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 9, 2021. On December 14, 2021, the Company consummated its Initial Public Offering of 28,750,000 units (the “Units” and, with respect to the Class A common stock, $0.0001 par value per share (“Class A common stock”) included in the Units being offered, the “Public Shares”), which included the exercise of the underwriters’ option to purchase an additional 3,750,000 Units at the initial public offering price to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $20.7 million, of which approximately $10.1 million was for deferred underwriting fees (see Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 11,125,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant to the Sponsor and certain funds and accounts managed by subsidiaries of BlackRock, Inc., an unrelated party (the “Anchor Investors”), generating proceeds of approximately $11.1 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $290.4 million ($10.10 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

While the Company’s management has broad discretion with respect to the specific application of the cash held outside of the Trust Account, substantially all of the net proceeds from the Initial Public Offering and the sale of the Private Placement Warrants, which are placed in the Trust Account, are intended to be applied generally toward completing a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable by us on the income earned on the trust account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially at $10.10 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a stockholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination.

If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

On May 5, 2023, the Company filed a preliminary proxy statement (the “Proxy Statement”) for the solicitation of proxies in connection with the special meeting in lieu of Annual Meeting of the Company’s stockholders (the “Special Meeting”) to consider and vote on, among other proposals, the extension of the date by which the Company must consummate an initial Business Combination from June 14, 2023 (the “Current Outside Date”) to December 14, 2023 (such date, the “Extended Date”), and to allow the Company, without another stockholder vote, by resolution of the Company’s board of directors to elect to further extend the Extended Date in one-month increments up to three additional times, or a total of up to nine months after the Current Outside Date, until March 14, 2024 (the “Combination Period”), unless the closing of a Business Combination shall have occurred prior thereto or such earlier date as determined by our board of directors to be in the best interests of the Company (such proposal, the “Extension Amendment Proposal”), and the amendment of the Company’s amended and restated certificate of incorporation to remove the limitation that the Company may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act, as amended, (or any successor rule)) of less than $5,000,001 (such proposal, the “Redemption Limitation Amendment Proposal”).

At the Special Meeting on June 9, 2023, the Company’s stockholders approved the Extension Amendment Proposal and the Redemption Limitation Amendment Proposal. In connection with the stockholders’ vote at the Special Meeting, the stockholders elected to redeem 18,141,822 shares of Class A common stock at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of $188,132,132 (the “Redemption”). After the satisfaction of the Redemption, the balance in the Trust Account as of September 30, 2023 was approximately $113,045,191. Upon completion of the Redemption, 10,608,178 shares of Class A common stock and 7,187,500 shares of Class B common stock remain issued and outstanding.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

In connection with the approval of the Extension Amendment Proposal, the Company or the Sponsor will deposit, beginning on June 15, 2023, and thereafter on the 10th day of each month (or if such 10th day is not a business day, on the business day immediately preceding such 10th day), additional funds into the Trust Account in an amount equal to the lesser of (i) $0.03 multiplied by the number of shares of Class A common stock then outstanding and not redeemed in connection with the Special Meeting and (ii) $300,000. As a result, $300,000 was deposited in the Trust Account by the Company on June 15, 2023, July 10, 2023 and August 10, 2023. On September 8, 2023, October 10, 2023 and November 9, 2023, $300,000 was deposited in the Trust Account by the Sponsor.

On August 7, 2023 and September 8, 2023, a previous target of a potential business combination paid the Company $300,000 and $200,000, respectively, as a partial reimbursement of expenses incurred by the Company in connection with due diligence and negotiations and related activities with respect to such potential business combination, which were terminated in March of 2023.

On December 12, 2023, the Company’s board of directors approved an extension of the date by which the Company must consummate an initial business combination from December 14, 2023 to January 14, 2024.

If the Company is unable to complete a Business Combination within the Combination Period, as it may be extended, or such later date as approved by holders of a majority of the voting power of the Company’s then outstanding shares of common stock that are voted at a meeting to extend such Combination Period, voting together as a single class, the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable by us), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (B) with respect to any other provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The initial stockholders and Anchor Investors agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders and Anchor Investors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10, or $10.20 or $10.30 per Public Share, as applicable, if the Company extends the period of time the Company will have to complete an initial Business Combination. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.10 per Public Share, or $10.20 or $10.30 per public share, as applicable, if the Company extends the period of time it will have to complete an initial

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

Business Combination, or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the Trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Merger Agreement

On June 5, 2023, the Company and XPDB Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Montana Technologies LLC, a Delaware limited liability company (“Montana”), pursuant to which Merger Sub will merge with and into Montana, with Montana surviving the Merger as a wholly owned subsidiary of the Company (the “Merger” and, along with the transactions contemplated in the Merger Agreement, the “Proposed Transactions”). Following the closing of the Proposed Transactions (the “Closing”), the Company will be renamed “Montana Technologies Corporation” (the “Combined Company”).

As part of the Transactions, equity holders of Montana will receive aggregate consideration of approximately $421.9 million (subject to adjustment as described in the Merger Agreement), payable (i) in the case of Class B and holders of Class C common units of Montana (after giving effect to the conversion of all outstanding preferred units of Montana into Class B common units, which conversion will occur prior to the Closing), newly issued shares of Class A common stock, par value $0.0001 per share, of the Combined Company (“Combined Company Class A common stock”), with a value ascribed to each share of Combined Company Class A common stock of $10.00, (ii) in the case of holders of Class A common units of Montana, newly issued shares of Class B common stock, par value $0.0001 per share, of the Combined Company (“Combined Company Class B common stock”), which Combined Company Class B common stock will have a number of votes per share such that the equity holders of Montana as of immediately prior to the Closing will collectively own at least 80% of the voting power of all classes of stock of the Combined Company entitled to vote immediately following the Closing and (iii) in the case of Montana’s option holders and warrant holders, options and warrants of the Combined Company, respectively, having substantially similar terms to the applicable options and warrants of Montana.

Montana’s equity holders (other than warrant holders) will also have the opportunity to receive additional equity consideration (in each case, in accordance with their respective pro rata share) in the form of shares of Combined Company Class A common stock with a $10.00 value ascribed to each share (the “Earnout Shares”), only upon full completion of construction and operational viability (including all permitting, regulatory approvals and necessary or useful inspections) of new production capacity of Montana’s key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding contracts (or in the discretion of a majority of the independent members of the board of directors of the Combined Company, a non-binding letter of intent or indication of interest or similar writing that is substantially likely to become a binding contract) with a known price or pricing formula that exceeds a level of production capacity that is expected to generate Annualized EBITDA of more than $150,000,000 (the “Threshold Annualized EBITDA”), which shall be determined by a majority of the independent members of the board of directors of the Combined Company in its sole discretion, equal to (i) the ratio of (x) (1) the Annualized EBITDA that is expected from such new production capacity (the “Expected Annualized EBITDA”) less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous new production capacities for which previous earnouts were achieved, divided by (y) $150,000,000 multiplied by (ii) $200,000,000, provided that the aggregate Expected Annualized EBITDA may not exceed $300,000,000. The maximum value of the Earnout Shares will be capped at $200 million and the

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

ability to receive Earnout Shares will expire on the fifth anniversary of the Closing. A majority of the independent members of the board of directors of the Combined Company then serving will have sole discretion in determining, among other things, the achievement of the applicable milestones, the calculations of payments of Earnout Shares to the applicable Montana equity holders, the dates on which construction and operational viability of new production capacity is deemed completed and whether to consent to a transfer of the applicable Montana equity holder’s right to receive Earnout Shares. Earnout Shares issuable in respect of Montana options outstanding as of immediately prior to the effective time of the Merger may be issued to the holder of such Montana option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to the Combined Company or one of its subsidiaries through the date on which such Earnout Shares are issued, as determined by a majority of the independent members of the Combined Company Board. As of the date of the Merger Agreement, 100.0% of the total outstanding Class A common units of Montana and 72.7% of the total outstanding Class B common units of Montana (or an aggregate of approximately 76.6% of the total outstanding Class A common units and Class B common units of Montana in the aggregate) were held by unitholders that are expected to continue as directors, officers or employees of the Combined Company. The retention of certain holders of options of Montana who will continue as directors, officers or employees of the Combined Company (whose responsibilities are expected to include continued technology development and commercial execution) is integral to the achievement of the milestones that will determine whether Earnout Shares are payable. Montana does not believe that such targets are achievable absent the continued involvement of such persons. The Combined Company is expected to provide competitive compensation, benefits and equity awards (pursuant to the terms of the Montana Technologies Corporation 2023 Incentive Award Plan) to these individuals following the Merger in order to incentivize these individuals to continue to provide services to the Combined Company.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Company, Montana and other holders of the Company’s Class B common stock, $0.0001 par value per share (“Class B common stock”).

The Sponsor Support Agreement provides that as of immediately prior to (but subject to) the Closing, 1,380,736 (or 20%) of the Class B common stock held by the Sponsor as of the Closing will be subject to certain time and performance-based vesting provisions.

The Sponsor Support Agreement will terminate on the earlier of (i) the date the Proposed Transactions become effective or (ii) the termination of the Merger Agreement in accordance with its terms

Investment Agreement

On September 29, 2023, the Company entered into an Investment Agreement (the “Investment Agreement”) with Montana Technologies LLC (“Montana”), Contemporary Amperex Technology Co., Limited (“CATL”), CATL US Inc., an affiliate of CATL (“CATL US”) and Contemporary Amperex Technology USA Inc. an affiliate of CATL (“CATL USA,” and, together with CATL US and CATL, the “CATL Parties”), pursuant to which the CATL Parties agreed, among other things, that they will not, directly or indirectly, (i) acquire any additional units of the Company following the consummation of its proposed business combination with Montana (the “Business Combination,” and such surviving company, the “Post-Combination Company”), (ii) seek election to, or to place a representative on, Montana’s board of managers or the board of directors of the Post-Combination Company or (iii) acquire any securities of the Post-Combination Company if, following such acquisition, the CATL Parties and their affiliates would hold, in the aggregate, an interest in the Post-Combination Company of greater than 9.8% on either an economic or voting basis (the “CATL Ownership Limit”). In the event the CATL Parties and their affiliates exceed the CATL Ownership Limit, the CATL Parties have agreed, following written notice from the Post-Combination Company, to divest within five business days such number of Post-Combination Company securities as shall be necessary to cause the CATL Ownership Limit not to be exceeded. In addition, at any time the CATL Ownership Limit is exceeded, the CATL Parties have agreed to vote any voting power they hold in excess of 9.8% in accordance with the recommendation of the board of directors of the Post-Combination Company.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

The CATL Parties agreed that they will not, and will cause their affiliates not to, access, obtain or seek to access or obtain Montana’s or the Post-Combination Company’s trade secrets, know-how, or other confidential, proprietary or competitively sensitive information (excluding any such information that Montana is obligated to provide to CATL US, CAMT or CAMT’s subsidiaries pursuant to that certain Amended and Restated Joint Venture Agreement for CAMT, dated as of September 29, 2023, by and among Montana, CAMT Climate Solutions, Ltd. (“CAMT”) and CATL US), including by reverse engineering, or seeking to reverse engineer, any of Montana’s products.

Montana has agreed to use its reasonable best efforts to assist CATL USA in selling, prior to the consummation of the Business Combination, units of Montana representing at least 2% of Montana’s issued and outstanding units at a price per unit that is not materially lower than the price per unit implied by the valuation of Montana in connection with the Business Combination. In so assisting CATL USA, Montana is not obligated to incur any expenses or grant any concessions, nor is it obligated to prioritize any sale by CATL USA over its own capital raising or financing activities.

The Investment Agreement contains customary representations and warranties and may be terminated only with the written consent of the parties thereto.

Liquidity, Capital Resources and Going Concern

As of September 30, 2023, the Company had approximately $0.3 million in cash and working capital deficit of approximately $7.9 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on behalf of the Company in exchange for issuance of Founder Shares (as defined in Note 4) and a loan from a related party of approximately $115,000 under the Note (as defined in Note 4). The Company fully repaid the Note on December 17, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds under the Working Capital Loans (as defined and described in Note 4).

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that the liquidity needs, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern, which is considered to be one year from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 14, 2024. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date, as it may be extended. Over this time period, the Company will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the issuance date of these financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND LIQUIDITY (cont.)

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the Company and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a Target, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. The recent military conflict between Israel and militant groups led by Hamas has also caused uncertainty in the global markets. Further, the impact of these actions and related sanctions on the world economy are not determinable as of the date of these financial statements.

Certain purported shareholders of the Company sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form S-4, filed by the Company on August 9, 2023. The Demands seek additional disclosures to remedy these purported deficiencies. The Company believes that the allegations in the Demands are meritless.

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements of the Company have been prepared in U.S. dollars in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these financial statements as they are not required for interim financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023 or any future period.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on April 17, 2023, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2022, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on April 17, 2023.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, XPDB Merger Sub, LLC. There has been no intercompany activity since inception.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2023 and December 31, 2022.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in the Initial Public Offering (“Public Warrants”) and the Private Placement Warrants are not precluded from equity classification, based on the guidance in ASC 480 and ASC 815. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Upon completion of the Initial Public Offering, offering costs were allocated to the separable financial instruments issued in the Initial Public Offering on a relative fair value basis, compared to total proceeds received. Offering costs associated with the Class A common stock were charged to the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering. Offering costs associated with the Public Warrants and the Private Placement Warrants were recognized net in equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control)

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. Shares of Class A common stock of the Company feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2023 and December 31, 2022, 10,608,178 and 28,750,000, respectively, shares of Class A common stock subject to possible redemption were presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

In connection with the stockholders’ vote at the Special Meeting, the stockholders elected to redeem 18,141,822 shares of Class A common stock at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $188,132,132. After the satisfaction of the Redemption, the balance in the Trust Account as of September 30, 2023 was approximately $113,045,191. Upon completion of the Redemption, 10,608,178 shares of Class A common stock and 7,187,500 shares of Class B common stock remain issued and outstanding.

Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. This method would view the end of the reporting period as if it were also the redemption date of the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s effective tax rate was 86.09% and 25.4% for the three months ended September 30, 2023 and 2022, respectively, 54.12% and 49.04% for the nine months ended September 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2023 due to the increase in the valuation allowance.

Net (Loss) Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net (loss) income per common share is calculated by dividing the net (loss) income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net (loss) income does not consider the effect of the Public Warrants and the Private Placement Warrants to purchase an aggregate of 25,500,000 Class A common stock in the calculation of diluted (loss) income per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

under the treasury stock method. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the three and nine months ended September 30, 2023 and 2022. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
	For The Three Months Ended September 30,				For the Nine Months Ended September 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income per common stock

Numerator:
Allocation of net income	$28,345	$19,205	$625,075	$156,269	$896,463	$300,527	$316,790	$79,198

Denominator:
Basic and diluted weighted average common stock outstanding	10,608,178	7,187,500	28,750,000	7,187,500	21,440,108	7,187,500	28,750,000	7,187,500
Basic and diluted net income per common stock	$0.00	$0.00	$0.02	$0.02	$0.04	$0.04	$0.01	$0.01

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

On December 14, 2021, the Company consummated its Initial Public Offering of 28,750,000 Units, which included the exercise of the underwriters’ option to purchase an additional 3,750,000 Over-Allotment Units at the initial public offering price, generating gross proceeds of $287.5 million, and incurring offering costs of approximately $20.7 million, of which approximately $10.1 million was for deferred underwriting fees.

Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant. Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On March 30, 2021, the Sponsor paid $25,000 to cover for certain offering costs on behalf of the Company in exchange for issuance of 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). In November 2021, the Company effected a stock dividend of 1,437,500 shares of Class B common stock, resulting in there being an aggregate of 7,187,500 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock dividend. The initial stockholders agreed to forfeit up to an aggregate of 937,500 Founder Shares, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters exercised their over-allotment option in full on December 14, 2021; thus, these 937,500 Founder Shares were no longer subject to forfeiture.

In July 2021, the Sponsor transferred 30,000 Founder Shares to each of the four independent director nominees, a total of 120,000 Founder Shares. In November 2021, the Sponsor repurchased 30,000 shares of Class B common stock from a former independent director nominee at a price of $120. The transfer of the Founder Shares is in the scope of

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of September 30, 2023 and December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. As of September 30, 2023 and December 31, 2022, stock-based compensation of approximately $516,000 will be recognized at the date a Business Combination is considered probable (i.e., upon completion of a Business Combination).

In exchange for the Anchor Investors participating in the Initial Public Offering and the Private Placement, the Company agreed to sell 1,078,125 Founder Shares to the Anchor Investors, and the Anchor Investors agreed to purchase from the Company on the date of the initial Business Combination such Founder Shares. The Sponsor also agreed that in the event of such purchase by the Anchor Investors, the Sponsor will forfeit to the Company for no consideration a number of Founder Shares equal to the number of Founder Shares purchased by the Anchor Investors. Further, the Anchor Investors agreed that, if they do not own an aggregate of at least certain amount of Public Shares (such amount, the “Anchor Threshold”) at the time of any stockholder vote with respect to an initial Business Combination or the business day immediately prior to the completion of the initial Business Combination, the number of Founder Shares to be purchased by such Anchor Investors from the Company will be reduced pro rata by a fraction, the numerator of which will equal the Anchor Threshold less the number of Public Shares held by such Anchor Investors after giving effect to any redemptions of the Public Shares by such Anchor Investors and their affiliates, and the denominator of which will equal the Anchor Threshold; provided, however, in no event will such pro rata reduction in the number of Founder Shares to be purchased by the Anchor Investors reduce the number of Founder Shares to be purchased by more than 75%. The Company determined that the excess of the fair value of the Founder Shares to be acquired by the Anchor Investors upon the closing of the initial Business Combination (in which case the Sponsor also agreed to forfeit to the Company for no consideration a number of Founder Shares equal to the number of Founder Shares purchased by the Anchor Investors) should be recognized as an offering cost by the Company in accordance with SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offerings.” The Company estimated the aggregate fair value of the Sponsor’s agreement to sell Founder Shares to the Anchor Investors to be approximately $4.7 million using a Monte Carlo simulation. Accordingly, the additional offering cost is allocated to the separable financial instruments issued in the Initial Public Offering on a relative fair value basis, compared to total proceeds received. The allocated portion of the additional offering cost associated with the Class A common stock was charged to the carrying value of Class A common stock subject to possible redemption upon the completion of the Initial Public Offering.

The initial stockholders and the Anchor Investors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the initial stockholders and the Anchor Investors with respect to any Founder Shares.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 11,125,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor and the Anchor Investors, generating proceeds of approximately $11.1 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Related Party Loans

On March 30, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (as amended and restated on July 1, 2021, the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of December 14, 2021, the Company borrowed approximately $115,000 under the Note. The Company fully repaid the Note on December 17, 2021.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon completion of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2023 and December 31, 2022, the Company had no borrowings under the Working Capital Loans.

Advance from Related Party

On September 8, 2023, October 10, 2023 and November 9, 2023, pursuant to the approval of the Extension Amendment Proposal, the Sponsor contributed $300,000 to the Trust Account to extend the termination date. As of September 30, 2023, the Sponsor had advanced $300,000 to the Company.

Administrative Services Agreement

Commencing on December 9, 2021 through the earlier of consummation of the initial Business Combination and the Company’s liquidation, the Company agreed to pay affiliates of the Sponsor a total of $20,000 per month for office space, administrative and support services. During the three and nine months ended September 30, 2023, the Company incurred $60,000 and $180,000 of such fees, respectively, which are recognized in general and administrative expenses — related party, in the accompanying condensed consolidated statements of operations. During the three and nine months ended September 30, 2022, the Company incurred $60,000 and $180,000 of such fees, respectively, which are recognized in general and administrative expenses — related party, in the accompanying condensed consolidated statements of operations. As of September 30, 2023 and December 31, 2022, the Company had $440,000 and $260,000, respectively, payable in connection with such agreement, included as accrued expenses in the accompanying condensed consolidated balance sheets.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration rights. However,

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit on all Units sold in the Initial Public Offering, except for the Units purchased by the Anchor Investors, or approximately $5.3 million in the aggregate, paid upon the closing of the Initial Public Offering.

An additional fee of $0.35 per Unit, or approximately $10.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 20, 2023, BofA Securities, Inc. waived its entitlement to the payment of any deferred discount to be paid under the terms of underwriting agreement. As a result, the reduction in deferred fees was allocated on a pro rata basis between additional paid-in capital and other income based upon the original amount of the deferred underwriting fees allocation to the liability-classified instruments in the initial public offering. Therefore, the deferred underwriting fee was reduced by $4,025,000, of which $205,275 is reflected in the condensed consolidated statement of operations as other income and $3,819,725 is charged to additional paid-in capital in the statement of stockholders’ deficit. As a result of the waiver, the outstanding deferred underwriting fee payable was reduced to approximately $6.0 million.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On June 9, 2023, the Company’s stockholders redeemed 18,141,822 shares of Class A shares of common stock for a total of $188,132,132. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of September 30, 2023 and concluded that it is probable that a contingent liability should be recorded. As of September 30, 2023, the Company recorded $1,881,321 of excise tax liability calculated as 1% of shares redeemed on June 9, 2023.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 10,608,178 and 28,750,000, respectively, shares of Class A common stock outstanding, which were all subject to possible redemption and classified outside of permanent equity in the accompanying condensed consolidated balance sheets.

In connection with the stockholders’ vote at the Special Meeting, the stockholders elected to redeem 18,141,822 shares of Class A common stock at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $188,132,132. After the satisfaction of the Redemption, the balance in the Trust Account as of September 30, 2023 was approximately $113,045,191. Upon completion of the Redemption, 10,608,178 shares of Class A common stock and 7,187,500 shares of Class B common stock remain issued and outstanding.

The Class A common stock subject to possible redemption reflected on the condensed consolidated balance sheets is reconciled on the following table:

Gross proceeds	$287,500,000
Less:
Proceeds allocated to Public Warrants	(14,662,500)
Issuance costs allocated to Class A common stock	(19,627,833)
Plus:
Adjust carrying value to initial redemption value	40,083,762
Class A common stock subject to possible redemption as of December 31, 2022	293,293,429
Less:
Redemption	(188,132,132)
Plus:
Remeasurement of carrying value to initial redemption value	7,357,845
Class A common stock subject to possible redemption as of September 30, 2023	$112,519,142

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 500,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were 10,608,178 and 28,750,000, respectively, shares of Class A common stock issued and outstanding, all of which were subject to possible redemption and were classified outside of permanent equity in the accompanying condensed consolidated balance sheets (see Note 6).

In connection with the stockholders’ vote at the Special Meeting, the stockholders elected to redeem 18,141,822 shares of Class A common stock at a redemption price of approximately $10.37 per share, for an aggregate redemption amount of approximately $188,132,132. After the satisfaction of the Redemption, the balance in the Trust Account as of September 30, 2023 was approximately $113,045,191. Upon completion of the Redemption, 10,608,178 shares of Class A common stock and 7,187,500 shares of Class B common stock remain issued and outstanding.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

Class B Common Stock — The Company is authorized to issue 50,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were 7,187,500 shares of Class B common stock issued and outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders and vote together as a single class, except as required by law; provided, that, prior to the Company’s initial Business Combination, holders of the Class B common stock will have the right to appoint all of the Company’s directors and remove members of the board of directors for any reason, and holders of the Class A common stock will not be entitled to vote on the appointment of directors during such time.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the shares of Class B common stock will convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the issued and outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of all shares of common stock issued and outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination.

Warrants — As of September 30, 2023 and December 31, 2022, the Company has 14,375,000 and 11,125,000 Public Warrants and Private Placement Warrants outstanding, respectively. Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company completes the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger prices described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” to be equal to 180% of the higher of the Market Value and the Newly Issued Price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be non-redeemable and will be exercisable on a cashless basis at the option of the holder.

Redemption of Public Warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

Unless the Company has elected to require Public Warrant holders to exercise such warrants on a cashless basis, the Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Level 1	Level 2	Level 3
September 30, 2023 – Assets
Investments held in Trust Account	$113,045,191	—	—
December 31, 2022 – Assets
Investments held in Trust Account	$294,395,846	—	—

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels for the period from March 23, 2021 (inception) through September 30, 2023.

Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements other than described below.

On October 10, 2023 and November 9, 2023, pursuant to the approval of the Extension Amendment Proposal, the Sponsor contributed $300,000, on each occasion, to the Trust Account to extend the termination date to December 14, 2023.

On November 12, 2023, the Company entered into an arrangement pursuant to which, under certain circumstances, up to 2% of the proceeds of the capital raised in transactions arranged by certain third parties from investors located in certain limited jurisdictions may be paid to such third parties. On December 14, 2023, Montana agreed to reimburse, and did reimburse, the Company 50% of certain expenses incurred by third parties and paid by the Company in connection with this arrangement.

On December 12, 2023, the Company’s board of directors approved an extension of the date by which the Company must consummate an initial business combination from December 14, 2023 to January 14, 2024.

On December 14, 2023, the Company and Continental Stock Transfer & Trust Company (“CST”) entered into Amendment No. 1 to that certain Investment Management Trust Agreement, dated December 9, 2021, by and between the Company and CST (the “Trust Amendment”), to allow CST, upon written instruction of the Company, to (i) hold the funds in the Company’s Trust Account uninvested, (ii) hold the funds in an interest-bearing bank demand deposit account or (iii) invest and reinvest the funds in solely United States government securities having a maturity of 185 days or less, or in money market funds that invest only in direct U.S. government treasury obligations. Furthermore, on December 14, 2023, the Company instructed CST to hold the funds in the Trust Account in a segregated, interest-bearing bank demand deposit account. Such deposit account carries a variable rate, and the Company cannot assure its stockholders that the initial rate will not decrease or increase significantly.

On December 14, 2023, the Company withdrew $410,000 from the Trust Account to pay estimated federal income taxes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

To the Members of
Montana Technologies LLC
Ronan, Montana

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Montana Technologies LLC (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, members’ equity, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is in the development stage and has no operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ BDO USA, P.A.

We have served as the Company’s auditor since 2018

Houston, Texas
August 8, 2023

MONTANA TECHNOLOGIES LLC
BALANCE SHEETS

	December 31,
	2022	2021
Assets
Current assets
Cash	$5,211,486	$3,088,080
Prepaid expenses and other assets	105,139	113,582
Total current assets	5,316,625	3,201,662
Operating lease right-of-use asset	70,752	—
Property and equipment, net	8,173	12,514
Total assets	$5,395,550	$3,214,176

Liabilities and members’ equity
Current liabilities
Accounts payable	$74,030	$166,063
Accrued expenses	89,655	66,808
Operating lease liability	21,216	—
Total current liabilities	184,901	232,871
Operating lease liability, non-current	49,536	—
Total liabilities	$234,437	$232,871
Commitments and contingencies (Note 10)
Members’ equity
Members’ contributions	$2,047,872	$1,522,473
Preferred units	8,902,226	4,454,888
Accumulated deficit	(5,788,985)	(2,996,056)
Total members’ equity	5,161,113	2,981,305
Total liabilities and members’ equity	$5,395,550	$3,214,176

The accompanying notes are an integral part of these financial statements.

MONTANA TECHNOLOGIES LLC
STATEMENTS OF OPERATIONS

	Year ended December 31,
	2022	2021
Costs and expenses:
Research and development	$1,741,380	$1,183,252
General and administrative	960,122	992,893
Sales and marketing	87,086	77,929
Impairment of intangible assets	—	54,901
Depreciation and amortization	4,341	509
Total costs and expenses	2,792,929	2,309,484

Loss before income taxes	(2,792,929)	(2,309,484)
Income tax expense	—	—
Net loss	$(2,792,929)	$(2,309,484)

Weighted average common units outstanding, basic and diluted	1,247,340	1,188,654
Basic and diluted net loss per common unit	$(2.00)	$(1.82)

Weighted average preferred units outstanding, basic and diluted	98,045	42,161
Basic and diluted net loss per preferred unit	$(3.02)	$(3.58)

The accompanying notes are an integral part of these financial statements.

MONTANA TECHNOLOGIES LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

	Members’ Contributions	Preferred Units	Accumulated Deficit	Total Members’ Equity
Balance at January 1, 2021	$1,436,673	$—	$(686,572)	$750,101
Contributions	85,800	—	—	85,800
Issuance of preferred units	—	5,000,000	—	5,000,000
Issuance costs	—	(545,112)		(545,112)
Net loss	—	—	(2,309,484)	(2,309,484)
Balance at December 31, 2021	$1,522,473	$4,454,888	$(2,996,056)	$2,981,305
Contributions	525,399	—	—	525,399
Issuance of preferred units	—	4,744,372	—	4,744,372
Issuance costs	—	(297,034)	—	(297,034)
Net loss	—	—	(2,792,929)	(2,792,929)
Balance at December 31, 2022	$2,047,872	$8,902,226	$(5,788,985)	$5,161,113

The accompanying notes are an integral part of these financial statements.

MONTANA TECHNOLOGIES LLC
STATEMENTS OF CASH FLOWS

	December 31,
	2022	2021
Cash Flows from Operating Activities
Net loss	$(2,792,929)	$(2,309,484)
Adjustment to reconcile net loss to cash used in operating activities
Depreciation and amortization	4,341	509
Amortization of operating lease right-of-use assets	20,000	—
Impairment of intangible assets	—	54,901
Changes in operating assets and liabilities:
Prepaid Expenses and Other Assets	8,443	194,751
Right of use assets and lease liabilities	(20,000)	—
Accounts payable	(92,033)	155,199
Accrued expenses and other liabilities	22,847	14,335
Net cash used in operating activities	(2,849,331)	(1,889,789)

Cash flows from Investing Activities
Purchases of fixed assets	—	(13,023)
Net cash used in investing activities	—	(13,023)

Cash flows from Financing Activities
Member Contributions	525,399	85,800
Issuance of preferred units	4,744,372	5,000,000
Issuance costs	(297,034)	(545,112)
Net cash provided by financing activities	4,972,737	4,540,688
Net increase in cash	2,123,406	2,637,876
Cash, beginning of period	3,088,080	450,204
Cash, end of the period	$5,211,486	$3,088,080

The accompanying notes are an integral part of these financial statements.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS OPERATIONS

Montana Technologies LLC (the “Company”) was established in 2018. The Company was established to pursue the development and expected commercialization of various technological innovations, and may engage in any activity or purpose permitted for a limited liability company organized in Delaware. The Company has created a transformational technology that provides significant energy efficiency gains in air conditioning and comfort cooling applications, as well as a potential source of potable water, all through its proprietary “AirJoule” unit.

Note 2 — LIQUIDITY AND GOING CONCERN

Historically, the Company’s primary sources of liquidity have been cash flows from contributions from founders or other investors. The Company reported operating losses for the years ended December 31, 2022 and 2021 and negative cash flows from operations of $2.8 million and $1.9 million for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, the Company had an aggregate cash balance of $5.2 million, a net working capital of $5.1 million, and accumulated deficit of $5.8 million.

The Company’s future capital requirements will depend on many factors, including the Company’s timing and extent of its research and development efforts, building of facilities, and establishment of a sales and marketing team. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity raises as well as debt securities in the capital markets if necessary. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company’s management has determined that its liquidity condition raises substantial doubt about its ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), expressed in U.S. dollars. The accompanying financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by the FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The financial statements have been prepared assuming the Company will continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Some of the more significant estimates include estimates of amortization and depreciation and estimates relating to leases. Due to the uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash and Concentration of Credit Risk

The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short-term nature of these instruments. As of December 31, 2022 and 2021, there were no cash equivalents. The Company maintains cash balances at financial institutions that may exceed the Federal Deposit Insurance Corporation’s insurance limits. The amounts over these insured limits as of December 31, 2022 and 2021 was $4,961,486 and $2,838,080, respectively. The Company mitigates this concentration of credit risk by monitoring the credit worthiness of the financial institutions. No losses have been incurred to date on any deposits.

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the combined consolidated statements of income.

Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of depreciable assets. The lives used in computing depreciation for significant asset classes are as follow:

Estimated useful lives
Machinery and Equipment	3 years
Vehicles	3 years

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expenses are included with depreciation and amortization in the statements of operations.

Long-Lived Asset Impairment (Excluding Intangibles)

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No impairment loss was recognized during the year ended December 31, 2022. No impairment charges were recorded for the years ended December 31, 2022 and 2021.

Intangible Assets Subject to Amortization

Intangible assets include tradename, customer lists and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired trademark, are capitalized as part of the intangible and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

intangible assets. If such intangible assets are considered to be impaired, the recognized impairment is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued. As of December 31, 2022 and 2021, the Company does not have any intangible assets subject to amortization. An impairment loss of $54,901 was recognized in 2021.

Leases

In February 2016, the FASB issued ASU No. 2016-02 which created ASC Topic 842, “Leases,” to require balance sheet recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. In July 2018, the FASB issued ASU 2018-11, to provide another transition method in addition to the existing transition method, allowing entities to initially apply the new standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Additionally, the FASB has issued other ASU’s to clarify application of the guidance in the original standard and to provide practical expedients for applying the standard, all of which are effective upon adoption. For non-public entities, this standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.

The Company has adopted the standard as of January 1, 2022. This standard requires the Company to recognize right-of-use assets and lease liabilities on the balance sheet for identified property that is subject to operating lease agreements. The Company elected to adopt this standard by applying the additional transition method set forth in ASU 2018-11, whereby the Company implemented the provisions of the new standard to existing leases by recognizing and measuring lease assets and liabilities on the balance sheet as of January 1, 2022, as well as a cumulative-effect adjustment to the opening balances of members’ accumulated deficit. The impact on retained deficit was de-minimis. Consequently, the reporting of leases for the prior year continues to be provided in accordance with ASC Topic 840, which was effective during that period. The Company elected the package of practical expedients permitted under the transition guidance within ASC Topic 842.

Income Taxes

The Company has elected to be taxed as a partnership under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Under these provisions, the taxable income or tax loss of the Company is passed through to its members and reported on their individual tax returns. Therefore, no provision or liability and no tax benefit or asset related to federal income taxes has been included in these financial statements. There were neither liabilities nor deferred tax assets relating to uncertain income tax positions taken or expected to be taken on the tax returns.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. When applicable, the Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Research and Development Cost

The Company accounts for research and development cost (“R&D”) in accordance with FASB ASC Topic 730, “Research and Development.” R&D represents costs incurred in performing research aimed at the discovery of new knowledge and the advancement of techniques to bring significant improvements to products and processes. Costs incurred in developing a product include consulting, engineering, construction and costs incurred to build prototypes.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The Company classifies fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1	—	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2	—

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3	—

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including accounts payable, accrued expenses, and other liabilities approximate fair value due to their relatively short maturities.

Share-Based Compensation

The Company accounts for share-based compensation arrangements granted to employees in accordance with ASC Topic 718, “Compensation: Stock Compensation,” by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

Earnings (Loss) Per Unit

The Company computes basic earnings per unit (“EPS”) by dividing loss available to members by the weighted average number of participating units outstanding for the reporting period. All securities that meet the definition of a participating security, irrespective of whether the securities are convertible, nonconvertible, or potential common stock securities, shall be included in the computation of basic EPS using the two-class method. However, when the different classes of units have identical rights and privileges except voting rights, whereby they share equally in dividends and residual net assets on a per unit basis, the classes can be combined and presented as one class for EPS purposes.

Diluted loss per share is calculated by dividing net earnings (loss) by the weighted average number of participating units and dilutive participating unit equivalents outstanding. During the periods when they are anti-dilutive, participating unit equivalents, if any, are not considered in the computation. As of December 31, 2022 and 2021, there were no anti-dilutive participating unit equivalents outstanding.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The earnings per share presented in the statements of operations is based on the following:

	For the Year Ended December 31,
	2022		2021
	Common Units	Participating Preferred Units	Common Units	Participating Preferred Units
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss), as adjusted	$(2,496,766)	$(296,163)	$(2,158,589)	$(150,895)
Denominator:
Basic and diluted weighted average shares outstanding	1,247,340	98,045	1,188,654	42,161
Basic and diluted net income (loss) per ordinary share	$(2.00)	$(3.02)	$(1.82)	$(3.58)

New Accounting Pronouncements

Recently Adopted Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)”. ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in US GAAP. The ASU’s amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company has adopted ASU 2020-06 as of January 1, 2021 and it did not have a material impact on the financial statements.

Recently Issued Accounting Standards

The Company is expected to be an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses” (Topic 326), which requires that an entity measure and recognize expected credit losses for financial assets held at amortized cost and replaces the incurred loss impairment methodology in current GAAP with a methodology that requires consideration of a broader range of information to estimate credit losses. The guidance also modifies the impairment model for available-for-sale debt securities. ASU 2016-13 is effective for the Company’s fiscal year beginning January 1, 2023. The Company is currently evaluating the impact of ASU 2016-13 on its financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”. ASU 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. In December 2022, the FASB issued ASU 2022-06, “Reference Rate Reform (Topic 848) — Deferral of the Sunset Date of Topic 848 (ASU 2022-06)”, which extends the optional transition relief to ease the potential burden in accounting for reference rate reform on financial reporting. The transition relief is provided through December 31, 2024 based on the expectation that the LIBOR will cease to be published as of June 30, 2023. The amendments are effective prospectively at any point through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2022	2021
Equipment and machinery	$7,728	$7,728
Vehicles	5,295	5,295
Total Cost	13,023	13,023
Less: Accumulated depreciation	(4,850)	(509)
Property and equipment, net	$8,173	$12,514

Depreciation expense related to the Company’s property and equipment was $4,341 and $509 for the year ended December 31, 2022 and 2021, respectively, which were included in the accompanying statements of operations.

Note 5 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes accrued expenses and other current liabilities:

	December 31,
	2022	2021
Accrued royalty (see note 10)	$50,000	$—
Accrued payroll	19,839	18,308
Professional services	—	30,000
Engineering Consulting	8,220	18,500
Business development	7,515	—
Accrued other	4,081	—
	$89,655	$66,808

Note 6 — LEASES

The Company’s lease consists of an operating property lease with an initial term of two years, with an option to extend for another two-year term. Lease expense was $20,000 and $0 for the years ended December 31, 2022 and 2021, respectively, and was included in the selling, general and administrative costs in the statements of operations. Total cash paid for operating leases was $20,000 with a weighted average remaining term of 38 months and a weighted average discount rate of 4.71%.

At December 31, 2022, approximate future minimum rental payments required under the lease agreement are as follows:

Year Ending December 31,	Operating Lease
2023	$24,000
2024	24,000
2025	24,000
2026	4,000
Total undiscounted lease payments	76,000
Less: effects of discounting	5,248
Operating Lease Liability	$70,752

Classified as:
Current lease liabilities	$21,216
Non-current lease liabilities	$49,536

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 7 — PREFERRED UNITS

The Company is authorized to issue preferred units which are divided into Series A Preferred Units and Series B Preferred Units. The Company issued 82,142 Series B Preferred units in 2022 and 84,092 Series A Preferred units 2021 with net capital raises of $4,447,338 and $4,454,888 in 2022 and 2021, respectively. The Company intends to use the additional capital from the preferred issuances to continue its prototype development both internally and in conjunction with strategic partners with the goal of moving closer to product purchase commitments that can lead to commercial sales. The preferred units offer liquidation preferences and can be converted into interests of the most senior class of units issued after giving effect to certain new equity financings over certain dollar thresholds and valuations. The preferred units are non-voting.

Note 8 — MEMBERS’ CONTRIBUTIONS, OPTIONS AND WARRANTS

The Company is authorized to issue common units and preferred units. The common units are divided into Class A, Class B and Class C common units. The Class A common units, Class B common units and Class C common units shall be identical, except with respect to certain voting and approval rights. The Class A common units and Class B common units shall have the rights to designate certain Managers of the Company. The Class C common units shall be non-voting and shall entitle the holders thereof only to the economic rights of a holder of common units. See Note 7 for preferred units.

Profits and Losses are allocated based on provisions of the Company’s operating agreement.

As of December 31, 2022, the Company has issued 200,000 Class A common units 1,201,419 Class B common units and no Class C common units.

Warrants

In 2020, the Company issued 284,790 warrants in connection with equity contributions. All of the warrants had a strike price of $2.86 per unit, and a portion of the warrants in 2022 were exercised on a cashless basis. The exercise of warrants in 2022 and 2021 resulted in the issuance of 198,464 and 30,000 Class B common units, for $525,399 and $85,800, respectively.

There were 19,300 and 254,790 warrants outstanding at December 31, 2022 and 2021, respectively. The 19,300 warrants outstanding at December 31, 2022 expire on October 15, 2024.

Options

During 2020, the Company issued 115,000 options (90,000 at an exercise price of $0.625 and 25,000 at an exercise price of $2.86), which all immediately vested. It was determined that the fair value of the options at grant date was zero given the development stage of the Company.

The Company issued 15,000 options that immediately vested during early 2021 to the new Chief Financial Officer and a new board member at an exercise price equal to $2.86 per unit, equivalent to the price paid per unit when the Company completed its equity raise in late 2020. It was determined that the fair value of the options at grant date was zero given the development stage of the Company. No options were issued in 2022.

Of the 130,000 options outstanding at year-end 2022, 65,000 options expire on September 22, 2030, 25,000 options expire on October 15, 2025, 25,000 options expire on December 7, 2030, 3,000 options expire on March 15, 2031 and 12,000 options expire on April 8, 2031. The Company has elected to account for forfeitures as they occur.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 8 — MEMBERS’ CONTRIBUTIONS, OPTIONS AND WARRANTS (cont.)

The following table represents option activity for the years ended December 31, 2022 and 2021.

	Units	Weighted Average Exercise Price
Options outstanding, January 1, 2021	115,000	$1.11
Options issued in 2021	15,000	2.86
Options outstanding, December 31, 2021 and 2022	130,000	$1.31
Options exercisable, December 31, 2021 and 2022	130,000	$1.31

Note 9 — RELATED PARTY TRANSACTIONS

The Company has a property lease agreement with its CEO as discussed in Note 6.

Note 10 — COMMITMENTS AND CONTINGENCIES

The Company is involved in various legal matters arising in the normal course of business. In the opinion of the Company’s management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the financial position and results of operations of the Company.

Risks and Uncertainties

The Company, as an early-stage business without any current operations, product sales or revenue, has historically been dependent upon the sourcing of external capital to fund its overhead and product development costs. This is a typical situation for any early-stage company without product sales to be in, and the Company raised additional capital in 2022 and 2021 via the exercise of warrants and issuance of preferred units.

License Agreement

In October 2021, the Company entered into a patent license agreement with a third party whereby the third party granted the Company rights to use certain of their patents in exchange for an upfront payment and royalties based on a percentage of net sales until such patents expire. In connection with this, the Company agreed to a minimum royalty amount of $50,000 for the year ended December 31, 2022, which has been accrued by the Company in the accompanying balance sheet. Future minimum royalties are as follows:

Year Ending December 31,
2023	$150,000
2024	250,000
2025 and each year through the date the patents expire	300,000

Note 11 — SUBSEQUENT EVENTS

Subsequent events have been evaluated through August 8, 2023, which is the date the financial statements were available to be issued. The Company’s management has identified the following subsequent events:

The Company completed a preferred equity financing during February 2023 with TEP Montana, LLC (“TEP Montana”) in the amount of $255,861 (4,426 Series B Preferred Units at a purchase price of $57.76). TEP Montana received an additional 4.2% equity stake in the Company on a fully-diluted basis and has a liquidation preference.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 11 — SUBSEQUENT EVENTS (cont.)

On April 1, 2023, the Company approved an increase in the number of units of membership interest which the Company has available to issue from its Incentive Equity Pool from 10,000 Class C Common Units to 100,000 Class C Common Units. In addition, on April 1, 2023, the Managers established a Compensation Committee to oversee and implement the Company’s compensation matters.

On April 5, 2023, the Compensation Committee granted 16,100 options exercisable for Class C Common Units pursuant to the Incentive Equity Plan to key team members of the Company. The options immediately vest, have an exercise price of $11.55 and a term of seven years.

On June 5, 2023, XPDB, a Delaware Corporation, and Merger Sub, a Delaware limited liability company and wholly owned subsidiary of XPDB, entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with the Company, pursuant to which, and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger” and, along with the transactions contemplated in the Merger Agreement, the “Transactions”), with the Company surviving the Merger as a wholly owned subsidiary of XPDB. Following the closing of the Merger (the “Closing”), XPDB will be renamed “Montana Technologies Corporation” (the “Post-Combination Company”). The transaction is subject to stockholder approvals and other closing conditions.

MONTANA TECHNOLOGIES LLC
CONDENSED BALANCE SHEETS

	September 30, 2023 (unaudited)	December 31, 2022
Assets
Current assets
Cash	$1,329,444	$5,211,486
Prepaid expenses and other assets	189,675	105,139
Total current assets	1,519,119	5,316,625
Operating lease right-of-use asset	54,934	70,752
Property and equipment, net	103,867	8,173
Total assets	$1,677,920	$5,395,550

Liabilities and members’ (deficit) equity
Current liabilities
Accounts payable	$1,514,848	$74,030
Accrued expenses	3,051,408	89,655
Operating lease liability	21,977	21,216
Total current liabilities	4,588,233	184,901
Operating lease liability, non-current	32,957	49,536
Total liabilities	4,621,190	234,437
Commitments and contingencies (Note 10)
Members’ (deficit) equity
Members’ contributions	2,108,452	2,047,872
Preferred units	9,158,087	8,902,226
Accumulated deficit	(14,209,809)	(5,788,985)
Total members’ (deficit) equity	(2,943,270)	5,161,113
Total liabilities and members’ (deficit) equity	$1,677,920	$5,395,550

The accompanying notes are an integral part of these condensed financial statements.

MONTANA TECHNOLOGIES LLC
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Costs and expenses:
Research and development	$814,749	$377,846	$2,518,836	$1,014,455
General and administrative	3,570,892	191,959	5,602,081	603,900
Sales and marketing	167,890	—	306,466	23,331
Depreciation and amortization	1,086	1,086	3,256	3,256
Loss from operations	4,554,617	570,891	8,430,639	1,644,942

Other income (expense), net:
Interest income	6,264	—	9,815	—
Total other income, net	6,264	—	9,815	—

Loss before income taxes	(4,548,353)	(570,891)	(8,420,824)	(1,644,942)
Income tax expense	—	—	—	—
Net loss	$(4,548,353)	$(570,891)	$(8,420,824)	$(1,644,942)

Weighted average common units outstanding, basic and diluted	1,404,419	1,202,955	1,402,634	1,202,955
Basic and diluted net loss per common unit	$(2.89)	$(0.44)	$(5.35)	$(1.28)

Weighted average preferred units outstanding, basic and diluted	170,660	84,092	169,917	84,092
Basic and diluted net loss per preferred unit	$(2.89)	$(0.44)	$(5.37)	$(1.28)

The accompanying notes are an integral part of these condensed financial statements.

MONTANA TECHNOLOGIES LLC
CONDENSED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
(Unaudited)

	Members’ Contributions	Preferred Units	Accumulated Deficit	Total Members’ Equity (Deficit)
Balance at January 1, 2023	$2,047,872	$8,902,226	$(5,788,985)	$5,161,113
Issuance of preferred units	—	255,861	—	255,861
Net loss	—	—	(834,627)	(834,627)
Balance at March 31, 2023	$2,047,872	$9,158,087	$(6,623,612)	$4,582,347
Exercise of warrants	8,580	—	—	8,580
Share-based compensation	52,000	—	—	52,000
Net Loss	—	—	(3,037,844)	(3,037,844)
Balance at June 30, 2023	$2,108,452	$9,158,087	$(9,661,456)	$1,605,083
Net Loss	—	—	(4,548,353)	(4,548,353)
Balance at September 30, 2023	$2,108,452	$9,158,087	$(14,209,809)	$(2,943,270)
	Members’ Contributions	Preferred Units	Accumulated Deficit	Total Members’ Equity
Balance at January 1, 2022	$1,522,473	$4,454,888	$(2,996,056)	$2,981,305
Net loss	—	—	(512,722)	(512,722)
Balance at March 31, 2022	$1,522,473	$4,454,888	$(3,508,778)	$2,468,583
Net loss	—	—	(561,329)	(561,329)
Balance at June 30, 2022	$1,522,473	$4,454,888	$(4,070,107)	$1,907,254
Net Loss	—	—	(570,891)	(570,891)
Balance at September 30, 2022	$1,522,473	$4,454,888	$(4,640,998)	$1,336,363

The accompanying notes are an integral part of these condensed financial statements.

MONTANA TECHNOLOGIES LLC
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine months ended
	September, 2023	September, 2022
Cash Flows from Operating Activities
Net loss	$(8,420,824)	$(1,644,942)
Adjustment to reconcile net loss to cash used in operating activities
Depreciation and amortization	3,256	3,256
Share-based compensation	52,000	—
Amortization of operating lease right-of-use assets	15,818	—
Changes in operating assets and liabilities:
Prepaid Expenses and Other Assets	(84,536)	(54,321)
Accounts payable	1,440,818	89,810
Accrued expenses and other liabilities	2,961,753	(29,528)
Right of use assets and lease liabilities	(15,818)	—
Net cash used in operating activities	$(4,047,533)	$(1,635,725)

Cash flows from Investing Activities
Purchase of fixed assets	(98,950)	—
Net cash used in investing activities	(98,950)	—

Cash flows from Financing Activities
Exercise of warrants	8,580	—
Issuance of preferred units	255,861	—
Net cash provided by financing activities	$264,441	$—
Net decrease in cash	(3,882,042)	(1,635,725)
Cash, beginning of period	5,211,486	3,088,080
Cash, end of the period	$1,329,444	$1,452,355

The accompanying notes are an integral part of these condensed financial statements.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 1 — ORGANIZATION AND BUSINESS OPERATIONS

Montana Technologies LLC (the “Company”) was established in 2018. The Company was established to pursue the development and expected commercialization of various technological innovations, and may engage in any activity or purpose permitted for a limited liability company organized in Delaware. The Company has created a transformational technology that provides significant energy efficiency gains in air conditioning and comfort cooling applications, as well as a potential source of potable water, all through its proprietary “AirJoule” units.

On June 5, 2023, XPDB, a Delaware corporation, and Merger Sub, a Delaware limited liability company and wholly owned subsidiary of XPDB, entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with the Company, pursuant to which, and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger” and, along with the transactions contemplated in the Merger Agreement, the “Transactions”) , with the Company surviving the Merger as a wholly owned subsidiary of XPDB. Following the closing of the Merger (the “Closing”), XPDB will be renamed “Montana Technologies Corporation” (the “Post-Combination Company”). The transaction is subject to stockholder approvals and other closing conditions.

Note 2 — LIQUIDITY AND GOING CONCERN

Historically, the Company’s primary sources of liquidity have been cash flows from contributions from founders or other investors. The Company reported operating losses of $8,420,824 for the nine months ended September 30, 2023 and negative cash flows from operations of $4,047,533 for the nine months ended September 30, 2023. As of September 30, 2023, the Company had an aggregate cash balance of $1.3 million, a net working capital deficit of $3.1 million and accumulated deficit of $14.2 million.

The Company’s future capital requirements will depend on many factors, including the Company’s timing and extent of its research and development efforts, building of facilities and establishment of a sales and marketing team. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional equity raises as well as debt securities in the capital markets if necessary. If additional financing is required from outside sources, the Company may not be able to raise such capital on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company’s management has determined that its liquidity condition raises substantial doubt about the its ability to continue as a going concern through twelve months from the date these condensed financial statements are available to be issued. These condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information, expressed in U.S. dollars. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. The accompanying condensed consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the full fiscal year. References to GAAP issued by the FASB in these accompanying notes to the condensed financial statements are to the FASB Accounting Standards Codification (“ASC”). The December 31, 2022 condensed consolidated balance sheet herein was derived from the audited financial statements at that date, but does not include all disclosures including notes required by GAAP for complete financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting period.

Some of the more significant estimates include estimates of amortization and depreciation and estimates relating to leases. Due to the uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

Cash and Concentration of Credit Risk

The Company considers all highly liquid investments with a maturity of 90 days or less at the time of purchase to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short-term nature of these instruments. As of September 30, 2023 and December 31, 2022, there were no cash equivalents. The Company maintains cash balances at financial institutions that may exceed the Federal Deposit Insurance Corporation’s insurance limits. The amounts over these insured limits as of September 30, 2023 and December 31, 2022 was $69,651 and $4,963,548, respectively. The Company mitigates this concentration of credit risk by monitoring the credit worthiness of the financial institutions. No losses have been incurred to date on any deposits.

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the condensed statements of income.

Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of depreciable assets. The lives used in computing depreciation for significant asset classes are as follow:

Estimated useful lives
Machinery and Equipment	3 years
Vehicles	3 years

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expenses are included with depreciation and amortization in the statements of operations.

Long-Lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value, and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. No impairment loss was recognized as of September 30, 2023 and December 31, 2022.

Income Taxes

The Company has elected to be taxed as a partnership under the provisions of the Code. Under these provisions, the taxable income or tax loss of the Company is passed through to its members and reported on their individual tax returns. Therefore, no provision or liability and no tax benefit or asset related to federal income taxes has been included in these financial statements. There were neither liabilities nor deferred tax assets relating to uncertain income tax positions taken or expected to be taken on the tax returns.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. When applicable, the Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Research and Development Cost

The Company accounts for research and development cost (“R&D”) in accordance with FASB ASC Topic 730, “Research and Development.” R&D represents costs incurred in performing research aimed at the discovery of new knowledge and the advancement of techniques to bring significant improvements to products and processes. Costs incurred in developing a product include consulting, engineering, construction and costs incurred to build prototypes.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The Company classifies fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1	—	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2	—

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3	—

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including accounts payable, accrued expenses, and other liabilities approximate fair value due to their relatively short maturities and are classified as level 1.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Share-Based Compensation

The Company accounts for share-based compensation arrangements granted to employees in accordance with ASC Topic 718, “Compensation: Stock Compensation,” by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur.

Earnings (Loss) Per Unit

The Company computes basic earnings per unit (“EPS”) by dividing loss available to members by the weighted average number of participating units outstanding for the reporting period. All securities that meet the definition of a participating security, irrespective of whether the securities are convertible, nonconvertible, or potential common stock securities, shall be included in the computation of basic EPS using the two-class method. However, when the different classes of units have identical rights and privileges except voting rights, whereby they share equally in dividends and residual net assets on a per unit basis, the classes can be combined and presented as one class for EPS purposes.

Diluted loss per share is calculated by dividing net earnings (loss) by the weighted average number of participating units and dilutive participating unit equivalents outstanding. During the periods when they are anti-dilutive, participating unit equivalents, if any, are not considered in the computation. As of September 30, 2023 and 2022, there were no participating unit equivalents included in the calculation of EPS as their impact would be anti-dilutive.

The earnings per share presented in the statements of operations is based on the following for the three months ended September 30, 2023 and 2022:

	For the three months ended September 30,
	2023		2022
	Common Units	Participating Preferred Units	Common Units	Participating Preferred Units
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss), as adjusted	$(4,055,538)	$(492,815)	$(533,591)	$(37,300)
Denominator:
Basic and diluted weighted average shares outstanding	1,404,419	170,660	1,202,955	84,092
Basic and diluted net income (loss) per ordinary share	$(2.89)	$(2.89)	$(0.44)	$(0.44)

The earnings per share presented in the statements of operations is based on the following for the nine months ended September 30, 2023 and 2022:

	For the nine months ended September 30,
	2023		2022
	Common Units	Participating Preferred Units	Common Units	Participating Preferred Units
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net income (loss), as adjusted	$(7,508,427)	$(912,397)	$(1,537,467)	$(107,476)
Denominator:
Basic and diluted weighted average shares outstanding	1,402,634	169,917	1,202,955	84,092
Basic and diluted net income (loss) per ordinary share	$(5.35)	$(5.37)	$(1.28)	$(1.28)

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

New Accounting Pronouncements

The Company is expected to be an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses” (Topic 326), which requires that an entity measure and recognize expected credit losses for financial assets held at amortized cost and replaces the incurred loss impairment methodology in current GAAP with a methodology that requires consideration of a broader range of information to estimate credit losses. The guidance also modifies the impairment model for available-for-sale debt securities. ASU 2016-13 is effective for the Company’s fiscal year beginning January 1, 2023. The adoption of ASU 2016-13 had no impact on the financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”. ASU 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. In December 2022, the FASB issued ASU 2022-06, “Reference Rate Reform (Topic 848) — Deferral of the Sunset Date of Topic 848 (ASU 2022-06)”, which extends the optional transition relief to ease the potential burden in accounting for reference rate reform on financial reporting. The transition relief is provided through December 31, 2024 based on the expectation that the LIBOR will cease to be published as of June 30, 2023. The amendments are effective prospectively at any point through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.

Note 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30, 2023	December 31, 2022
Machinery and equipment	$106,678	$7,728
Vehicles	5,295	5,295
Total Cost	111,973	13,023
Less: Accumulated depreciation	(8,106)	(4,850)
Property and equipment, net	$103,867	$8,173

Depreciation expense related to the Company’s property and equipment was $1,086 for the three months ended September 30, 2023 and 2022, and $3,256 for the nine months ended September 30, 2023 and 2022, which were included in the accompanying condensed statements of operations.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 5 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes accrued expenses and other current liabilities:

	September 30, 2023	December 31, 2022
Accrued royalty (see note 10)	$112,500	$50,000
Accrued payroll	24,600	19,839
Legal fees	2,872,641	—
Professional services	22,250	—
Engineering consulting	—	8,220
Business development	—	7,515
Accrued other	19,417	4,081
	$3,051,408	$89,655

Note 6 — LEASES

The Company’s lease consists of an operating property lease with an initial term of two years, with an option to extend for another two-year term. Lease expense was $6,000 for the three months ended September 30, 2023 and 2022, respectively, and $18,000 and $14,000 for the nine months ended September 30, 2023 and 2022, respectively, and was included in general and administrative costs in the condensed statements of operations. Total cash paid for operating leases was $2,000 per month with a remaining term of 29 months and a discount rate of 4.71%.

At September 30, 2023, approximate future minimum rental payments required under the lease agreement are as follows:

Operating Lease
Remainder of 2023	$6,000
2024	24,000
2025	24,000
2026	4,000
Total undiscounted lease payments	58,000
Less: effects of discounting	3,066
Operating Lease Liability	$54,934

Classified as:
Current lease liabilities	$21,977
Non-current lease liabilities	$32,957

Note 7 — PREFERRED UNITS

The Company is authorized to issue preferred units which are divided into Series A Preferred Units and Series B Preferred Units. The Company intends to use the additional capital from the preferred issuances to continue its prototype development both internally and in conjunction with strategic partners with the goal of moving closer to product purchase commitments that can lead to commercial sales. The preferred units offer liquidation preferences and can be converted into interests of the most senior class of units issued after giving effect to certain new equity financings over certain dollar thresholds and valuations. The preferred units are non-voting.

The Company completed a preferred equity financing during February 2023 with TEP Montana, LLC (“TEP Montana”) in the amount of $255,861 (4,426 Series B Preferred Units at a purchase price of $57.76). TEP Montana received an additional 4.2% equity stake in the Company on a fully-diluted basis and has a liquidation preference.

The Company issued 84,092 Series A Preferred Units as of September 30, 2023. The Company issued 86,568 Series B Preferred units as of September 30, 2023, with net capital raises of $4,703,199 of which $255,861 was raised during the nine months ended September 30, 2023.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 8 — MEMBERS’ CONTRIBUTIONS, OPTIONS AND WARRANTS

The Company is authorized to issue common units and preferred units. The common units are divided into Class A, Class B and Class C common units. The Class A common units, Class B common units and Class C common units shall be identical, except with respect to certain voting and approval rights. The Class A common units and Class B common units shall have the rights to designate certain Managers of the Company. The Class C common units shall be non-voting and shall entitle the holders thereof only to the economic rights of a holder of common units. See Note 7 for preferred units.

On April 1, 2023, the Managers approved an increase in the number of Units of membership interest which the Company has available to issue from its Incentive Equity Pool from 10,000 Class C Common Units to 100,000 Class C Common Units. In addition, on April 1, 2023, the Managers established a Compensation Committee to oversee and implement the Company’s compensation matters.

Profits and Losses are allocated based on provisions of the Company’s operating agreement.

As of September 30, 2023 and December 31, 2022, the Company has issued 200,000 Class A common units, 1,204,419 and 1,201,419 Class B common units, respectively and no Class C common units.

Warrants

In 2020, the Company issued 284,790 warrants in connection with equity contributions. All of the warrants had a strike price of $2.86 per unit, and a portion of the warrants in 2022 were exercised on a cashless basis. The exercise of warrants in 2022 and 2021 resulted in the issuance of 198,464 and 30,000 Class B common units, for $525,399 and $85,800, respectively. The exercise of warrants in 2023 resulted in the issuance of 3,000 Class B common units for proceeds of $8,580.

There were 16,300 and 19,300 warrants outstanding at September 30, 2023 and December 31, 2022, respectively. The 16,300 warrants outstanding at September 30, 2023 expire on October 15, 2024.

Options

The Company issued 15,000 options that immediately vested during early 2021 to the new Chief Financial Officer and a new board member at an exercise price equal to $2.86 per unit, equivalent to the price paid per unit when the Company completed its equity raise in late 2020. It was determined that the fair value of the options at grant date was zero given the development stage of the Company.

On April 5, 2023, the Compensation Committee granted 16,100 options exercisable for Class C Common Units pursuant to the Incentive Equity Plan to key team members of the Company. The options immediately vest, have an exercise price of $11.55, and a term of seven years, and a grant date fair value of $3.23. For the nine months ended September 30, 2023, total stock-based compensation expense of $52,000 was recognized in general and administrative expenses on the accompanying statement of operations.

Of the 146,100 options outstanding at September 30, 2023, 65,000 options expire on September 22, 2030, 25,000 options expire on October 15, 2025, 25,000 options expire on December 7, 2030, 3,000 options expire on March 15, 2031, 12,000 options expire on April 8, 2031 and 16,100 options expire on April 4, 2030. The Company has elected to account for forfeitures as they occur.

The following table represents option activity at September 30, 2023 and December 31, 2022.

	Units	Weighted Average Exercise Price
Options outstanding, September 30, 2023	146,100	$2.44
Options exercisable, December 31, 2022	130,000	$1.31

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 9 — RELATED PARTY TRANSACTIONS

The Company has a property lease agreement with its Chief Executive Officer as discussed in Note 6.

Note 10 — COMMITMENTS AND CONTINGENCIES

The Company is involved in various legal matters arising in the normal course of business. In the opinion of the Company’s management and legal counsel, the amount of losses that may be sustained, if any, would not have a material effect on the financial position and results of operations of the Company.

Risks and Uncertainties

The Company, as an early-stage business without any current operations, product sales or revenue, has historically been dependent upon the sourcing of external capital to fund its overhead and product development costs. This is a typical situation for any early-stage company without product sales to be in, and the Company raised additional capital via the exercise of warrants and issuance of preferred units.

License Agreement

In October 2021, the Company entered into a patent license agreement with a third party whereby the third party granted the Company rights to use certain of their patents in exchange for an upfront payment and royalties based on a percentage of net sales until such patents expire. In connection with this, the Company agreed to a minimum royalty amount of which $112,500 and $37,500 was expensed for the nine months ended September 30, 2023 and 2022 and $112,500 and $50,000 was accrued by the Company in the accompanying condensed balance sheets as of September 30, 2023 and December 31, 2022, respectively.

Future minimum royalties are as follows as of September 30, 2023:

Remaining of 2023	$37,500
2024	250,000
2025 and each year through the date the patents expire	300,000

Joint Venture Agreement

On October 27, 2021, the Company entered into a joint venture with CATL US Inc. (“CATL US”), an affiliate of CATL, pursuant to which we and CATL US formed CAMT Climate Solutions Ltd., a limited liability company organized under the laws of Hong Kong (“CAMT”). The Company and CATL US both own 50% of CAMT’s issued and outstanding shares.

Pursuant to the Amended and Restated Joint Venture Agreement for CAMT, entered into on September 29, 2023 (the “A&R Joint Venture Agreement”), the Company and CATL US have each agreed to contribute $6 million to CAMT. Of this $6 million, we expect to make an initial contribution of $2 million prior to December 31, 2023, with the remaining $4 million contributed over the next three years based on a business plan and operating budgets to be agreed between us and CATL US. Any additional financing beyond the initial $12 million (i.e., $6 million from each of Montana and CATL US) will be subject to the prior mutual agreement of Montana and CATL US. CAMT is managed by a four-member board of directors, with two directors (including the chairman) designated by CATL US and two directors (including the vice chairman) designated by Montana. In the event of an equal vote, the chairman may cast the deciding vote. Certain reserved matters, including debt issuances exceeding $5 million in a single transaction or in aggregate within a fiscal year, amendments to CAMT’s constitutional documents the annual financial budget of CAMT, and any transaction between CAMT and CATL US or Montana in an amount exceeding $10 million in a single transaction or in aggregate within a fiscal year, require the unanimous vote of both CATL US and Montana or all directors.

MONTANA TECHNOLOGIES LLC
NOTES TO THE FINANCIAL STATEMENTS

Note 10 — COMMITMENTS AND CONTINGENCIES (cont.)

The purpose of the Company’s joint venture with CATL US is to commercialize our AirJoule technology in Asia and Europe and, pursuant to the A&R Joint Venture Agreement, CAMT has the exclusive right to commercialize our AirJoule technology in those territories. Subject to the oversight of CAMT’s board, CATL US is responsible for managing the day-to-day operations of CAMT (including the nomination and replacement of the Chief Executive Officer of CAMT), and is responsible for providing CAMT and any subsidiaries formed by CAMT with, among other things, administrative services, supply chain support, assistance in obtaining required permits and approvals, and assistance in purchasing or leasing land and equipment.

Note 11 — SUBSEQUENT EVENTS

Subsequent events have been evaluated through December 1, 2023, which is the date the financial statements were available to be issued. The Company’s management has identified the following subsequent events:

On October 24, 2023, the Company exercised a total of 300 warrants in exchange for Class B common units at a price of $2.86 per unit for a total of $858.00.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.,

XPDB MERGER SUB, LLC,

and

MONTANA TECHNOLOGIES, LLC

Dated as of June 5, 2023

Annex A-i

Annex A-ii

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Amended and Restated Bylaws of Parent
Exhibit C	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Amended and Restated Registration Rights Agreement

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2023 (this “Agreement”), by and among Power & Digital Infrastructure Acquisition II Corp., a Delaware corporation (“Parent”), XPDB Merger Sub, LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), and Montana Technologies, LLC, a Delaware limited liability company (the “Company”). Parent, Merger Sub and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto or as otherwise defined elsewhere in this Agreement.

WHEREAS, Parent is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or Business Combination with one or more businesses;

WHEREAS, Merger Sub is a newly created, direct, wholly owned Subsidiary of Parent formed for the purpose of effecting the Merger;

WHEREAS, the Company Equityholders own all of the issued and outstanding Equity Interests of the Company;

WHEREAS, prior to the Effective Time, each Company Preferred Unit will be converted into one Company Class B Common Unit (the “Company Preferred Conversion”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (as amended, the “DLLCA”), Merger Sub will merge with and into the Company, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of Parent (the “Surviving Company”);

WHEREAS, the board of managers of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and the Company Equityholders for the Company to enter into this Agreement and the Ancillary Agreements to which the Company is a party and consummate the Transactions, including the Merger, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party, the Company’s performance of its obligations hereunder and thereunder and the Transactions, including the Merger, and (c) authorized and approved this Agreement, the Ancillary Agreements to which the Company is a party and the Transactions, including the Merger, upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements and in accordance with the DLLCA and the Company’s Organizational Documents;

WHEREAS, the board of directors of Parent (“Parent Board”) has unanimously (a) determined that it is in the best interests of Parent and its stockholders for Parent to enter into this Agreement and the Ancillary Agreements to which Parent is a party, (b) unanimously approved the execution and delivery of this Agreement and the Ancillary Agreements to which Parent is a party, Parent’s performance of its obligations hereunder and thereunder and the Transactions, including the issuance of the Aggregate Merger Consideration, (c) authorized and approved this Agreement, the Ancillary Agreements to which Parent is a party and the Transactions, including the issuance of the Aggregate Merger Consideration, upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and Parent’s Organizational Documents and (d) recommended adoption and approval of this Agreement and the Ancillary Agreements to which Parent is a party and the Transactions, including the Merger and the issuance of the Aggregate Merger Consideration, by the stockholders of Parent in accordance with the DGCL and Parent’s Organizational Documents;

WHEREAS, Parent, as the sole member of Merger Sub, has approved and adopted this Agreement and Merger Sub’s performance of its obligations hereunder and the Transactions, including the Merger, pursuant to action taken by unanimous written consent in accordance with the requirements of the DLLCA and the Organizational Documents of Merger Sub;

WHEREAS, in connection with the consummation of the Merger, Parent will change its name to “Montana Technologies Corporation” or such other name as agreed in writing by Parent and the Company (email being sufficient);

Annex A-1

WHEREAS, concurrently with the execution of this Agreement and in accordance with the terms hereof, in connection with the Transactions, Sponsor has entered into a Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), with the Company and Parent;

WHEREAS, following the date hereof and prior to Closing, the Company will use its commercially reasonable efforts to enter into subscription agreements or other similar agreements (as amended or modified from time to time in accordance with their terms, collectively, the “Subscription Agreements”) with certain investors (collectively, the “Subscribers”), pursuant to which, among other things, prior to the Closing Date, each Subscriber is expected to subscribe for and purchase, and the Company is expected to issue and sell to each such Subscriber, Equity Interests in exchange for the Purchase Price, in each case, on the terms and subject to the conditions set forth in the applicable Subscription Agreement, any other agreements governing the Equity Interests issued (the “Capital Raise Transaction Documents”) and this Agreement (the “Capital Raise”);

WHEREAS, as a condition to the consummation of the Transactions and in accordance with the terms hereof, Parent shall provide an opportunity to its stockholders to have their Parent Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Parent’s Organizational Documents in conjunction with obtaining approval from such stockholders of the Transactions (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, at the Effective Time, Parent shall adopt the amended and restated bylaws (the “A&R Bylaws”) in substantially the form set forth on Exhibit B hereto;

WHEREAS, at the Effective Time, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the Second Amended and Restated Certificate of Incorporation (the “A&R Charter”) in substantially the form set forth on Exhibit C hereto;

WHEREAS, in connection with the consummation of the Merger, Parent, Sponsor, Parent’s independent directors and certain Company Equityholders who will receive New Parent Class A Common Stock pursuant to Article II will each enter into a lockup agreement (each, a “Lock-Up Agreement”) in substantially the form attached hereto as Exhibit D;

WHEREAS, in connection with the Closing, Parent, certain Company Equityholders, the Anchor Investors and Sponsor shall amend and restate that certain Registration and Stockholder Rights Agreement, dated as of December 9, 2021, by and among the Parent, Sponsor and the Anchor Investors, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”);

WHEREAS, for U.S. federal income Tax purposes, it is intended that the exchange of Company Units (including any Company Units issued in connection with the Capital Raise) for New Parent Common Stock in connection with the Merger to qualify as an exchange within the meaning of Section 351 of the Code (the “Intended Tax Treatment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the foregoing and prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each Party hereby agrees:

Article I
THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, Merger Sub will merge with and into the Company at the Effective Time. Following the Merger, the separate limited liability company existence of Merger Sub will cease and the Company will continue its existence under the DLLCA as the Surviving Company and as a wholly owned Subsidiary of Parent.

Section 1.2. Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable following the Closing, and on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and

Annex A-2

Parent (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Merger will be effective at such time as the Parties duly file the Certificate of Merger with the Secretary of State of the State of Delaware or at such other date or time as Parent and the Company agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.3. Effect of the Merger. The Merger will have the effect set forth in this Agreement and the relevant provisions of the DLLCA. Without limiting the generality of the foregoing, and subject hereto, at the Effective Time, all property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Company, and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Surviving Company.

Section 1.4. Governing Documents. At the Effective Time, the certificate of formation and limited liability company agreement of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety at the Effective Time and, as so amended and restated, will become the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended or modified as provided therein and under the DLLCA.

Section 1.5. Officers. At the Effective Time, the officers of the Company will become the officers of the Surviving Company, until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

Article II
MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.1. Treatment of Equity Interests.

(a) Company Units. At the Effective Time (after giving effect to the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Parent Party, the Company or any Company Equityholder, the issued and outstanding Company Units held by each Company Unitholder immediately prior to the Effective Time (other than (i) any Company Units subject to or relating to Company Options (which shall be subject to Section 2.1(b)) and (ii) if applicable, any Company Units subject to or relating to Company Warrants (which shall be subject to Section 2.1(c))) shall be canceled and converted into the right to receive a portion of the Net Merger Consideration as follows:

(i) each Company Class A Common Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) a fractional number of shares of New Parent Class B Common Stock equal to the Exchange Ratio and (ii) if applicable, a number of shares of Earnout Stock in accordance with Section 2.4;

(ii) each Company Class B Common Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) a fractional number of shares of New Parent Class A Common Stock equal to the Exchange Ratio and (ii) if applicable, a number of shares of Earnout Stock in accordance with Section 2.4; and

(iii) each Company Class C Common Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (i) a fractional number of shares of New Parent Class A Common Stock equal to the Exchange Ratio and (ii) if applicable, a number of shares of Earnout Stock in accordance with Section 2.4.

(b) Company Options. As of the Effective Time, by virtue of the Merger and without any action on the part of any Parent Party, the Company or any Company Equityholder, each Company Option that is then outstanding shall be converted into (i) an option to purchase shares of New Parent Class A Common Stock upon the same terms and conditions as are in effect with respect to the corresponding Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “New Parent Option”) except that (a) such New Parent Option shall relate to that whole number of shares of New Parent Class A Common Stock (rounded down to the nearest whole share) equal to (x) the number of Company Common Units subject to such Company Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, and (b) the

Annex A-3

exercise price per share for each such New Parent Option shall be equal to the exercise price per Company Common Unit of such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent) and (ii) if applicable, the right to receive a number of shares of Earnout Stock, if any, determined in accordance with and subject to Section 2.4. Any such conversion of a Company Option into a New Parent Option will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or, to the extent applicable, Section 424 of the Code.

(c) Company Warrants. As of the Effective Time, by virtue of the Merger and without any action on the part of any Parent Party, the Company or any Company Equityholder, each Company Warrant that is then outstanding shall be converted into a warrant to purchase shares of New Parent Class A Common Stock upon the same terms and conditions as are in effect with respect to the corresponding Company Warrant immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “New Parent Warrant”) except that (i) such New Parent Warrant shall relate to that whole number of shares of New Parent Class A Common Stock (rounded down to the nearest whole share) equal to (x) the number of Company Common Units subject to such Company Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, and (ii) the exercise price per share for each such New Parent Warrant shall be equal to (x) the exercise price per Company Common Unit of such Company Warrant in effect immediately prior to the Effective Time divided by (y) the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent). Parent will assume each New Parent Warrant by a written instrument substantially similar in form and substance to such corresponding Company Warrant.

(d) Merger Sub Equity Interest. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Equity Interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one common unit of the Surviving Company.

(e) Parent Class B Common Stock. At the Effective Time, in connection with the filing of the A&R Charter, each share of Parent Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the A&R Charter into one (1) share of New Parent Class A Common Stock.

Section 2.2. Payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the Company Unitholders, evidence of book-entry shares representing a number of whole shares of New Parent Class A Common Stock and New Parent Class B Common Stock constituting the Net Merger Consideration deliverable to the Company Unitholders pursuant to this Article II. Any such shares of New Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Agent Fund.” The Exchange Agent Fund shall be subject to the terms of this Agreement and the Exchange Agent Agreement. Subject to Section 2.3, at the Closing, Parent shall cause to be issued or paid from the Exchange Agent Fund to each Company Unitholder in accordance with this Article II immediately prior to the Effective Time, evidence of book-entry shares representing the number of shares of the applicable portion of the Net Merger Consideration. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Parent be required to issue more than the Aggregate Merger Consideration as calculated in accordance with Section 2.1 and, if applicable, the Earnout Stock as calculated in accordance with Section 2.4. No interest shall be paid or accrued upon the transfer of any Equity Interests. Promptly following the date that is one hundred eighty (180) days after the Effective Time, Parent shall instruct the Exchange Agent to deliver to Parent all documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Net Merger Consideration that remains unclaimed shall be returned to Parent, and any Person that was a holder of Company Common Units as of immediately prior to the Effective Time that has not exchanged such Company Common Units for an applicable portion of the Net Merger Consideration in accordance with this Section 2.2 prior to the date that is one hundred eighty (180) days after the Effective Time, may transfer such Company Common Units to Parent and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Parent shall promptly deliver, such applicable portion of the Net Merger Consideration without any interest thereupon. No Parent Party, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Net Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such Company Common Units shall not have not

Annex A-4

been transferred immediately prior to such date on which any amounts payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.3. Exchange Procedures for Company Unitholders.

(a) Payment Procedures. Prior to the Closing, the Company shall mail or otherwise deliver, or shall cause the Exchange Agent to mail or otherwise deliver, to each holder of Company Units evidenced by certificates entitled to receive a portion of the Net Merger Consideration pursuant to this Article II, a letter of transmittal reasonably acceptable to Parent and the Company or as may be reasonably required by the Exchange Agent (the “Letter of Transmittal”). Subject to the satisfaction of the conditions in Article VI, in the event that at least three (3) Business Days prior to the Closing Date, a holder of Company Equity Interests evidenced by certificates does not deliver to the Exchange Agent a duly executed and completed Company Letter of Transmittal, then such failure shall not alter, limit or delay the Closing; provided that such holder of Company Equity Interests evidenced by certificates shall not be entitled to receive its respective portion of the Net Merger Consideration until such Person delivers a duly executed and completed Company Letter of Transmittal to the Exchange Agent (in the case of a Company Letter of Transmittal). Upon delivery of such duly executed Company Letter of Transmittal by such holder of Company Equity Interests evidenced by certificates to the Exchange Agent, such holder of Company Equity Interests evidenced by certificates shall be entitled to receive, subject to the terms and conditions of this Agreement, the applicable portion of the Net Merger Consideration in respect of his, her or its Company Equity Interests referenced in such Company Letter of Transmittal and in accordance with this Article II. Until surrendered as contemplated by this Section 2.3, each share of Company Equity Interests shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the portion of the Net Merger Consideration to which such Company Equityholder is entitled pursuant to this Article II.

(b) No Further Rights. All Aggregate Merger Consideration issued in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to such Company Equity Interests relating thereto and there shall be no further registration of transfers on the transfer books of the Surviving Company of the Company Equity Interests that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of Company Equity Interests shall cease to have any rights as Company Equityholders, except as provided in this Agreement or by applicable Law.

(c) Changes in Parent Stock. If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number of kind of shares or securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change in capitalization, in each case other than in connection with the Merger, then the Exchange Ratio shall be equitably adjusted to reflect such change; provided, that nothing in this Section 2.3(c) shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing fractional shares of New Parent Common Stock shall be issued in exchange for Company Equity Interests. Each Person who would otherwise be entitled to a fraction of a share of New Parent Class A Common Stock or New Parent Class B Common Stock (after aggregating all fractional shares of such New Parent Class A Common Stock or New Parent Class B Common Stock, as the case may be, that otherwise would be received by such Person in connection with the Closing) shall instead have the number of shares of New Parent Class A Common Stock or New Parent Class B Common Stock issued to such Person rounded up to the nearest whole share of New Parent Class A Common Stock or New Parent Class B Common Stock, as the case may be.

(e) Dividends. No dividends or other distributions declared with respect to New Parent Common Stock, the record date for which is at or after the Effective Time, shall be paid to any Company Equityholder that has not delivered a properly completed, duly executed Company Letter of Transmittal. After the delivery of such materials, the Company Equityholder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which had become payable with respect to New Parent Common Stock issuable to such Company Equityholder.

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Section 2.4. Company Earnout.

(a) Subject to the terms and conditions of this Section 2.4, following the Closing, the Eligible Equityholders, (in each case, in accordance with their respective Pro Rata Share), shall be eligible to receive distributions, in the aggregate, if applicable, of an additional number of shares of New Parent Class A Common Stock (“Earnout Stock”), in each case, equal to (i) an Earnout Milestone Amount divided by (ii) $10.00 (if applicable, an “Earnout Stock Payment”). Notwithstanding anything to the contrary contained in this Section 2.4, in no event shall the aggregate sum of all Earnout Milestone Amounts achieved exceed $200,000,000 (the “Maximum Earnout Milestone Amount”). Upon the achievement of an Earnout Milestone Amount, an Earnout Stock Payment will be made and Earnout Stock shall be distributed to the Eligible Equityholders in accordance with this Section 2.4 upon the relevant Commission Date (whether or not such Commission Date occurs after the Earnout Expiration Date).

(b) An Earnout Milestone Amount shall become due and payable to the Eligible Equityholders in the form of Earnout Stock only upon full completion of construction and operational viability (for the avoidance of doubt, including all permitting, regulatory approvals and necessary or useful inspections so that Parent or its Subsidiaries can start production of increased capacity of its key components and assemblies) (the date of such completion and viability, the “Commission Date”) of new production capacity (any such incremental new production capacity, the “New Company Production Capacity”) of Parent or its Subsidiaries key components or assemblies based solely on demand from bona fide customer commitments evidenced by binding Contracts with a known price or pricing formula (i.e., “cost plus”) or, so long as the Parent Board believes a non-binding letter of intent or indication of interest or similar writing is substantially likely to become a binding Contract, in the Parent Board’s sole discretion, evidenced by such non-binding writing(s), that exceeds, in the Parent Board’s sole discretion, a level of production capacity that is expected to generate Annualized EBITDA of more than $150,000,000 (the “Threshold Annualized EBITDA”) and each “Earnout Milestone Amount,” which shall be determined by the Parent Board in its sole discretion promptly after the relevant Commission Date shall equal (i) the ratio of (x) (1) the Annualized EBITDA that is expected from the New Company Production Capacity (the “Expected Annualized EBITDA”) less (2) (A) the Threshold Annualized EBITDA plus (B) all previously Expected Annualized EBITDA amounts associated with previous New Company Production Capacity for which previous Earnout Milestone Amounts were achieved divided by (y) $150,000,000 multiplied by (ii) the Maximum Earnout Milestone Amount; provided, however, that the aggregate Expected Annualized EBITDA shall not exceed $300,000,000.

(c) In the event that any Earnout Milestone Amount is not achieved prior to the fifth anniversary of the Closing Date (the “Earnout Expiration Date”), then no Earnout Stock Payment shall be owed or due, and no Earnout Stock shall be distributed, with respect to such Earnout Milestone Amounts not yet achieved and all liabilities and obligations of this Section 2.4 shall immediately terminate with respect to such Earnout Milestone Amounts without any further action of the Parent Parties, the Company or the Eligible Equityholders.

(d) If applicable, the Earnout Stock issuable upon an Earnout Stock Payment shall be equitably adjusted for stock splits, stock dividends and stock combinations and recapitalizations affecting the New Parent Common Stock.

(e) Whenever any provision of this Section 2.4 provides that the Parent Board is permitted or required to make a decision in its “sole discretion” or “discretion”, any such decision shall be made by a majority of the “Independent Directors” (as determined under applicable stock exchange and SEC rules and regulations)  then serving on the Parent Board.  For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Section 2.4, the Parent Board will have sole discretion in determining whether an Earnout Milestone Amount has been achieved (including the forecasting of Annualized EBITDA related to any New Company Production Capacity), the calculation of the Earnout Milestone Amount in accordance with the terms of this Section 2.4, the determination of when a Commission Date has occurred and whether to consent to a Transfer. Parent acknowledges and agrees that the possibility of the Eligible Equityholders receiving the Earnout Stock comprises a material inducement for the Company to enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, until the Earnout Expiration Date, (a) Parent shall use commercially reasonable efforts to cause the Parent, the Surviving Company and their Subsidiaries to operate in accordance with good industry practice, and (b) neither Parent nor the Parent Board will take any actions, or omit to take any actions, for

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the primary purpose of, or that would, without a good faith business reason unrelated to the results described in the following clauses, reasonably be expected to result in, (x) thwarting or inhibiting the achievement of achieving the Maximum Earnout Milestone Amount or the Earnout Stock Payment in any material respect or (y) otherwise frustrating or avoiding Parent’s obligations under this Agreement with respect to the Earnout Stock in any material respect.

(f) In the event that, prior to the Earnout Expiration Date, (i) Parent effects a sale (directly or indirectly) of all or substantially all of the assets of Parent to a third party, or (ii) Parent effects a merger or consolidation or other transaction involving Parent or the Surviving Company, in each case which results in Parent or the Surviving Company being controlled, directly or indirectly, by a third party following the Closing (a “Triggering Transaction”), then, in each such case, Parent shall cause the third party acquirer or successor in such Triggering Transaction to expressly assume all of the obligations under this Agreement with respect to the Earnout Stock.

(g) Except as set forth in the previous paragraph, the Company, on behalf of the Eligible Equityholders, acknowledges and agrees that the neither Parent Parties have made, nor are making, any representations or warranties or other promises regarding the current or future operations of Parent or the Surviving Company and their respective businesses and assets and any such representations or warranties or other promises have been and are hereby expressly disclaimed, and the Company, on behalf of the Eligible Equityholders, acknowledges and agrees that in no case shall any Eligible Equityholder have or assert any claims, proceedings or actions against any Parent Party or the Surviving Company or any of their respective Affiliates or Representatives based on the failure to achieve any Earnout Milestone Amount or Commission Date or meet any other performance projections, forecasts or estimates.

(h) The right of an Eligible Equityholder to receive any portion of any Earnout Stock Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon each Eligible Equityholder only the rights of a general creditor under applicable state Law), (ii) does not give any Company Equityholder any dividend or distribution rights, voting rights, liquidation rights, preemptive rights or other rights common to Parent equityholders, (iii) is not redeemable and (iv) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed, directly or indirectly, of (a “Transfer”), except, (x) in the case of a non-individual Person, by operation of Law or, in the case of an individual, by will or the Laws of descent and distribution, in each case with reasonable notice thereof to (and any purported Transfer in violation of this Section 2.4(h) shall be null and void).

(i) Notwithstanding anything in this Agreement to the contrary, any Earnout Stock issuable under this Section 2.4 in respect of a Company Option that was outstanding as of immediately prior to the Effective Time shall be issued to the holder of such Company Option only if such holder continues to provide services (whether as an employee, director or individual independent contractor) to Parent or one of its Subsidiaries through the date on which such Earnout Stock is issued, as determined by the Parent Board, pursuant to this Section 2.4.

(j) Notwithstanding anything to the contrary contained herein, no fraction of a share of Earnout Stock will be issued, and each Person who would otherwise be entitled to a fraction of a share of Earnout Stock (after aggregating all fractional shares of Earnout Stock that otherwise would be received by such Person in connection with any Earnout Milestone Amount) shall instead have the number of shares of Earnout Stock issued to such Person rounded up to the nearest whole share of Earnout Stock.

Section 2.5. Withholding Rights. Each of the Parties, the Surviving Company and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that amounts are so deducted or withheld by the Parties, the Surviving Company or the Exchange Agent, as the case may be, and timely remitted to the applicable Governmental Entity, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person, in respect of which such deduction or withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

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Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except in each case as set forth in the applicable disclosure schedules corresponding to the referenced section below, delivered by the Company to the Parent Parties concurrently with the execution of this Agreement (the “Company Disclosure Schedules”), and subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to the Parent Parties, as of the date of this Agreement and the Closing Date, as follows:

Section 3.1. Organization. The Company (a) is a limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and (b) has all requisite power and authority to own, lease and operate its properties and to carry on in all material respects its businesses as now being conducted. The Company is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of the jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 3.2. Authorization, Organizational Documents. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the Transactions, subject to the approval and adoption, if necessary, of the Company Preferred Conversion by each of the holders of the Company Preferred Units (the “Requisite Company Approval”). The Requisite Company Approval is the only vote or approval of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement and any Ancillary Agreement or to approve the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by the Company and the Company Board. Assuming the due authorization, execution and delivery by each other Party to this Agreement and the Ancillary Agreements to which the Company is a party, this Agreement and each Ancillary Agreement constitute, or will constitute, as applicable, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The Company has, prior to the date of this Agreement, made available a complete and correct copy of each of the Organizational Documents, each as amended or modified to date, including any written waivers thereunder, of the Company. Such Organizational Documents (including the Company Operating Agreement) are in full force and effect. The Company is not in violation of any of the provisions of its Organizational Documents.

Section 3.3. Capitalization.

(a) The Equity Interests of the Company as of the date of this Agreement consist of: (i) 200,000 issued and outstanding Company Class A Common Units, (ii) 1,201,419 issued and outstanding Company Class B Common Units (iii) 19,300 Company Class B Common Units subject to Company Warrants, (iv) 146,100 Company Class C Common Units subject to Company Options with 83,900 Company Class C Common Units reserved for future grants of Company Options, (v) 84,092 issued and outstanding Company Series A Preferred Units and (vi) 86,568 issued and outstanding Company Series B Preferred Units. There are no additional Company Options or Company Warrants reserved for issuance as of the date of this Agreement. All of Company Units are duly authorized, validly issued, fully paid and nonassessable. None of the issued and outstanding Company Units were issued in violation of any preemptive rights, Laws or Orders, and, to the Knowledge of the Company, are owned, beneficially and of record, by the Company Unitholders free and clear of all Liens. Except as set forth on Section 3.3 of the Company Disclosure Schedules, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to the Company and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Company Units or obligating either the Company Equityholders or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Units, or any other interest in the Company, including any security convertible or exercisable into Company Units or any other Equity Interest of the Company. Section 3.3(b) of the Company Disclosure Schedules sets forth the name of each Company Equityholder, including, with respect to each Company Optionholder and Company Warrantholder, the maximum number of Company

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Units that may be issued upon exercise, exchange or conversion of any Company Option or Company Warrant held by the Company Optionholder or Company Warrantholder; and the grant or issuance date, expiration date and exercise price related to each such Company Option and Company Warrant, as applicable. Except as set forth on Section 3.3(b) of the Company Disclosure Schedules, there are no Contracts to which the Company is a party which require the Company to repurchase, redeem or otherwise acquire any shares of Company Units or securities convertible into, exercisable for or exchangeable for Equity Interests or to make any investment in any other Person.

(b) Other than as set forth on Section 3.3(b) of the Company Disclosure Schedules, there are no voting trusts, unitholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Company Common Units or any other interests in the Company.

Section 3.4. No Subsidiaries. The Company has no Subsidiaries. The Company does not own and is not under any obligation by Contract or otherwise to acquire and own, directly or indirectly, any Equity Interests of any Person.

Section 3.5. Consents and Approvals; No Violations. Except as set forth on Section 3.5 of the Company Disclosure Schedules, and subject to the receipt of the Requisite Company Approval, the filing of the Certificate of Merger, and compliance with the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Parent Parties’ representations and warranties contained in Section 4.4 and the representations and warranties of the Parent Parties contained in any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any material breach of any provision of the Organizational Documents of the Company, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or a material default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract or Lease, (d) result in the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens) or (e) violate in any material respect any Law, Order, or Lien applicable to the Company, except for violations or defaults which would not reasonably be expected to be material to the Company, taken as a whole.

Section 3.6. Financial Statements.

(a) The Company has made available to Parent (i) a copy of the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2022, and, in each case, the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Company for the fiscal year then ended, together with all related notes and schedules thereto, accompanied by the report thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2023 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of operations, unitholders’ deficit and cash flows of the Company for the three-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). Except as set forth on Section 3.6 of the Company Disclosure Schedules, each of the Financial Statements and the Interim Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (b) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.

(b) The books of account and other financial records of the Company have been kept accurately in all material respects in the Ordinary Course, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately.

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(c) The amount of Cash and Cash Equivalents and the Indebtedness of the Company as of the date hereof, and the reasonably estimated amount of Company Transaction Expenses the Company expects to incur as of Closing, are each reasonably and accurately set forth on Section 3.6(c) of the Company Disclosure Schedules, and since such date, the Company has not (i) declared, set aside or paid any dividend or made any other distribution or (ii) made any payment of the type that would be required to be disclosed on Section 3.21 of the Company Disclosure Schedules if it had been made on the Closing Date.

Section 3.7. No Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or on Section 3.7 of the Company Disclosure Schedules, the Company does not have any liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with GAAP, whether accrued, absolute, contingent or otherwise and/or arising out of any transactions entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof or otherwise, except for liabilities or obligations (a) incurred or accrued since the Balance Sheet Date in the Ordinary Course (none of which relate to noncompliance with any applicable Law or License, breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution or Action), (b) that arise under any Company Material Contract, none of which arose out of a breach of Contract or violation of Law, (c) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the Transactions, (d) disclosed in this Agreement (or the Company Disclosure Schedules) or (e) that are accurately accrued or reserved against on the face of the Interim Balance Sheet, the Interim Financial Statements, or the Financial Statements.

Section 3.8. Absence of Certain Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedules, since the Balance Sheet Date:

(a) the Company has conducted its business in the Ordinary Course;

(b) the Company has not licensed any of its Intellectual Property;

(c) the Company has not sold, assigned, transferred, leased, abandoned or otherwise disposed of any of its properties or assets that are material to the Company (including any material Intellectual Property but excluding non-exclusive licenses to Intellectual Property granted in the Ordinary Course);

(d) there has been no Material Adverse Effect;

(e) there has been no casualty, loss, damage or destruction of any property that is material to the Company, taken as a whole, and that is not covered by insurance;

(f) the Company has not established, adopted, amended, materially modified, or terminated any Company Benefit Plans except as required by applicable Law;

(g) there has been no change in the accounting methods or practices of the Company or any change in depreciation or amortization policies or rates theretofore adopted by the Company; and

(h) the Company has not taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Parent in accordance with Section 5.1.

Section 3.9. Real Estate.

(a) The Company does not own any real property.

(b) Section 3.9(b) of the Company Disclosure Schedules lists each real property leased, subleased, licensed or otherwise used or occupied by the Company (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), and sets forth the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.

(c) True, correct and complete copies of all leases, subleases, licenses, amendments, extensions, guaranties and other material agreements related thereto with respect to the Leased Real Properties (individually, a “Lease” and collectively, the “Leases”) have been made available to Parent. Section 3.9(b) of the Company Disclosure Schedules sets forth a true and complete list of all Leases, including the date and name of the parties to each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

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(d) The Leased Real Properties identified in Section 3.9 of the Company Disclosure Schedules constitute all of the real property owned, leased, occupied, or otherwise utilized or intended to be utilized in connection with the business of the Company.

(e) Except as set forth on Section 3.9(e) of the Company Disclosure Schedules, with respect to each of the Leased Real Property: (i) the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity; (ii) neither the Company nor, to the Knowledge of the Company, any other party to the Lease is in breach or default under such Lease and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to such Lease; (v) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof); (vi) the Company has not collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein; and (vii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease.

Section 3.10. Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedules contains a complete and accurate list of all Company Registered Intellectual Property owned or purported to be owned by the Company. Except as set forth on Section 3.10(a) of the Company Disclosure Schedules, (i) the Company exclusively owns and possesses all right, title and interest in and to the Company Owned Intellectual Property, and has sufficient rights pursuant to valid and enforceable written licenses to use, all other Intellectual Property used in the conduct of the business of the Company as it is currently conducted (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens), (ii) the Company exclusively owns and possesses all right, title, and interest in and to the Company Product all Intellectual Property related thereto, except with respect to the patents and patent applications licensed to the Company pursuant to the Battelle License Agreement, (iii) the Company Registered Intellectual Property is valid, subsisting and enforceable (provided that the foregoing is made to the Knowledge of the Company with respect to any pending applications included in the Company Registered Intellectual Property) and there are no judgments finding any such Company Registered Intellectual Property to be invalid or unenforceable and (iv) currently and in the past six (6) years, there are no and have not been any proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, registrability, or enforceability of the Company Registered Intellectual Property. The Battelle License Agreement is valid, subsisting, and enforceable and the Company have complied with all of their obligations thereunder. Neither the Company nor, to the Knowledge of the Company, Battelle have breached the Battelle License Agreement, nor has the Company sent or received any written notices, threats or requests for breach or indemnification to or from Battelle with respect to the Battelle License Agreement.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedules, (i) neither the use of the Company Intellectual Property used by the Company in the conduct of its business, nor the conduct of its business of the Company infringes, misappropriates or otherwise violates, nor has in the last six (6) years infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party; and (ii) the Company has not received any written notices, threats or requests for indemnification, nor are there any claims, proceedings, actions, suits, complaints, demands or similar actions currently pending or threatened in writing alleging any of the same.

(c) There are no claims, proceedings, actions, suits, complaints, demands or similar actions currently pending or threatened in writing, or that have been brought within the last six (6) years, by the Company against any Person alleging infringement, misappropriation, or violation of any Company Owned Intellectual Property; and to the Knowledge of the Company, no Person is currently infringing, misappropriating, or otherwise violating, nor has infringed, misappropriated or otherwise violated any of the Company Owned Intellectual Property.

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(d) The Company has taken commercially reasonable measures to maintain and protect all Company Owned Intellectual Property, including its trade secrets and other confidential information included in the Company Owned Intellectual Property. Without limiting the generality of the foregoing, the Company has not disclosed any material confidential Company Owned Intellectual Property to any Person other than pursuant to a valid and enforceable written agreement pursuant to which such Person agrees to protect the confidentiality of such trade secrets and other confidential information, and to the Knowledge of the Company, no Person has breached any such agreement.

(e) All Persons that have been involved in the conception, development, reduction to practice or other creation of any Company Owned Intellectual Property have done so pursuant to a written agreement that protects the confidential information of the Company and, to the extent permitted by Law, assigns to the Company exclusive ownership of all such Intellectual Property and, to the Knowledge of the Company, no Person has breached any such agreement.

(f) The Company is not under any obligation, whether written or otherwise, to develop any Intellectual Property for any third party (including any customer or end user).

(g) There is no Malicious Code in any of the Company Systems owned or under the control of the Company or, to the Knowledge of the Company, any other Company Systems. The Company owns, leases, licenses, or otherwise has the valid and enforceable right to use its Company Systems, and such Company Systems are sufficient for the needs of the Company business as it is currently conducted (including with respect to the number of license seats, permissions or entitlements). The Company and, to the Knowledge of the Company, third party providers of any Company Systems have put commercially reasonable safeguards in place designed to protect the confidentiality, integrity, and security of the Company Systems and the data stored therein or transmitted thereby including by implementing industry standard procedures designed to prevent unauthorized access and the introduction of any Malicious Code into such Company Systems, and the taking and storing on-site and off-site of back-up copies of critical data. The Company and, to the Knowledge of the Company, third party providers of any Company Systems, have implemented and maintains commercially reasonable security, disaster avoidance and recovery and business continuity plans, procedures and facilities, including by implementing systems and procedures that provide monitoring and alerting of any problems, issues or vulnerabilities in the Company Systems. In the last three (3) years, there have not been any material failures, breakdowns or continued substandard performance with respect to any of the Company Systems that have not been remedied or replaced in all material respects.

(h) The Company and the conduct of its business are and have in the last three (3) years been in compliance with all Data Security Requirements in all material respects, and there have not been any data security breaches, unauthorized use of or access to any of the Company Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Company Data or written notice received relating to a violation of any Data Security Requirement. The Transactions will not result in any liabilities to the Company in connection with any Data Security Requirements.

(i) The consummation of the Transactions will not result in the loss or impairment of, or payment of, any additional material amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the Company Intellectual Property or Company Systems in a manner substantially similar to the manner in which such Company Intellectual Property and Company Systems were owned, used, or held for use by the Company prior to the Closing Date.

Section 3.11. Litigation.

(a) Except as set forth on Section 3.11 of the Company Disclosure Schedules, in the last three (3) years, there have not been, and there are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Company, threatened against or otherwise relating to the Company or any of its properties at Law or in equity, including Actions or Orders that challenge or seek to enjoin, alter or materially delay the Transactions.

(b) The Company has not filed in the last three (3) years, and does not, as of the date hereof, intend to file, any material Action against any other Person.

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Section 3.12. Company Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the following Contracts to which the Company, as of the date of this Agreement, is a party, other than any Company Benefit Plan set forth on Section 3.16(a) of the Company Disclosure Schedules (“Company Material Contracts”):

(i) any unitholder, partnership, investors’ rights, voting, right of first refusal and co-sale, or registration rights agreement, or other Contract with a holder of Equity Interests of the Company relating to its ownership of such equity securities;

(ii) any non-competition Contract or other Contract that purports to limit (A) the ability of the Company from operating or doing business in any location, market or line of business, (B) the Persons to whom the Company may sell products or deliver services or (C) the Persons that the Company may hire or solicit for hire;

(iii) any employment or consulting Contract with any current or former employee (to the extent of any ongoing liability) or individual service provider of the Company that (A) provides annual base salary or annual fees in excess of $250,000 or (B) is not terminable at-will and without any liability to the Company (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments (except to the extent required by applicable Law);

(iv) change in control, transaction bonus, retention bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of the Company;

(v) any Contract under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than non-exclusive end user licenses of commercially available Software or Software as a service with annual fees of less than $150,000, confidentiality or non-disclosure agreements and non-exclusive licenses to background Intellectual Property granted by consultants or contractors);

(vi) any Contract under which it is a licensor or otherwise grants to a third party any rights to use any Intellectual Property, other than Intellectual Property licensed to customers on a non-exclusive basis;

(vii) any Contract for the development of Intellectual Property by a third party for the benefit of the Company (other than agreements entered into with employees, contractors or consultants on the Company’s forms) or otherwise restricting the Company’s use of any Company Owned Intellectual Property (including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements);

(viii) any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization covering employees of the Company (each a “Labor Agreement”);

(ix) any material Contract providing for indemnification by the Company of any Person, except for any such Contract that is entered into in the Ordinary Course;

(x) any Contract evidencing Indebtedness of the Company in excess of $250,000;

(xi) any Contract under which the Company is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(xii) any Contract involving the formation of a (A) joint venture, (B) partnership or (C) limited liability company (excluding the Company);

(xiii) any Contracts listed on Section 3.21 of the Company Disclosure Schedules;

(xiv) any Contract with any Material Supplier;

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(xv) any Contract or group of related Contracts (other than non-continuing purchase orders) reasonably expected to result in future payments to or by the Company in excess of $500,000 per annum, except for Contracts that are terminable on less than thirty (30) days’ notice without penalty;

(xvi) any Contract that grants to any Person, other than the Company, (A) a most favored pricing provision or (B) any exclusive rights, rights of first refusal, rights of first negotiation or similar rights;

(xvii) any Contract entered into for the settlement or conciliation of any Action for which the Company has any material ongoing liability or obligation;

(xviii) any Contract requiring or providing for any capital expenditure by the Company after December 31, 2022 in excess of $500,000;

(xix) any material interest rate, currency or other hedging Contract;

(xx) any Contract for (A) the divestiture of any material business, properties or assets of the Company or (B) the acquisition by the Company of any material operating business, properties or assets, whether by merger, purchase, sale of stock or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to the Company;

(xxi) any material distributor, reseller, sales representative, marketing or advertising Contract (other than non-continuing purchase orders);

(xxii) any Contract containing any provision pursuant to which the Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the Transactions;

(xxiii) any Related Party Contract; or

(xxiv) any other Contract (other than non-continuing purchase orders) not of the types described above in this Section 3.12 that involves consideration paid or received by the Company in excess of $500,000 in the current fiscal year of the Company.

(b) The Company Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the Company, and, to the Knowledge of the Company, the other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. There does not exist under any Company Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of the Company, in each case, that is material to the Company. The Company has not given notice of its intent to terminate, materially modify, materially amend or otherwise materially alter the terms and conditions of any Company Material Contract and has not received any such written notice from any other party thereto, in each case other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.

Section 3.13. Tax Returns; Taxes. Except as otherwise disclosed on Section 3.13 of the Company Disclosure Schedules:

(a) all income and other material Tax Returns of the Company required to be filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account extensions of time for filing) and are true, correct and complete in all material respects;

(b) all income and other material Taxes due and owing by any of the Company have been timely paid in full;

(c) there are not currently any extensions of time in effect with respect to the dates on which any Tax Returns of the Company were or are due to be filed;

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(d) no claims for additional unpaid Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of the Company are currently being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or, to the Knowledge of the Company, threatened;

(e) the Company has withheld and paid over to the appropriate Governmental Entity, all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, unitholder or other third party;

(f) there are no outstanding waivers or agreements by or on behalf of the Company for the extension of time for the assessment of any Taxes or any deficiency thereof and the Company has waived any statute of limitations in respect of Taxes;

(g) there are no Liens for Taxes against any asset of the Company (other than Permitted Liens);

(h) the Company is not a Party to any Tax allocation, indemnification or sharing agreement under which the Company will have any liability for Taxes after the Closing (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes);

(i) the Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and does not have any material liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes);

(j) the Company has not been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(k) no written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by, or required to file a Tax Return in, that jurisdiction;

(l) the Company is, and has been at all times since its formation, treated as a partnership (and not as a publicly traded partnership) for U.S. federal (and applicable state and local) income Tax purposes;

(m) the Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income tax Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income tax Law), in each case, entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than amounts reflected on the Financial Statements and amounts accrued in the Ordinary Course since then; or (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law);

(n) during the two (2)-year period ending on the date of this Agreement, the Company has not distributed the stock or membership interests of another Person, and has not had its stock or membership interest distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code);

(o) the Company has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of the Company’s formation; and

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(p) the Company has not and, to the Knowledge of the Company, the Company Unitholders have not, taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the exchanges pursuant to the Merger from qualifying for the Intended Tax Treatment.

Section 3.14. Environmental Matters.

(a) The Company is, and has for the past three (3) years been, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying in all material respects with all material Environmental Permits required for the occupation of its facilities and the operation of its business.

(b) The Company has not (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or released any Hazardous Substance or (ii) owned, leased or operated any facility or property that is or has been contaminated by any Hazardous Substance by the Company, in each case so as to give rise to material liability of the Company pursuant to any Environmental Laws.

(c) The Company has not assumed, undertaken or provided an indemnity with respect to, or otherwise become subject to, any material obligation or material liability of any other Person relating to any Hazardous Substance and/or arising under Environmental Laws.

(d) The Company has not received any notice from any Governmental Entity or any Person that the Company is subject to any pending Action, Order or actual or alleged liability, violation or noncompliance (i) based upon any Environmental Law, including arising out of any act or omission of the Company or any of its employees, agents or Representatives, or (ii) relating to any Release of Hazardous Substance, including claims arising out of the ownership, use, control or operation by the Company of any facility, site, area or property from which there was a Release of any Hazardous Substance, in each case, which could be material to the Company.

(e) The Company has made available to Parent all material, non-privileged environmental, health and safety reports, assessments, audits and inspections that are in the Company’s possession or reasonable control.

Section 3.15. Licenses and Permits. The Company owns or possesses all material Licenses that are necessary to enable it to carry on its operations as presently conducted.

Section 3.16. Company Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Schedules contains a true, correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has provided Parent with true, correct and complete copies of the following documents, to the extent applicable: (i) the current plan document and any related trust documents, and amendments thereto; (ii) the three (3) most recent annual returns (Forms 5500 and schedules thereto) and the most recent actuarial report, if any; (iii) the most recent IRS determination, opinion or advisory letter; (iv) the most recent summary plan description and any material modifications thereto; (v) any related insurance Contracts; and (vi) all material non-routine correspondence with any Governmental Entity relating to a Company Benefit Plan dated within the past three (3) years.

(b) Except as set forth on Section 3.16(b) of the Company Disclosure Schedules:

(i) No Company Benefit Plan is, and no benefit plan the Company sponsors, maintains, contributes to, or is required to contribute to or has any liability or obligation with respect to (including on account of an ERISA Affiliate) is a: (A) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), or (B) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code;

(ii) No Company Benefit Plan is (A) a “multiple employer plan” described in Section 413(c) of the Code, or (B) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA);

(iii) The Company does not have any current or contingent obligation or liability ERISA or the Code in relation to any employee benefit plan by reason of being considered a single employer under Section 414 of the Code with any other Person;

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(iv) Each Company Benefit Plan (and related trust, insurance Contract or fund) has been established, funded, maintained, and operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), and all contributions, premiums, reimbursements, distributions or payments required to be made with respect to any Company Benefit Plan for all periods ending prior to or as of the date hereof have been timely made, or, to the extent not yet due, have been made, paid, or properly accrued to the extent required under GAAP;

(v) No claim or Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course);

(vi) Each Company Benefit Plan that is or was intended to be “qualified” within the meaning of Section 401(a) of the Code has received a current favorable determination letter from the U.S. Internal Revenue Service (the “IRS”), or is entitled to rely upon a favorable opinion letter from the IRS for a master or prototype plan, and, to the Knowledge of the Company, nothing has occurred which would reasonably be expected to adversely affect the qualification of such Company Benefit Plan;

(vii) No Company Benefit Plan provides for post-employment or post-termination medical, health, or life insurance or any other welfare-type benefits to any current or former employee, officer, director or individual service provider of the Company, except as required by COBRA for which the covered individual pays the full cost of coverage; or

(viii) There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any Company Benefit Plans and no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Benefit Plan.

(c) With respect to each Company Benefit Plan that is subject to the applicable Law of a jurisdiction outside of the United States (whether or not United States Law also applies) or that is primarily for the benefit of employees, directors, officers or individual service providers of the Company who reside or work primarily outside of the United States (each a “Non-U.S. Plan”): (i) each Non-U.S. Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements in all material respects; (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement; and (iii) all Non-U.S. Plans that are required by applicable Law or the terms of the applicable Non-U.S. Plans to be funded do not have any unfunded or underfunded liabilities not accurately accrued in accordance with applicable Laws and accounting standards.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(e) Except as set forth on Section 3.16(e) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event), other than pursuant to any arrangement or agreement entered into with Parent in connection with this Agreement, will, directly or indirectly, (i) result in any compensation or benefits becoming payable or due to any employee, officer, director or independent contractor (current or former) of the Company, (ii) increase any compensation or benefits otherwise payable or provided under any Company Benefit Plan to any employee, officer, director or independent contractor (current or former) of the Company, (iii) result in the acceleration of the time of payment or time of provision, funding or vesting of any such compensation, benefits, or other rights under any such Company Benefit Plan to any employee, officer, director or independent contractor (current or former) of the Company or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

(f) The Company does not have an obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code.

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(g) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable IRS guidance thereunder.

Section 3.17. Labor Relationships.

(a) No employee of the Company is represented by a union, works council, or other labor organization or employee representative body with respect to such employee’s employment with the Company, nor is the Company a party to or bound by any Labor Agreement. To the Knowledge of the Company, there are no, and within the past three (3) years have been no, pending or threatened union organizing or decertification activities relating to employees of the Company.

(b) There are no, and for the past three (3) years there have not been any pending, or to the Knowledge of the Company, threatened, walk outs, strikes, handbilling, picketing, lockouts, work stoppages, unfair labor practice charges, material grievances, labor arbitrations, or other material labor disputes with respect to employees of the Company against or affecting the Company.

(c) The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws related to labor, employment, and employment practices, including those related to terms and conditions of employment, wages, hours, worker classification (including the classification of independent contractors and exempt and non-exempt employees), health and safety, immigration (including the completion of Form I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, pay transparency, employee leave issues, affirmative action, unemployment insurance and collective bargaining.

(d) Except as would not result in material liability for the Company, within the past three (3) years (i) the Company has paid all wages, salaries, wage premiums, commissions, bonuses, fees or other compensation which has or have come due and payable to its current and former employees and independent contractors under applicable Law, Contract or policy and (ii) each individual who has provided services to the Company within the past three (3) years and who is or was classified and treated as an independent contractor is and has been properly classified and treated as such for all applicable purposes.

(e) To the Knowledge of the Company, no employee or independent contractor of the Company is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to any third party with respect to such employee’s or independent contractor’s right to be employed or engaged by the Company or to the knowledge or use of trade secrets or proprietary information.

(f) To the Knowledge of the Company, no executive or officer of the Company intends to terminate his or her employment or engagement prior to or within the twelve (12)-month period following the Closing.

(g) The Company has reasonably investigated all employment discrimination, sexual harassment, and retaliation allegations within the past three (3) years. The Company does not reasonably expect to incur any material losses, liabilities or obligations with respect to any such allegations. To the Knowledge of the Company, there are no such allegations relating to officers, directors, employees or contractors of the Company that, if known to the public, would bring the Company into material disrepute.

(h) The Company has not engaged in any “mass layoff” or “plant closing” (in each case, as defined in the WARN Act) in the past three (3) years. The Company is, and during the past three (3) years has been, in compliance in all material respects with the WARN Act.

Section 3.18. International Trade & Anti-Corruption Matters.

(a) Neither the Company, nor any of its respective officers, directors or employees, nor, to the Knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company: (x) are currently, or have been in the last five (5) years: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country or (iii) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control

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Laws”); or (y) have at any time (i) made or accepted any unlawful payment or gift or given, offered, promised, authorized, agreed to give, or received any money or thing of value, directly or indirectly, to, from, or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, political campaign, public international organization, or other Government Official or other Person in violation of Anti-Corruption Laws, or (ii) otherwise violated Anti-Corruption Laws. The Company has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials.

(b) During the five (5) years prior to the date hereof, the Company has not, in connection with or relating to the business of the Company, received from any Governmental Entity or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to Anti-Corruption Laws or Trade Control Laws.

(c) The Company has not imported merchandise into the United States that has been or is covered by an anti-dumping duty order or countervailing duty order or is subject to or otherwise covered by any pending anti-dumping or countervailing duty investigation by agencies of the United States government.

(d) The Company has not engaged in any “covered transaction” as defined in 31 C.F.R. § 800.213 (or, prior to February 13, 2020, any “covered transaction” as defined in 31 C.F.R. § 800.207 or “pilot program covered transaction” as defined in 31 C.F.R. § 801.210).

(e) The Company does not produce, test, design, fabricate, manufacture, develop, or license any “critical technology,” as defined in 31 C.F.R. § 800.215, and the Company is a “TID U.S. Business” as defined in 31 C.F.R. § 800.248.

Section 3.19. Certain Fees. No Parent Party nor the Company shall be obligated to pay or bear any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.20. Insurance. The Company does not maintain any insurance policies.

Section 3.21. Investment Company Act. The Company is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

Section 3.22. Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course as disclosed on Section 3.21 of the Company Disclosure Schedules, there are, and for the past three (3) years there have been, no transactions or Contracts between the Company, on the one hand, and any officer, manager, employee, Equity Interest holder or Affiliate of any of the foregoing Persons (or any family member of such foregoing Persons) on the other (each, a “Related Party Contract”). Section 3.21(i) of the Company Disclosure Schedules sets forth all Related Party Contracts. Except as set forth on Section 3.21(ii) of the Company Disclosure Schedules, none of the Company’s managers, officers or employees possesses, directly or indirectly, any material financial interest in, or is a director, officer or employee of, any Person (other than the Company) that is a Material Supplier or material competitor of the Company.

Section 3.23. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date the Proxy Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in the Registration Statement). Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Parent Parties for inclusion or incorporation by reference in the Registration Statement or any Parent Reports or (b) any projections or forecasts included in the Registration Statement.
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Section 3.24. Customers, and Suppliers. The Company does not have any customers for the Company’s fiscal year ending December 31, 2022, and for the trailing three (3)-month period ending March 31, 2023, and there are no sales by the Company. Section 3.23 of the Company Disclosure Schedules sets forth (a) a list of the Company’s top five (5) suppliers and vendors of goods and services to the Company based on amounts paid for goods or services for the Company’s fiscal year ending December 31, 2022, and for the trailing three (3)-month period ending March 31, 2023, and the approximate total purchases by the Company from each such material supplier, during each such period, (b) any sole source supplier of any goods or services of the Company, other than any sole source supplier providing goods or services for which the Company can readily obtain a replacement supplier without a material increase in the cost of supply and (c) any manufacturer of any goods of the Company, other than any manufacturer manufacturing or producing goods for which the Company can readily obtain a replacement manufacturer without a material increase in the cost of supply (each such supplier listed in the foregoing (a)-(c), a “Material Supplier”). No such Material Supplier listed on Section 3.23 of the Company Disclosure Schedules, has (i) terminated its relationship with any of the Company, (ii) as of the date hereof, to the Knowledge of the Company, materially reduced its business with the Company or materially and adversely modified its relationship with the Company, (iii) as of the date hereof, to the Knowledge of the Company, notified the Company of its intention to take any such action and, to the Knowledge of the Company, no such Material Supplier is contemplating such action or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

Section 3.25. Compliance with Laws. The Company is, and has been for the past three (3) years, in compliance in all material respects with all Laws and Orders that are applicable to its businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Company, taken as a whole. The Company has not received any notice of, or been charged with, any material violation of any such Laws or Orders.

Section 3.26. No Additional Representations or Warranties. Except in the case of Fraud or as provided in this Article III (as modified by the Company Disclosure Schedules) or the Ancillary Agreements to which it is a party, none of the Company’s directors, managers, officers, employees, Company Equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Parent Parties and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Parent Parties.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the disclosure schedules delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), or except as set forth in any Parent Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), and subject to the terms, conditions and limitations set forth in this Agreement, the Parent Parties hereby jointly and severally represent and warrant to the Company, as of the date of this Agreement and the Closing Date, as follows:

Section 4.1. Organization. Each of the Parent Parties is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Parties has all requisite corporate power and authority to own, lease and operate its properties and to carry on in all material respects its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions. Each of the Parent Parties is duly qualified, licensed or registered as a foreign entity to transact business, and is in good standing, under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, its activities, or the location of the properties or assets owned, leased or operated by it requires such qualification, licensing or registration, except where the failure of such qualification, licensing or registration would not reasonably be expected to have a Material Adverse Effect. Except for Merger Sub, Parent has no Subsidiaries. Except as set forth in the preceding sentence, neither Parent nor Merger Sub owns, directly or indirectly, any interest or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Except as provided hereby, no Parent Party is party to any contract that obligates any Parent Party to invest money in, loan money to or make any capital contribution to any other Person.

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Section 4.2. Authorization. Each of the Parent Parties has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a Party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject in the case of the consummation of the Merger, to the receipt of the requisite approval of the Transaction Proposals by the Parent Stockholders. The affirmative vote of the holders of a majority of the shares of Parent Common Stock, voting together as a single class, that are voted at the Parent Common Stockholders Meeting, is the only vote of the holders of Parent’s capital stock required to approve the Transaction Proposals, assuming a quorum is present (the “Parent Stockholder Approval”). Parent Stockholder Approval of the Transaction Proposals are the only votes of any class or series of Parent’s capital stock necessary to adopt this Agreement and any Ancillary Agreement and to approve the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements to which any of the Parent Parties are or will be a Party as of the Closing Date shall be, duly authorized, executed and delivered by each of the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery by each other Party hereto and thereto, constitutes the legal, valid and binding obligations of each of the Parent Parties, as applicable, enforceable against each of the Parent Parties, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.3. Capitalization.

(a) Section 4.3(a) of the Parent Disclosure Schedule sets forth the number and holder of all of the issued and outstanding Equity Interests of Merger Sub as of the date hereof. Parent is the sole record and beneficial owner of all of the issued and outstanding Equity Interests of Merger Sub, free and clear of all Liens. All of the issued and outstanding equity securities of the Parent Parties have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Parent has any rights with respect to such equity securities of Parent, and no Person other than Parent has any rights with respect to such Equity Interests of Merger Sub, and no such rights arise by virtue of or in connection with the Transactions.

(b) The authorized capital stock of Parent consists only of 551,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Parent Class A Common Stock, (ii) 50,000,000 shares of Parent Class B Common Stock and (iii) 1,000,000 shares of preferred stock. As of the date hereof, the issued and outstanding capital stock of Parent consists of 35,937,500 shares of capital stock, consisting of (A) 28,750,000 shares of Parent Class A Common Stock, (B) 7,187,500 shares of Parent Class B Common Stock and (C) no shares of preferred stock. All of the shares of New Parent Common Stock issuable pursuant to this Agreement at the Effective Time will be, when so issued, (1) duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (2) issued pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith, and (3) registered under the Exchange Act. Except pursuant to this Agreement and the Parent Warrants, there are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to Parent and no options, warrants, rights, convertible or exchangeable securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements relating to the Parent Common Stock or Parent preferred stock, or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Parent Common Stock, Parent preferred stock or any other interest in Parent, including any security convertible or exercisable into Parent Common Stock or Parent preferred stock. There are no Contracts to which Parent is a party which require Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock, Parent preferred stock or any other interest in Parent. Each share of Parent Common Stock that has been sold has been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom and in accordance therewith. All shares of Parent Class A Common Stock are registered under the Exchange Act. None of the issued and outstanding shares of Parent Common Stock were issued in violation of any preemptive rights, Laws or Orders. Except as set forth on Section 4.3(b) of the Parent Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any shares of Parent Common Stock or any other interests in Parent.

(c) Parent has issued 25,500,000 warrants (the “Parent Warrants”), each such Parent Warrant entitling the holder thereof to purchase one (1) share of Parent Class A Common Stock on the terms and conditions set forth in the applicable warrant Contract.

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(d) Each holder of any of the shares of Parent Class B Common Stock initially issued to Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all such shares of Parent Class B Common Stock in favor of approving the Transactions, and (ii) is not entitled to redeem any of such shares of Parent Class B Common Stock pursuant to the Organizational Documents of Parent.

Section 4.4. Consents and Approvals; No Violations. Subject to the receipt of the Parent Stockholder Approval of the Transaction Proposals, the filing of the Certificate of Merger, the filing of any Parent Report, and filings required by NASDAQ, the filing of the Proxy Statement, the effectiveness of the Registration Statement and compliance with the applicable requirements of the HSR Act, and assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and the representations and warranties of the Company contained in any Ancillary Agreement, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (a) conflict with or result in any material breach of any provision of the Organizational Documents of any Parent Party, (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity, (c) result in a material violation of or material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other Contract or obligation to which any Parent Party is a party or by which any Parent Party or any of its respective assets may be bound, (d) result in the creation of any Lien upon any of the properties or assets of any Parent Party (other than Permitted Liens), or (e) violate in any material respect any Law or Order applicable to any Parent Party, except for violations or defaults which would not reasonably be expected to be material to the Parent Parties, taken as a whole.

Section 4.5. Financial Statements.

(a) The financial statements and notes contained or incorporated by reference in the Parent Reports fairly present, in all material respects, (i) the financial condition of Parent as at the respective dates of, and for the periods referred to in, such financial statements, in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Regulation S-X of the SEC), and (ii) the consolidated financial position, results of operations, income and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, except as otherwise noted therein. Parent has no material off-balance sheet arrangements that are not disclosed in the Parent Reports.

(b) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and except as disclosed in the Parent Reports, since December 31, 2020, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient for a company of Parent’s current size and stage of development to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared

Section 4.6. Business Activities; No Undisclosed Liabilities.

(a) Since its respective date of incorporation or formation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under this Agreement or the Ancillary Agreements or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.

(b) Except as set forth in the consolidated balance sheet of Parent as of March 31, 2023, no Parent Party has any liabilities or obligations of the type required to be disclosed in a consolidated balance sheet of the Parent Party in accordance with GAAP, except for liabilities and obligations (i) incurred since March 31, 2023 in the Ordinary Course, (ii) incurred pursuant to or in connection with this Agreement or the Transactions, (iii) disclosed in any Parent filings with the SEC or (iv) disclosed in this Agreement (or its schedules).

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Section 4.7. Absence of Certain Changes. Except as set forth on Section 4.7 of the Parent Disclosure Schedule and as set forth in any Parent filings with the SEC, since Parent’s incorporation:

(a) Parent has conducted its business in all material respects in the Ordinary Course;

(b) there has been no Material Adverse Effect; and

(c) Parent has not taken any action or omitted to take an action, which, if taken or omitted to be taken after the date of this Agreement, would require the consent of Company in accordance with Section 5.2.

Section 4.8. Litigation.

(a) Except as set forth on Section 4.8 of the Parent Disclosure Schedule, there are no Actions or Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of Parent, threatened against or otherwise relating to any Parent Party or any of their respective properties at Law or in equity, including Actions or Orders that challenge or seek to enjoin, alter or materially delay the Transactions, but excluding, in each case, Actions or Orders.

(b) Parent has not filed any material suit, litigation, arbitration, claim or action against any other Person since its formation.

Section 4.9. Parent Material Contracts.

(a) Section 4.9(a) of the Parent Disclosure Schedules sets forth a true, correct and complete list of the Parent Material Contracts.

(b) The Parent Material Contracts (except those that are canceled, rescinded or terminated after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to Parent and, to the Knowledge of Parent, the other party thereto, assuming the due authorization, execution and delivery by such other party thereto, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. To the Knowledge of Parent, there does not exist under any Parent Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of Parent, in each case that would reasonably be expected to have a Material Adverse Effect on Parent.

Section 4.10. Tax Returns; Taxes. Except as otherwise disclosed on Section 4.10 of the Parent Disclosure Schedule:

(a) all income and other material Tax Returns of Parent required to be filed with any Governmental Entity in accordance with any applicable Law have been duly and timely filed (taking into account extensions of time for filing) and are true, correct and complete in all material respects;

(b) all income and other material Taxes due and owing by Parent have been timely paid in full;

(c) there are not currently any extensions of time in effect with respect to the dates on which any Tax Returns of Parent were or are due to be filed;

(d) no claims for additional unpaid Taxes have been asserted in writing within the last three (3) years and no proposals or deficiencies for any Taxes of Parent are currently being asserted, proposed or, to the Knowledge of Parent, threatened, and no audit or investigation of any Tax Return of Parent is currently underway, pending or, to the Knowledge of Parent, threatened;

(e) Parent has withheld, and paid over to the appropriate Governmental Entity, all material Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party;

(f) there are no outstanding waivers or agreements by or on behalf of Parent for the extension of time for the assessment of any Taxes or any deficiency thereof and Parent has not waived any statute of limitations in respect of Taxes;

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(g) there are no Liens for Taxes against any asset of Parent (other than Permitted Liens);

(h) Parent is not a party to any Tax allocation, indemnification, or sharing agreement under which Parent will have any liability for Taxes after the Closing (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes);

(i) Parent has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent) and does not have any material liability for the Taxes of any Person (other than any Subsidiary of any group the common parent of which was Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes);

(j) Parent is not and has not been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(k) no written claim has ever been made by any Governmental Entity in a jurisdiction where Parent does not file Tax Returns that Parent may be subject to taxation by, or required to file a Tax Return in, that jurisdiction;

(l) Parent is, and has been at all times since formation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes;

(m) Merger Sub is, and has been at all times since its formation, treated as an entity disregarded as separate from Parent for U.S. federal (and applicable state and local) income Tax purposes;

(n) Parent will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income tax Law) or excess loss account described in Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign income tax Law), in each case, entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than amounts reflected on the financial statements of Parent and amounts accrued in the Ordinary Course since then; or (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law);

(o) during the two (2)-year period ending on the date of this Agreement, Parent has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code);

(p) Parent has not had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country of its formation; and

(q) Parent has not taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the exchanges pursuant to the Merger from qualifying for the Intended Tax Treatment.

Section 4.11. Compliance with Laws. Each Parent Party is, and has been since their respective date of incorporation, in compliance in all material respects with all Laws which are applicable to their respective businesses, operations, assets and properties, except for noncompliance which would not reasonably be expected to be material to the Parent Parties taken as a whole. No Parent Party has received any written notice of, or been charged with, the material violation of any such Laws.

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Section 4.12. Certain Fees. Except as set forth on Section 4.12 of the Parent Disclosure Schedule, neither the Company nor any Company Equityholder shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Parent Parties or any of their respective Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of any of the Parent Parties or any of their respective Affiliates.

Section 4.13. Organization of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.14. SEC Filings; NASDAQ; Investment Company Act. Except as otherwise disclosed in the Parent Reports:

(a) Parent has filed with or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 9, 2021.

(b) As of its filing date (and as of the date of any amendment), each Parent Report complied, and each Parent Report filed between the date hereof and the Closing will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of their respective filing dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), except as may have been revised, corrected or superseded by any subsequent filing prior to the date hereof, the Parent Reports were, and any Parent Reports filed subsequent to the date hereof will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. The Parent Reports did not, and as relates to any Parent Reports filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Except as may have been corrected by any subsequent filing prior to the date hereof, each Parent Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “XPDB.” The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “XPDBW.” The Parent units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “XPDBU.” Since December 9, 2021, Parent has complied in all material respects with the material applicable listing and corporate governance rules and regulations of NASDAQ, including the requirements for continued listing of the Parent Class A Common Stock on NASDAQ, and there are no actions, suits or proceedings pending or, to the Knowledge of Parent, threatened or contemplated, and Parent has not received any notice from NASDAQ or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Parent Class A Common Stock from NASDAQ or the SEC.

(f) Parent maintains disclosure controls and procedures (as defined by Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports and documents that it files under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

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(g) Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the provisions of the Exchange Act and the Securities Act relating thereto, which under the terms of such provisions and applicable SEC guidance (including the dates by which such compliance is required) have become applicable to Parent.

(h) Parent is not, and following the Closing will continue not to be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.15. Information Supplied. None of the information supplied or to be supplied by any Parent Party for inclusion or incorporation by reference in the Registration Statement will, at the date the Proxy Statement is first mailed or at the time of the Parent Common Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in the Registration Statement). All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no Parent Party makes any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by, or on behalf of, the Company for inclusion or incorporation by reference in the Registration Statement, or (b) any projections or forecasts included in the Registration Statement.

Section 4.16. Board Approval; Stockholder Vote. The board of directors of each Parent Party (including any required committee or subgroup of the board of directors of such Parent Party) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the Transactions, and (b) determined that the consummation of the Transactions is in the best interests of such Parent Party and the stockholders of such Parent Party. Other than the approval of the Transaction Proposals by the Parent Stockholders, no other corporate proceedings on the part of any Parent Party are necessary to approve the consummation of the Transactions.

Section 4.17. Trust Account.

(a) As of the date hereof, Parent has approximately $298,863,654.83 (the “Trust Amount”) in the account established by Parent for the benefit of its public stockholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 9, 2021, by and between Parent and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent Reports to be inaccurate in any material respect, or (ii) to Parent’s Knowledge, that would entitle any Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay tax obligations, (B) to pay dissolution expenses and (C) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Organizational Documents. There are no Actions pending or, to Parent’s Knowledge, threatened with respect to the Trust Account.

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(c) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

Section 4.18. Affiliate Transactions. Except as set forth on Section 4.18 of the Parent Disclosure Schedules and the Parent Reports, there are no material transactions, agreements, arrangements or understandings between any Parent Party, on the one hand, and any director, officer, manager, employee, Equity Interest holder or Affiliate of such Parent Party, on the other.

Section 4.19. Independent Investigation; No Reliance. The Parent Parties have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by the Parent Parties and their respective Affiliates and, to the extent the Parent Parties deemed appropriate, by the Representatives of the Parent Parties. Each Parent Party acknowledges that it and its Representatives have been provided access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, each Parent Party acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or any of the Company’s Representatives (except the specific representations and warranties of the Company expressly set forth in Article III of this Agreement and in the case of Fraud), and each Parent Party acknowledges and agrees, except in the case of Fraud, to the fullest extent permitted by Law, that: (a) neither the Company nor any of its managers, officers, Company Equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in the due diligence materials, or (ii) the pro-forma financial information, projections or other forward-looking statements of the Company, in each case in expectation or furtherance of the Transactions; and (b) neither the Company nor any of its managers, officers, employees, Company Equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any liability or responsibility whatsoever to any of the Parent Parties or their respective directors, managers, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company provided to the Parent Parties, in materials furnished in the Company’s data site (virtual or otherwise), in presentations by the Company’s management or otherwise), to any of the Parent Parties or their respective directors, managers, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), unless, in each case, to the extent any such information is also subject to disclosure under this Agreement or the Schedules.

Section 4.20. Employees and Employee Benefits.

(a) No Parent Party has ever employed any employees and no individuals provide, nor have any individuals ever provided, services to any Parent Party as an employee, consultant or independent contractor.

(b) No Parent Party has or could reasonably be expected to have any liability or obligation of any kind under ERISA, including by reason of at any time being considered a single employer under Section 414 of the Code or under ERISA with any other Person or by reason of at any time being considered a member of an affiliated service group with any other Person under Section 414(m) of the Code.

Section 4.21. Valid Issuance. The shares of New Parent Common Stock issuable as Aggregate Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Liens (other than such Liens as created by Parent’s Organizational Documents or applicable securities Laws) or any preemptive rights.

Section 4.22. Takeover Statutes and Charter Provisions. Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to

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Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, Party or otherwise bound.

Section 4.23. No Additional Representations or Warranties. Except in the case of Fraud or as provided in and this Article IV (as modified by the Parent Disclosure Schedules), none of the Parent Parties, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company and no such Party shall be liable in respect of the accuracy or completeness of any information provided to the Company.

Article V
COVENANTS

Section 5.1. Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as (i) otherwise expressly contemplated by this Agreement or any Ancillary Agreement, (ii) required by applicable Law, (iii) described in Section 5.1 of the Company Disclosure Schedules or (iv) consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Company shall conduct its business in the Ordinary Course in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization and goodwill, (ii) keep available the services of its managers, officers and key employees and (iii) maintain existing relationships with its Material Suppliers and other material business relationships; and

(b) the Company shall not effect any of the following:

(i) make any change in or amendment to its Organizational Documents;

(ii) issue or sell, or authorize to issue or sell, any Equity Interests or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests, or grant or issue any Company Options, as applicable (for the avoidance of doubt, this Section 5.1(b)(ii) shall not prevent (a) a Company Optionholder from otherwise exercising any or all vested Company Options held by such Company Optionholder in accordance with the applicable award agreement (or the Company from issuing Company Units upon any such exercise), (B) a Company Warrantholder from exercising any or all Company Warrants held by such Company Warrantholder in accordance with the applicable warrant agreement (or the Company from issuing Company Units upon any such exercise) or (C) the Company from entering into the Subscription Agreements in connection with the Capital Raise or from issuing and selling Equity Interests in accordance with the terms thereof);

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests of the Company;

(iv) sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any of its properties or assets (excluding any Company Owned Intellectual Property) that are material to its business, other than (A) pursuant to Contracts to which the Company is a party that are in effect as of the date of this Agreement, (B) sales or other dispositions in the Ordinary Course and (C) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $500,000 in the aggregate;

(v) (A) sell, lease, license, permit to lapse, transfer, abandon or otherwise dispose of any Company Owned Intellectual Property that is material to its business other than non-exclusive licenses granted in the Ordinary Course and the expiration of any Company Registered Intellectual Property at the end of its maximum statutory term or (B) disclose any trade secrets, know how, or other confidential or proprietary information material to the business of the Company, or other material confidential information, other than pursuant to a written non-disclosure agreement or other binding confidentiality obligation;

(vi) amend in any adverse respect, waive in writing any right under or terminate any Company Material Contract, Lease, Subscription Agreement or Capital Raise Transaction Document;

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(vii) (A) incur any Indebtedness in excess of $250,000, other than (x) short-term Indebtedness or letters of credit incurred in the Ordinary Course, (y) borrowings under existing credit facilities in the Ordinary Course or (z) in connection with the Capital Raise or (B) make any loans or advances to any other Person;

(viii) except as required under the terms of any Company Benefit Plan set forth on Section 3.16(a) of the Company Disclosure Schedules or any Company Material Contract set forth on Section 3.12(a)(iii) or (iv) of the Company Disclosure Schedules; (A) grant to any employee, officer, director or independent contractor of the Company any increase in compensation or benefits, except Ordinary Course annual or merit-based increases in base salary consistent with past practice for employees whose total annual base compensation following such increase is less than $150,000, (B) adopt or establish any new compensation or benefit plans or arrangements, or amend or terminate, or agree to amend or terminate, any existing Company Benefit Plans (or any other plan, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof), other than amendments to group welfare plans made in the Ordinary Course in conjunction with annual renewals for group welfare benefits, (C) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any plan or arrangement that would be a Company Benefit Plan if it was in effect on the date hereof), (D) terminate (other than for cause or due to death), furlough or temporarily lay off the employment or service of any employee or independent contractor whose total annual base compensation exceeds $150,000, (E) hire or engage any employee or independent contractor whose total annual base compensation exceeds $150,000 or (F) enter into any new employment agreement with any employee having an annual base salary in excess of $150,000 (other than (x) pursuant to Section 5.19 of this Agreement and (y) agreements that can be terminated upon notice without cost, penalty or severance payment);

(ix) (a) make, change or rescind any material Tax election, (b) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (c) file any amended material Tax Return or claim for a material Tax refund, (d) surrender any right to claim a refund of material Taxes, (e) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any Tax (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes), (f) fail to pay any income or other material Tax that becomes due and owing, other than Taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (g) request any Tax ruling from a taxing authority or (h) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) cancel or forgive any Indebtedness in excess of $100,000 owed to the Company;

(xi) except as may be required by GAAP, make any material change in the financial or Tax accounting methods, principles or practices of the Company (or change an annual accounting period);

(xii) (A) modify, extend terminate, negotiate, or enter into any Labor Agreement, or (B) recognize or certify any labor union, labor organization, works council, or other labor organization, or group of employees, as the bargaining representative for any employees of the Company;

(xiii) implement or announce any “mass layoffs,” “plant closings,” reductions in force, furloughs, salary or wage reductions, or other actions that would reasonably be expected to trigger the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Law (collectively, the “WARN Act”);

(xiv) take affirmative steps to waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xv) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties;

(xvi) declare, set aside or pay any dividend or make any other distribution;

(xvii) make any material change to any of the cash management practices of the Company, including materially deviating from or materially altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

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(xviii) waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or litigation (whether civil, criminal, administrative or investigative) against the Company other than waivers, releases, assignments, settlements or compromises that do not exceed $100,000 individually or $250,000 in the aggregate;

(xix) make or incur any capital expenditures, except for capital expenditures (A) in the Ordinary Course or (B) in an amount not to exceed $250,000 individually or $1,000,000 in the aggregate;

(xx) buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, or make any loans, advances or capital contributions to, or any investments in any Person, other than (A) inventory and supplies in the Ordinary Course, or (B) other assets in an amount not to exceed $250,000 individually or $1,000,000 in the aggregate;

(xxi) enter into any new line of business;

(xxii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the other Transactions;

(xxiii) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company on the date of this Agreement;

(xxiv) take any action that is reasonably likely to prevent, materially delay or impede the consummation of the Transactions; or

(xxv) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

Section 5.2. Interim Operations of the Parent Parties. Each Parent Party agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, except as (i) otherwise expressly contemplated by this Agreement or any Ancillary Agreement, (ii) required by applicable Law, (iii) described in Section 5.2 of the Parent Disclosure Schedules or (iv) consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), that such Parent Party shall not effect any of the following:

(a) make any change in or amendment to its Organizational Documents (other than to effectuate the A&R Charter and the A&R Bylaws);

(b) issue or sell, or authorize to issue or sell, any Equity Interests or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its Equity Interests;

(c) split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests (other than in accordance with the Offer or the Merger at the Closing);

(d) authorize or pay any dividends or make any distribution with respect to its outstanding Equity Interests (whether in cash, assets, stock or other securities of such Parent Party) or otherwise make any payments to any stockholder of such Parent Party in their capacity as such (other than in accordance with the Offer at the Closing);

(e) sell, lease or otherwise dispose of any of its properties or assets that are material to its business;

(f) incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or guaranty any debt securities of another Person;

(g) (i) make, change or rescind any material Tax election, (ii) settle or compromise any claim, notice, audit report or assessment in respect of any material Taxes, (iii) file any material amended Tax Return or claim for a material Tax refund, (iv) surrender any right to claim a refund of material Taxes, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement related to any Tax (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the

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primary subject of which is not Taxes), (vi) fail to pay any income or other material Tax that becomes due and owing, other than Taxes being contested in good faith through appropriate proceedings, and for which adequate reserves have been established in accordance with GAAP, (vii) request any Tax ruling from a taxing authority or (viii) except in the Ordinary Course, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(h) except as may be required by GAAP, make any material change in the financial or Tax accounting methods, principles or practices of such Parent Party (or change an annual accounting period);

(i) take any action likely to prevent, materially delay or impede the consummation of the Transactions;

(j) make any amendment or modification to the Trust Agreement;

(k) make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents and the Trust Agreement;

(l) directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets, of any other Person;

(m) make any capital expenditures;

(n) enter into any new line of business;

(o) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Transactions; or

(p) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.2.

Section 5.3. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of Parent Class A Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.4. Commercially Reasonable Efforts; Consents.

(a) Each of the Parties shall, and shall cause their Affiliates to, cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions as promptly as practicable after the date hereof, including (i) obtaining all licenses, permits, clearances, consents, approvals, authorizations, qualifications and orders of Governmental Entities necessary to consummate the Transactions and (ii) seeking, negotiating and entering into Subscription Agreements and/or any Capital Raise Transaction Document. Each of Parent and the Company shall pay fifty percent (50%) of the applicable filing fees due under the HSR Act in connection with the Merger. In addition to the foregoing, each of Parent and the Company agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the Transactions.

(b) Without limiting the generality of the foregoing, each Party will, and will cause its Affiliates to, promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings as are required under the HSR Act for the Transactions and such filings shall request early termination of any applicable waiting period under the HSR Act; provided, that in the event the U.S. Federal Trade Commission or Antitrust Division of the U.S. Department of Justice is not accepting such filings under the HSR Act because of a government shutdown, such deadline shall be extended, if applicable, to the next Business Day following the date

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on which filings under the HSR Act are again accepted. Each Party will promptly furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing under the HSR Act for the Transactions and will take (and will cause its Affiliates to take) all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act for the Transactions as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and summaries of the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, and subject to applicable Law, each of the Company and Parent Parties will, and will cause their Affiliates to: (i) promptly notify the other Parties of any written communication made to or received by them, as the case may be, from any Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed written communication to any such Governmental Entity regarding the Transactions and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (iv) not agree to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed); and (v) furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective Representatives, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(c) No Party shall take any action that would reasonably be expected to adversely affect or delay the clearance, consent, approval or authorization of any Governmental Entity of the Transactions. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent Order or Law that would adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.5. Public Announcements. None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.5. Nothing in this Section 5.5 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release; provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties; provided, further, that nothing herein shall prevent any of the Parties or their Affiliates from disclosing any such information to potential bona fide participants in the Capital Raise if such participants are under a written obligation of confidentiality with respect to such information.

Section 5.6. Notification of Certain Matters. During the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) Closing, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Entity) alleging: (i) that the consent of such third party is or may be required in connection with the Transactions; or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Entity in connection with the Transactions; or (c) becomes aware of the commencement or threat of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager of such Party or of its Affiliates, in each case, in such Person’s capacity as such, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not: (x) any of the conditions to the Closing have been satisfied; or (y) any of the representations, warranties or covenants contained in this Agreement have been breached. If prior to the Closing a third party brings, or to any Party’s Knowledge, threatens any litigation related to this Agreement, any Ancillary Agreements or the Transactions, against such Party, or the board of directors (or similar governing body) of

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such Party or its Subsidiaries, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status of any such litigation. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, and shall in good faith give due consideration to the other Party’s advice with respect to such litigation. No Party shall settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.7. Access to Information, Confidentiality. From the date hereof until the earlier of the termination of this Agreement in accordance with Section 8.1 and Closing, upon reasonable advance notice, the Company shall provide to Parent Parties and their Representatives during normal business hours reasonable access to all employee, facilities, books and records of the Company reasonably requested; provided that (a) such access shall be at the risk of Parent Parties and their Representatives, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the Transactions and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent Parties or any of their Representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to the Company if the Transactions are not consummated, (ii) would waive any legal privilege or (iii) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act and any other applicable Laws). For the avoidance of doubt, the Company shall not be obligated under this Section 5.7 to permit the Parent Parties or any of their Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the Company’s properties or facilities. All information obtained by or provided to the Parent Parties pursuant to this Section 5.7 shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided, further, that nothing herein shall prevent any of the Parties or their Affiliates from disclosing any such information to potential bona fide participants in the Capital Raise if such participants are under a written obligation of confidentiality with respect to such information.

Section 5.8. Tax Matters.

(a) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (including any penalties and interest) incurred in connection with the Transactions (collectively, “Transfer Taxes”) shall be borne by the Surviving Company, and the Parties will cooperate in filing all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(b) Cooperation. Parent and the Company shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Tax Treatment. Each of the Parties intends for the exchange of Company Units (including any Company Units issued in connection with the Capital Raise) for New Parent Common Stock in connection with the Merger to qualify for the Intended Tax Treatment. The Parties agree to report for all Tax purposes in a manner consistent with, and otherwise not take any U.S. federal income tax position inconsistent with, this Section 5.8(c) unless otherwise required to do so as a result of a “determination” as defined in Section 1313(a) of the Code. The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment by taking the actions described on Section 5.8(c) of the Company Disclosure Schedules.

Section 5.9. Directors’ and Officers’ Indemnification.

(a) Each of Parent and the Surviving Company agrees to ensure that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, manager or officer of the Company or Parent (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”), solely to the extent as provided in the respective Organizational Documents of the Company and Parent and indemnification agreements with the directors, managers and officers of the Company and Parent to which such Party is a party and bound, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time and such indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed

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or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6)-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person.

(b) From and after the Effective Time, Parent agrees to indemnify, defend and hold harmless, as set forth as of the date hereof in the respective Organizational Documents of the Company and Parent and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers or directors of the Company or Parent, as applicable, occurring prior to the Effective Time, including the execution of this Agreement and performance of the Transactions. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any action, proceeding or investigation in connection with any matter, including the Transactions, occurring prior to the Effective Time, Parent, from and after the Effective Time, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.9 or any action involving an Indemnified Person resulting from the Transactions subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(c) Notwithstanding any other provisions hereof, the obligations of Parent and the Surviving Company contained in this Section 5.9 shall be binding upon the successors and assigns of Parent and the Surviving Company. In the event any of Parent or the Surviving Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made, as a condition to entering into any such transaction, so that the successors and assigns of Parent or the Surviving Company, as the case may be, are required to honor the indemnification and other obligations set forth in this Section 5.9.

(d) The obligations of Parent and the Surviving Company under this Section 5.9 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.9 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

Section 5.10. Registration Statement; Proxy Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement and the availability of the PCAOB Financial Statements, Parent and the Company shall, in accordance with this Section 5.10, jointly prepare, and Parent shall file with the SEC, a mutually acceptable registration statement on Form S-4 (as amended or supplemented from time to time, and including the proxy statement/prospectus (the “Proxy Statement”) contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the New Parent Common Stock to be issued under this Agreement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. The Company and Parent shall each pay fifty (50%) percent of the Registration Statement filing fees. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to the Parent Stockholders.

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(b) Without limitation, in the Proxy Statement, Parent shall (i) solicit proxies from holders of Parent Common Stock to vote at the Parent Common Stockholders Meeting in favor of (A) the adoption of this Agreement and the approval of the Transactions in accordance with Parent’s Certificate of Incorporation and the DGCL, (B) the issuance of New Parent Common Stock issuable pursuant to this Agreement at the Effective Time, (C) the adoption of the Omnibus Incentive Plan, (D) the adoption of the ESPP, (E) approval of the A&R Charter and each change to the A&R Charter that is required to be separately approved, (F) approval of the change of Parent’s name to “Montana Technologies Corporation.” or such other name as agreed in writing by Parent and the Company (email being sufficient), (G) adjournment of the Parent Common Stockholders Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, any of the foregoing, (H) the election of certain persons (determined in accordance with Section 5.17) to become directors of Parent effective as of the Effective Time and (I) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Transaction Proposals”), and (ii) file with the SEC financial and other information about the Transactions in accordance with the Exchange Act. The Company shall furnish all information concerning it and its Affiliates to Parent, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement, and the Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included therein. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement and the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by the Registration Statement and the Proxy Statement. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.

(c) Prior to filing with the SEC, Parent will make available to the Company drafts of the Registration Statement, and any material amendment or supplement to the Registration Statement and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Parent shall provide written notice (email permitted) to the Company upon filing any such documents with the SEC (including response to any comments from the SEC with respect thereto). Parent will advise the Company promptly after receipt of notice thereof, of (i) the time when the Registration Statement has been filed, (ii) receipt of oral or written notification of the completion of the review of the Registration Statement by the SEC, (iii) the filing of any supplement or amendment to the Registration Statement, (iv) any request by the SEC for amendment of the Registration Statement, (v) any comments from the SEC relating to the Registration Statement and responses thereto or (vi) requests by the SEC for additional information. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any SEC comments on the Registration Statement and to have the Registration Statement cleared by the SEC under the Exchange Act as soon after filing as practicable; provided, that prior to responding to any material requests or comments from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts.

(d) If at any time prior to the Parent Common Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Company or any of its Affiliates, officers, managers or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance.

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(e) Parent shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” Laws and any rules and regulations thereunder.

(f) Parent shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VIII. Parent shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.10(f) shall (i) impose any obligation on Parent to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement in accordance with Article VIII.

(g) Parent shall use its reasonable best efforts to (i) cause the shares of New Parent Common Stock to be issued to the Company Equityholders as provided in Article II to be approved for listing on NASDAQ upon issuance, and (ii) make all necessary and appropriate filings with NASDAQ and undertake all other steps reasonably required prior to the Closing Date to effect such listing.

Section 5.11. Parent Common Stockholder Meeting.

(a) Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company), and, as soon as practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold a meeting of the Parent Stockholders (the “Parent Common Stockholders Meeting”); provided that Parent may postpone or adjourn the Parent Common Stockholders Meeting on one or more occasions (i) upon receipt of a Company Adjournment Request, (ii) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (iii) for the absence of a quorum and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Parent Common Stockholders Meeting; provided, that, without the consent of the Company, the Parent Common Stockholders Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Parent Common Stockholders Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Outside Date. By written notice, the Company may request that Parent adjourn the Parent Common Stockholders Meeting (“Company Adjournment Request”) until the earlier of (x) fifteen (15) days after the date for which the Parent Common Stockholders Meeting was then scheduled or (y) the date that is the third Business Day prior to the Outside Date, if the Company believes in good faith that such adjournment is necessary in order to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval or for the absence of a quorum of Parent Stockholders. Upon receipt of the Company Adjournment Request, Parent shall adjourn the Parent Common Stockholders Meeting for the period of time specified in the Company Adjournment Request; provided that the Company may not issue more than one (1) Company Adjournment Request.

(b) Parent shall, through the Parent Board, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. Except as required by applicable Law (including Delaware Law relating to fiduciary duties), the Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”). Parent shall promptly, but in any event no later than within one (1) Business Day, notify the Company in writing of any final determination to make a Change in Recommendation. To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting shall not be affected by any Change in Recommendation, and (y) Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Common Stockholders Meeting and submit for approval the Transaction Proposals.

Section 5.12. Section 16 of the Exchange Act. Prior to the Closing, the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of New Parent Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

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Section 5.13. Nonsolicitation.

(a) From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated in accordance with Section 8.1, other than in connection with the Transactions, each Parent Party agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, managers, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, managers’, officers’, employees’, agents’ or representatives’ capacity in such role with the applicable Parent Party, to, directly or indirectly, (A) knowingly encourage, initiate, solicit or facilitate, offer or make any offers or proposals related to a Business Combination, (B) enter into, engage in or continue any discussions or negotiations with respect to any Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to a Business Combination or (C) enter into any agreement (whether or not binding) relating to a Business Combination. Each Parent Party shall promptly notify the Company of any submissions, proposals or offers made with respect to a Business Combination as soon as practicable following such Parent Party’s awareness thereof.

(b) From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated in accordance with Section 8.1, the Company agrees that it will not, and will not authorize or (to the extent within its control) permit any of its Affiliates, directors, managers, officers, employees, agents or representatives (including investment bankers, attorneys and accountants) to, directly or indirectly, (A) knowingly encourage, initiate, solicit, or facilitate any inquiries regarding or the making of offers or proposals that constitute an Acquisition Proposal, (B) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal or (C) enter into any agreement (whether or not binding) relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Parent Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s Equity Interests.

Section 5.14. Termination of Agreements. The Company shall take all actions necessary to terminate each agreement between the Company, on the one hand, and any officer or director of the Company or any entity controlled by any such officer or director, on the other hand, at or prior to the Effective Time, in a manner such that the Company does not have any liability or obligation following the Effective Time pursuant to such agreements.

Section 5.15. PCAOB Financial Statements. The Company agrees to use its reasonable best efforts to provide Parent, as promptly as practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows, and statements of unitholders equity of the Company as of and for the years ended December 31, 2021 and 2022, in each case, prepared in accordance with GAAP (the “PCAOB Financial Statements”).

Section 5.16. Omnibus Incentive Plan; ESPP. The Parent Board shall, in consultation with the Company and subject to the requisite Parent Stockholder Approval, approve and adopt an omnibus incentive plan, in a form to be mutually agreed upon between Parent and the Company, that provides for grants of awards to eligible service providers (the “Omnibus Incentive Plan”) and an employee stock purchase plan, in a form to be mutually agreed upon between Parent and the Company (the “ESPP”), in each case, in the manner prescribed under the Code and other applicable Laws, effective as of no later than the day before the Closing Date.

Section 5.17. Registration Rights Agreement; Organizational Documents; Directors and Officers. At the Closing, Parent, Sponsor, the Anchor Investors and certain Company Equityholders shall enter into the Registration Rights Agreement. In connection with the consummation of the Transactions, Parent shall adopt the A&R Bylaws and the A&R Charter. Subject to receipt of the Parent Stockholder Approval, Parent shall cause the persons mutually agreed between the parties (such agreement not to be unreasonably withheld, conditioned or delayed) to become the directors and officers of Parent at the Effective Time.

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Section 5.18. Capital Raise

(a) The Company shall use commercially reasonable efforts to consummate the Capital Raise and in connection therewith (i) obtain an amount in cash (the “Capital Raise Cash”), such that the Capital Raise Cash is an aggregate amount of at least $85,000,000, in exchange for Equity Interests of the Company at a Purchase Price per Equity Interest as mutually agreed in writing (email being sufficient) between Parent and the Company (provided, for the avoidance of doubt, that the Company shall provide Parent with a reasonable opportunity to review any Subscription Agreement or Capital Raise Transaction Document prior to the Company’s entry into such Subscription Agreement or Capital Raise Transaction Document and will consider in good faith any comments from Parent and its counsel with respect thereto), (ii) enforce the obligations of Subscribers under the Subscription Agreements and any Capital Raise Transaction Document and consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions set forth in the Subscription Agreements, (iii) satisfy all conditions set forth in the Subscription Agreements or any Capital Raise Transaction Document that are within its control and (iv) satisfy and comply with its obligations under the Subscription Agreements and any Capital Raise Transaction Document. The Company shall (x) promptly notify Parent upon having Knowledge of any material breach or default under, or termination of, any Subscription Agreement or any Capital Raise Transaction Document by any Subscriber or the Company and (y) prior to delivering any material written notice to any Subscriber with respect to any Subscription Agreement or any Capital Raise Transaction Document, deliver such notice to Parent for its prior review and written consent (which consent shall not be unreasonably withheld, conditioned or delayed and email being sufficient). For the avoidance of doubt, the Company shall comply with all applicable securities Laws in connection with the Capital Raise.

(b) Prior to Closing, each of the Company and Parent shall, and each of them shall cause its respective Subsidiaries (as applicable) and use commercially reasonable efforts to cause its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to reasonably cooperate in a timely manner in connection with the Capital Raise (it being understood and agreed that the consummation of any such financing, including the Capital Raise, the entry into any Subscription Agreement or any Capital Raise Transaction Document by the Company shall be subject to the Parties’ mutual written agreement), including (i) by providing such information and assistance to any bona fide investor that such investor may reasonably request; (ii) granting such access to any bona fide investor and its representatives as may be reasonably necessary for their due diligence; and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company.

Section 5.19. Employment Agreements. Parent and the Company shall use commercially reasonable efforts to cause the individuals set forth on Section 5.19 of the Company Disclosure Schedules to enter into employment agreements with Parent or the Company on or prior to the Closing Date in a form to be mutually agreed upon between Parent and the Company such agreements to be effective as of, and subject to the occurrence of, the Closing Date.

Section 5.20. Anchor Investors. Prior to the Closing, Parent shall amend (a) the Subscription Agreement, dated December 9, 2021, by and among Parent, Sponsor and HC NCBR Fund, (b) the Subscription Agreement, dated December 9, 2021, by and among Parent, Sponsor and Obsidian Master Fund and (c) the Subscription Agreement, dated December 9, 2021, by and among Parent, Sponsor and BlackRock Credit Alpha Master Fund L.P., each in a form reasonably satisfactory to the Company, such that the shares of Parent Class B Common Stock beneficially owned by the applicable funds and accounts managed by subsidiaries of BlackRock, Inc. (the “Anchor Investors”) in connection therewith become subject to the same lockup period that is contained in the Lock-Up Agreement.

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Article VI
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1. Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction. There will be no effective Order of any nature prohibiting or preventing the consummation of the Transactions and no Law shall have been adopted, enacted or promulgated that makes consummation of the Transactions illegal or otherwise prohibited;

(b) HSR Act. All waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitments or agreements (including timing agreements) with any Governmental Entity not to consummate the Transactions before a certain date, shall have expired or been terminated;

(c) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained;

(d) Company Preferred Unitholder Approval. To the extent necessary to complete the Company Preferred Conversion, the Requisite Company Approval shall have been obtained;

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC; and

(f) NASDAQ. The New Parent Class A Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject only to official notice of issuance thereof.

Section 6.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions are further subject to the satisfaction (or written waiver by the Company) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Parties contained in Article IV (other than the Parent Fundamental Representations) shall be true and correct as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Parent Material Adverse Effect (ignoring for the purposes of this Section 6.2(a) any qualifications by “materiality” contained in such representations or warranties); and the Parent Fundamental Representations shall be true and correct other than de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Parent Fundamental Representations need only be true and correct other than de minimis inaccuracies as of such earlier date);

(b) Performance of Obligations. Each of the Parent Parties shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Parent Parties Officer’s Certificate. An authorized officer of the Parent Parties shall have executed and delivered to the Company a certificate (the “Parent Closing Certificate”) as to compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b) hereof; and

(d) Transaction Proceeds. The Aggregate Transaction Proceeds shall be equal to or greater than $85,000,000; provided that, upon receiving proceeds from in the Capital Raise equal to or in excess of such amount, this condition shall no longer apply.

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Section 6.3. Conditions to Obligations of the Parent Parties. The obligations of the Parent Parties to consummate the Transactions further subject to the satisfaction (or written waiver by the Parent Parties) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations) shall be true and correct as of the date of this Agreement and as of Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, would result in a Material Adverse Effect (ignoring for the purposes of this Section 6.3(a) any qualifications by Material Adverse Effect or “materiality” contained in such representations or warranties); and the Company Fundamental Representations shall be true and correct other than de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made at and as of such date (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such Company Fundamental Representations need only be true and correct other than de minimis inaccuracies as of such earlier date);

(b) Performance of Obligations. The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to the Parent Parties a certificate (the “Company Closing Certificate”) as to the Company’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b); and

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Section 6.4. Frustration of Closing Conditions. Neither the Company nor any of the Parent Parties may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VII
CLOSING

Section 7.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall occur as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date.” The Closing shall take place electronically by the mutual exchange and release of electronic signatures (including portable document format (.PDF)) at 8:00 a.m. (Central Time) or at such other place or at such other time as the Parties may agree in writing (email being sufficient).

Section 7.2. Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered to Parent (unless delivered previously) the following:

(a) the Certificate of Merger, executed by the Company;

(b) the Company Closing Certificate;

(c) the Registration Rights Agreement executed by each of the Company Equityholders party thereto;

(d) a copy of each Lock-Up Agreement, duly executed by the Company Equityholders set forth on Section 7.2(d) of the Company Disclosure Schedules; and

(e) a properly completed and duly executed IRS Form W-9 with respect to each Company Equityholder; and

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(f) any other document required to be delivered by the Company at Closing pursuant to this Agreement.

Section 7.3. Deliveries by Parent. At the Closing, Parent will deliver or cause to be delivered the following:

(a) to the Exchange Agent, the Net Merger Consideration for further distribution to the Company Unitholders pursuant to Section 2.3;

(b) to the Company, the Certificate of Merger, executed by Merger Sub;

(c) to the Company, the Parent Closing Certificate;

(d) to the Company, the Registration Rights Agreement executed by Parent and Sponsor;

(e) to the Company, a copy of each Lock-Up Agreement, duly executed by Parent, Sponsor and Parent’s independent directors;

(f) to the Company, the written resignations of all of the directors and officers of the Parent Parties (other than those Persons identified as the initial directors and officers, respectively, of Parent after the Effective Time, in accordance with the provisions of Section 5.17), effective as of the Effective Time; and

(g) to the Company and any other applicable Person, any other document required to be delivered by the Parent Parties at Closing pursuant to this Agreement.

Section 7.4. Closing. On the Closing Date, concurrently with the Effective Time, Parent shall pay or cause to be paid by wire transfer of immediately available funds, the Parent Transaction Expenses and the Company Transaction Expenses.

Article VIII
TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a) in writing, by mutual consent of Parent and the Company;

(b) by Parent or the Company if any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have been enacted, issued, promulgated, enforced or entered and shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Order; provided, further, that the Governmental Entity issuing such Order has jurisdiction over the Parties with respect to the Transactions;

(c) by the Company, if any of the representations or warranties set forth in Article IV shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Parent by the Company and (ii) the Outside Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.3(a) or Section 6.3(b) from being satisfied;

(d) by Parent, if any of the representations or warranties set forth in Article III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered

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to the Company by Parent, and (ii) the Outside Date; provided, however, that Parent is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) from being satisfied;

(e) by written notice by any Party if the Closing has not occurred on or prior to June 14, 2023 (the “Outside Date”); provided, that if the Parent Stockholders approve any extension of the Business Combination Deadline or the Business Combination Deadline is extended pursuant to the procedures set forth in the Prospectus, the “Outside Date” shall mean the Business Combination Deadline after giving effect to such approval; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

(f) by the Company at any time within three (3) Business Days following a Change in Recommendation; and

(g) by Parent or the Company if the approval of the Transaction Proposals is not obtained at the Parent Common Stockholders Meeting (including any adjournments thereof).

Section 8.2. Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by the Parent Parties, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of any of the Parent Parties or the Company, except that this Section 8.2, Section 5.5 (Public Announcements), Section 9.2 (Fees and Expenses), Section 9.3 (Notices), Section 9.4 (Severability), Section 9.8 (Consent to Jurisdiction, Etc.), Section 9.10 (Governing Law), Section 9.16 (No Recourse) and Section 9.19 (Trust Account Waiver) shall survive any termination of this Agreement. Nothing in this Section 8.2 shall (a) relieve or release any Party of any liability or damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket cost) arising out of such Party’s willful or intentional breach of any provision of this Agreement or Fraud, or (b) impair the right of any Party hereto to compel specific performance by the other Party or Parties, as the case may be, of such Party’s obligations under this Agreement.

Article IX
MISCELLANEOUS

Section 9.1. Release. Effective as of the Effective Time, each Parent Party and the Surviving Company on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (the “Releasors”) hereby irrevocably and unconditionally releases, acquits and forever discharges (except with respect to those obligations arising under or in connection with this Agreement or the Ancillary Agreements) the Company Equityholders, Sponsor, the Parent Stockholders, their respective predecessors, successors, parents, Subsidiaries and other Affiliates, and all of their respective current and former officers, directors, members, managers, shareholders, employees, agents and representatives (the “Released Parties”) of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys’ fees) held by any Releasor, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Released Party’s ownership of securities of the Company or the Parent Parties, except for any of the foregoing (i) set forth in, pursuant to, or arising out of this Agreement, any Ancillary Agreement or the Transactions or (ii) in the case of Fraud. The Releasors irrevocably covenant to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action of any kind against any Released Party, based upon any matter released hereby.

Section 9.2. Fees and Expenses. Except as otherwise set forth in this Agreement, each Party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, Parent shall pay or cause to be paid the Company Transaction Expenses and Parent Transaction Expenses.

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Section 9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail (return receipt requested), (b) on the next Business Day when sent by overnight courier or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent Parties, to:

Power & Digital Infrastructure Acquisition II Corp.
321 North Clark Street, Suite 2440
Chicago, IL 60654
Attn: John P. McGarrity
E-mail: jmcgarrity@xmscapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn: Debbie Yee, P.C. and Adam Garmezy
E-mail: debbie.yee@kirkland.com and adam.garmezy@kirkland.com

If to the Company (prior to the Closing) to:

Montana Technologies
34361 Innovation Drive
Ronan, MT 59864
Attention: Matt Jore
E-mail: matt.jore@mt.energy

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Ryan Maierson; John Greer
Email: Ryan.Maierson@lw.com

John.Greer@lw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.5. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned in whole or in part, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 9.5 shall be null and void.

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Section 9.6. No Third Party Beneficiaries. Except as otherwise provided in Section 5.9, Section 9.1 and Section 9.16, this Agreement is exclusively for the benefit of the Company, and its respective successors and permitted assigns, with respect to the obligations of the Parent Parties under this Agreement, and for the benefit of the Parent Parties, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.13. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7. Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.8. Consent to Jurisdiction, Etc. Each Party, and any Person asserting rights as a third-party beneficiary hereunder, irrevocably agrees that any Legal Dispute shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each Party, and any Person asserting rights as a third-party beneficiary hereunder, hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9.8 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party and any Person asserting rights as a third-party beneficiary hereunder may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not personally subject to the jurisdiction of the above-named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9.8 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.9. Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any representations, warranties, promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto) or the Ancillary Agreements.

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Section 9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 9.11. Specific Performance. The Parties acknowledge that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching Party to cause the other Party to perform its respective agreements and covenants contained in this Agreement. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 9.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 9.13. Amendment; Modification; Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties provided, that notwithstanding anything to the contrary set forth herein, the provisions included in this Agreement (including the Schedules and Exhibits hereto) that (a) relate to the matters referenced in Section 2.4(e) or (b) are subject to the approval of a majority of the Independent Directors then serving on the Parent Board (including, in each case, the definitions of those terms included therein) shall not be amended, supplemented, waived or modified, without the approval of a majority of the Independent Directors serving on the Parent Board. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.14. Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 9.15. Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement or otherwise.

Section 9.16. No Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or

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future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Laws, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Laws (other than as set forth in the Ancillary Agreements), (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.17. Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) any statement in this Agreement to the effect that any information, document, or other material has been “made available” by any of the Company or its Subsidiaries shall mean that a true, correct, and complete copy of such information, document, or other material was included in and available at the “MT-XPDB” online data site hosted by Dropbox at https://dropbox.com at least two (2) Business Days prior to the date hereof and was not removed after being included in such online data site and (vii) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth in this Agreement and for disclosure purposes only if made available to Parent, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Section 9.18. Non-Survival.

(a) Except for the representations in Section 3.26 and Section 4.23, none of the representations, warranties or pre-Closing covenants in this Agreement (or in any Ancillary Agreement or other document, certificate or instrument delivered pursuant to or in connection with this Agreement) shall survive the Closing. The Parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring a claim, suit, action or proceeding against Parent, any Company Equityholder or any of their respective Affiliates, claiming, based upon or arising out of a breach of any their respective representations, warranties or any covenants the performance of which is substantially in the period prior to Closing.

(b) This Article IX and the covenants and agreements contained in or made pursuant to this Agreement (or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement) that by their terms apply in whole or in part after the Closing shall survive the Closing in accordance with their terms.

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Section 9.19. Trust Account Waiver. Notwithstanding anything else in this Agreement to the contrary, the Company acknowledges that (a) Parent is a blank check company with the powers and privileges to effect a Business Combination, (b) they have read the prospectus dated December 9, 2021 (the “Prospectus”) and (c) as described therein, substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering. The Company further acknowledges and understands that, except with respect to interest earned on the funds held in the Trust Account that may be released to Parent to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) to Parent in limited amounts from time to time in order to permit Parent to pay its operating expenses, (ii) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, (iii) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders and (iv) if Parent holds a stockholder vote to amend the Certificate of Incorporation of Parent to modify the substance or timing of the obligation to redeem 100% of Parent Class A Common Stock if Parent fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Parent Class A Common Stock properly tendered in connection with such vote. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Parent’s public stockholders in the event they elect to have their shares redeemed in accordance with Parent’s Organizational Documents and/or the liquidation of Parent, (y) to Parent after, or concurrently with, the consummation of a Business Combination, and (z) to Parent in limited amounts for its operating expenses and tax obligations incurred in the Ordinary Course. The Company further acknowledges that, if the Transactions (or, upon termination of this Agreement, another Business Combination) are not consummated by June 14, 2023, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Parent shall cause the Trust Account to be disbursed to Parent and as otherwise contemplated by this Agreement. Accordingly, the Company, for itself and its affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby irrevocably waive all rights, titles, interests or claims of any kind to collect from the Trust Account any monies that may be owed to them by Parent for any reason whatsoever, including for a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Chief Executive Officer
XPDB MERGER SUB, LLC
By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Chief Executive Officer
MONTANA TECHNOLOGIES, LLC
By:	/s/ Matt Jore
Name:	Matt Jore
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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EXHIBIT A

DEFINITIONS

For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:

“Actions” means actions, mediations, suits, litigations, arbitrations, claims, charges, grievances, complaints, proceedings, audits, inquiries, investigations or reviews.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Fully Diluted Company Common Units” means, without duplication, the aggregate number of Company Common Units that are (a) issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, after giving effect to the Company Preferred Conversion and the Capital Raise (including the conversion of any Equity Interests issued in such Capital Raise, if any)), plus (b) issuable upon, or subject to, the exercise, exchange or settlement of Company Options or Company Warrants that are outstanding immediately prior to the Effective Time, with the number of Company Common Units issuable to be calculated on an as-converted basis assuming consummation of the Merger.

“Aggregate Merger Consideration” means a number of shares of New Parent Common Stock (rounded to the nearest whole share) deliverable to Company Equityholders pursuant to Article II equal to the quotient obtained by dividing (a) the Closing Date Purchase Price by (b) the Base Share Value.

“Aggregate Transaction Proceeds” means an amount equal to the aggregate cash proceeds available for release to Parent or the Company, as applicable, from (a) the Trust Account (after, for the avoidance of doubt, giving effect to any redemptions of shares of Parent Class A Common Stock by stockholders of Parent but before release of any other funds, including in satisfaction of Parent Transaction Expenses and Company Transaction Expenses) plus (b) the aggregate proceeds, if any, actually received by the Company from the Capital Raise.

“Ancillary Agreements” means, collectively, the Sponsor Support Agreement, the Lock-Up Agreement and the Registration Rights Agreement.

“Annualized EBITDA” means the EBITDA that Parent is expected to receive during the twelve (12) months immediately following the applicable Commission Date solely to the extent primarily attributable to the New Company Production Capacity, as such forecast is calculated in the Parent Board’s sole discretion (and such calculation shall be deemed final and binding for all purposes under Section 2.4 absent manifest error).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the UK Bribery Act of 2010.

“Balance Sheet Date” means the date of the Interim Balance Sheet.

“Base Share Value” means $10.00

“Battelle” means Battelle SE.

“Battelle License Agreement” means License Agreement Number 530271 by and between Battelle Memorial Institute and Montana Technologies, LLC dated January 19, 2021.

“Business Combination” has the meaning given to such term in the Certificate of Incorporation of Parent.

“Business Combination Deadline” means the date by which Parent must complete an initial Business Combination pursuant to Parent’s Organizational Documents.

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“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Cash and Cash Equivalents” means the cash, cash equivalents, checks received but not cleared and deposits in transit of the Company as of the Closing, measured in accordance with GAAP and absent any effects of the Transactions. For the avoidance of doubt, Cash and Cash Equivalents shall not include restricted cash, any cash overdrafts, issued but uncleared checks or other negative balances.

“Certificate of Incorporation” means the amended and restated certificate of incorporation, dated December 9, 2021, of the Parent.

“Closing Date Purchase Price” means (a) $421,900,000 minus (b) if positive only, the Dilution Factor, plus (c) the implied value of the Equity Interests issued in the Capital Raise assuming the Base Share Value.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and each other equity or equity-based, incentive, bonus, commission, deferred compensation, retirement, profit sharing, employment, individual consulting, severance, termination, retention, change of control, health, welfare, vacation, paid time off, fringe or other benefit or compensation plan, program, Contract, policy, agreement or arrangement, in each case that is maintained, sponsored or contributed to by the Company to provide compensation or other benefits to any current or former officer, director, individual consultant, or employee of the Company or with respect to which the Company has any current or contingent liability or obligation.

“Company Class A Common Units” means the units designated in the Company’s Organizational Documents as Class A Common Units.

“Company Class B Common Units” means the units designated in the Company’s Organizational Documents as Class B Common Units.

“Company Class C Common Units” means the units designated in the Company’s Organizational Documents as Class C Common Units.

“Company Common Units” means, collectively, the Company Class A Common Units, the Company Class B Common Units and the Company Class C Common Units.

“Company Data” means all business information and all Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company Systems.

“Company Equityholders” means the Company Unitholders, the Company Optionholders and the Company Warrantholders.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization) and Section 3.4 (No Subsidiaries).

“Company Operating Agreement” means the Third Amended and Restated Operating Agreement of Montana Technologies LLC, dated as of October 31, 2022, by and among the Members (as defined therein).

“Company Option” means an option to purchase Company Units granted by the Company under the Company Operating Agreement or otherwise that is outstanding immediately prior to the Effective Time.

“Company Optionholder” means a holder of Company Options.

“Company Owned Intellectual Property” means all Company Intellectual Property that is owned or purported to be owned by the Company.

“Company Preferred Units” means, collectively, the Company Series A Preferred Units and the Company Series B Preferred Units.

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“Company Product” means the AirJoule device and all versions of and improvements thereto.

“Company Registered Intellectual Property” means all registrations, issuances, and applications for Company Owned Intellectual Property, including any of the foregoing set forth on Section 3.10(a) of the Company Disclosure Schedules.

“Company Series A Preferred Units” means the units designated in the Company’s Organizational Documents as “Series A Preferred Units.”

“Company Series B Preferred Units” means the units designated in the Company’s Organizational Documents as “Series B Preferred Units.”

“Company Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing systems, information systems, record keeping systems, communications systems, telecommunication systems, networks, interfaces, platforms, servers, peripherals, and computer systems, in each case that is owned, used by or for, or under the control of the Company in the conduct of its business (including any outsourced systems).

“Company Transaction Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and paid by the Company and the Company Equityholders (but, with respect to the Company Equityholders, only to the extent the Company is obligated to pay such fees or expenses) in connection with the Transactions, without limitation, any fees and expenses payable under the terms of any management agreement or related to the termination of any Contract with an Affiliate.

“Company Unitholders” means the holders of Company Common Units and Company Preferred Units.

“Company Units” means collectively, the Company Common Units and the Company Preferred Units.

“Company Warrantholder” means a holder of Company Warrants.

“Company Warrants” means all warrants to purchase Company Common Units.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 2, 2021, by and between the Company and Parent.

“Contract” means any written or oral contract, lease, license, indenture, instrument, undertaking or other legally enforceable agreement (other than standard “click through” licenses or agreements).

“Data Security Requirements” means, collectively, all of the following to the extent relating to data treatment or otherwise relating to privacy, data security or security breach notification requirements applicable to the Company, the conduct of the applicable business or any of the Company Systems or any Company Data: (i) applicable Laws, (ii) binding and enforceable industry standards applicable to the industry in which the Company’s business operates (including as applicable the Payment Card Industry Data Security Standard (PCI-DSS)), (iii) the Company’s own public-facing data security rules, policies, and procedures, and (iv) contractual obligations by which the Company is bound.

“Dilution Factor” means (a) the implied value of the Equity Interests issued in the Capital Raise assuming the Base Share Value minus (b) the amount of gross cash proceeds actually received by the Company from the Capital Raise.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, as calculated in accordance with Parent’s accounting policies and any applicable securities Laws.

“Eligible Equityholders” means the Company Unitholders and the Company Optionholders.

“Environmental Laws” means all Laws relating to public or worker health and safety (to the extent relating to exposure to Hazardous Substances), protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air), pollution, or Hazardous Substances (including exposure to or Release of Hazardous Substances).

“Environmental Permits” means all Licenses issued pursuant to Environmental Laws.

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“Equity Interests” means any share, share capital, capital stock, partnership, membership, or similar interest in any Person (including any stock appreciation right, contingent value right, phantom stock, restricted stock unit, performance stock unit, restricted stock, profit participation or similar rights) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with the Company is or was, at a relevant time, treated as a single employer under Section 414(b), (c) or (m) of the Code.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, retransfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to Closing by Parent and the Exchange Agent.

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Aggregate Merger Consideration by (b) the number of Aggregate Fully Diluted Company Common Units.

“Fraud” means actual, knowing and intentional common law fraud under the Laws of the State of Delaware with respect to the making of the representations and warranties contained in Article III or Article IV.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” shall mean any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any multinational, national, federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, tribunal, arbitrator, legislative body, authority, body or commission or other governmental authority or agency, or arbitral body (public or private), in the United States or in a foreign jurisdiction.

“Hazardous Substance” means any chemical, material, waste or substance that is listed, classified, defined or regulated as a toxic or hazardous substance, waste, pollutant, contaminant, or words of similar meaning or regulatory effect under, or as to which liability or standards of conduct may be imposed pursuant to, Environmental Law, including petroleum and petroleum byproducts, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to any Person, all obligations, contingent or otherwise (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, prepayment premiums or other fees, costs and expenses thereunder due upon repayment thereof) of such Person, in respect of: (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal of and premium (if any) in respect of obligations evidenced by notes, bonds, debentures, debt securities, mortgages, loans, credit agreements and similar instruments, hedging or swap arrangements or similar Contracts, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn); (d) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course that are not past due), (e) the principal and interest components of capitalized lease obligations under GAAP, (f) all obligations of such Person for the reimbursement of any obligor

Annex A-52

on any line or letters of credit, bankers’ acceptances, guarantee or similar credit transaction, in each case to the extent drawn upon or claimed against, (g) the principal component of all obligations to pay for earn-out or contingent payments related to acquisitions or investments, (h) all outstanding severance obligations, unfunded or underfunded deferred compensation arrangements and phantom equity arrangements (whether or not accrued), and any unpaid bonus or commission or incentive obligations, plus the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments associated therewith (computed as though all such amounts were payable on the Closing Date), (i) for unfunded pension or retirement agreements, programs, policies, or other arrangements, (j) in respect of dividends declared or distributions payable, (k) any obligations relating to the creation of any Liens on the property of such Person, whether or not the obligations secured thereby have been assumed, (l) all Indebtedness of another Person referred to in clauses (a) through (k) above guaranteed directly or indirectly, jointly or severally, and (m) any prepayment penalties, termination fees, consent or other fees, breakage costs (including on interest rate swaps and any other hedging obligations (including foreign currency or exchange contracts)) or any other costs, fees or expenses incurred in connection with the repayment, discharge, redemption or assumptions of the Indebtedness described in the foregoing clauses (a) through (l) or otherwise payable as a result of the consummation of the Transactions.

“Intellectual Property” means all intellectual property rights throughout the world, including all of the following: (a) trademarks, service marks, trade names, trade dress, corporate names, logos, slogans, Internet domain names, Internet websites and URLs, social media identifiers and other indicia of origin (together with the goodwill associated therewith); (b) patents, patent applications and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (c) copyrights and all works of authorship (whether or not copyrightable); (d) registrations and applications for any of the foregoing; (e) trade secrets, know-how, processes, methods, techniques, inventions, formulae, technologies, algorithms, layouts, designs, protocols, specifications, data compilations and databases and proprietary rights in confidential information; (f) Software; and (g) rights of privacy and publicity, including the right to use the name, likeness, image, signature and biographical information of any natural Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Matt Jore, Jeff Gutke, Jeromy “JJ” Jenks and Pete McGrail after reasonable inquiry and (b) with respect to Parent, the actual knowledge of Patrick C. Eilers, Theodore J. Bromback, James P. Nygaard, Jr., and John Sexton after reasonable inquiry.

“Law” means any laws, common law, statutes, rules, acts, codes, regulations, ordinances, determinations, executive orders or Orders of, or issued by, Governmental Entities in the United States or in a foreign jurisdiction.

“Legal Dispute” means any action, suit or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Licenses” means all licenses, permits (including construction and operation permits) and certificates issued by any Governmental Entity.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, licenses, deeds of trust, defects in title, contingent rights or other burdens, options or encumbrances.

“Malicious Code” means any virus, worm, Trojan horse or similar disabling code or program.

“Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations of the Company; provided, that the term “Material Adverse Effect” shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (a) changes or proposed changes in Laws, regulations, binding decisions of any Governmental Entity or any interpretation thereof, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Company taken with the consent of the Parent Parties pursuant to this Agreement, (d) actions or omissions of the Company required by this Agreement or the Ancillary

Annex A-53

Agreements, (e) actions or omissions of the Parent Parties and their respective Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Company operates, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) any epidemic, pandemic or disease outbreak, (j) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (k) the announcement or pendency of this Agreement or the Transactions or the identity of the Parent Parties in connection with the Transactions, (l) the failure by the Company to take any commercially reasonable action that is prohibited by this Agreement unless Parent has consented in writing to the taking thereof, (m) any change or prospective change in the Company’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that the matters described in clauses (f) through (h) shall be included in the term “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company, taken as a whole, relative to other participants in the same business as the Company (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a) through (n) above).

“Net Merger Consideration” means a number of shares of New Parent Common Stock deliverable to the Company Equityholders pursuant to Article II in an aggregate amount equal to the remainder of (a) the Aggregate Merger Consideration minus (b) the Rollover Shares.

“New Parent Class A Common Stock” means, at and after the filing of the A&R Charter, Parent’s Class A common stock, par value $0.0001 per share, with voting power of one (1) vote per share.

“New Parent Class B Common Stock” means, at and after the filing of the A&R Charter, Parent’s Class B common stock, par value $0.0001 per share, with a number of votes per share necessary such that the Company Unitholders collectively would own at the Closing at least 80% of the voting power of all classes of stock of Parent entitled to vote; provided, however, that the number of votes per share shall be at least one (1) vote per share.

“New Parent Common Stock” means, at and after the filing of the A&R Charter, collectively, the New Parent Class A Common Stock and the New Parent Class B Common Stock.

“Order” means any award, order, judgment, decision, determination, writ, injunction, ruling or decree entered, issued, made or rendered by any Governmental Entity of competent jurisdiction in the United States or in a foreign jurisdiction.

“Ordinary Course” means, with respect to any Party, the ordinary course of business consistent with the past practices of such Party.

“Organizational Documents” means (a) the certificate of incorporation, (b) bylaws, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement and (e) any amendment to any of the foregoing.

“Parent Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” means, collectively, the Parent Class A Common Stock and the Parent Class B Common Stock.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.3 (Capitalization).

“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that, individually or in the aggregate with all other events, changes, developments, effects or occurrences, has had or would reasonably be expected to have a materially adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations of the Parent Parties taken as a whole; provided, that the term “Parent Material Adverse Effect”

Annex A-54

shall not include any event, change, development, effect or occurrence to the extent caused by or attributable to (a) changes or proposed changes in Laws, regulations or binding decisions of any Governmental Entity, (b) changes or proposed changes in GAAP, (c) actions or omissions of the Parent Parties taken with the consent of the Company pursuant to this Agreement, (d) actions or omissions of the Parent Parties required by this Agreement or the Ancillary Agreements, (e) actions or omissions of the Company and its Affiliates, (f) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (g) events or conditions generally affecting the industries in which the Parent Parties operate, (h) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (i) any epidemic, pandemic or disease outbreak, (j) acts of God, earthquakes, hurricanes, tornados or other natural disasters, (k) the announcement or pendency of this Agreement or the Transactions or the identity of the Company in connection with the Transactions, (l) the failure by the Parent Parties to take any commercially reasonable action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof, (m) any change or prospective change in any Parent Party’s credit ratings, or (n) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, that the matters described in clauses (f) and (g) shall be included in the term “Parent Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Parent Parties taken as a whole, relative to other participants in the same business as the Parent Parties (in which case only the incremental disproportionate effect may be taken into account in determining whether there has been or would be a Material Adverse Effect, to the extent such change is not otherwise excluded from being taken into account by clauses (a) through (k) above).

“Parent Material Contract” means a “material contract,” as such term is defined in Regulation S-K of the SEC, to which Parent is party.

“Parent Reports” means each form, statement, registration statement, prospectus, report, schedule, proxy statement and other document (including exhibits and schedules thereto and the other information incorporated therein) filed with or furnished to the SEC on a voluntary basis or otherwise since December 9, 2021 by Parent pursuant to the Securities Act or the Exchange Act, including any amendments thereto.

“Parent Stockholders” means, collectively, the holders of Parent Class A Common Stock or Parent Class B Common Stock.

“Parent Transaction Expenses” means all out-of-pocket fees, costs and expenses of Parent incurred prior to and through the Closing Date, including any such amounts incurred in connection with the execution of Parent’s initial public offering and the negotiation, preparation, documentation and execution of this Agreement and the other Ancillary Agreements, the performance and compliance with this Agreement and all Ancillary Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions or otherwise related to any Business Combination, including all fees, costs, expenses, brokerage fees, commissions and disbursements of counsel, accountants, advisors (including placement agents, financial advisors and other service providers), consultants of Parent, and deferred underwriting discounts or fees, in each case, to the extent unpaid prior to the Closing.

“Permitted Liens” means (a) Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and (i) for amounts which are not yet due and payable and (ii) for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (d) in the case of Leased Real Property, zoning, building and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business conducted thereon, (e) in the case of Leased Real Property, restrictions, variances, covenants, rights of way, encumbrances, easements and other similar matters of record, none of which, individually or in the aggregate, interfere or would interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or the operation of

Annex A-55

the business conducted thereon, (f) Liens securing the Indebtedness of the Company to be released on or prior to Closing and (g) in the case of Intellectual Property, non-exclusive licenses that are granted to customers in the Ordinary Course.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Data” means all data that identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual (whether in electronic or any other form or medium) or that is otherwise protected by the Data Security Requirements.

“Pro Rata Share” means, for each Eligible Equityholder, a percentage determined by dividing (a) the total number of (i) Company Common Units issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Conversion and the conversion of any Equity Interests issued in the Capital Raise, if any) held by such Eligible Equityholder immediately prior to the Effective Time, plus (ii) Company Common Units issuable upon the exercise of Company Options that are outstanding and unexercised and held by such Eligible Equityholder immediately prior to the Effective Time, in each case with the number of Company Common Units issuable to be calculated on an as-converted basis assuming consummation of the Merger, by (b) the total number of (i) Company Common Units issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Conversion and the conversion of Equity Interests issued in the Capital Raise, if any) held by all Eligible Equityholders immediately prior to the Effective Time, plus (ii) Company Common Units issuable upon the exercise of Company Options that are outstanding and unexercised and held by all Eligible Equityholders immediately prior to the Effective Time, in each case with the number of Company Common Units issuable to be calculated on an as-converted basis assuming consummation of the Merger.

“Purchase Price” means the average price per Company Common Unit (on an as-converted basis) at which the Subscribers purchase Equity Interests in the Capital Raise.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing into the environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“Rollover Shares” means a whole number of shares of New Parent Class A Common Stock (rounded down to the nearest whole share) equal to the product of (a) the number of Company Common Units subject to each of the outstanding Company Options and outstanding Company Warrants in the aggregate as of the Effective Time multiplied by (b) the Exchange Ratio.

“Sanctioned Country” means any country or region or government thereof that is or has in the last five (5) years been the subject or target of Sanctions Laws or a comprehensive embargo under Trade Control Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any individual or entity that is the target of Sanctions Laws or restrictions under Trade Control Laws, including: (a) any individual or entity listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including, the U.S. Department of the Treasury’s Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (b) any Person located, organized, or resident in, or a national of, a Sanctioned Country; or (c) any Person that is 50 percent (50%) or greater owned (in the aggregate), directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a) or (b).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, and the European Union.

“Schedules” means, collectively, the Company Disclosure Schedules and the Parent Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

Annex A-56

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation.

“Sponsor” means XPDI Sponsor II LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the Equity Interests or equity interests is owned, directly or indirectly, by such Person.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required or permitted to be supplied to a Governmental Entity in connection with Taxes together with any schedules, attachments and all amendments thereto.

“Taxes” means (a) all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, escheat, sales, use, excise, gross receipts, value-added, estimated, alternative or add-on minimum, customs and all other taxes, assessments, duties, levies, and other governmental charges of any kind in the nature of a tax, whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect thereto, (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a transferee or successor, or by contract (excluding customary indemnification provisions contained in commercial agreements entered into in the Ordinary Course the primary subject of which is not Taxes).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

Additionally, each of the following terms is defined in the Section set forth opposite such term: ***

A&R Bylaws	Recitals
A&R Charter	Recitals
Acquisition Proposal	Section 5.13(b)
Agreement	Preamble
Capital Raise Cash	Section 5.18(a)
Certificate of Merger	Section 1.2
Change in Recommendation	Section 5.11(b)
Closing	Section 7.1
Closing Date	Section 7.1
Commission Date	Section 2.4(b)
Company	Preamble
Company Adjournment Request	Section 5.11(a)
Company Board	Recitals
Company Closing Certificate	Section 6.3(c)
Company Disclosure Schedules	Article III
Company Intellectual Property	Section 3.10(a)
Company Material Contracts	Section 3.12(a)
Company Preferred Conversion	Recitals
DGCL	Recitals
DLLCA	Recitals
Earnout Expiration Date	Section 2.4(c)
Earnout Stock	Section 2.4(a)
Earnout Stock Payment	Section 2.4(a)

Annex A-57

Effective Time	Section 1.2
ESPP	Section 5.16
Exchange Agent Fund	Section 2.2
Expected Annualized EBITDA	Section 2.4(b)
Financial Statements	Section 3.6(a)
Indemnified Persons	Section 5.9(a)
Intended Tax Treatment	Recitals
Interim Balance Sheet	Section 3.6(a)
Interim Financial Statements	Section 3.6(a)
IRS	Section 3.16(b)(vi)
Labor Agreement	Section 3.12(a)(viii)
Lease	Section 3.9(c)
Leased Real Properties	Section 3.9(b)
Leased Real Property	Section 3.9(b)
Leases	Section 3.9(c)
Letter of Transmittal	Section 2.3(a)
Lock-Up Agreement	Recitals
Malicious Code	Section 3.10(g)
Material Supplier	Section 3.24
Maximum Earnout Milestone Amount	Section 2.4(a)
Merger	Recitals
Merger Sub	Preamble
New Company Production Capacity	Section 2.4(b)
New Parent Option	Section 2.1
New Parent Warrant	Section 2.1
Nonparty Affiliates	Section 9.16
Non-U.S. Plan	Section 3.16(c)
Offer	Recitals
Omnibus Incentive Plan	Section 5.16
Parent	Preamble
Parent Board	Recitals
Parent Board Recommendation	Section 5.11(b)
Parent Closing Certificate	Section 6.2(c)
Parent Common Stockholders Meeting	Section 5.11(a)
Parent Disclosure Schedule	Article IV
Parent Parties	Preamble
Parent Stockholder Approval	Section 4.2
Parent Warrants	Section 4.3(c)
Parties	Preamble
PCAOB Financial Statements	Section 5.15
Prospectus	Section 9.19
Proxy Statement	Section 5.10(b)
Registration Statement	Section 5.10
Related Party Contract	Section 3.21
Released Parties	Section 9.1
Releasors	Section 9.1
Requisite Company Approvals	Section 3.2
Section 16	Section 5.12
Sponsor Support Agreement	Recitals
Subscribers	Recitals
Subscription Agreements	Recitals

Annex A-58

Surviving Company	Recitals
Threshold Annualized EBITDA	Section 2.4(b)
Trade Control Laws	Section 3.18(a)
Transaction Proposals	Section 5.10(b)
Transfer	Section 2.4(h)
Transfer Taxes	Section 5.8(a)
Triggering Transaction	Section 2.4(f)
Trust Account	Section 4.17(a)
Trust Agreement	Section 4.17(a)
Trust Amount	Section 4.17(a)
Trustee	Section 4.17(a)
WARN Act	Section 5.1(b)(xiii)

Annex A-59

Annex B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.

Power & Digital Infrastructure Acquisition II Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.      The name of the Corporation is Power & Digital Infrastructure Acquisition II Corp. The Corporation was incorporated under the name Power & Digital Infrastructure Acquisition II Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 23, 2021 (the “Original Certificate”).

2.      An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on December 9, 2021 (as amended from time to time, the “Existing Certificate”).

3.      This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4.      The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5.      This Second Amended and Restated Certificate shall become immediately effective upon its filing with the Secretary of State of the State of Delaware.

6.      IN WITNESS WHEREOF, Power & Digital Infrastructure Acquisition II Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [•], 2023.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
By:
Name:
Title:

Annex B-1

EXHIBIT A

ARTICLE I
NAME

The name of the corporation is Montana Technologies Corporation (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [8 The Green, Suite B, Dover, Delaware 19901, and the name of its registered agent at such address is Northwest Registered Agent Service, Inc.]

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is [•], consisting of three classes as follows: [•] shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); [•] shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”); and [•] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Upon the filing of this Second Amended and Restated Certificate of Incorporation (the “Effective Time”), each issued and outstanding share of capital stock of the Corporation shall convert automatically, on a one-for-one basis, into a share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.     COMMON STOCK.

1.      General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time.

2.      Voting.

a.      Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

b.      Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

Annex B-2

c.      Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to [•] votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

d.      Except as otherwise required in this Second Amended and Restated Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

e.      Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of the Corporation’s directors and on all other matters properly submitted to a vote of the stockholders.

f.      Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus (i) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock, including in respect of Class A Common Stock issued upon conversion of Class B Common Stock, and (ii) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

3.      Permitted Ownership. From and after the effectiveness of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, shares of Class B Common Stock may be issued only to, and registered only in the name of, the Existing Owners and their respective Permitted Transferees (the Existing Owners, together with all such subsequent successors, assigns and Permitted Transferees, collectively, the “Permitted Class B Owners”). As used in this Second Amended and Restated Certificate of Incorporation, (A) “Existing Owner” means each of Matt Jore and Stu Porter, (B) “Permitted Transferee” means (i) a Permitted Class B Owner, (ii) Relatives of a Permitted Class B Owner, (iii) any trust, corporation, family partnership or limited liability company, the sole beneficiaries, stockholders, partners or members or which are a Permitted Class B Owner or Relatives of a Permitted Class B Owner, (iv) the heirs of any deceased Permitted Class B Owner, whether by will or intestacy and (v) any person that directly or indirectly controls, is controlled by or with a Permitted Class B Owner and (C) “Relative” means, with respect to any Permitted Class B Owner, his or her current or former spouse, siblings, parents, or spouse’s or former spouse’s parents or siblings or lineal descendants (whether natural or adopted) of such Permitted Class B Owner, his or her current or former spouse, siblings, parents or current or former spouse’s parents or siblings.

4.      Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law. Except as otherwise provided in this Article IV, dividends of cash or property may not be declared or paid on any class of Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on all other classes of Common Stock.

Annex B-3

5.      Stock Adjustments. In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in writing, in which event no such Stock Adjustment shall be made for such other class of Common Stock).

6.      Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

7.      Equal Treatment. Except as expressly provided in this Article IV, all shares of Common Stock shall, as among each other, have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters (unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock). Without limiting the generality of the foregoing, unless holders of shares representing a majority of the voting power of any class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing to different treatment as to such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock, (i) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration (on a per share basis), if any, as the holders of any other class of Common Stock, and (ii) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration (on a per share basis), if any, as the holders of any other class of Common Stock.

8.      Conversion.

a.      Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Article IV shall be retired and may not be reissued.

b.      Automatic Conversion. On the earliest to occur of (i) the date that is seven (7) years from the date of this Second Amended and Restated Certificate of Incorporation and (ii) the first date on which the Permitted Class B Owners cease to own, in the aggregate, at least 33.0% of the number of shares of Class B Common Stock issued and held by the Permitted Class B Owners immediately following the Effective Time (or as to which the Permitted Class B Owners are entitled to as of such time), in each case, as equitably adjusted to reflect any stock splits, reverse stock splits, stock dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction (such date, the “Automatic Conversion Date”), each outstanding share of Class B Common Stock shall automatically, without any further action by the Corporation or any stockholder, convert into one (1) fully paid and nonassessable share of Class A Common Stock. Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares of Class B Common Stock shall be retired and may not be reissued. Upon such retirement, all references to Class B Common Stock in this Second Amended and Restated Certificate of Incorporation shall be eliminated.

Annex B-4

c.      Conversion upon Transfer. Immediately prior to any transfer of shares of Class B Common Stock to a person other than a Permitted Transferee, each share of Class B Common Stock being transferred shall automatically, without any further action by the Corporation or any stockholder, the transferor or the transferee, convert into one (1) fully paid and nonassessable share of Class A Common Stock.

d.      Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock into Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

e.      Immediate Effect. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Article IV or upon the Automatic Conversion Date, such conversion(s) shall be deemed to have been made at the time that the transfer of shares occurred or immediately upon the Automatic Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock pursuant to this Article IV, all rights of the former holder of such shares of Class B Common Stock with respect to such shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. The Corporation shall provide notice of such automatic conversion of shares of Class B Common Stock (the “Automatic Conversion”) to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to the Automatic Conversion.

f.      Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion(s) of the shares of Class B Common Stock pursuant to this Article IV, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

9.      Restrictions. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

B.      PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Annex B-5

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed

Annex B-6

in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Second Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI

STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Second Amended and

Annex B-7

Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, the Bylaws or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article VIII, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII. This Article VIII is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article VIII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any circumstances for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE IX
AMENDMENTS

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII and this Article IX.

Annex B-8

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Annex B-9

Annex C

Second Amended and Restated Bylaws of

Montana Technologies Corporation

(a Delaware corporation)

Annex C Page
Article I — Corporate Offices		C-1
1.1	Registered Office	C-1
1.2	Other Offices	C-1
Article II — Meetings of Stockholders		C-1
2.1	Place of Meetings	C-1
2.2	Annual Meeting	C-1
2.3	Special Meeting	C-1
2.4	Notice of Business to be Brought before a Meeting	C-1
2.5	Notice of Nominations for Election to the Board	C-4
2.6	Notice of Stockholders’ Meetings	C-7
2.7	Quorum	C-7
2.8	Adjourned Meeting; Notice	C-7
2.9	Conduct of Business	C-7
2.10	Voting	C-8
2.11	Record Date for Stockholder Meetings and Other Purposes	C-8
2.12	Proxies	C-8
2.13	List of Stockholders Entitled to Vote	C-9
2.14	Inspectors of Election	C-9
2.15	Delivery to the Corporation	C-9
Article III — Directors		C-10
3.1	Powers	C-10
3.2	Number of Directors	C-10
3.3	Election, Qualification and Term of Office of Directors	C-10
3.4	Resignation and Vacancies	C-10
3.5	Place of Meetings; Meetings by Telephone	C-10
3.6	Regular Meetings	C-10
3.7	Special Meetings; Notice	C-10
3.8	Quorum	C-11
3.9	Board Action without a Meeting	C-11
3.10	Fees and Compensation of Directors	C-11
Article IV — Committees		C-11
4.1	Committees of Directors	C-11
4.2	Committee Minutes	C-12
4.3	Meetings and Actions of Committees	C-12
4.4	Subcommittees.	C-12
Article V — Officers		C-12
5.1	Officers	C-12
5.2	Appointment of Officers	C-12
5.3	Subordinate Officers	C-12
5.4	Removal and Resignation of Officers	C-13
5.5	Vacancies in Offices	C-13
5.6	Representation of Shares of Other Corporations	C-13
5.7	Authority and Duties of Officers	C-13
5.8	Compensation	C-13
Article VI — Records		C-13

Annex C-i

Annex C Page
Article VII — General Matters		C-13
7.1	Execution of Corporate Contracts and Instruments	C-13
7.2	Stock Certificates	C-14
7.3	Special Designation of Certificates	C-14
7.4	Lost Certificates	C-14
7.5	Shares Without Certificates	C-14
7.6	Construction; Definitions	C-14
7.7	Dividends	C-15
7.8	Fiscal Year	C-15
7.9	Seal	C-15
7.10	Transfer of Stock	C-15
7.11	Stock Transfer Agreements	C-15
7.12	Registered Stockholders	C-15
7.13	Waiver of Notice	C-15
Article VIII — Notice		C-16
8.1	Delivery of Notice; Notice by Electronic Transmission	C-16
Article IX — Indemnification		C-16
9.1	Indemnification of Directors and Officers	C-16
9.2	Indemnification of Others	C-17
9.3	Prepayment of Expenses	C-17
9.4	Determination; Claim	C-17
9.5	Non-Exclusivity of Rights	C-17
9.6	Insurance	C-17
9.7	Other Indemnification	C-17
9.8	Continuation of Indemnification	C-17
9.9	Amendment or Repeal; Interpretation	C-18
Article X — Amendments		C-18
Article XI — Definitions		C-18

Annex C-ii

Second Amended and Restated Bylaws of
Montana Technologies Corporation

Article I — Corporate Offices

1.1    Registered Office.

The address of the registered office of Montana Technologies Corporation (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2    Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II — Meetings of Stockholders

2.1    Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2    Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3    Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4    Notice of Business to be Brought before a Meeting.

(a)     At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business

Annex C-1

to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)    For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)     To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)     As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)    As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened Proceeding in which

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such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii)   As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d)    A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(e)     Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)     This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)    For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5    Notice of Nominations for Election to the Board.

(a)     Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)    (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

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(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c)     To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)     As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii)     As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)    A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

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(e)     In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)     To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)    The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)    A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i)     No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

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(j)     Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6    Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7    Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8    Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9    Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other

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determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10  Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11  Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12  Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

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2.13  List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14  Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i)     determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii)    count all votes or ballots;

(iii)   count and tabulate all votes;

(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v)    certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15  Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

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Article III — Directors

3.1    Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2    Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4    Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5    Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6    Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7    Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

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Notice of the time and place of special meetings shall be:

(i)     delivered personally by hand, by courier or by telephone;

(ii)    sent by United States first-class mail, postage prepaid;

(iii)   sent by facsimile or electronic mail; or

(iv)   sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9    Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10  Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV — Committees

4.1    Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

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4.2    Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3    Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)     Section 3.5 (place of meetings; meetings by telephone);

(ii)    Section 3.6 (regular meetings);

(iii)   Section 3.7 (special meetings; notice);

(iv)   Section 3.9 (board action without a meeting); and

(v)    Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i)     the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)    special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4    Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V — Officers

5.1    Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Chief Technology Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2    Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3    Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

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5.4    Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6    Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7    Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8    Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI — Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII — General Matters

7.1    Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

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7.2    Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3    Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4    Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5    Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6    Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
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7.7    Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9    Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10  Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11  Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12  Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13  Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

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Article VIII — Notice

8.1    Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)     if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)    if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)   if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX — Indemnification

9.1    Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.

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9.2    Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3    Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX- or otherwise.

9.4    Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX- is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX- is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the covered person may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5    Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX- shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6    Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7    Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8    Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX- shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

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9.9    Amendment or Repeal; Interpretation.

The provisions of this Article IX- shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX- the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX- are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX- shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX- shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V- or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V-, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX-.

Article X — Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI — Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

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An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Montana Technologies Corporation

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Montana Technologies Corporation, a Delaware corporation (the “Corporation”), and that the attached bylaws are a true and correct copy of the bylaws of the Corporation in effect as of the date of this certificate.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [•] day of [•], 2023.

[•]
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Annex C-20

Annex D

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of June 5, 2023, is made by and among Montana Technologies LLC, a Delaware limited liability company (the “Company”), Power & Digital Infrastructure Acquisition II Corp., a Delaware corporation (“Parent”), XPDI Sponsor II LLC, a Delaware limited liability company (“Sponsor”), and the other holders of Parent Class B Common Stock as set forth under the heading “Other Class B Holders” on the signature pages to this Agreement (the “Other Class B Holders” and, together with Sponsor, collectively, the “Class B Holders”). Each of the Company, Parent, Sponsor and the Other Class B Holders are referred to herein from time to time individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Parent, XPDB Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent, and the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that, concurrently with the entry into the Merger Agreement by the parties thereto, the Parties will enter into this Agreement, pursuant to which, among other things, (1) the Class B Holders will agree to vote in favor of approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and the Ancillary Agreements (collectively, the “Transactions”), (2) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in Parent’s Organizational Documents or any other anti-dilution or similar protection with respect to such Class B Holder’s shares of Parent Class B Common Stock, (3) the Class B Holders will agree to be bound by certain transfer restrictions with respect to their shares of Parent Class A Common Stock prior to the Closing and (4) Sponsor will agree to subject the Subject Vesting Shares (as defined below) to the vesting provisions set forth in Section 3 below;

WHEREAS, reference is hereby made to the following: (1) that certain Letter Agreement, dated as of December 14, 2021, by and among the Parent, the Class B Holders and the other parties thereto (the “Letter Agreement”); and (2) that certain Registration and Stockholder Rights Agreement, dated as of December 9, 2021, by and among the Parent, Sponsor and the other parties thereto (the “Existing Registration Rights Agreement”);

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the Transactions, the Parties desire to agree to certain matters as set forth herein; and

WHEREAS, the Parties intend that this Agreement comply with, and shall be interpreted in accordance with the provisions of Rev. Proc. 84-42, 1984-1 C.B. 521.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.       Binding Effect of the Merger Agreement. Each Class B Holder hereby acknowledges and agrees that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time (as defined in Section 7 hereof), each Class B Holder shall be bound by and comply with Section 5.5 (Public Announcements), Section 5.7 (Access to Information, Confidentiality), and Section 5.13 (Nonsolicitation) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (x) such Class B Holder were an original signatory to the Merger Agreement with respect to such provisions, and (y) each reference to “Parent” contained in such provisions also referred to each such Class B Holder.

2.       Agreement to Vote and Non-Redemption.

(a)       Each Class B Holder hereby unconditionally and irrevocably agrees from the date hereof until the Expiration Time, to vote at any meeting of the stockholders of Parent or in any other circumstance in which the vote or consent of the stockholders of Parent is sought (and appear at any such meeting, in person or by proxy, or otherwise

Annex D-1

cause all of such Class B Holder’s Parent Class B Common Stock and any other Equity Interests of Parent that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof (collectively, the “Subject Parent Equity Interests”) to be counted as present thereat for purposes of establishing a quorum) all of such Class B Holder’s Subject Parent Equity Interests:

(i)      in favor of each of the Transaction Proposals;

(ii)     against any proposal relating to a Business Combination (other than the Transaction Proposals); and

(iii)    against any proposal, action or agreement that would reasonably be expected to result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled.

(b)       Each Class B Holder hereby unconditionally and irrevocably agrees, from the date hereof until the Expiration Time, not to redeem, elect to redeem or tender or submit any of its Subject Parent Equity Interests for redemption in connection with the Merger Agreement or the Transactions.

(c)       The obligations of each Class B Holder specified in this Section 2 shall apply whether or not the Merger, any of the other Transactions or any action described above is recommended by Parent’s board of directors (the “Parent Board”) or the Parent Board has effected a Change in Recommendation.

3.       Vesting.

(a)       Sponsor, Parent and the Company each agree that, as of the Effective Time (and for the avoidance of doubt, following the conversion of Parent Class B Common Stock at the into New Parent Class A Common Stock at the Effective Time), Sponsor will beneficially own 7,097,500 shares of New Parent Class A Common Stock (the “Subject Shares”), of which (i) 5,716,764 Subject Shares shall automatically vest (and shall not be subject to forfeiture) at the Effective Time and (ii) 1,380,736 Subject Shares (the “Subject Vesting Shares”) shall be unvested and shall only vest and no longer be subject to forfeiture as follows:

(i)      Earnout Milestone Vesting. During the Vesting Period (as defined below), a portion of the Subject Vesting Shares shall vest from time to time, at the same time and simultaneously with any Earnout Stock Payment pursuant to Section 2.4 of the Merger Agreement, in each case, in an amount equal to the product of (A) the aggregate number of Subject Vesting Shares outstanding immediately following the Effective Time multiplied by (B) a fraction (x) the numerator of which is the applicable Earnout Milestone Amount and (y) the denominator of which is the Maximum Earnout Milestone Amount (for the avoidance of doubt, taking into account with respect to the nominator and denominator any adjustments in accordance with Section 2.4(d) of the Merger Agreement).

(ii)     Share Price Vesting. Notwithstanding anything to the contrary in Section 3(a)(i):

(1)       (A) 690,368 Subject Vesting Shares shall vest in full at such time that the New Parent Class A Common Stock’s volume weighted average price on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $12.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Vesting Period (the “$12.00 Vesting Time”) or (B) if, prior to the $12.00 Vesting Time, any Subject Vesting Shares have vested pursuant to Section (3)(a)(i)(1), then (x) if the number of Subject Vesting Shares that have vested pursuant to Section 3(a)(i)(1) exceeds 690,368, then no additional Subject Vesting Shares shall vest and (y) if the number of Subject Vesting Shares that have vested pursuant to Section 3(a)(i)(1) is less than 690,368 (such deficit, the “Deficit Amount”), then a number of Subject Vesting Shares equal to 690,368 less the Deficit Amount shall vest; and

(2)       any remaining Subject Vesting Shares shall vest in full at such time that the New Parent Class A Common Stock’s volume weighted average price on the Nasdaq as reported by Bloomberg L.P. equals or exceeds $14.00 per share (as adjusted for extraordinary transactions, stock splits, extraordinary stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Vesting Period (the “$14.00 Vesting Time”).

Annex D-2

(b)       In the event that a Company Sale is consummated during the Vesting Period, then immediately prior to the consummation of such Company Sale, to the extent it has not already occurred, the vesting conditions set forth in Section 3(a)(i) or Section 3(a)(ii), as applicable, shall be deemed to have occurred (and such unvested Subject Vesting Shares shall become vested) and the holders of such Subject Vesting Shares shall be eligible to participate in such Company Sale in the same manner as other holders of shares of New Parent Class A Common Stock. Notwithstanding anything to the contrary in this Agreement, in the event of any merger, sale, consolidation, business combination, recapitalization, capital stock exchange, tender offer, reorganization or other similar business transaction that does not constitute a Company Sale, any unvested Subject Vesting Shares shall not be forfeited, shall remain outstanding, and shall remain subject to vesting as set forth in Section 3(a) or this Section 3(b).

(c)       For the avoidance of doubt, in no event shall holders of Subject Vesting Shares be entitled to receive, in the aggregate, more than 1,380,736 Subject Vesting Shares as a result of the vesting events set forth in Section 3(a) or this Section 3(b). Any Subject Vesting Shares that have not vested pursuant to Section 3(a) by the end of the Vesting Period shall be deemed to be transferred by the forfeiting holder to Parent without any consideration and shall be cancelled by Parent and cease to exist.

(d)       Within thirty (30) days from the date hereof, Sponsor shall execute and file with the Internal Revenue Service a “protective” election under Section 83(b) of the Code with respect to its Subject Vesting Shares.

(e)       For purposes of this Section 3:

(i)      “Company Sale” means (which, for the avoidance of doubt, shall not include the Transactions): (x) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Interests that represent more than 50% of the total voting power of the then outstanding voting securities of Parent (or the Equity Interests of the surviving Person outstanding immediately after such transaction or transactions) or (y) a sale or disposition of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions that results in at least 50% of the combined voting power of the then outstanding voting securities of Parent (or any successor to Parent) immediately following the closing of such transaction or series of related transactions beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of Equity Interests representing more than 50% of the total voting power of the then outstanding voting securities of Parent immediately prior to such transaction or series of related transactions.

(ii)     “Trading Day” means any day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

(iii)    “Vesting Period” means the period beginning on the Closing Date and ending five (5) years following the Closing Date.

(f)       The Parties agree that, to the extent Parent is required to issue and sell any shares of Parent Class B Common Stock pursuant to those certain Subscription Agreements, dated as of December 9, 2021, by and among Parent and the purchasers named therein (collectively, the “Anchor Investors”) and Sponsor is required to forfeit an equal number of shares of Parent Class B Common Stock pursuant to that certain Forfeiture Agreement, dated as of December 9, 2021 (the “Forfeiture Agreement”), by and between Parent and Sponsor, then (i) any shares of Parent Class B Common Stock (or New Parent Class A Common Stock issuable upon conversion thereof) issued to the Anchor Investors (the “Anchor Investor Shares”) will constitute “Subject Shares” as contemplated by Section 3(a), (ii) eighty percent (80%) of such Anchor Investor Shares shall vest as contemplated by Section 3(a) and (iii) twenty percent (20%) of such Anchor Investor Shares shall be subject to the vesting provisions as contemplated by Section 3(a) or Section 3(b). Contemporaneous with Parent’s issuance of any Anchor Investor Shares and Sponsor’s forfeiture of shares of Parent Class B Common Stock, Parent shall cause each of the Anchor Investors to execute a joinder to this Agreement, in substance reasonably satisfactory to the Company, pursuant to which the Anchor Investors will agree to be subject to the provisions set forth in this Section 3 with respect to their Anchor Investor Shares.

(g)       For the avoidance of doubt, (i) the holders of the Subject Vesting Shares shall retain all of its rights as a stockholder of the Company with respect to the Subject Vesting Shares owned by it during any period of time that such shares are subject to restriction on transfer or sale hereunder, including the right to vote any such shares and the right to receive dividends and other distributions with respect to such Subject Vesting Shares prior to vesting (provided that dividends and other distributions with respect to Subject Vesting Shares that are subject to vesting and are unvested

Annex D-3

at the time of such dividend or distribution shall be set aside by the Company and shall only be paid to such holders upon the vesting of such Subject Vesting Shares (and, if any dividends or other distributions with respect to Subject Vesting Shares are set aside and such Subject Vesting Shares are subsequently forfeited pursuant to this Section 3, such set aside dividends or distributions shall become the property of the Company)), (ii) any Subject Vesting Shares that vest in accordance with the terms of this Section 3 shall remain subject to any applicable lock-up agreement executed by the holders of the Subject Vesting Shares and (iii) notwithstanding the expiration of any lock-up period with respect to any Subject Vesting Shares, such shares shall remain subject to any applicable restrictions set forth this Section 3.

4.       Waiver of Anti-dilution Protection and Conversion.

(a)       Each Class B Holder hereby (i) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and Parent’s Organizational Documents, and (ii) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protection with respect to the rate that the Parent Class B Common Stock held by him, her or it converts into Parent Class A Common Stock pursuant to Section 8 of Parent’s Certificate of Incorporation or any other adjustments or anti-dilution protections with respect to such Parent Class B Common Stock.

(b)       Each Class B Holder hereby acknowledges and agrees that, immediately prior to the Effective Time, and subject to Section 4(a), each share of Parent Class B Common Stock that is issued and outstanding as of such time shall automatically convert into one share of New Parent Class A Common Stock, and each Class B Holder jointly and severally agrees that as a result of such conversion, the 7,187,500 outstanding shares of Parent Class B Common Stock shall collectively convert into 7,187,500 shares of New Parent Class A Common Stock (subject to the vesting provisions set forth in Section 3 and ordinary equitable adjustments on account of any stock splits, stock dividends, reorganizations, recapitalizations and the like).

5.       Transfer of Shares. Each Class B Holder hereby agrees that prior to the Expiration Time, such Class B Holder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), hypothecate, place a lien on, pledge, dispose of, grant any option to purchase, distribute or otherwise encumber any of such Class B Holder’s Subject Parent Equity Interests or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any of such Class B Holder’s Subject Parent Equity Interests into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Class B Holder’s Subject Parent Equity Interests that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Class B Holder’s Subject Parent Equity Interests, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of such Class B Holder’s Subject Parent Equity Interests or (e) take any action that would have the effect of preventing or materially delaying the performance of such Class B Holder’s obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (i) to Parent’s officers or directors, any Affiliates or family members of any of Parent’s officers or directors, or any officers, directors or members of Sponsor (or former Sponsor if such transfer occurs after a dissolution of Sponsor) or their Affiliates, or any Affiliates of Sponsor (or former Sponsor if such transfer occurs after a dissolution of Sponsor); (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement at prices no greater than the price at which such Class B Shares were originally purchased; (vi) by pro rata distributions from Sponsor to its members, partners or shareholders pursuant to Sponsor’s organizational documents; (vii) by virtue of the laws of Delaware or Sponsor’s organizational documents upon liquidation or dissolution of Sponsor; and (viii) to Parent for no value for cancellation in connection with the consummation of the Transactions (including in connection with the transactions contemplated by the Forfeiture Agreement); provided, that any transferee of any Transfer of the type set forth in clauses (i) through (vii) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by these restrictions prior to the occurrence of such Transfer.

Annex D-4

6.       Representations and Warranties. Each Class B Holder represents and warrants (severally and not jointly) to Parent and the Company, solely with respect to such Class B Holder, as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies; (d) the execution and delivery of this Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the Organizational Documents of such Person, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Subject Parent Equity Interests), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (e) there are no actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (f) such Person had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder and (h) such Person is the record and beneficial owner of all of his, her or its Subject Parent Equity Interests, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Certificate of Incorporation, (iii) the Merger Agreement, (iv) the Letter Agreement, (v) that certain Securities Subscription Agreement, dated as of March 30, 2021, by and between Parent and Sponsor, (vi) the Existing Registration Rights Agreement or (vii) any applicable securities laws.

7.       Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (such earlier time, the “Expiration Time”). Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a willful and intentional breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Sections 3, 4, 8 and 13 (solely to the extent related to Sections 3 and 4) shall each survive the termination of this Agreement pursuant to this Section 7 and (iii) Sections 8, 9, 11, 12 and 13 (solely to the extent related to Sections 8, 9, 11 or 12) shall survive any termination of this Agreement. For purposes of this Section 7, (A) “willful and intentional breach” means a willful and intentional breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such an act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement, and (B) “Fraud” means actual, knowing and intentional common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8.       No Recourse. Except for claims pursuant to the Merger Agreement or any Ancillary Agreement (other than this Agreement) by any party(ies) thereto against any other party(ies) thereto, each Party agrees that, (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Parent Non-Party Affiliate (other than the Class B Holders named as Parties, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates

Annex D-5

or the Parent Non-Party Affiliates (other than the Class B Holders named as Parties, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 8, (x) “Parent Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of Parent, Sponsor or any of the Anchor Investors (other than, for the avoidance of doubt, Parent, Sponsor or any of the Anchor Investors) and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, Parent, Sponsor or any of the Anchor Investors) or any family member of the foregoing Persons and (y) “Company Non-Party Affiliate” means (i) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (ii) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in clause (i) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9.       Further Assurances. Each Class B Holder shall execute and deliver, or cause to be delivered, such additional documents and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the Transactions and the Ancillary Agreements), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

10.       Closing Date Deliverables. On the Closing Date, each of the Class B Holders shall deliver to Parent and the Company a duly executed copy of the Amended and Restated Registration Rights Agreement and the Lock-Up Agreement.

11.       Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) no Class B Holder makes any agreement or understanding herein in any capacity (including, in the case of each Other Class B Holder, in such Other Class B Holder’s capacity as a director, officer or employee of any Parent Party) other than in such Class B Holder’s capacity as a record holder and beneficial owner of the Subject Shares, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of Sponsor in such holder’s capacity as a member of the board of directors (or other similar governing body) of any Parent Party or as an officer, employee or fiduciary of any Parent Party, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of such Parent Party.

12.       No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

13.       Incorporation by Reference. Sections 9.4 (Severability), 9.5 (Binding Effect; Assignment), 9.7 (Section Headings), 9.8 (Consent to Jurisdiction, Etc.), 9.9 (Entire Agreement), 9.10 (Governing Law), 9.11 (Specific Performance), 9.12 (Counterparts), 9.13 (Amendment; Modification; Waiver), 9.17 (Construction), and 9.18 (Non-Survival) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

Annex D-6

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

XPDI SPONSOR II LLC
By:
Name:
Title:
POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
By:
Name:
Title:
MONTANA TECHNOLOGIES, LLC
By:
Name:
Title:

[Signature Page to Sponsor Support Agreement]

Annex D-7

OTHER CLASS B HOLDERS:

Paul Dabbar

Paul Gaynor

Scott Widham

[Signature Page to Sponsor Support Agreement]

Annex D-8

Annex E

MONTANA TECHNOLOGIES CORPORATION

2023 INCENTIVE AWARD PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
Administration and Delegation

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that in no event shall any officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, individuals who are subject to Section 16 of the Exchange Act or officers of the Company (or non-employee Directors) to whom the authority to grant or amend Awards has been delegated hereunder. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
Stock Available for Awards

4.1 Number of Shares. Subject to adjustment under Article VIII and further subject to the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

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4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [_____] Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or equity securities, the Administrator may grant Awards in substitution for any options or other equity or equity-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has equity securities available under a pre-existing plan approved by equityholders and not adopted in contemplation of such acquisition or combination, the equity securities available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the equityholders of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $500,000 (or, with respect to the first fiscal year of the Company during which a non-employee Director first serves as a non-employee Director, $1,000,000) (in either case, the “Non-Employee Director Limit”).

ARTICLE V.
Stock Options and Stock Appreciation Rights

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and which amount shall be payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the applicable Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Administrator, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right,

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as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Administrator, or (b) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, to the extent permitted under, and subject to any limitations provided under, Applicable Law and provided that such extension would not result in the imposition of taxes or penalties by operation of Section 409A, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form approved by the Administrator (which may be electronic and provided through the online platform maintained by an Agent), signed or submitted by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full of the required amount(s), in each case, as applicable, (a) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (b) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator (in its discretion), by:

(a) cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the delivery date;

(d) surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) other than for Participants subject to Section 13(k) of the Exchange Act with respect to the Company or its Subsidiaries, delivery of a promissory note, in a form determined by or acceptable to the Administrator, or any other property that the Administrator determines is good and valuable consideration; or

(f) any combination of the above payment forms.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will

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not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two (2) years from the grant date of the Option or (b) one (1) year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including by becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

5.7 No Dividends or Dividend Equivalents. No dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE VI.
Restricted Stock; Restricted Stock Units

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods that the Administrator establishes for such Award, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in each case, in a manner intended to be exempt from or comply with Section 409A (to the extent Section 409A is applicable to the Award). Restricted Stock Units may be settled in cash, Shares, or a combination thereof, as determined by the Administrator in its sole discretion and set forth in the applicable Award Agreement.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

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(c) Dividend Equivalents. For clarity, Dividend Equivalents with respect to an Award of Restricted Stock Units shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VII.
Other Stock or Cash Based Awards; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines in its sole discretion. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator in its sole discretion.

ARTICLE VIII.
Adjustments for Changes in Common Stock
and Certain Other Events

8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x)

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prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, or equivalent value thereof in cash, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Unless otherwise determined by the Administrator, notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with an award (which may include, without limitation, a cash-based award) with substantially the same value as, and vesting terms that are no less favorable than those applicable to, the underlying award, in each case, as of immediately prior to the Change in Control by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

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8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation, dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
General Provisions Applicable to Awards

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, Options and Stock Appreciation Rights will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (a) cash, wire transfer of immediately available funds or check made payable to the order of the Company, (b) delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (c) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the

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Administrator, or (d) any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (b) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (b) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, (i) reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time determine, in its sole discretion, that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its sole discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

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ARTICLE X.
Miscellaneous

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date on which the Closing is consummated (the “Effective Date”) and will remain in effect until the tenth (10th) anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, no Award may be granted under the Plan after ten (10) years from the earlier of (a) the date the Board adopted the Plan or (b) the date the Company’s stockholders approved the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

10.4 Amendment; Termination of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no such amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to (i) increase the Non-Employee Director Limit, (ii) increase the Overall Share Limit, (iii) materially expands the class(es) of individuals eligible to receive Awards under the Plan or (iv) the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend the Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt the Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest

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under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

(b) Separation from Service. If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his, her or its capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning the Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one-hundred and eighty (180) days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage

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the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents provided for in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents provided for in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Exchange Act and any rules or regulations promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are then-listed) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

10.17 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.
Definitions

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.

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11.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.

11.3 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.4 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.5 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.6 “Board” means the Board of Directors of the Company.

11.7 “Cause” means, in respect of a Participant, either (a) the definition of “Cause” contained in the Participant’s Award Agreement or an effective, written employment, service, change in control or similar agreement between the Participant and the Company or a Subsidiary of the Company; or (b) if no such agreement exists or such agreement does not define Cause, then Cause shall mean (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its Subsidiaries or any material breach of a written agreement between the Participant and the Company or any of its Subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (ii) the Participant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) the Participant’s negligence or willful misconduct in the performance of the Participant’s duties or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any of its Subsidiaries; or (v) any acts, omissions or statements by a Participant which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its Subsidiaries. The findings and decision of the Administrator with respect to any Cause determination will be final and binding for all purposes.

11.8 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

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(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.9 “Class A Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

11.10 “Class B Common Stock” means the Class B common stock of the Company, par value $0.0001 per share.

11.11 “Closing” means the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated June 5, 2023, by and between Power & Digital Infrastructure Acquisition II Corp., XPDB Merger Sub, LLC and Montana Technologies, LLC.

11.12 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.13 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.14 “Common Stock” means the Class A Common Stock and such other securities of the Company that may be substituted therefore.

11.15 “Company” means Montana Technologies Corporation, a Delaware corporation, or any successor.

11.16 “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.

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11.17 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.18 “Director” means a Board member.

11.19 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; provided that for purposes of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined by the Administrator in its sole discretion.

11.20 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.21 “Employee” means any employee of the Company or its Subsidiaries.

11.22 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.23 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.24 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.25 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.26 “Incentive Stock Option” means an Option granted under the Plan intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.27 “Non-Qualified Stock Option” means an Option granted under the Plan, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.28 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.29 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.30 “Overall Share Limit” means the sum of (a) [_____] Shares; and (b) an annual increase on the first day of each calendar year beginning January 1, 2024 and ending on and including January 1, 2033, equal to the lesser of (i) a number of Shares equal to [___]% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

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11.31 “Participant” means a Service Provider who has been granted an Award.

11.32 “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) any of the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be (a) based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, (b) based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies, (c) based on GAAP or non-GAAP metrics, and/or (d) adjusted to reflect the impact of unusual or non-recurring transactions, extraordinary events or otherwise as determined by the Administrator.

11.33 “Plan” means this Montana Technologies Corporation 2023 Incentive Award Plan, as amended and/or restated from time to time.

11.34 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.35 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.36 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.37 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.38 “Securities Act” means the Securities Act of 1933, as amended.

11.39 “Service Provider” means an Employee, Consultant or Director.

11.40 “Shares” means shares of Common Stock.

11.41 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.42 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

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11.43 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.44 “Termination of Service” means the termination of the applicable Participant’s status as a Service Provider. Unless otherwise determined by the Administrator, (a) if a Participant’s employment with the Company and its Subsidiaries terminates but such Participant continues to provide or simultaneously commences services to the Company and its Subsidiaries as a Consultant or non-employee Director, such change in status shall not be deemed a Termination of Service, (b) if a Participant’s engagement as a Consultant terminates but such Participant simultaneously commences or continues in (as applicable) employment with the Company or a Subsidiary or service as a non-employee Director, such change in status shall not be deemed a Termination of Service, (c) if a Participant’s service as a Director terminates but such Participant continues to provide services as a Consultant or simultaneously commences or remains in employment with the Company or any Subsidiary, such change in status shall not be deemed a Termination of Service, and (d) a Participant employed by, or performing services for, a Subsidiary that ceases to be a Subsidiary of the Company shall be deemed to have incurred a Termination of Service; provided that the Participant does not immediately thereafter become an employee of the Company or another Subsidiary or become or continue to serve as (as applicable) a Consultant or non-employee director.

* * * * *

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Annex F

MONTANA TECHNOLOGIES CORPORATION

2023 EMPLOYEE STOCK PURCHASE PLAN

Article I.
PURPOSE

The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.

The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

Article II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

2.1 “Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.

2.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3 “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Class A Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

2.6 “Class B Common Stock” means the Class B common stock of the Company, par value $0.0001 per share.

2.7 “Closing” means the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated June 5, 2023, by and between Power & Digital Infrastructure Acquisition II Corp., XPDB Merger Sub, LLC and Montana Technologies, LLC.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

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2.9 “Common Stock” means the Class A Common Stock and such other securities of the Company that may be substituted therefore.

2.10 “Company” means Montana Technologies Corporation, a Delaware corporation, or any successor.

2.11 “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator in its sole discretion, the gross cash compensation paid by the Company or its Subsidiary (as applicable) to such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including for clarity, any prior-week adjustments; commissions; cash incentive compensation and one-time bonuses (e.g., retention or sign on bonuses); overtime payments; or compensation paid by the Company or any Designated Subsidiary in respect of periods of absence from work; and excluding any education or tuition reimbursements; travel expenses; business and moving reimbursements; income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards; fringe benefits; other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.12 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

2.13 “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), with such designation to specify whether such participation is in the Section 423 Component or the Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or the Non-Section 423 Component, but not both.

2.14 “Effective Date” means the date on which the Closing is consummated.

2.15 “Eligible Employee” means an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two (2) years); (c) such Employee’s customary employment is for twenty (20) hours per week or less; (d) such Employee’s customary employment is for less than five (5) months in any calendar year; and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may further limit eligibility within the Company or within a Designated Subsidiary so as to only designate certain Employees of the Company or of a Designated Subsidiary as “Eligible Employees”, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with any applicable local law, such applicable local law shall control.

2.16  “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee of the Company or any Designated Subsidiary within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the

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individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.17 “Enrollment Date” means the first Trading Day of each Offering Period or such other date as determined by the Administrator in its sole discretion and set forth in the Offering Document.

2.18 “Fair Market Value” means, as of any date, the value of Shares determined as follows: (a) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.

2.19 “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.20 “Offering” means an offer by the Company under the Plan to Eligible Employees of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treasury Regulation § 1.423-2(a)(2) and (a)(3).

2.21 “Offering Document” has the meaning given to such term in Section 4.1.

2.22 “Offering Period” has the meaning given to such term in Section 4.1.

2.23 “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.24 “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.

2.25 “Plan” means this Montana Technologies Corporation 2023 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.26  “Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator in its sole discretion and set forth in the Offering Document.

2.27 “Purchase Period” shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.28 “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than eighty-five percent (85%) of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, if no purchase price is designated by the Administrator in the applicable Offering

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Document, the purchase price for the Offering Periods covered by such Offering Document shall be eighty-five percent (85%) of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.29 “Section 409A” has the meaning given to such term in Section 12.18.

2.30 “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan or any Offering(s), in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.31  “Securities Act” means the U.S. Securities Act of 1933, as amended.

2.32 “Share” means a share of Common Stock.

2.33 “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.34 “Trading Day” means a day on which national stock exchanges in the United States are open for trading.

Article III.
SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [_____] Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2024 and ending on and including January 1, 2033, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) [__]% of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [_____] Shares, subject to Article VIII.

3.2 Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

Article IV.
Offering Periods; Offering Documents; Purchase Dates

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.

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4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed twenty-seven (27) months;

(b) the length of the Purchase Period(s) within the Offering Period, which period(s), in the absence of a contrary designation by the Administrator, shall not exceed six (6) months;

(c) in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be [_____] Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below);

(d) the maximum aggregate number of Shares that may be purchased by any Eligible Employee during such Offering Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be [_____] Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below); and

(e) such other provisions as the Administrator determines are appropriate, subject to the Plan.

Article V.
ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

5.2 Enrollment in Plan.

(a) Except as otherwise set forth herein, in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b) Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee as payroll deductions may not be less than the minimum percentage specified by the Administrator in the applicable Offering Document (which minimum percentage shall be one percent (1%) in the absence of any such designation) and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which maximum percentage shall be fifteen percent (15%) in the absence of any such designation); provided that, in no event shall the actual amount withheld on any payday hereunder exceed the net amount payable to the Eligible Employee on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such payday, as determined by the Administrator). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c) Unless otherwise determined by the Administrator in its sole discretion and provided in the terms of an Offering Document, a Participant may increase or decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, in any case, at any time during an Offering Period; provided, however, that the Administrator may limit or eliminate the type or number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) or suspend his or her payroll deduction elections, in either case, once during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full

Annex F-5

payroll period starting at least ten (10) business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends his or her payroll deductions during an Offering Period, such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date (and shall not be paid to Participant unless and until he or she withdraws from participation in the Plan pursuant to Article VII). For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or he or she withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next-following his or her suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to him or her in accordance with Article VII.

(d) Except as otherwise set forth in herein or in an Offering Document or as otherwise determined by the Administrator in its sole discretion, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period. Notwithstanding any other provisions of the Plan to the contrary, in any non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.

5.3 Payroll Deductions. Except as otherwise provided herein or in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4 Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant, without interest, in one lump sum in cash within thirty (30) days after the Purchase Date.

5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms, rules and procedures applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern except as otherwise set forth therein. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(f) and any

Annex F-6

other applicable provision herein. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to the Participant’s authorized payroll deduction.

Article VI.
grant and Exercise of rights

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the last day of the Offering Period, or if earlier, the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.

6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

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6.5 Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

Article VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan by giving written notice to the Company in a form acceptable to the Company no later than two (2) weeks prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during such Purchase Period and not yet used to exercise rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, without interest, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (including by virtue of a suspension as described in Section 5.2(c) above), payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.

7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in any subsequent Offering Period that commences on or after the Participant’s withdrawal from any Offering Period.

7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid, without interest, to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within thirty (30) days following such Participant’s ceasing to be an Eligible Employee, and such Participant’s rights for the Offering Period shall be automatically terminated. For clarity, if a Participant transfers employment from the Company or any Designated Subsidiary participating in either the Section 423 Component or Non-Section 423 Component to any Designated Subsidiary that is neither participating in the Section 423 Component nor the Non-Section 423 Component, then, in any case, such transfer shall be treated as a termination of employment under the Plan and the Participant shall be deemed to have withdrawn from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within thirty (30) days following such Participant’s transfer of employment, and such Participant’s participation in the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment under the Plan, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the then-current Purchase Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment under the Plan and shall remain a Participant in the Non-Section 423 Component until the earlier of (a) the end of the current Offering Period

Annex F-8

under the Non-Section 423 Component or (b) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code or other Applicable Law.

Article VIII.
Adjustments upon Changes in SHARES

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e) To provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

Annex F-9

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

Article IX.
Amendment, modification and termination

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII), (b) change this Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4) or (c) the extent required under Section 423 of the Code.

9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, solely with respect to the Section 423 Component of the Plan, to the extent permitted by Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new or earlier Purchase Date, including an Offering Period underway at the time of the Administrator action;

(c) allocating Shares; and

(d) such other changes and modifications as the Administrator determines are necessary or appropriate.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or if the Administrator so determines, the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.

Article X.
TERM OF PLAN

The Plan shall become effective on the Effective Date and shall continue until terminated by the Board in accordance with Section 9.1. No right may be granted under the Plan prior to the Effective Date. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

Annex F-10

Article XI.
ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

11.2 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company and which designation shall specify whether the Designated Subsidiary shall participate in the Section 423 Component or the Non-Section 423 Component.

(c) To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.

(d) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or any Offering in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective, subject to Section 423 of the Code for the Section 423 Component.

(e) To amend, suspend or terminate the Plan as provided in Article IX.

(f) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.

(g) The Administrator may adopt annexes or sub-plans applicable to particular Designated Subsidiaries or locations, which annexes or sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such annexes or sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such annex or sub-plan, the provisions of this Plan shall govern the operation of such annex or sub-plan.

11.3 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

Article XII.
MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except in the case of a Participant’s death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments

Annex F-11

shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.5 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.

12.6 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.7 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.8 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.9 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.10 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary.  The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

12.11 Data Privacy. As a condition for participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan.  The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and participation details, to implement, manage and administer the Plan and any Offering Period(s) (the “Data”).  The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan and any Offering Period(s),

Annex F-12

and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management.  These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country.  By participating in any Offering Period under the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares.  The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan.  A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 12.12 in writing, without cost, by contacting the local human resources representative.  If the Participant refuses or withdraws the consents in this Section 12.12, and the Company may cancel Participant’s ability to participate in the Plan or any Offering Period(s).  For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

12.12 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

12.13 Titles and Headings.  The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

12.14 Conformity to Securities Laws.  Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws.  Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Laws.  To the extent Applicable Laws permit, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Laws.

12.15 Relationship to Other Benefits.  No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

12.16 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

12.17 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

12.18 Section 409A. The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Neither the Non-Section 423 Component nor any right to purchase Shares granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

* * * * *

Annex F-13

Annex G

FORM OF LOCK-UP AGREEMENT1

___________, 2023

Montana Technologies Corporation

34361 Innovation Drive

Ronan, Montana 59864

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to Montana Technologies Corporation, a Delaware corporation (formerly known as Power & Digital Infrastructure Acquisition II Corp.) (the “Company”), in accordance with that certain Agreement and Plan of Merger, dated as of June 5, 2023 (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Transactions”), by and among the Company, XPDB Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company (“Merger Sub”), and Montana Technologies LLC, a Delaware limited liability company (“Legacy Montana Technologies”), pursuant to which Merger Sub merged with and into Legacy Montana Technologies, with Legacy Montana Technologies surviving such merger as a wholly owned Subsidiary of the Company. Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings ascribed thereto in the Merger Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows.

Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) or Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”) received by it pursuant to the terms of the Merger Agreement, any shares of Common Stock issuable upon the exercise of options and/or warrants to purchase shares of Common Stock received by it pursuant to the terms of the Merger Agreement, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the closing of the Transactions (collectively, the “Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Securities, whether any such transaction is to be settled by delivery of such Securities, in cash or otherwise or (iii) publicly announce any intention to effect or take any action in furtherance of any transaction specified in clause (i) or (ii) during the Lock-Up Period (as defined below) (the actions specified in clauses (i)-(iii), collectively, a “Transfer”), in each case, until [six months after the Closing (the “Lock-Up Period”)]2 // [(i) with respect to the private placement warrants (as defined in the final prospectus dated December 9, 2021 relating to the Company’s initial public offering) to purchase Class A Common Stock, thirty calendar days after the Closing and (ii) with respect to all other Securities, six months after the Closing (the “Lock-Up Period”)]3; provided, however, that the Company may not consent to the Transfer by a Securityholder of Securities representing more than 1% of the then outstanding shares of Common Stock without the prior written consent of the Company’s Board of Directors.

____________

1        Note to Draft: The Lock-Up Agreement will be executed by (i) Company Stockholders who own more than 5% of the Company’s voting stock at Closing (other than investors in the Common Equity Raise and the Convertible Capital Raise, except as described in prong (iii) of this footnote), (ii) XPDI II Sponsor, (iii) direct and indirect investors in XPDI II Sponsor that acquire shares in the Common Equity Capital Raise or the Convertible Capital Raise, and (iv) the former independent directors of the Company prior to Closing.

2        Note to Draft: Applicable to all signatories except for XPDI II Sponsor.

3        Note to Draft: Applicable to XPDI II Sponsor only.

Annex G-1

The restrictions set forth in the immediately preceding paragraph shall not apply to:

(i)         in the case of an entity, Transfers to or distributions to any direct or indirect stockholder, partner, member or affiliate of such entity (or to any executive officer or director of such entity or of such entity’s affiliates) or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control or management with such entity or affiliates of such entity (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by or under common management as such partnership);

(ii)        in the case of an individual, Transfers (x) by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, (y) to an affiliate of such person or (z) to a charitable organization;

(iii)       in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)       in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order or divorce decree or settlement;

(v)        in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the individual and/or the individual’s immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)       in the case of an entity, Transfers by virtue of the laws of the state or jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(vii)      transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(viii)     the exercise of any options or warrants to purchase Common Stock or the vesting of stock awards relating to shares of Common Stock and any related Transfer of shares of Common Stock in connection with such exercise or vesting (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(ix)       Transfers to satisfy any U.S. federal, state or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from such Securityholder’s ownership of the Securities, in each case solely and to the extent necessary to cover any tax liability as a direct result of such ownership of the Securities or otherwise resulting from the Transactions;

(x)        the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that (a) no sales of Securities shall be made by the Securityholder pursuant to such Trading Plan during the Lock-Up Period, and (b)(x) no public announcement or filing shall be made voluntarily regarding such Trading Plan during the Lock-Up Period or (y) if any public announcement is required of or voluntarily made by or on behalf of the Securityholder or the Company regarding such Trading Plan, then such announcement or filing shall include a statement to the effect that no Transfer may be made under such Trading Plan during the Lock-Up Period;

(xi)       transactions in the event of completion of a liquidation, merger, consolidation, stock exchange, reorganization, tender offer or other similar transaction which results in all of the Company’s Securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

Annex G-2

(xii)      in connection with the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any of the Securityholder’s Securities in connection with a bona fide loan transaction; provided that prior to entering into the collateral agreement or similar agreement in connection with the loan transaction, each pledgee shall execute and deliver to the Company a lock-up agreement in substantially the form of this Letter Agreement to take effect in the event that the pledgee takes possession of the Securityholder’s Securities as a result of a foreclosure, margin call or similar disposition;

provided, however, that in the case of clauses (i) through (vi), any transferee must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the applicable Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

The Securityholder hereby represents and warrants that such Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms. Upon request, the Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Securityholder shall be binding upon the successors and assigns of the Securityholder from and after the date hereof.

This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby (including, to the extent applicable, Sections 5(b) and 5(c) of that certain Letter Agreement, dated December 14, 2021, among the Company, Sponsor and certain other Persons party thereto). This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error or error immaterial to the Company) as to any particular provision.

No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on each Securityholder and each of its successors, heirs and assigns and permitted transferees. This Letter Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. EACH OF THE PARTIES HEREUNDER MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Annex G-3

This Letter Agreement may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Letter Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Letter Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Letter Agreement be consummated as originally contemplated to the fullest extent possible.

This Letter Agreement shall automatically terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the closing of a liquidation, merger, stock exchange, reorganization or other similar transaction after the Closing that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property or (iii) the liquidation of the Company.

The parties hereto acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Letter Agreement by any party hereto, money damages may be inadequate and the non-breaching parties may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching parties shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by any such non-breaching party to cause another party to perform its respective agreements and covenants contained in this Letter Agreement. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Letter Agreement, and that no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Letter Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Letter Agreement.

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Annex G-4

Very truly yours,

(Name of Securityholder — Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity — Please Print)

(Title of Signatory if Securityholder is an entity — Please Print)

Address:

[Signature Page to Lock-Up Agreement]

Annex G-5

Annex H

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

MONTANA TECHNOLOGIES CORPORATION,

THE SPONSOR HOLDERS SIGNATORY HERETO

AND

THE LEGACY MONTANA TECHNOLOGIES HOLDERS SIGNATORY HERETO

DATED [•]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is made and entered into by and among Montana Technologies Corporation (formerly known as Power & Digital Infrastructure Acquisition II Corp.), a Delaware corporation (the “Company”), each equityholder designated as a Sponsor Holder on Schedule A hereto (each a, “Sponsor Holder” and collectively, the “Sponsor Holders”), and each equityholder designated as a Legacy Montana Technologies Holder on Schedule B hereto (each a “Legacy Montana Technologies Holder” and, collectively, the “Legacy Montana Technologies Holders” and, together with Sponsor Holders, the “Holders”).

RECITALS

WHEREAS, the Company, XPDB Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and Montana Technologies LLC, a Delaware limited liability company (“Legacy Montana Technologies”), are party to that certain Agreement and Plan of Merger, dated as of June 5, 2023 (the “Merger Agreement”), pursuant to which, on the date hereof, Merger Sub merged with and into Legacy Montana Technologies (the “Merger”), with Legacy Montana Technologies surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement and in connection with the consummation of the Merger, the Legacy Montana Technologies Holders received shares of Common Stock (as defined herein) (the “Merger Shares”);

WHEREAS, immediately following the consummation of the Merger, the Sponsor Holders held an aggregate of [•] shares of Class A Common Stock (as defined herein) (the “Sponsor Shares”) and [•] private placement warrants to purchase shares of Class A Common Stock at an exercise price of $11.50 per share (the “Sponsor Warrants”);

WHEREAS, the Company and [certain of] the Sponsor Holders are parties to that certain Registration and Stockholder Rights Agreement, dated as of December 9, 2021 (the “Prior Agreement”);

WHEREAS, pursuant to Section 6.8 of the Prior Agreement, the provisions, covenants and conditions set forth in the Prior Agreement may be amended or modified upon the written consent of the Company and the holders of at least a majority in interest of the registrable securities under the Prior Agreement at the time in question and the Sponsors Holders are holders in the aggregate of at least a majority in interest of such registrable securities as of the date hereof; and

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual premises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

IT IS AGREED as follows:

1.      DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereof.

“Blackout Period” shall have the meaning set forth in Section 2(e)(ii).

Annex H-1

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction and without a lock-up agreement of more than forty-five (45) days to which the Company is a party (including, for the avoidance of doubt, any lock-up or clear market covenant contained in the underwriting agreement for such transaction).

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“Commission” shall mean the Securities and Exchange Commission.

“Class A Common Stock” shall mean the Company’s Class A common stock, par value $0.0001 per share.

“Class B Common Stock” shall mean the Company’s Class B common stock, par value $0.0001 per share.

“Common Stock” shall mean, collectively, the Class A Common Stock and the Class B Common Stock.

“Company” shall have the meaning set forth in the Preamble hereof.

“Demanding Holder” shall have the meaning set forth in Section 2(a)(iv).

“Earnout Stock” shall have the meaning set forth in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any corresponding provision of succeeding law) and the rules and regulations thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Holder” shall have the meaning set forth in the Preamble hereof.

“Legacy Montana Technologies” shall have the meaning set forth in the Recitals hereof.

“Legacy Montana Technologies Holders” shall have the meaning set forth in the Preamble hereof.

“Legal Dispute” shall have the meaning set forth in Section 6(j).

“Liabilities” shall have the meaning set forth in Section 4(a)(i).

“Maximum Threshold” shall have the meaning set forth in Section 2(a)(v).

“Merger” shall have the meaning set forth in the Recitals hereof.

“Merger Agreement” shall have the meaning set forth in the Recitals hereof.

“Merger Shares” shall have the meaning set forth in the Recitals hereof.

“Merger Sub” shall have the meaning set forth in the Preamble hereof.

“Minimum Takedown Threshold” shall have the meaning set forth in Section 2(a)(iv).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Non-Holder Securities” shall have the meaning set forth in Section 2(a)(v).

“Other Coordinated Offering” shall have the meaning set forth in Section 2(c)(i).

“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any governmental entity.

“Piggyback Registration” shall have the meaning set forth in Section 2(b)(i).

Annex H-2

“Prior Agreement” shall have the meaning set forth in the Recitals hereof.

“Prospectus” means the prospectus or prospectuses included in any Registration Statement (including without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act and any term sheet filed pursuant to Rule 434 under the Securities Act), as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in such prospectus or prospectuses.

“Registrable Securities” shall mean (a) the Sponsor Shares, (b) the Sponsor Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of the Sponsor Warrants), (c) any outstanding shares of Class A Common Stock or Warrants held by a Holder immediately following the consummation of the Merger (including the Class A Common Stock constituting a portion of the Merger Shares), (d) shares of Earnout Stock (in each case, upon issuance thereof), (e) any shares of Class A Common Stock that may be acquired by Holders upon the exercise of a Warrant or other right to acquire Class A Common Stock (including upon the conversion of Class B Common Stock in accordance with the certificate of incorporation of the Company) held by a Holder as of the date of this Agreement, (f) any shares of Class A Common Stock, Warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of any such Warrant) or other right to acquire Class A Common Stock (including upon the conversion of Class B Common Stock in accordance with the certificate of incorporation of the Company) otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (g) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) through (f) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that such Registrable Securities shall cease to be Registrable Securities with respect to any Holder upon the earliest to occur of (x) when such Registrable Securities shall have been sold, transferred, disposed of or exchanged by such Holder in a transaction effected in accordance with, or exempt from, the registration requirements of the Securities Act, (y) the date on which such Registrable Securities can be sold by such Holder in accordance with Rule 144 without volume limitations or current public information reporting requirements and (z) the date on which such securities shall have ceased to be outstanding.

“Registration” shall mean a registration, including any related Underwritten Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Statement” means any registration statement of the Company filed with the Commission under the Securities Act which covers any Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such Registration Statement.

“Sale Expenses” shall mean (a) the fees and disbursements of counsel and independent public accountants for the Company incurred in connection with the Company’s performance of or compliance with this Agreement, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and any premiums and other costs of policies of insurance obtained by the Company against Liabilities arising out of the sale of any securities, (b) all filing and stock exchange fees, all fees and expenses of complying with securities or “blue sky” laws (including any legal investment memoranda related thereto), all fees and expenses of custodians, transfer agents and registrars, all printing and producing expenses, messenger and delivery expenses, (c) expenses relating to any analyst or Holder presentations or any “road shows” undertaken in connection with the marketing or selling of Registrable Securities, (d) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” and (e) costs of any selling agreements and other documents in connection with the offering, sale or delivery of Registrable Securities; provided, however, that “Sale Expenses” shall not include any out-of-pocket expenses of any Holder (other than as set forth in clause (b) above), transfer taxes, underwriting or brokerage commissions or discounts associated with effecting any sales of Registrable Securities that may be offered, which expenses shall be borne by such Holder.

Annex H-3

“Securities Act” Securities Act of 1933, as amended.

“Shelf Registration Statement” shall have the meaning set forth in Section 2(a)(i).

“Shelf Takedown Limit” shall have the meaning set forth in Section 2(a)(iv).

“Sponsor” shall have the meaning set forth in Section 6(c).

“Sponsor Holders” shall have the meaning set forth in the Preamble hereof.

“Sponsor Shares” shall have the meaning set forth in the Recitals hereof.

“Sponsor Warrants” shall have the meaning set forth in the Recitals hereof.

“Subsequent Shelf Registration” shall have the meaning set forth in Section 2(a)(ii).

“Suspension Period” shall have the meaning set forth in Section 2(e)(i).

“Termination Date” shall have the meaning set forth in Section 5.

“Underwritten Offering” shall mean a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Underwritten Shelf Takedown” shall have the meaning set forth in Section 2(a)(iv).

“Warrants” shall mean warrants of the Company that entitle the holder to Common Stock (including, for the avoidance of doubt, the Sponsor Warrants).

“Withdrawal Notice” shall have the meaning set forth in Section 2(a)(vi).

2.      REGISTERED OFFERINGS

(a)     Registration Rights.

(i)     Shelf Registration. Subject to Section 3(c), the Company agrees to file within thirty (30) days after the date of this Agreement, a shelf Registration Statement on Form S-1, or such other form under the Securities Act then available to the Company, providing for the resale of all Registrable Securities (determined as of two (2) business days prior to such filing) pursuant to Rule 415, from time to time (a “Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. The Shelf Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including, without limitation, an Underwritten Offering, a direct sale to purchasers or a sale through brokers or agents) to the Holders of any and all Registrable Securities. Following the filing of the Shelf Registration Statement, the Company shall use its commercially reasonable efforts to convert the Shelf Registration Statement on Form S-1 (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

(ii)    Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 2(e), use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional registration statement as a Shelf Registration Statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing

Annex H-4

thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

(iii)   Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder that holds at least five percent (5.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf Registration Statement (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year.

(iv)   Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, any one or more Holders (any of the Holders being, in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $25.0 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within ten (10) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. The Company shall have the right to select the underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may collectively demand no more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2(a)(iv) in any 12-month period (the “Shelf Takedown Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

(v)    Reduction of Underwritten Shelf Takedown. If, in connection with an Underwritten Offering that is effectuated for the account of stockholders of the Company, including pursuant to Section 2(a)(iv), in which Registrable Securities are included, the managing underwriters of such Underwritten Offering advise the Company in writing that, in their opinion and in consultation with the Company, the number of shares of Common Stock, including any Registrable Securities, requested to be included in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering and/or that the number of Registrable Securities proposed to be included in any such Underwritten Offering would adversely affect the price per share of the Company’s equity securities to be sold in such Underwritten Offering (such maximum number of securities or Registrable Securities, as applicable, the “Maximum Threshold”), then the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated among the Holders and holders of Non-Holder Securities as follows: (A) first, the shares comprised of Registrable Securities, pro rata, based on the amount of such Common Stock initially requested to be included by the Holders or as such Holders may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the shares of Common Stock of a Holder of the Company’s securities other than Registrable Securities (“Non-Holder Securities”) that either (1) the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof or (2) such other contractual rights governing the applicable Non-Holder Securities, pro rata, based on the amount of such Common Stock initially requested to be included by the holders of Non-Holder Securities or as such holders of Non-Holder Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date

Annex H-5

hereof that do not comply with clause (B)(2) above, that can be sold without exceeding the Maximum Threshold; and (D) fourth, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold.

(vi)   Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the underwriter or underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2(a)(iv), unless the Holder reimburses the Company for all Sale Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Holders for purposes of Section 2(a)(iv). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Sale Expenses incurred in connection with a Underwritten Shelf Takedown prior to its withdrawal under this Section 2(a)(vi), other than if a Demanding Holder elects to pay such Sale Expenses pursuant to the second sentence of this Section 2(a)(vi).

(b)    Piggyback Rights.

(i)     Right to Piggyback. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2(a)(iv)), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration Statement, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2(b)(ii), the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2(b)(i) to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the underwriter(s) selected for such Underwritten Offering by the Company.

(ii)    Reduction of Offering. If the managing underwriter or underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written

Annex H-6

contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2(b), and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Threshold, then:

(A)    If the Registration or registered offering is initiated by the Company primarily for its own account, the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the shares of Common Stock or other securities to be sold by the Company; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities hereunder; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), Non-Holder Securities that the Company is obligated to include pursuant to separate written contractual rights that can be sold without exceeding the Maximum Threshold;

(B)    If the Registration or registered offering is initiated for the account of stockholders of the Company other than the Holders of Registrable Securities, the number of shares of Common Stock to be included in such Underwritten Offering shall be allocated as follows: (A) first, the shares comprised of Registrable Securities and the Non-Holder Securities that either (1) the Company is obligated to include pursuant to written contractual rights entered into prior to or on the date hereof or (2) such other contractual rights governing the applicable Non-Holder Securities provide that the Holder’s participation rights in such offering are pari passu with respect to registration cutbacks in the same fashion as set forth in this clause (A), pro rata, based on the amount of such Common Stock initially requested to be included by the Holders or holders of Non-Holder Securities or as such Holder or holders of Non-Holder Securities may otherwise agree, that can be sold without exceeding the Maximum Threshold; (B) second, to the extent that the Maximum Threshold has not been reached under the foregoing clause (A), Non-Holder Securities that the Company is obligated to include pursuant to written contractual rights entered into after the date hereof that do not comply with clause (A)(2) above, that can be sold without exceeding the Maximum Threshold; and (C) third, to the extent that the Maximum Threshold has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Threshold; and

(C)    If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2(a)(iv), then the Company shall include in any such Registration or registered offering securities pursuant to Section 2(a)(v).

(iii)   Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2(a)(vi)) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration Statement, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf Registration Statement) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2(a)(vi)), the Company shall be responsible for the Sale Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2(b)(iii).

(iv)   Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2(a)(vi), any Piggyback Registration effected pursuant to Section 2(b) shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2(a)(iv).

Annex H-7

(c)     Block Trades; Other Coordinated Offerings.

(i)     Block Trades. Notwithstanding the foregoing, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (A) a Block Trade or (B) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $25.0 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2(a)(iv), such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering; provided further that in the case of such underwritten Block Trade or Other Coordinated Offering, only such Holder shall have a right to notice of and to participate in such offering.

(ii)    Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the underwriter or underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. If withdrawn, a demand for a Block Trade or Other Coordinated Offering shall constitute a demand for an Underwritten Shelf Takedown, unless the Holder reimburses the Company for all Sale Expenses with respect to such Block Trade or Other Coordinated Offering.

(iii)   Cap on Block Trades and Other Coordinated Offerings. Any Registration effected pursuant to this Section 2(c) shall be deemed an Underwritten Shelf Takedown and counted towards the Shelf Takedown Limit. Notwithstanding anything to the contrary in this Agreement, Section 2(b) shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

(d)    Continued Effectiveness. The Company shall use commercially reasonable efforts to keep any Registration Statement continuously effective for the period beginning on the date on which such Registration Statement is declared effective and ending on the date that all of Registrable Securities registered under the Registration Statement cease to be Registrable Securities. During the period that such Registration Statement is effective, the Company shall use commercially reasonable efforts to supplement or make amendments to the Registration Statement, if required by the Securities Act or if reasonably requested by Holder (whether or not required by the form on which the securities are being registered), including to reflect any specific plan of distribution or method of sale, and shall use its commercially reasonable efforts to have such supplements and amendments declared effective, if required, as soon as practicable after filing.

(e)     Suspension Period; Blackout Period.

(i)     Misstatement. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(ii)    Other Suspension. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in good faith that any use of a Registration Statement or Prospectus hereunder involving Registrable Securities would (i) reasonably be expected to, in the good faith judgment of the majority of the Board, after consultation with counsel to the Company, materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, disposition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statements of the Company, or other significant transaction or any negotiations, discussions or

Annex H-8

pending proposals with respect thereto, involving the Company or any of its subsidiaries; (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (iii) require, after consultation with counsel to the Company, the disclosure of material non-public information, the disclosure of which would (x) not be required to be made if a Registration Statement were not being used and (y) reasonably be expected to materially and adversely affect the Company, then the Company shall be entitled to suspend, for not more than sixty (60) consecutive days (any such period, a “Blackout Period”), but in no event (A) more than three (3) times in any consecutive twelve (12) month period (which periods may be successive) and (B) for more than an aggregate of one hundred twenty (120) days in any rolling twelve (12) month period, commencing on the date of this Agreement, the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company promptly will give written notice of any such Blackout Period to the Holders.

(f)     Sale Expenses. All Sale Expenses of any Holder incurred in connection with Section 2 and Section 3 shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and, other than as set forth in the definition of “Sale Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

(g)    Market Stand-Off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), each Holder that holds greater than five percent (5%) of the outstanding Common Stock that is given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement and participates in such Underwritten Offering and each Holder that is an executive officer or director of the Company agrees that it shall not transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the underwriters managing the offering otherwise agree by written consent. Each Holder that holds greater than five percent (5%) of the outstanding Common Stock and participates in such Underwritten Offering or is an executive officer or director of the Company agrees to execute a customary lock-up agreement in favor of the underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

3.      PROCEDURES

(a)     In connection with the filing of any Registration Statement or sale of Registrable Securities as provided in this Agreement, the Company shall use commercially reasonable efforts to, as expeditiously as reasonably practicable:

(i)     notify promptly the Holders and, if requested by a Holder, confirm such advice in writing promptly at the address determined in accordance with Section 6(d), (A) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (B) if, between the effective date of a Registration Statement and the closing of any sale of Registrable Securities covered thereby, the representations and warranties of the Company contained in any underwriting agreement, securities sales agreement or other similar agreement, if any, relating to the offering cease to be true and correct in all material respects, (C) of the happening of any event or the discovery of any facts during the period a Registration Statement is effective as a result of which such Registration Statement or any document incorporated by reference therein contains any Misstatement or alleged Misstatement (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the prospectus until the requisite changes have been made), (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (E) of the filing of a post-effective amendment to such Registration Statement;

(ii)    furnish each Holder’s legal counsel, if any, copies of any comment letters relating to such Holder received from the Commission or any other request by the Commission or any state securities authority for amendments or supplements to a Registration Statement and prospectus or for additional information relating to such Holder;

(iii)   use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement as promptly as practicable;

Annex H-9

(iv)   upon the occurrence of any event or the discovery of any facts, as contemplated by Section 3(a)(i)(C), as promptly as practicable after the occurrence of such an event, use its commercially reasonable efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Registrable Securities, such prospectus will not contain at the time of such delivery any Misstatement or alleged Misstatement. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any Misstatement, the Company agrees promptly to notify the Holders of such determination and to furnish any Holder such number of copies of the prospectus as amended or supplemented, as such Holder may reasonably request;

(v)    enter into agreements in customary form (including underwriting agreements) and take all other reasonable and customary appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities regardless of whether an underwriting agreement is entered into and regardless of whether the registration is an underwritten registration, including:

(A)    for an Underwritten Offering, making such representations and warranties to the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar Underwritten Offerings as may be reasonably requested by them;

(B)    for an Underwritten Offering, obtaining opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to any managing underwriter(s) and their counsel) addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in Underwritten Offerings and such other matters as may be reasonably requested by the underwriter(s);

(C)    for an Underwritten Offering, obtaining “comfort” letters and updates thereof from the Company’s independent registered public accounting firm (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Registration Statement) addressed to the underwriter(s), such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters to underwriters in connection with similar Underwritten Offerings;

(D)    entering into a securities sales agreement with the Holder(s) and an agent of Holder(s) providing for, among other things, the appointment of such agent for the Holder(s) for the purpose of soliciting purchases of Registrable Securities, which agreement shall be in form, substance and scope customary for similar offerings;

(E)    if an underwriting agreement is entered into, using commercially reasonable efforts to cause the same to set forth indemnification provisions and procedures substantially similar to the indemnification provisions and procedures set forth in Section 4 with respect to the underwriters or, at the request of any underwriters, in the form customarily provided to underwriters in similar types of transactions; and

(F)    delivering such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the managing underwriters, if any;

(vi)   make available for inspection by any underwriter participating in any disposition pursuant to a Registration Statement, the Holders’ legal counsel and any accountant retained by a Holder, all financial and other records, pertinent corporate documents and properties or assets of the Company reasonably requested by any such Persons (excluding all trade secrets and other proprietary or privileged information) to the extent required for the offering, and cause the respective officers, directors, employees, and any other agents of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a Registration Statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by the Company; provided, however, that the Holders’ legal counsel, if any, and the representatives of any underwriters will use commercially reasonable efforts, to the extent reasonably practicable, to coordinate the foregoing inspection and information gathering and to not unreasonably disrupt v Company’s business operations;

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(vii)  a reasonable time prior to filing any Registration Statement, any prospectus forming a part thereof, any amendment to such Registration Statement, or amendment or supplement to such prospectus, provide copies of such document to the underwriter(s) of an Underwritten Offering of Registrable Securities; within five (5) Business Days after the filing of any Registration Statement, provide copies of such Registration Statement to any Holder’s legal counsel upon request; consider in good faith making any changes requested and make such changes in any of the foregoing documents as are legally required prior to the filing thereof, or in the case of changes received from any Holder’s legal counsel by filing an amendment or supplement thereto, as the underwriter or underwriters, or in the case of changes received from a Holder’s legal counsel relating to such Holder or the plan of distribution of Registrable Securities, as such Holder’s legal counsel reasonably requests prior to the effectiveness of the applicable Registration Statement; not file any such document in a form to which any underwriter shall not have previously been advised and furnished a copy of; not include in any amendment or supplement to such documents any information about any Holders or any change to the plan of distribution of Registrable Securities that would limit the method of distribution of Registrable Securities unless such Holder’s legal counsel has been advised in advance and has approved such information or change (it being understood that any Holder that determines not to approve the inclusion of such change or information that has been specifically requested by the Commission will not have its Registrable Securities included in such Registration Statement and the Company shall not be in breach of this Agreement as a result of such exclusion); and reasonably during normal business hours make the representatives of the Company available for discussion of such document as shall be reasonably requested by the Holders’ legal counsel, if any, on behalf of a Holder, Holder’s legal counsel or any underwriter;

(viii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(ix)   cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter and its counsel (including any “qualified independent underwriter” that is required to be retained in accordance with the rules and regulations of FINRA);

(x)    if Registrable Securities are to be sold in an Underwritten Offering, include in the registration statement to be used all such information as may be reasonably requested by the underwriters for the marketing and sale of such Registrable Securities; and

(xi)   in connection with an Underwritten Offering, use its reasonable efforts to cause the appropriate officers of the Company to (A) prepare and make presentations at any “road shows” and before analysts and (B) cooperate as reasonably requested by the underwriters in the offering, marketing or selling of Registrable Securities.

(b)    Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts of the type described in Section 3(a)(i), each Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Registration Statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(a)(i), and, if so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.

(c)     The Company may (as a condition to any Holder’s participation in an Underwritten Offering or Holder’s inclusion in a Registration Statement) require each Holder to furnish to the Company such information regarding the Holder and the proposed distribution by the Holder as the Company may from time to time reasonably request in writing.

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4.      INDEMNIFICATION

(a)     Indemnification by The Company. The Company agrees to indemnify and hold harmless each Holder, and the respective officers, directors, partners, employees, representatives and agents of each Holder, and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Holder, as follows:

(i)     against any and all loss, liability, claim, damage, judgment, actions, other liabilities and expenses whatsoever (the “Liabilities”), as incurred, arising out of any Misstatement contained in any Registration Statement (or any amendment or supplement thereto) pursuant to which Registrable Securities were registered under the Securities Act at the time such Registration Statement became effective, including all documents incorporated therein by reference;

(ii)    against any and all Liabilities, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company; and

(iii)   against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by any indemnified party), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under Section 4(a)(i) or Section 4(a)(ii); provided, however, that the indemnity obligations in this Section 4(a) shall not apply to any Liabilities (A) to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Holder with the understanding that such information will be used in a Registration Statement (or any amendment thereto) or any prospectus (or any amendment or supplement thereto) or (B) to the extent they arise from the use of any Registration Statement during any Suspension Period or Blackout Period.

(b)    Indemnification by the Holders. The Holders agree, severally and not jointly, to indemnify and hold harmless the Company, and each of its respective officers, directors, partners, employees, representatives and agents and any person controlling the Company, against any and all Liabilities described in the indemnity contained in Section 4(a), as incurred, but only with respect to Misstatements or alleged Misstatements made in the Registration Statement (or any amendment thereto) or any prospectus included therein (or any amendment or supplement thereto) in reliance upon and in conformity with written information with respect to such Holder furnished to the Company by such Holder with the understanding that such information will be used in the Registration Statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto); provided, however, that Holder shall be liable for any claims hereunder in excess of the amount of net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c)     Notices of Claims, etc. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party shall not relieve such indemnifying party from any Liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any Liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 4 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all Liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

Annex H-12

(d)    Contribution. If the indemnification provided for in this Section 4 is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Liabilities referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Liabilities incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and the Holders, on the other hand, shall be determined by reference to, among other things, whether any Misstatement or alleged Misstatements relates to information supplied by the Company or a Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of Liabilities incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4, each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Holder, and each director of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.

5.      TERMINATION. The rights of the Holders under this Agreement shall terminate in accordance with the terms of this Agreement and in any event, upon the date that each such party holds no Registrable Securities (the “Termination Date”). Notwithstanding the foregoing, the obligations of the parties under Section 4 of this Agreement shall remain in full force and effect following such time.

6.      MISCELLANEOUS

(a)     Covenants Relating To Rule 144. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Exchange Act, the Company agrees to: (A) file with the SEC all reports and other documents required of the Company under Section 13(a) or 15(d) of the Exchange Act (at any time after it has become subject to such reporting requirements); and (B) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) such other information as may be reasonably requested by any Holder in order to avail itself of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

(b)    No Inconsistent Agreements. The Company has not entered into, and the Company will not after the date of this Agreement enter into, any agreement which is inconsistent with the rights granted to the Holders pursuant to this Agreement or otherwise conflicts with the provisions of this Agreement.

(c)     Amendment; Modification; Waiver. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Company and the Holders owning a majority in voting power of the Registrable Securities; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of XPDI Sponsor II LLC (the “Sponsor”) for so long as the Sponsor holds at least five percent (5%) of the outstanding shares of Common Stock of the Company. The conditions to the respective obligations of each of the parties to this Agreement to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any such waiver shall only be effective if made in writing and executed by the party against whom the waiver is to be effective. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder or under applicable law shall operate as a waiver of such rights and, except as otherwise expressly provided

Annex H-13

herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(d)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by e-mail (return receipt requested), (b) on the next Business Day when sent by overnight courier or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

If to a Holder, to the most current address given by such Holder to the Company by means of a notice given in accordance with the provisions of this Section 6(d).

If to the Company to:

Montana Technologies Corporation
34361 Innovation Drive
Ronan, MT 59864
Attention: Matt Jore
E-mail: matt.jore@mt.energy

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002
Attention:	Ryan J. Maierson John M. Greer
E-mail:	ryan.maierson@lw.com john.greer@lw.com

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

(e)     Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Other than with respect to registration rights provided hereunder which may be assigned by a Holder to its Affiliates, no party to this Agreement may assign its rights under this Agreement without the prior written consent of the other parties, and any attempted or purported assignment or delegation in violation of this Section 6(e) shall be null and void.

(f)     Specific Performance. The parties to this Agreement acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties to this Agreement agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the other parties’ obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other parties hereto to perform their respective agreements and covenants contained in this Agreement. Each party to this Agreement further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement, and that no party to this Agreement shall allege, and each party to this Agreement hereby waives the defense, that there is an adequate remedy at law.

(g)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Annex H-14

(h)    Headings. The article and section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the parties to this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(i)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

(j)     Consent to Jurisdiction, etc.; WAIVER OF JURY TRIAL. Each party to this Agreement irrevocably agrees that any action, suit or proceeding between or among the parties to this Agreement arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document (each, a “Legal Dispute”) shall be brought exclusively in the courts of the State of Delaware; provided that if subject matter jurisdiction over the Legal Dispute is vested exclusively in the United States federal courts, such Legal Dispute shall be heard in the United States District Court for the District of Delaware. Each party to this Agreement hereby irrevocably and unconditionally submits to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 6(j) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party to this Agreement may bring such Legal Dispute only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above-named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 6(j) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES TO THIS AGREEMENT MAY BRING A LEGAL DISPUTE ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(k)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[SIGNATURE PAGE FOLLOWS]

Annex H-15

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MONTANA TECHNOLOGIES CORPORATION

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

[•]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex H-17

Schedule A

Sponsor Holders

XPDI Sponsor II LLC
The Obsidian Master Fund
HC NCBR Fund
Blackrock Credit Alpha

Annex H-18

Schedule B

Legacy Montana Technologies Holders

Annex H-19

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the Existing Charter provides that a director is not personally liable to XPDB or the XPDB Public Stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to XPDB or the XPDB Public Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Existing Charter provides that XPDB indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification is exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

XPDB has entered into indemnification agreements with each of its current directors and executive officers. These agreements require XPDB to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to XPDB and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Proposed Charter will provide for indemnification of the Post-Combination Company’s directors to the maximum extent permitted by the DGCL and Amended and Restated Bylaws provide for indemnification of the Post-Combination Company’s directors and officers to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, the Post-Combination Company expects to enter into indemnification agreements with certain directors and officers of the Post-Combination Company. The indemnification agreements will require the Post-Combination Company, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description
2.1**+	Agreement and Plan of Merger, dated as of June 5, 2023 (included as Annex A to this proxy statement/prospectus)
3.1**	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2021).
3.2**

Amendment to Amended and Restated Certificate of Incorporation of Power & Digital Infrastructure Acquisition II Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 13, 2023).

3.3**	By-Laws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on April 17, 2023).
3.4**	Form of the Post-Combination Company’s Charter (included as Annex B to this proxy statement/prospectus).
3.5**	Form of the Amended and Restated Bylaws (included as Annex C to this proxy statement/prospectus).
4.1**	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 18, 2021).
4.2**	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 18, 2021).
4.3**	Specimen Public Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 18, 2021).
4.4**	Specimen Private Warrant Certificate (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 18, 2021).
4.5**

Public Warrant Agreement, dated December 9, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2021).

4.6**

Private Warrant Agreement, dated December 9, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2021).

5.1	Opinion of Kirkland & Ellis LLP as to the validity of the securities being registered.
10.1**

Letter Agreement, dated December 9, 2021, by and among the Registrant, its officers, its directors and the Sponsor. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2021).

10.2**

Investment Management Trust Agreement, dated December 9, 2021, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2021).

10.3

Amendment No, 1 to Investment Management Trust Agreement, dated December 14, 2023, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2023).

10.4**

Registration and Stockholder Rights Agreement, dated December 9, 2021, by and between the Registrant and the Sponsor. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2021).

10.5**

Private Placement Warrants Purchase Agreement, dated December 9, 2021, by and between the Registrant, the Sponsor and the Anchor Investors (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2021).

10.6**	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 18, 2021).
10.7**

Administrative Support Agreement, dated December 15, 2021, by and between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 14, 2021).

10.8**

Securities Subscription Agreement, dated March 30, 2021, between the Registrant and the Sponsor (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on November 18, 2021).

10.9**

Form of Securities Subscription Agreement, between the Registrant and its Anchor Investors (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on December 6, 2021).

Exhibit	Description
10.10**	Sponsor Support Agreement, dated June 5, 2023, by and among the Registrant, certain of its directors, Montana and the Sponsor (included as Annex D to this proxy statement/prospectus).
10.11**	Form of Lock-Up (included as Annex G to this proxy statement/prospectus).
10.12**

Form of Amended and Restated Registration Rights Agreement, by and among the Registrant, certain equityholders of the Registrant named therein and certain equityholders of Montana (included as Annex H to this proxy statement/prospectus).

10.13**	Form of Montana Technologies Corporation 2023 Incentive Award Plan (included as Annex E to this proxy statement/prospectus).
10.14**	Form of Montana Technologies Corporation 2023 Employee Stock Purchase Plan (included as Annex F to this proxy statement/prospectus).
10.15**	Joint Development Agreement, dated as of September 27, 2022, by and between BASF SE and Montana Technologies LLC
10.16**+	Amended and Restated Joint Venture Agreement for CAMT Climate Solutions LTD., dated as of September 29, 2023, by and among CATL US Inc., Montana Technologies LLC and CAMT Climate Solutions LTD.
10.17**

Investment Agreement, dated as of September 29, 2023, by and among Montana Technologies LLC, Power & Digital Infrastructure Acquisition II Corp., Contemporary Amperex Technology Co., Limited, CATL US INC. and Contemporary Amperex Technology USA Inc.

23.1	Consent of Marcum LLP.
23.2	Consent of BDO USA, P.C.
23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 hereto).
24.1**	Power of Attorney (included on signature page to the initial filing of this Registration Statement).
99.1**	Form of Proxy Card.
99.2**	Consent of Patrick C. Eilers to be named as a director of Power & Digital Infrastructure Acquisition II Corp.
99.3**	Consent of Paul Dabbar to be named as a director of Power & Digital Infrastructure Acquisition II Corp.
99.4**	Consent of Stuart Porter to be named as a director of Power & Digital Infrastructure Acquisition II Corp.
99.5**	Consent of Maxwell Baucus to be named as a director of Power & Digital Infrastructure Acquisition II Corp.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee Table

____________

*        To be filed by amendment

**      Previously filed

***    Certain identified information has been excluded from this exhibit because the Company does not believe it is material and is the type that the Company customarily treats as private and confidential. Redacted information is indicated by “[***]”.

+        Schedules to this exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5).

Item 22.     Undertakings

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.     That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.       To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 22nd day of December 2023.

POWER & DIGITAL INFRASTRUCTURE ACQUISITION II CORP.
By:	/s/ Patrick C. Eilers
Name:	Patrick C. Eilers
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Position	Date
/s/ Patrick C. Eilers	Chief Executive Officer and Director	December 22, 2023
Patrick C. Eilers	(Principal Executive Officer)
/s/ James P. Nygaard, Jr.	Chief Financial Officer	December 22, 2023
James P. Nygaard, Jr.	(Principal Accounting and Financial Officer)
*		December 22, 2023
Theodore J. Brombach	Director (Chairman)
*		December 22, 2023
Paul Dabbar	Director
*		December 22, 2023
Paul Gaynor	Director
*		December 22, 2023
Scott Widham	Director
* By:	/s/ Patrick C. Eilers
Patrick C. Eilers Attorney-in-Fact